   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2001
                                                     REGISTRATION NO. 333-71824

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            ALAMOSA HOLDINGS, INC.
            (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                          4812                       75-2890997
   (State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
    Incorporation or Organization)      Classification Code Number)     Identification Number)

                             ---------------------
                               5225 S. LOOP 289
                               LUBBOCK, TX 79424
                                (806) 722-1100
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                               DAVID E. SHARBUTT
                            CHIEF EXECUTIVE OFFICER
                            ALAMOSA HOLDINGS, INC.
                               5225 S. LOOP 289
                               LUBBOCK, TX 79424
                                (806) 722-1100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                  Copies to:


             FRED B. WHITE, III, ESQ.           MARC S. ROSENBERG, ESQ.
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP      CRAVATH, SWAINE & MOORE
                  FOUR TIMES SQUARE                825 EIGHTH AVENUE
             NEW YORK, NEW YORK 10036          NEW YORK, NEW YORK 10019
               (212) 735-3000                       (212) 474-1000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THESECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2001



PROSPECTUS


                                4,000,000 SHARES



                            ALAMOSA HOLDINGS, INC.
                                  COMMON STOCK
                                 $   PER SHARE

                           -------------------------

     The selling stockholders named in this prospectus are selling 4,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have granted the underwriters an option to purchase up to 600,000 additional shares of common stock to cover over-allotments. We will use the net proceeds from the sale by us of shares of our common stock, if any, pursuant to the over-allotment option for general corporate purposes.


     Our common stock is quoted on the Nasdaq National Market under the symbol "APCS". The last reported sale price of our common stock on the Nasdaq National Market on November 5, 2001, was $13.59 per share.

                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                           -------------------------


                                                         PER SHARE    TOTAL
                                                        ----------- --------
Public Offering Price                                      $         $
Underwriting Discounts and Commissions                     $         $
Proceeds to the Selling Stockholders, before expenses      $         $


The underwriters expect to deliver the shares to purchasers on or about
     , 2001.


                           -------------------------
SALOMON SMITH BARNEY               JPMORGAN                 MERRILL LYNCH & CO.
                           -------------------------

BEAR, STEARNS & CO. INC.
              WILLIAM BLAIR & COMPANY
                            GOLDMAN, SACHS & CO.
                                 WACHOVIA SECURITIES


        , 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                            ---------------------
                               TABLE OF CONTENTS





                                                                                              PAGE
                                                                                             -----
Prospectus Summary .......................................................................      1
Statements Regarding Forward-Looking Information .........................................      8
Risk Factors .............................................................................      9
Use of Proceeds ..........................................................................     21
Price Range of Common Stock ..............................................................     21
Dividend Policy ..........................................................................     22
Capitalization ...........................................................................     22
Alamosa Holdings, Inc. Selected Historical Financial Information .........................     23
Management's Discussion and Analysis of Financial Condition and Results of Operations ....     25
Business .................................................................................     35
Management ...............................................................................     47
Certain Relationships and Related Transactions ...........................................     55
Our Affiliation Agreements with Sprint PCS ...............................................     59
Regulatory Environment ...................................................................     68
Principal and Selling Stockholders .......................................................     73
Description of Capital Stock .............................................................     76
Shares Eligible for Future Sale ..........................................................     82
Underwriting .............................................................................     84
Selected Unaudited Pro Forma Financial Data ..............................................     87
Legal Matters ............................................................................     94
Experts ..................................................................................     94
Where You May Find More Information ......................................................     94
Index to Financial Statements ............................................................    F-1
Alamosa Holdings, Inc. Financial Statements ..............................................    F-2
Roberts Wireless Communications, L.L.C. Financial Statements .............................    F-39
Washington Oregon Wireless Financial Statements ..........................................    F-49
SWPCS Holdings, L.L.C. Financial Statements ..............................................    F-61

                               PROSPECTUS SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including "Risk Factors," and our financial statements and the accompanying notes.

     For convenience in this prospectus, unless indicated otherwise, "Alamosa" "we," "us" and "our" refer to Alamosa Holdings, Inc. and its subsidiaries. "Sprint PCS" refers to Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. "Sprint" refers to Sprint Corporation and its affiliates other than Sprint PCS. Statements in this prospectus regarding Sprint or Sprint PCS are derived from information contained in our agreements with Sprint PCS, periodic reports and other documents filed by Sprint and Sprint Spectrum L.P. with the Securities and Exchange Commission or press releases issued by Sprint or Sprint PCS.

     Unless otherwise indicated, all share information in this prospectus assumes no exercise by the underwriters of the over-allotment option.


                             ALAMOSA HOLDINGS, INC.


OVERVIEW


     We are the largest network partner in terms of subscribers, revenues and market population of Sprint PCS, the personal communications services group of Sprint Corporation. We have the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in a territory encompassing over 15.6 million residents primarily located in Texas, New Mexico, Arizona, Colorado Wisconsin, Illinois, Oklahoma, Kansas, Missouri, Washington and Oregon. For the nine months ended September 30, 2001 we generated approximately $237.2 million in revenue and ended the period with approximately 404,000 subscribers.

     We launched Sprint PCS services in Laredo, Texas, in June 1999, and through September 30, 2001, have commenced service in 75 additional markets, including markets in territories serviced by companies that we acquired in 2001. At September 30, 2001, our systems covered approximately 10.8 million residents out of approximately 15.6 million total residents in those markets. We anticipate that we will complete the network build-out requirements required by Sprint PCS by the end of 2001. At such time, our network will cover approximately 11 million residents in 87 markets. The number of residents covered by our system does not represent the number of Sprint PCS subscribers that we expect to be based in our territories.

     Over the past year we have grown our business significantly. During the first quarter of 2001, we completed our acquisitions of three Sprint PCS affiliates. We acquired Roberts Wireless Communications, L.L.C. ("Roberts") and Washington Oregon Wireless, LLC ("WOW") on February 14, 2001. We acquired Southwest PCS Holdings, Inc. ("Southwest") on March 30, 2001. The acquisitions added territories with a total of approximately 6.8 million residents and added approximately 90,000 subscribers. Since the third quarter of 2000, we have increased subscribers and revenues an average of 48% and 48%, respectively, per quarter.


     We believe that the wireless telecommunications industry, and in particular companies that are Sprint PCS network partners, will continue to undergo consolidation in the future. Because our strategy includes using acquisitions to gain access to additional customers in attractive markets, we expect to continue to participate in that consolidation. As a result, we regularly conduct due diligence investigations and engage in discussions and negotiations in connection with potential acquisition transactions, including transactions involving other Sprint PCS network partners.


ATTRACTIVE TERRITORY

     We believe part of our success is attributable to the strategic attractiveness of our markets. We believe our markets are attractive for several reasons:

     o PROXIMITY TO MAJOR SPRINT PCS MARKETS. Our markets are located near or around several major Sprint PCS markets, including Dallas, San Antonio, Kansas City, St. Louis, Phoenix, Seattle, Portland, Milwaukee, Minneapolis, Tulsa and Wichita.

     o FEWER COMPETITORS. We believe we face a smaller number of competitors in our markets than the typical Sprint PCS market and fewer competitors than is generally the case for service providers operating in more urban areas.


     o MEXICO/U.S. BORDER. Our territories include more than 75% of the Mexico/U.S. border area.

     o HIGH POPULATION GROWTH MARKETS. The overall population growth rate in our territories has been approximately 37% above the national average for the past ten years.


                               ALAMOSA FOOTPRINT

                               [GRAPHIC OMITTED]



STRATEGIC RELATIONSHIP WITH SPRINT PCS

     We believe that our strategic relationship with Sprint PCS provides us with significant competitive advantages. Sprint PCS is a national provider of wireless services and products. Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in our territories. Sprint PCS handles our billing and collections and pays us 92% of "collected revenues" from subscribers based in our territory and retains the remaining 8%. We also receive other revenues, including Sprint PCS roaming revenues for each minute that Sprint PCS customers based outside our territory use our portion of the Sprint PCS network and 100% of revenues from handset sales.

     We believe that our affiliation with Sprint PCS allows us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible. For example, we benefit from Sprint PCS's:

     o MARKETING. We market products and services through Sprint PCS's existing relationships with major national retailers under the highly recognizable Sprint and Sprint PCS brand names.

     o NATIONAL NETWORK. Customers in our territory can immediately access Sprint PCS's growing network in 300 major metropolitan areas across the country.

     o ADVANCED TECHNOLOGY. We believe that the technology used by Sprint PCS provides advantages in capacity and voice quality, as well as access to advanced features such as wireless Internet access.

     o HANDSET AND EQUIPMENT AVAILABILITY AND PRICING. Sprint PCS's purchasing leverage allows us to acquire handsets and network equipment more quickly and at a lower cost than we could without our affiliation with Sprint PCS.


RECENT DEVELOPMENTS

     THIRD QUARTER OPERATING RESULTS. We added approximately 88,000 new subscribers in the third quarter, as our subscribers grew to approximately 404,000 at September 30, 2001, an increase of approximately 28% over total subscribers at June 30, 2001. Subscribers at September 30, 2001 were approximately 313,000 greater than subscribers at the end of the third quarter of 2000 for an increase of approximately 344%. A majority of the new subscribers added in the third quarter of 2001 signed up for plans subject to an account spending limit. See "Business--Products and Services--Account Spending Limit." Our churn rate for the third quarter of 2001 was approximately 2.7% compared to the second quarter churn rate of 2.4%.

     During the quarter ended September 30, 2001, we also added over 150 new base stations, increasing the total number of stations in service to approximately 1,250, and we increased our covered POPs from 10 million at the end of the second quarter to approximately 10.8 million at the end of the third quarter. "POPs" refers to the estimated number of persons residing within a defined geographic area.

     Total revenue for the third quarter of 2001 was $107.9 million including subscriber revenue of $67.6 million, roaming revenue of $31.6 million and product sales of $8.7 million. Subscriber revenue represented a 27% and 318% increase over the second quarter of 2001 and the third quarter of 2000. Roaming revenue grew 31% and 554% over the second quarter of 2001 and the third quarter of 2000. Earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding non-cash compensation were negative $11.3 million and negative $37.1 million for the quarter and nine months ended September 30, 2001. We reported net losses of $37.7 million and $99.5 million for the quarter and the nine months ended September 30, 2001, compared to net losses of $17.5 million and $46.0 million for the quarter and the nine months ended September 30, 2000.

     Average monthly revenue per user ("ARPU") was $92 for the third quarter including roaming and $63 without roaming, as compared to $91 and $62 for the second quarter of 2001 and $88 and $68 for the third quarter of 2000. Average minutes of use per month in the third quarter were approximately 510 per average subscriber including roaming and approximately 400 without roaming. Total system minutes of use were approximately 581 million for the quarter, compared to 420 million for the previous quarter. Minutes of use for the quarter included approximately 153 million inbound roaming minutes from Sprint PCS and other PCS customers. Outbound minutes of use on other PCS networks totaled approximately 123 million.

     At the end of the quarter, Alamosa had cash and cash equivalents of approximately $199 million, including restricted cash of $96.3 million and committed but unused credit facilities of approximately $88 million. Capital expenditures for the third quarter were $33.3 million.

     REVISED GUIDANCE. We have revised our guidance for the year ending December 31, 2001. For the fourth quarter of 2001, we expect net subscriber additions of 96,000 to 121,000. For the full year of 2001, we increased our guidance with respect to estimated year end subscribers to a range of 500,000 to 525,000 from the previous range of 425,000 to 465,000. Year-end covered POPs are expected to be approximately 11 million.

     EBITDA loss for 2001 is now expected to be in the range of negative $55 million to negative $60 million versus our previous guidance of negative $38 million to negative $53 million due to greater expected subscriber growth. Capital expenditure expectations for 2001 have decreased to a range of $140 million to $150 million from previous expectations of $155 million to $160 million.

     ARPU without roaming for the fourth quarter is expected to remain stable. ARPU with roaming is expected to decline, due to Sprint's lowering of the reciprocal rate announced in April and due to roaming revenue being spread over an increasing subscriber base. Churn is expected to be in the range of 2.5% to 3.0% for the year ended December 31, 2001.

SUMMARY FINANCIAL INFORMATION


     We issued the following financial information as part of our earnings release for the third quarter of 2001:

                            ALAMOSA HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                   FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                  ----------------------------- ----------------------------
                                                       2001           2000           2001          2000
                                                  -------------- -------------- ------------- --------------
Revenue:
 Subscriber revenue .............................  $    67,559    $    16,146    $   151,372   $    35,662
 Roaming revenue ................................       31,594          4,828         67,204        10,973
                                                   -----------    -----------    -----------   -----------
   Total service revenue ........................       99,153         20,974        218,576        46,635
 Product sales ..................................        8,721          2,229         18,668         6,001
                                                   -----------    -----------    -----------   -----------
   Total revenue ................................      107,874         23,203        237,244        52,636
                                                   -----------    -----------    -----------   -----------
Costs and expenses:
 Cost of service and operations .................       67,698         15,139        154,620        34,104
 Cost of products sold ..........................       16,591          4,605         35,150        11,637
 Selling and marketing ..........................       31,367         11,569         73,929        25,762
 General and administrative expenses ............        3,535          3,495         10,785        11,848
 Depreciation and amortization ..................       27,305          3,015         64,476         7,763
                                                   -----------    -----------    -----------   -----------
   Total costs and expenses .....................      146,496         37,823        338,960        91,114
                                                   -----------    -----------    -----------   -----------
   Loss from operations .........................      (38,622)       (14,620)      (101,716)      (38,478)
Interest and other income .......................        2,531          4,111         10,718        10,834
Interest expense ................................      (23,626)        (6,961)       (58,289)      (18,314)
                                                   -----------    -----------    -----------   -----------
   Net loss before income tax benefit and
    extraordinary item ..........................      (59,717)       (17,470)      (149,287)      (45,958)
Income tax benefit ..............................       22,005             --         53,311            --
                                                   -----------    -----------    -----------   -----------
   Net loss before extraordinary item ...........      (37,712)       (17,470)       (95,976)      (45,958)
Loss on debt extinguishment, net of tax .........           --             --         (3,503)           --
                                                   -----------    -----------    -----------   -----------
   Net loss .....................................  $   (37,712)   $   (17,470)   $   (99,479)  $   (45,958)
                                                   ===========    ===========    ===========   ===========
   Net loss per common share, basic and
    diluted:
    Net loss before extraordinary item ..........  $     (0.41)   $     (0.28)   $     (1.13)  $     (0.77)
    Loss on debt extinguishment, net of tax .....           --             --          (0.04)           --
                                                   -----------    -----------    -----------   -----------
    Net loss ....................................  $     (0.41)   $     (0.28)   $     (1.17)  $     (0.77)
                                                   ===========    ===========    ===========   ===========
   Weighted average common shares
    outstanding, basic and diluted ..............   92,030,496     61,354,715     85,287,918    59,808,408
                                                   ===========    ===========    ===========   ===========




                                                  SUPPLEMENTAL OPERATING INFORMATION (UNAUDITED)
                                            -----------------------------------------------------------
                                                                     (DOLLARS)
Average revenue per user without roaming
 (ARPU without roaming) ...................  $        63    $        68    $        62    $        65
Average revenue per user with roaming (ARPU
 with roaming) ............................  $        92    $        88    $        90    $        85

                            ALAMOSA HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)






                                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                                   2001             2000
                                                                             ---------------   -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ...............................................     $  103,079       $  141,768
 Short-term investments ..................................................             --            1,600
 Accounts receivable, net of allowance for doubtful accounts .............         53,428           14,747
 Inventory ...............................................................          6,918            2,753
 Prepaid expenses and other assets .......................................          6,419            3,027
 Restricted cash .........................................................         51,688               --
 Deferred tax asset ......................................................          1,762               --
 Interest receivable .....................................................            435            1,046
                                                                               ----------       ----------
   Total current assets ..................................................        223,729          164,941
Property and equipment, net ..............................................        427,790          228,983
Notes receivable .........................................................             --           46,865
Debt issuance costs, net .................................................         37,608           13,108
Restricted cash ..........................................................         44,648               --
Goodwill and intangible assets, net ......................................        849,088               --
Other non-current assets .................................................          5,738            4,501
                                                                               ----------       ----------
   Total assets ..........................................................     $1,588,601       $  458,398
                                                                               ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ...................................     $  103,760       $   61,386
 Current installments of capital leases ..................................            433               36
                                                                               ----------       ----------
   Total current liabilities .............................................        104,193           61,422
Long term debt:
 Capital lease obligations ...............................................          2,237            1,039
 Other non-current liabilities ...........................................          7,539              735
 EDC credit facility .....................................................             --           54,524
 Deferred tax liability, net .............................................        129,950               --
 12 7/8% senior discount notes ...........................................        229,894          209,280
 12 1/2% senior notes ....................................................        250,000               --
 13 5/8% senior notes ....................................................        150,000               --
 Senior secured credit facility ..........................................        137,162               --
                                                                               ----------       ----------
   Total long term debt ..................................................        906,782          265,578
                                                                               ----------       ----------
   Total liabilities .....................................................      1,010,975          327,000
                                                                               ----------       ----------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $.01 par value; 10,000,000 shares authorized; no
   shares issued .........................................................             --               --
 Common stock, $.01 par value; 290,000,000 shares authorized,
   92,064,752 and 61,359,856 issued and outstanding, respectively ........            921              614
 Additional paid-in capital ..............................................        792,290          245,845
 Retained earnings (deficit) .............................................       (213,427)        (113,948)
 Accumulated other comprehensive income, net of tax ......................         (1,228)              --
 Unearned compensation ...................................................           (930)          (1,113)
                                                                               ----------       ----------
   Total stockholders' equity ............................................        577,626          131,398
                                                                               ----------       ----------
   Total liabilities and stockholders' equity ............................     $1,588,601       $  458,398
                                                                               ==========       ==========

     NEW NOTES OFFERING. On August 15, 2001 we issued $150.0 million face amount of 13 5/8% senior notes. The 13 5/8% senior notes mature in ten years (on August 15, 2011) and carry a coupon rate of 13 5/8%, payable semiannually on February 15 and August 15, beginning on February 15, 2002. The net proceeds from the sale of the 13 5/8% senior notes were approximately $141.5 million after deducting the discounts and commissions to the initial purchasers and estimated offering expenses.


     AMENDMENT TO THE SENIOR SECURED CREDIT FACILITY. The senior secured credit facility was amended simultaneously with the closing of the 13 5/8% senior notes offering to, among other things, permit the 13 5/8% senior notes offering, reduce the amount of the senior secured credit facility to approximately $225.0 million and modify the financial covenants.



     NEW RATE AGREEMENT. On April 27, 2001, we announced that Sprint PCS had reached an agreement in principle with its network partners, including us and our subsidiaries, providing for a reduction in the reciprocal rate exchanged between Sprint PCS and its network partners for customers of either party who travel into territories covered by the other party's portion of the Sprint PCS network. The rate was reduced from 20 cents per minute to 15 cents per minute effective June 1, 2001, and to 12 cents per minute effective October 1, 2001. Beginning January 1, 2002 and continuing throughout the remaining term of the affiliate agreements with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network, which we expect to be approximately 10 cents per minute.


     DEBT COVENANT WAIVER. In connection with the Roberts and WOW acquisitions, we entered into a new senior secured credit facility the ("senior secured credit facility") for up to $280 million, which was later increased to $333 million in connection with the Southwest acquisition. As of March 31, 2001, we did not meet the maximum negative EBITDA covenant under the senior secured credit facility, which had an outstanding balance of $203 million. During the quarter ended March 31, 2001, we reported an EBITDA loss of $16.7 million, which exceeded the maximum negative EBITDA covenant by $7.0 million. On May 8, 2001, we obtained a waiver of any default or event of default arising from the failure to comply with the covenant for the quarter ended March 31, 2001 from the lenders under the senior secured credit facility. We met the negative EBITDA covenant in the senior secured credit facility for the quarters ended June 30, 2001 and September 30, 2001.


ADDITIONAL INFORMATION


     Our principal executive office is located at 5225 S. Loop 289, Lubbock, Texas 79424. Our telephone number is (806) 722-1100.

                                 THE OFFERING




Common stock offered by the selling stockholders..... 4,000,000 shares
Common stock to be outstanding
 after this offering ................................ 92,003,499 shares
Use of proceeds ..................................... We will not receive any proceeds from the sale of the shares of our common stock by the selling
                                                      stockholders.
                                                      We will use the net proceeds from the sale by us
                                                      of shares of our common stock, if any, pursuant to
                                                      the over-allotment option for general corporate
                                                      purposes, which may include the following:
                                                      o  accelerate coverage within our existing
                                                         territory;
                                                      o  build out additional areas within our
                                                         existing territory;
                                                      o  expand our existing territory; and
                                                      o  pursue additional telecommunications
                                                         business opportunities or acquire other
                                                         telecommunications businesses or assets.
Nasdaq National Market symbol ....................... APCS



     Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of October 23, 2001 and does not include options outstanding as of October 23, 2001 to purchase a total of approximately 5,510,253 shares of common stock or an additional 6,935,051 shares reserved for future grants under our stock option plans.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus or the documents that are incorporated herein by reference that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:


     o forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;


     o statements regarding our plans for, schedule for and costs of the build-out of our portion of the Sprint PCS network;


     o statements regarding our anticipated revenues, expense levels, liquidity and capital resources, operating losses and projections of when we will launch commercial wireless personal communications service in particular markets; and


     o statements regarding expectations or projections about markets in our territories.


     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:


     o our dependence on our affiliation with Sprint PCS;


     o the ability of Sprint PCS to alter fees paid or charged to us in accordance with our affiliation agreements;


     o the need to successfully complete the build-out of our portion of the Sprint PCS network on our anticipated schedule;


     o our limited operating history and anticipation of future losses;


     o our dependence on Sprint PCS's back office services;


     o potential fluctuations in our operating results;


     o changes or advances in technology;


     o competition in the industry and markets in which we operate;


     o our ability to attract and retain skilled personnel;


     o our potential need for additional capital or the need for refinancing existing indebtedness;


     o our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;


     o changes in government regulation; and


     o general economic and business conditions.



     For a discussion of some of these factors, see "Risk Factors" beginning on page 9 of this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to other information contained in this prospectus before investing in our common stock.


RISKS RELATING TO OUR BUSINESS, STRATEGY AND OPERATIONS

   WE HAVE A VERY LIMITED OPERATING HISTORY AND WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOWS, WHICH MAY LIKELY RESULT IN A DROP IN OUR STOCK PRICE.

     We have a limited operating history. We expect to continue to incur significant operating losses and to generate significant negative cash flow from operating activities at least through the year ending December 31, 2001. Our operating profitability will depend upon many factors, including, among others, our ability to market Sprint PCS services, achieve projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, our stock price could fall and you could lose all or part of your investment. We will have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on our consolidated debt, which will reduce funds available for other purposes. If we do not achieve and maintain positive cash flow from operations on a timely basis, we may be unable to develop our network or conduct our business in an effective or competitive manner.

   IF WE RECEIVE LESS REVENUES OR INCUR MORE FEES THAN WE ANTICIPATE FOR SPRINT PCS ROAMING, OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED.

     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territories uses the Sprint PCS network in our territories. Similarly, we pay a fee to Sprint PCS for every minute that a Sprint PCS subscriber based in our territories uses the Sprint PCS network outside our territories. Sprint PCS customers from our territories may spend more time in other Sprint PCS coverage areas than we anticipate, and Sprint PCS customers from outside our territories may spend less time in our territories or may use our services less than we anticipate. During the six months ended June 30, 2001, we experienced a significantly higher increase in usage by our subscribers outside our network compared to the increase in usage by other Sprint PCS subscribers on our network than we had previously anticipated. That relative increase in outbound versus inbound usage contributed to a larger EBITDA loss for the six months ended June 30, 2001 than we had previously anticipated. If this trend in the ratio of outbound to inbound usage continues, our results of operations may be negatively affected in the future. In addition, on April 27, 2001, we reached an agreement with Sprint PCS providing for a reduction in the reciprocal rate exchanged between Sprint PCS and us for each other's customers that travel into territories covered by the other party's portion of the Sprint PCS network. Depending on the pattern of usage by our subscribers and Sprint PCS subscribers, the rate reductions may result in lower revenues for us, which may negatively affect our results of operations. See "Prospectus Summary -- Alamosa Holdings, Inc. -- Recent Developments."

   WE ARE A CONSUMER BUSINESS AND A RECESSION IN THE UNITED STATES INVOLVING SIGNIFICANTLY LOWERED CONSUMER SPENDING COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our primary customer base is individual consumers, and in the event that the economic downturn that the United States and other countries have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be negatively affected.

   OUR ROAMING ARRANGEMENTS MAY NOT BE COMPETITIVE WITH OTHER WIRELESS SERVICE PROVIDERS, WHICH MAY RESTRICT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS AND THUS MAY ADVERSELY AFFECT OUR OPERATIONS.

     We rely on roaming arrangements with other wireless service providers for coverage in some areas. Some risks related to these arrangements are as follows:

     o the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by Sprint PCS;

     o the price of a roaming call may not be competitive with prices charged by other wireless companies for roaming calls;

     o customers may have to use a more expensive dual-band/dual mode handset with diminished standby and talk time capacities;

     o customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network; and


     o Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and Sprint PCS services will be less attractive to potential new customers.

   WE ARE LIKELY TO RECEIVE VERY LITTLE NON-SPRINT PCS ROAMING REVENUE SINCE THE SPRINT PCS NETWORK IS NOT COMPATIBLE WITH MANY OTHER NETWORKS.

     A portion of our revenue may be derived from payments by other wireless service providers for use by their subscribers of the Sprint PCS network in our territories. However, the technology used in the Sprint PCS network is not compatible with the technology used by many other systems, which diminishes the ability of other wireless service providers' subscribers to use Sprint PCS services. Sprint PCS has entered into few agreements that enable customers of other wireless service providers to roam onto the Sprint PCS network. As a result, the actual non-Sprint PCS roaming revenue that we receive in the future is likely to be low relative to that of other wireless service providers.

     WE MAY NOT BE ABLE TO MANAGE OUR RAPID GROWTH SUCCESSFULLY.

     We have experienced and expect to continue to experience rapid growth and development in a relatively short period of time as we complete the build-out of our portion of the Sprint PCS network. The management of this anticipated growth will require, among other things:

     o continued development of our operational and administrative systems;

     o stringent control of costs and timing of network build-out;

     o increased marketing activities;

     o the ability to attract and retain qualified management, technical and sales personnel; and

     o the training of new personnel.

     Our failure to successfully manage our expected rapid growth and development could impair our ability to complete the build-out of our portion of the Sprint PCS network, manage the expanding systems in those territories and achieve profitability.

     Our projected build-out plan does not cover all areas of our territories, which could make it difficult to maintain a profitable customer base.

     Our projected build-out plan does not cover all areas of our territories. Upon completion of our current build-out plan, we expect to cover approximately 72.1% of the resident population in our territories. As a result, our build-out plan may not adequately serve the needs of the potential customers in our territories or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our territories than we currently anticipate, which we may not have the financial resources to complete or may be unable to do profitably. In addition, our rapid growth could require the acceleration of capital expenditures and increase our capital requirements.

   PARTS OF OUR TERRITORIES HAVE LIMITED LICENSED SPECTRUM, AND THIS MAY AFFECT THE QUALITY OF OUR SERVICE OR RESTRICT OUR ABILITY TO PURCHASE SPECTRUM LICENSES FROM SPRINT PCS IN THOSE AREAS.

     While Sprint PCS has licenses to use 30 MHZ of spectrum throughout most of our territories, it has licenses covering only 10 MHZ in New Mexico and Durango and 20 MHZ in El Paso. In the future, as the number of our subscribers in those areas increases, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to more dropped calls than in other parts of our territories. In addition, if Sprint PCS were to terminate its affiliation agreements with us, Sprint PCS would have no obligation to sell spectrum licenses to us in areas where Sprint PCS owns less than 20 MHZ of spectrum. Accordingly, if Sprint PCS were to terminate the affiliation agreements with us, it is likely that we would be unable to operate our business in New Mexico and Durango.

   THE TECHNOLOGY THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY WITHIN THE WIRELESS INDUSTRY.

     The wireless telecommunications industry is experiencing significant technological change. We employ code division multiple access ("CDMA") digital technology, the digital wireless communications technology selected by Sprint PCS for its nationwide network. CDMA technology may not ultimately provide all of the advantages expected by us or Sprint PCS. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology, which in turn could require us to make changes to our network at substantial costs. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost.

   UNAUTHORIZED USE OF, OR INTERFERENCE WITH, THE SPRINT PCS NETWORK COULD DISRUPT OUR SERVICE AND INCREASE OUR COSTS.

     We may incur costs associated with the unauthorized use of the Sprint PCS network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the Sprint PCS network may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming. In addition, some of our border markets are susceptible to uncertainties related to areas not governed by the Federal Communications Commission. For example, unauthorized microwave radio signals near the border in Mexico could disrupt our service in the United States.

   POTENTIAL ACQUISITIONS MAY REQUIRE US TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING.

     We intend to continually evaluate opportunities for the acquisition of businesses that are intended to complement or extend our existing operations. If we acquire additional new businesses, we may encounter difficulties that may be costly and time-consuming, may slow our growth or may affect the market price of our common stock. Examples of such difficulties are that we may have to:

     o assume and/or incur substantial additional debt to finance the acquisitions and fund the ongoing operations of the acquired companies;

     o integrate new technologies with our existing technology;

     o integrate new operations with our existing operations;

     o integrate new services with our existing offering of services; or

     o divert the attention of our management from other business concerns.

   OUR FAILURE TO OBTAIN ADDITIONAL CAPITAL, IF NEEDED TO COMPLETE THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK, COULD CAUSE DELAY OR ABANDONMENT OF OUR DEVELOPMENT PLANS.

     The build-out of our portions of the Sprint PCS network will require substantial capital. We estimate that we will have incurred approximately $500.8 million in total capital expenditures from inception through December 31, 2001 for the build-out of our portion of the Sprint PCS network. We plan to fund these requirements using existing cash and borrowings under the senior secured credit facility. Additional funds could be required for a variety of reasons, including unforeseen delays, unanticipated expenses, higher than expected operating losses, engineering design changes and other technology risks or other corporate purposes. If we contract to develop additional markets, we will need to raise additional equity or debt capital. These additional funds may not be available. Even if these funds are available, we may not be able to obtain them on a timely basis, on terms acceptable to us or within limitations permitted under the covenants contained in the documents governing our debt. Failure to obtain additional funds, should the need for funds develop, could result in the delay or abandonment of our development and expansion plans.


   WE MAY ENCOUNTER DIFFICULTIES IN COMPLETING THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK, WHICH COULD INCREASE COSTS AND DELAY COMPLETION OF OUR BUILD-OUT.


     As part of our build-out, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. Some of the radio communications sites are likely to require us to obtain zoning variances or other local governmental or third party approvals or permits. Additionally, we must obtain rights to a sufficient number of tower sites, which will require us to obtain local regulatory approvals. The local governmental authorities in various locations in our markets have, at times, placed moratoriums on the construction of additional towers and radio communications sites. We may also have to make changes to our radio base station network design as a result of difficulties in the site acquisition process. Additionally, the FCC requires that our portion of the PCS network must not interfere with the operations of microwave radio systems, and Sprint PCS may be required to relocate incumbent microwave operations to enable us to complete our build-out. Any of the foregoing developments could increase the costs and delay the completion of our network build-out. Any failure by us to construct our portion of the Sprint PCS network on a timely basis may limit our network capacity and may reduce the number of new Sprint PCS subscribers. Any significant delays could have a material adverse effect on our business.


   BECAUSE WE DEPEND HEAVILY ON OUTSOURCING, THE INABILITY OF THIRD PARTIES TO FULFILL THEIR CONTRACTUAL OBLIGATIONS TO US MAY DISRUPT OUR SERVICES OR THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK.


     Because we outsource portions of our business, we depend heavily on third-party vendors, suppliers, consultants, contractors and local exchange carriers. These parties:


     o design and engineer our systems;

     o construct base stations, switch facilities and towers;

     o install T-1 lines; and

     o deploy our wireless personal communications services network systems.


     We are especially dependent on Nortel for network equipment. In addition, we lease some tower sites for our wireless systems through a master lease agreement with Omni America Development Corp. and a master design build agreement with SBA Towers, Inc. Both Omni America and SBA in turn have separate leasing arrangements with each of the owners of the sites. If Omni America or SBA were to become insolvent or Omni America or SBA were to breach its leasing arrangements, we may experience extended service interruption in the areas serviced by those sites. The failure by any of our vendors, suppliers, consultants, contractors or local exchange carriers to fulfill their contractual obligations to us could materially delay build out or adversely affect the operations of our portion of the Sprint PCS network.


   WE MAY HAVE DIFFICULTY OBTAINING EQUIPMENT THAT IS IN SHORT SUPPLY, WHICH COULD CAUSE DELAYS IN THE BUILD-OUT OF OUR NETWORK.


     We depend on our relationships with manufacturers of equipment used by us to construct our portion of the Sprint PCS network. The demand for this equipment is considerable, and some manufacturers could have substantial order backlogs. If we are unable to rely on these manufacturers, we could have difficulty obtaining necessary equipment in a timely manner and our costs for obtaining necessary equipment could increase. As a result, we could suffer increased costs, delays in the build-out of our portion of the Sprint PCS network, disruptions in customer service and a reduction in subscribers.

RISKS RELATED TO OUR INDEBTEDNESS

     OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.


     We are highly leveraged. As of September 30, 2001, our total outstanding debt, excluding unused commitments made by lenders, was approximately $769.3 million. As of that date, such total long term indebtedness represents approximately 57% of our total capitalization.


     The senior secured credit facility and the indentures governing the 12 7/8% senior discount notes, the 12 1/2% senior notes and the 13 5/8% senior notes permit us to incur additional indebtedness subject to certain limitations.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

     o increasing our vulnerability to adverse economic conditions or increases in prevailing interest rates, particularly if any of our borrowings are at variable interest rates;

     o limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

     o requiring us to dedicate a substantial portion of any cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities; and

     o potentially making us more highly leveraged than our competitors, which could potentially decrease our ability to compete in our industry.

     The ability to make payments on our debt will depend upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The senior secured credit facility and the indentures for the 12 7/8% senior discount notes, for the 12 1/2% senior notes and for the 13 5/8% senior notes may limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market price of our common stock.

   THE TERMS OF OUR DEBT PLACE RESTRICTIONS ON US AND OUR SUBSIDIARIES WHICH MAY LIMIT OUR OPERATING FLEXIBILITY.

     The documents governing the terms of our debt impose material operating and financial restrictions on us and our subsidiaries. These restrictions, subject to ordinary course of business exceptions, may limit our ability and the ability of our subsidiaries to engage in some transactions, including the following:

     o designated types of mergers or consolidations;

     o paying dividends or other distributions to our stockholders;

     o making investments;

     o selling or encumbering assets;

     o repurchasing our common stock;

     o changing lines of business;

     o borrowing additional money; and

     o engaging in transactions with affiliates.

     These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, complete acquisitions for cash or debt, or react to changes in our operating environment.

     The senior secured credit facility contains numerous affirmative and negative covenants customary for credit facilities of a similar nature, including, but not limited to, negative covenants imposing limitations on our ability to, among other things, (1) declare dividends or repurchase stock; (2) prepay, redeem or repurchase debt; (3) incur liens and engage in sale-leaseback transactions; (4) make loans and investments; (5) incur additional debt, hedging agreements and contingent obligations; (6) issue preferred stock of subsidiaries; (7) engage in mergers, acquisitions and asset sales; (8) engage in certain transactions with affiliates; (9) amend, waive or otherwise alter material agreements or enter into restrictive agreements; and (10) alter the businesses we conduct.

     Pursuant to the senior secured credit facility, we are also subject to the following financial covenants, which will apply until June 30, 2002:

     o minimum numbers of Sprint PCS subscribers;

     o providing coverage to a minimum number of residents;

     o minimum service revenue;

     o maximum negative EBITDA or minimum EBITDA;

     o ratio of senior debt to total capital;

     o ratio of total debt to total capital; and

     o maximum capital expenditures.

     After June 30, 2002, the financial covenants will be the following:

     o ratio of senior debt to EBITDA;

     o ratio of total debt to EBITDA;

     o ratio of EBITDA to total fixed charges (the sum of debt service, capital expenditures and taxes);

     o ratio of EBITDA to total cash interest expense; and

     o ratio of EBITDA to pro forma debt service.

     In addition, we may not satisfy the financial ratios and tests under the senior secured credit facility due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in a default under the senior secured credit facility, or we may be limited in our ability to access additional funds under the senior secured credit facility.

     As of March 31, 2001, we did not meet the maximum negative EBITDA covenant under the senior secured credit facility, which had an outstanding balance of $203.0 million. During the quarter ended March 31, 2001, we reported an EBITDA loss of $16.7 million which exceeded the maximum negative EBITDA covenant by $7.0 million. On May 8, 2001, we obtained a waiver of any default or event of default arising from the failure to comply with the covenant for the quarter ended March 31, 2001 from the lenders under the senior secured credit facility. We met the negative EBITDA covenant for the quarters ended June 30, 2001 and September 30, 2001.

     We believe that the EBITDA covenants in the senior secured credit facility will be met for the next twelve months. However, in connection with negotiating modified financial covenants to the senior secured credit facility, we have provided our senior lenders with various models, some of which include losses larger than the maximum losses contemplated by our public guidance published on August 8, 2001. Our EBITDA is directly impacted by the upfront selling and marketing expenses we incur in order to increase our subscriber base, so in the event we experience greater than expected subscriber growth there is a material risk that we will not achieve our publicly forecasted results.

     The senior secured credit facility was amended simultaneously with the closing of the offering of the 13 5/8% senior notes to, among other things, permit the offering of the 13 5/8% senior notes, reduce the amount of the senior secured credit facility to approximately $225.0 million and modify the financial covenants.

   IF WE DEFAULT UNDER THE SENIOR SECURED CREDIT FACILITY, THE LENDERS MAY DECLARE THE DEBT IMMEDIATELY DUE AND SPRINT PCS WILL HAVE THE RIGHT TO EITHER PURCHASE OUR ASSETS OR PURCHASE THE OUTSTANDING DEBT OBLIGATIONS UNDER THE SENIOR SECURED CREDIT FACILITY AND FORECLOSE ON OUR ASSETS.

     The senior secured credit facility requires us and our subsidiaries to comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or default on our obligations under the senior secured credit facility, the lenders may accelerate the maturity of the debt. If the lenders accelerate the debt, Sprint PCS will have the right to either:

    o purchase our operating assets for an amount equal to the greater of (i) 72% of our "entire business value" and (ii) the aggregate amount of the outstanding debt under the senior secured credit facility; or

    o purchase the obligations under the senior secured credit facility by repaying the lenders in full in cash. To the extent Sprint PCS purchases these obligations from the lenders, Sprint PCS's rights as a senior lender would enable it to foreclose on the assets securing the senior secured credit facility in a manner not otherwise permitted under our affiliation agreements with Sprint PCS.

     If Sprint PCS does not exercise either of these options, the lenders under the senior secured credit facility may sell the assets securing the facility to third parties. In addition, if Sprint PCS provides notice to the lenders under the senior secured credit facility that we are in breach of our management agreements with Sprint PCS and, as a result, our obligations under the senior secured credit facility are accelerated and Sprint PCS does not elect to operate our business, the lenders under the senior secured credit facility may designate a third party to operate our business.


RISKS RELATED TO THE RELATIONSHIPS WITH SPRINT PCS

   IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK IN ACCORDANCE WITH THE TERMS OF OUR MANAGEMENT AGREEMENTS WITH SPRINT PCS, AND AN ACCELERATION IS DECLARED UNDER THE SENIOR SECURED CREDIT FACILITY, SPRINT PCS MAY HAVE THE RIGHT TO PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE.

     Our affiliation agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames. We may amend our agreements with Sprint PCS in the future to expand this network coverage. A failure by us to meet the build-out requirements for any one of our markets could constitute an event of termination under our management agreements with Sprint PCS. Our affiliation agreements provide that upon the occurrence of an event of termination, Sprint PCS has the right to purchase our operating assets without further stockholder approval and for a price equal to 72% of our "entire business value." The "entire business value" includes our spectrum licenses, business operations and other assets.

     Sprint PCS's right to purchase our assets following an event of termination under our affiliation agreements is currently subject to the provisions of a consent and agreement entered into by Sprint PCS for the benefit of the lenders under the senior secured credit facility. Pursuant to the terms of this consent and agreement, Sprint may not purchase our operating assets until all of our obligations under the senior secured credit facility have been paid in full in cash and all commitments to advance credit under the senior secured credit facility have been terminated or have expired. However, Sprint PCS may purchase our assets if it first pays all obligations due under the senior secured credit facility and the senior secured credit facility is terminated in connection with such payment. Furthermore, Sprint PCS also has the right to purchase our assets upon receipt of a notice of acceleration under the senior secured credit facility following an event of default thereunder. Such right to purchase is subject to time limitations, and the purchase price must be the greater of an amount equal to 72% of our "entire business value" or the amount owed under the senior secured credit facility.

   IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS.

     Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into, and anticipates entering into, management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS's national network and, to a lesser extent, on the networks of Sprint PCS's other network partners. Sprint PCS's network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers.

   SPRINT PCS'S VENDOR DISCOUNTS MAY BE DISCONTINUED, WHICH COULD INCREASE OUR EQUIPMENT COSTS AND REQUIRE MORE CAPITAL THAN WE PROJECT TO BUILD-OUT OUR NETWORK.

     We intend to continue to purchase infrastructure equipment under Sprint PCS's vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our new markets.

   SPRINT PCS MAY MAKE DECISIONS THAT COULD INCREASE OUR EXPENSES, REDUCE OUR REVENUES OR MAKE OUR AFFILIATE RELATIONSHIPS WITH SPRINT PCS LESS COMPETITIVE.

     Sprint PCS, under our affiliation agreements has a substantial amount of control over factors which significantly affect the conduct of our business. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

    o Sprint PCS prices its national plans based on its own objectives and could set price levels or change other characteristics of their plans in a way that may not be economically sufficient for our business. See "Prospectus Summary -- Alamosa Holdings, Inc. -- Recent Developments."

    o Sprint PCS could further change the per minute rate for Sprint PCS roaming fees and increase the costs for Sprint PCS to perform back office services. See "Prospectus Summary -- Alamosa Holdings, Inc. -- Recent Developments."

    o Sprint PCS may alter its network and technical requirements or request that we build out additional areas within our territories, which could result in increased equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another affiliate.

   THE TERMINATION OF OUR AFFILIATION AGREEMENTS WITH SPRINT PCS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS.

     Our relationship with Sprint PCS is governed by our affiliation agreements with Sprint PCS. Since we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness of these affiliation agreements. However, Sprint PCS may be able to terminate our affiliation agreements if we materially breach the agreements. Among other things, a failure by us to meet the build-out requirements for any one of the individual markets in our territories or to meet Sprint PCS's technical or customer service requirements contained in the affiliation agreements would constitute a material breach of the agreements, which could lead to its termination. On more than one occasion in the past year, we have failed to meet the requirements of the Sprint PCS build-out schedule due to force majeure conditions in particular territories. In the event that we have a similar failure and Sprint PCS disagrees with us over the presence of a force majeure condition, Sprint PCS may choose to attempt to terminate one or more of our affiliation agreements. If Sprint PCS terminates the affiliation agreements, we may not be a part of the Sprint PCS network and we would have extreme difficulty conducting our business.

   IF SPRINT PCS DOES NOT RENEW OUR AFFILIATION AGREEMENTS, OUR ABILITY TO CONDUCT OUR BUSINESS WOULD BE SEVERELY RESTRICTED.

     Our affiliation agreements with Sprint PCS are not perpetual, and will eventually expire. Sprint PCS can choose not to renew these agreements at the expiration of their 20 year initial terms or any ten year renewal term. If Sprint PCS decides not to renew our affiliation agreements, we may no longer be a part of the Sprint PCS network and we would have extreme difficulty conducting our business.

   CERTAIN PROVISIONS OF OUR AFFILIATION AGREEMENTS WITH SPRINT PCS MAY DIMINISH OUR VALUE AND RESTRICT THE SALE OF OUR BUSINESS.

     Under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock at a discount. In addition, Sprint PCS must approve any change of control of our ownership and must consent to any assignment of our affiliation agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions contained in these affiliation agreements with Sprint PCS could adversely affect the market price of our common stock, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce our "entire business value."

   PROBLEMS EXPERIENCED BY SPRINT PCS WITH ITS INTERNAL SUPPORT SYSTEMS COULD LEAD TO CUSTOMER DISSATISFACTION OR INCREASE OUR COSTS.

     We rely on Sprint PCS's internal support systems, including customer care, billing and back office support. As Sprint PCS has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered a degradation in service. We cannot assure you that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS's internal support systems could cause:

    o delays or problems in our operations or services;

    o delays or difficulty in gaining access to customer and financial information;

    o a loss of Sprint PCS customers; and

    o an increase in the costs of customer care, billing and back office services.

   OUR COSTS FOR INTERNAL SUPPORT SYSTEMS MAY INCREASE IF SPRINT PCS TERMINATES ALL OR PART OF OUR SERVICES AGREEMENTS.

     We currently estimate that the costs for the services provided by Sprint PCS under our services agreements in the year 2001 will be approximately $11.0 million. We expect this number to significantly increase as our number of subscribers increases. Our services agreements with Sprint PCS provide that, upon nine months' prior written notice, Sprint PCS may terminate any service provided under such agreements. We do not expect to have a contingency plan if Sprint PCS terminates any such service. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative or increases the amount it charges for these services, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted.

   IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, THE AFFILIATION AGREEMENTS WITH SPRINT PCS MAY BE TERMINATED.

     Sprint PCS, not us, owns the licenses necessary to provide wireless services in our territories. The FCC requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. However, if the FCC were to determine that any of our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, those agreements may be terminated. If the agreements are terminated, we would no longer be a part of the Sprint PCS network and we would not be able to conduct our business.

   THE FCC MAY FAIL TO RENEW THE SPRINT PCS LICENSES UNDER CERTAIN CIRCUMSTANCES, WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES.

     We do not own any licenses to operate a wireless network. We are dependent on Sprint PCS's licenses, which are subject to renewal and revocation by the FCC. Sprint PCS's licenses in our territories will expire in 2005 or 2007 but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could cause the nonrenewability of the Sprint PCS licenses for our territories. Additionally, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year and ten-year construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint PCS loses its licenses in our territories for any of these reasons, we and our subsidiaries would not be able to provide wireless services without obtaining rights to other licenses.


RISKS RELATED TO OUR COMMON STOCK

   FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices and the market price of our common stock and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have approximately 92 million shares issued and outstanding. Apart from the shares subject to lock-up agreements with the underwriters, all of the shares the selling stockholders are selling in this offering, plus any shares issued upon the underwriters' option to purchase additional common stock from us, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

     Subject to certain exceptions, we, all of our officers and directors and other persons who beneficially own more than one million shares of our common stock have agreed not to offer, sell or agree to sell, directly or indirectly, any common stock without the permission of Salomon Smith Barney Inc. for a period of 90 days from the date of this prospectus. Certain shareholders who have entered into lock-up agreements have previously executed 10b5-1 stock plans. The shares subject to such plans are not subject to the terms of the lock-up. Pursuant to these plans an aggregate of approximately 1.6 million shares of our common stock could be available for sale in the fourth quarter of 2001. All but approximately 300,000 of such shares of common stock are at sale price levels in excess of $20 per share. Salomon Smith Barney Inc. may in its sole discretion, however, consent to earlier sales, and when this period expires we and our locked-up shareholders will be able to sell our common stock in the public market. Immediately following this offering, approximately 55 million shares of our outstanding common stock will be subject to the lock up agreements described above or otherwise not available for sale in the fourth quarter of 2001, representing approximately 60% of the then outstanding shares of common stock. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.


     We have also agreed in the past to issue shares of our common stock in connection with acquisitions and may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

   OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS INCLUDE PROVISIONS THAT MAY DISCOURAGE A CHANGE OF CONTROL TRANSACTION OR MAKE REMOVAL OF MEMBERS OF THE BOARD OF DIRECTORS MORE DIFFICULT.

     Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, discouraging or preventing a change in control of us or making removal of members of the Board of Directors more difficult.

     These provisions include the following:

    o a classified board, with each board member serving a three-year term;

    o no authorization for stockholders to call a special meeting;


    o no ability of stockholders to remove directors without cause;

    o prohibition of action by written consent of stockholders; and


    o advance notice for nomination of directors and for stockholder proposals.


     These provisions, among others, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though a change in ownership might be economically beneficial to us and our stockholders.


     THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE AND THIS MAY ADVERSELY AFFECT OUR STOCKHOLDERS.


     The market price of growth stage technology stocks have recently experienced wide fluctuations. Our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:


    o quarterly variations in our operating results;


    o operating results that vary from the expectations of securities analysts and investors;


    o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;


    o changes in our relationship with Sprint PCS;


    o changes in law and regulation;


    o announcements by third parties of significant claims or proceedings against us;


    o changes in market valuations of other PCS companies, including Sprint PCS and its network partners;


    o announcements of technological innovations or new services by us or our competitors;


    o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;


    o announcements by Sprint PCS concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;


    o additions or departures of key personnel;


    o release of "lock-up" or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of our common stock; and


    o stock market price and volume fluctuations.


     In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources, which could adversely affect our results of operations, financial condition or liquidity.


RISKS RELATED TO THE WIRELESS PERSONAL COMMUNICATIONS SERVICES INDUSTRY


   WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE.


     The wireless personal communications services industry in general and Sprint PCS in particular have experienced a higher rate of customer turnover as compared to cellular industry averages. In particular, the customer turnover experienced by us may be high because:


    o Sprint PCS does not require its customers to sign long-term contracts;
      and


    o Sprint PCS's handset return policy allows customers to return used handsets within 14 days of purchase and receive a full refund.


     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because our subsidiaries subsidize some of the costs of initial purchases of handsets by customers.



     A HIGH RATE OF CUSTOMER CHURN WOULD LIKELY IMPAIR OUR FINANCIAL
   PERFORMANCE.


     Customer churn in the third quarter of 2001 was higher than it was in the second quarter of 2001, and we believe that customer churn may be higher in the fourth quarter of 2001. Some of the increased rate of churn may result from the introduction of the NASL program. See "Business -- Products and Services -- Account Spending Limits." Current strategies to reduce customer churn may not be successful. A high rate of customer churn would impair our ability to increase the revenues of, or cause a deterioration in the operating margin of our company as a whole.

   REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES.

     Our operations and those of Sprint PCS may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact Sprint PCS's operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint PCS.

   CONCERNS OVER HEALTH RISKS POSED BY THE USE OF WIRELESS HANDSETS MAY REDUCE THE CONSUMER DEMAND FOR OUR SERVICES.

     Media reports have suggested that radio frequency emissions from wireless handsets may:

    o be linked to various health problems resulting from continued or excessive use, including cancer;

    o interfere with various electronic medical devices, including hearing aids and pacemakers; and

    o cause explosions if used while fueling an automobile.

     Widespread concerns over radio frequency emissions may expose us to potential litigation or discourage the use of wireless handsets. Any resulting decrease in demand for these services could impair our ability to profitably operate our business.

   WORSE THAN EXPECTED FOURTH QUARTER RESULTS MAY SIGNIFICANTLY REDUCE OUR OVERALL RESULTS OF OPERATIONS AND CAUSE OUR STOCK PRICE TO DROP.

     The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters.

     Our overall results of operations could be significantly reduced, and the price of our common stock may drop, if we have a worse than expected fourth quarter for any reason, including the following:

    o our inability to match or beat pricing plans offered by competitors;

    o the failure to adequately promote Sprint PCS's products, services and pricing plans;

    o our inability to obtain an adequate supply or selection of handsets;

    o a downturn in the economy of some or all markets in our territories; or

    o a poor holiday shopping season.

   SIGNIFICANT COMPETITION IN THE WIRELESS COMMUNICATIONS SERVICES INDUSTRY MAY RESULT IN OUR COMPETITORS OFFERING NEW SERVICES OR LOWER PRICES, WHICH COULD PREVENT US FROM OPERATING PROFITABLY.

     Competition in the wireless communications services industry is intense. We anticipate that competition will cause the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

     Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS's consent for our subsidiaries to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than some of our competitors.

     Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger competitors who have substantially greater resources or who offer more services than we do.


   A LACK OF SUITABLE TOWER SITES MAY DELAY THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK AND RESTRICT OUR OPERATING CAPACITY.


     We have in the past experienced difficulty, and may in the future have difficulty, in obtaining tower sites in some areas of our territories on a timely basis. For example, the local governmental authorities in various locations in our territories have at times placed moratoriums on the construction of additional towers and base stations. These moratoriums may materially and adversely affect the timing of the planned build-out and quality of the network operations in those markets. A lack of tower site availability due to difficulty in obtaining local regulatory approvals, or for any other reasons, may delay the build-out of our portion of the Sprint PCS network, delay the opening of markets, limit network capacity or reduce the number of new Sprint PCS subscribers in our territories.




                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares of our common stock offered by the selling stockholders.


     The net proceeds received by the Company, if any, in connection with the exercise of the underwriters' over-allotment option will be used for general corporate purposes, which may include the acceleration of coverage within our existing territory, the build-out of additional areas within our existing territory, the expansion of our existing territory, and the pursuit of additional telecommunications business opportunities or the acquisition of other telecommunications businesses or assets.




                          PRICE RANGE OF COMMON STOCK


     Our common stock has traded on the Nasdaq National Market under the symbol "APCS" since February 3, 2000. Prior to that date, there was no public market for our common stock. No quoted market prices for our common stock are available for the years ended December 31, 1999 and 1998. The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as reported on the Nasdaq National Market.




2000                                                      HIGH          LOW
---------------------------------------------------   -----------   -----------
First Quarter (ended March 31, 2000) ..............     $ 43.63       $ 22.19
Second Quarter (ended June 30, 2000) ..............     $ 41.00       $ 11.81
Third Quarter (ended September 30, 2000) ..........     $ 27.50       $ 12.50
Fourth Quarter (ended December 31, 2000) ..........     $ 16.88       $  6.13



2001
---------------------------------------------------
First Quarter (ended March 31, 2001) ..............     $ 17.13      $  7.25
Second Quarter (ended June 30, 2001) ..............     $ 17.20      $  9.69
Third Quarter (ended September 30, 2001) ..........     $ 20.00      $ 10.90
Fourth Quarter (through November 5, 2001) .........     $ 18.70      $ 13.00



     On November 5, 2001, the last reported sales price of our common stock as reported on the Nasdaq National Market was $13.59 per share. On November 4, 2001, there were approximately 228 holders of record of our common stock, not including the stockholders for whom shares are held in "nominee" or "street" name.

                                DIVIDEND POLICY


     We have never declared or paid any cash dividends on our common stock or other securities. We do not expect to pay cash dividends on our capital stock in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by the Board of Directors and will depend upon our results of operations, financial condition and capital expenditure plans, as well as other factors that the Board of Directors considers relevant.



                                 CAPITALIZATION



     The following table shows our cash and cash equivalents, restricted cash, short-term debt, long-term debt, stockholders' equity and capitalization on a historical basis as of September 30, 2001.






                                                                                    AS OF SEPTEMBER 30, 2001
                                                                                   -------------------------
                                                                                     (dollars in thousands,
                                                                                           unaudited)
Cash and cash equivalents ........................................................        $  103,079
Restricted cash (1) ..............................................................            96,336
Short-term debt:
 Current portion of capital lease obligations ....................................        $      433
Long-term debt:
 Senior secured credit facility ..................................................           137,162
 12 7/8% senior discount notes ...................................................           229,894
 12 1/2% senior notes ............................................................           250,000
 13 5/8% senior notes ............................................................           150,000
 Capital lease obligations .......................................................             2,237
                                                                                          ----------
 Total long-term debt ............................................................           769,293
Stockholders' equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; no shares
 issued ..........................................................................                --
Common stock, par value $.01 per share; 290,000,000 shares authorized;
 92,064,752 issued and outstanding ...............................................               921
Additional paid-in capital .......................................................           792,290
Unearned compensation ............................................................              (930)
Accumulated other comprehensive income, net of tax ...............................            (1,228)
Accumulated deficit ..............................................................          (213,427)
                                                                                          ----------
Total stockholders' equity .......................................................           577,626
                                                                                          ----------
Total capitalization .............................................................        $1,347,352
                                                                                          ==========


----------

(1) Restricted cash includes (i) $45.4 million and $39.1 million, respectively, placed in two separate security accounts to secure on a pro rata basis the payment obligations under the 12 7/8% senior discount notes, the 12 1/2% senior notes and the 13 5/8% senior notes and (ii) $11.8 million as interest collateral for the senior secured credit facility.

                            ALAMOSA HOLDINGS, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial data presented below under the captions "Selected Operating Data" and "Selected Balance Sheet Data" as of December 31, 2000, 1999 and 1998 and for each of the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998 have been derived from our audited consolidated financial statements.

     The selected historical financial data presented under the captions "Selected Operating Data" and "Selected Balance Sheet Data" as of June 30, 2001 and 2000 and for the six months ended June 30, 2001 and 2000 are derived from our unaudited consolidated financial statements. Our unaudited financial statements include all adjustments, consisting only of normal accruals, that management considers necessary for a fair presentation of financial position and results of operations for the unaudited interim periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

     It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements for the six months ended June 30, 2001 and June 30, 2000, and for the periods ended December 31, 2000, 1999, and 1998 and the related notes, included herein.





                                                 FOR THE PERIOD
                                                 JULY 16, 1998
                                                  (INCEPTION)             FOR THE YEAR
                                                    THROUGH            ENDED DECEMBER 31,
                                                  DECEMBER 31,  --------------------------------
                                                      1998            1999            2000
                                                --------------- --------------- ----------------
                                                (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
SELECTED OPERATING DATA:
 Revenues:
   Service revenues ...........................     $   --        $   6,534       $    73,500
   Product sales ..............................         --            2,450             9,200
                                                    ------        ---------       -----------
    Total revenue .............................         --            8,984            82,700
 Costs and expenses ...........................        959           39,656           151,597
 Interest and other income/ (expense) .........         35           (2,164)          (11,291)
 Net loss before extraordinary item ...........       (924)         (32,836)          (80,188)
 Income tax benefit ...........................         --               --                --
 Loss on debt extinguishment ..................         --               --                --
                                                    ------        ---------       -----------
 Net loss .....................................     $ (924)       $ (32,836)      $   (80,188)
                                                    ======        =========       ===========
Basic and diluted net loss per common
 share before extraordinary item ..............     $   --        $      --       $     (1.33)
                                                    ======        =========       ===========
                                                               AS OF DECEMBER 31,
                                                ------------------------------------------------
                                                1998            1999                     2000
                                                ----------      -----------       -----------
SELECTED BALANCE SHEET DATA:
 Cash and cash equivalents ....................     $13,529       $   5,656       $   141,768
 Short-term investments .......................         --               --             1,600
 Property and equipment, net ..................      2,093           84,714           228,983
 Restricted cash ..............................         --              518                --
 Goodwill and intangible assets, net ..........         --               --                --
                                                -----------     -----------       -----------
 Total assets .................................     $15,674       $ 104,492       $   458,398
                                                ===========     ===========       ===========
 Accounts payable and accrued
   expenses ...................................     $  846        $  16,335       $    61,386
 Long-term debt ...............................        708(1)        72,703(2)        264,843(3)
 Total liabilities ............................      1,598           93,052           327,000
 Total stockholders' equity ...................     14,076           11,440           131,398
 Total liabilities and stockholders'
   equity .....................................     $15,674       $ 104,492       $   458,398
                                                ============    =============     =============



                                                       FOR THE SIX MONTHS
                                                         ENDED JUNE 30,
                                                ---------------------------------
                                                      2000             2001
                                                ---------------- ----------------
                                                (DOLLARS IN THOUSANDS EXCEPT FOR
                                                         PER SHARE DATA)
SELECTED OPERATING DATA:
 Revenues:
   Service revenues ...........................   $    25,661      $  119,422
   Product sales ..............................         3,772           9,947
                                                  -----------      ----------
    Total revenue .............................        29,433         129,369
 Costs and expenses ...........................        53,291         192,465
 Interest and other income/ (expense) .........        (4,630)        (26,475)
 Net loss before extraordinary item ...........       (28,488)        (89,571)
 Income tax benefit ...........................            --          31,306
 Loss on debt extinguishment ..................            --          (3,503)
                                                  -----------      ----------
 Net loss .....................................   $   (28,488)     $  (61,768)
                                                  ===========      ==========
Basic and diluted net loss per common
 share before extraordinary item ..............   $     (0.48)     $    (0.71)
                                                  ===========      ==========
                                                          AS OF JUNE 30,
                                                ----------------------------------
                                                         2000            2001
                                                -------------      ----------
SELECTED BALANCE SHEET DATA:
 Cash and cash equivalents ....................   $   241,038      $  122,092
 Short-term investments .......................        21,841              --
 Property and equipment, net ..................       142,220         410,432
 Restricted cash ..............................            --          70,727
 Goodwill and intangible assets, net ..........            --         856,141
                                                -------------      ----------
 Total assets .................................   $   428,691      $1,542,688
                                                =============      ==========
 Accounts payable and accrued
   expenses ...................................   $    43,975      $   93,451
 Long-term debt ...............................       201,914(4)      677,313(5)
 Total liabilities ............................       246,439         927,236
 Total stockholders' equity ...................       182,252         615,452
 Total liabilities and stockholders'
   equity .....................................   $   428,691      $1,542,688
                                                ===============    ============

                                                        (footnotes on next page)

----------
(1)   Reflects capital lease obligations of $708.

(2) Reflects indebtedness incurred under the credit facility (the "EDC credit facility") entered into with Export Development Corporation (which was refinanced with the senior secured credit facility) of $71,876 and capital lease obligations of $827.

(3) Reflects indebtedness incurred under the 12 7/8% senior discount notes of $209,280, EDC credit facility of $54,524, and capital lease obligations of $1,039.

(4) Reflects indebtedness incurred under the 12 7/8% senior discount notes of $196,575, EDC credit facility of $4,524 and capital lease obligations of $815.

(5) Reflects indebtedness incurred under the 12 7/8% senior discount notes of $222,807, 12 1/2% senior notes of $250,000, senior secured credit facility of $203,000 and capital lease obligations of $1,506.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS

     This discussion includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as, "may," "might," "could," "would," "believe," "expect," "intend," "plan," "seek," "anticipate," "estimate," "project" or "continue" or the negative thereof or other variations thereon or comparable terminology.

     These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that might cause such a difference include, but are not limited to those discussed in "Statements Regarding Forward-Looking Information."

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. We do not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the disclosure under the section "Risk Factors" in this prospectus and the risk factors described in other documents we file from time to time with the SEC.


OVERVIEW

     Prior to January 1, 2000, we had very limited operations, very limited revenues, significant losses, substantial future capital requirements and an expectation of continued losses. As a result of significant operational results reflected in the December 31, 2000 financial statements presented in this document, a comparison of these results to the same period for 1999 may not be meaningful.

     Since our inception, we have incurred substantial costs to negotiate our contracts with Sprint PCS and our debt financing, to raise funds in the public market, to engineer our wireless system, to develop our business infrastructure and distribution channels and to build-out our portion of the Sprint PCS network. As of June 30, 2001, our accumulated deficit was $175.7 million. Through June 30, 2001, we incurred $443.8 million of capital expenditures and construction in progress including capital expenditures related to the build-out of our portion of the Sprint PCS network, including costs connected to the acquisition of Roberts, WOW and Southwest. While we anticipate that operating losses will continue, we expect revenues to continue to increase substantially as the base of Sprint PCS subscribers located in our territories increases.

     On July 17, 1998, we entered into our affiliation agreements with Sprint PCS. We subsequently amended our affiliation agreements with Sprint PCS to expand our territories so that as of June 30, 2001 it included approximately 10 million covered residents, including the acquisitions of Roberts, WOW and Southwest.

     As a Sprint PCS affiliate, we have the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in our territories. We are responsible for building, owning and managing the portion of the Sprint PCS network located in our territories. We market wireless products and services in our territories under the Sprint and Sprint PCS brand names. We offer national plans designed by Sprint PCS and intend to offer specialized local plans tailored to our market demographics. Our portion of the Sprint PCS network is designed to offer a seamless connection with Sprint PCS's 100% digital wireless network. We market wireless products and services through a number of distribution outlets located in our territories, including our own Sprint PCS stores, major national distributors and third party local representatives.

     We recognize 100% of revenues from Sprint PCS subscribers based in our territories, proceeds from the sales of handsets and accessories and fees from Sprint PCS and other wireless service providers when their customers roam onto our portion of the Sprint PCS network. Sprint PCS handles our billing and collections and retains 8% of all collected revenue from Sprint PCS subscribers based in our territories and fees from wireless service providers other than Sprint PCS when their subscribers roam onto our portion of the Sprint PCS network. We report the amount retained by Sprint PCS as an operating expense.

     As part of our affiliation agreements with Sprint PCS, we have the option of contracting with Sprint PCS to provide back office services such as customer activation, handset logistics, billing, customer service and network monitoring services. We have elected to delegate the performance of these services to Sprint PCS to take advantage of Sprint PCS's economies of scale, to accelerate our build-out and market launches and to lower our initial capital requirements. The cost for these services is primarily calculated on a per subscriber and per transaction basis and is recorded as an operating expense.

     As of the end of the first quarter of 2001, we completed the acquisitions of three Sprint PCS network partners. On February 14, 2001, we completed our acquisition of Roberts and WOW. In connection with the Roberts and WOW acquisitions, we entered into a new senior secured credit facility for up to $280.0 million. On March 30, 2001, we completed our acquisition of Southwest. In connection with the Southwest acquisition we increased the senior secured credit facility from $280.0 million to $333.0 million. Each of these transactions was accounted for under the purchase method of accounting.

     On February 14, 2001, as part of the reorganization transaction in which we acquired Roberts and WOW, Alamosa PCS Holdings, Inc., our predecessor public holding company, merged with Alamosa Sub I, Inc., our wholly owned subsidiary. As a result of that merger, Alamosa PCS Holdings became our wholly owned subsidiary, with us becoming the new public holding company. Each share of Alamosa PCS Holdings common stock issued and outstanding immediately prior to the merger was converted into the right to receive one share of our common stock. See "Business -- Our Background."

     We launched Sprint PCS service in our first market, Laredo, Texas, in June 1999, and have since commenced service in 62 additional markets including markets in territories serviced by companies that we acquired in 2001. At June 30, 2001 our systems, including acquisitions, covered approximately 10 million residents out of approximately 15.6 million total residents in those markets. The number of residents covered by our systems does not represent the number of Sprint PCS subscribers that we expect to be based in our territories. As of June 30, 2001, approximately 316,000 Sprint PCS subscribers were based in our territories.


RESULTS OF OPERATIONS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2000

     NET LOSS. Our net loss for the quarter ended June 30, 2001 was $34.3 million as compared to a net loss of $12.9 million for the quarter ended June 30, 2000. Net loss for the six months ended June 30, 2001 was $61.8 million compared to a net loss of $28.5 million for the six months ended June 30, 2000. These losses were the result of the continued incurrence of start-up expenses relative to the preparation of markets for commercial launch and the operation of markets in service.

     SERVICE REVENUES. Service revenues are comprised of subscriber revenue, Sprint PCS roaming revenue, non-Sprint PCS roaming revenue and long distance revenue, all of which initially began accruing to us at or near our first initial commercial launch in June 1999. Subscriber revenue consists of payments received from Sprint PCS subscribers based in our territories for monthly Sprint PCS service under a variety of service plans. These plans generally reflect the terms of national plans offered by Sprint PCS. We receive Sprint PCS roaming revenue at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territories use our portion of the Sprint PCS network. This reciprocal rate was 20 cents per minute for travel from inception through May 31, 2001. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS can change this per minute rate. Sprint and us agreed to change the reciprocal roaming rate to 15 cents effective June 1, 2001, 12 cents effective October 1, 2001, and 10 cents effective January 1, 2002 and thereafter. The long distance rate of 6 cents per minute remains unchanged. Service revenues were $77.5 million for the quarter ended June 30, 2001 compared to $15.4 million for the quarter ended June 30, 2000. Service revenues were $119.4 million for the six months ended June 30, 2001, and $25.7 million for the six months ended June 30, 2000. These increases are due to the growth in our subscribers and the approximately 90,000 subscribers acquired in the first quarter of 2001, resulting from the closing of the mergers with WOW, Roberts and Southwest.

     Non-Sprint PCS roaming revenue primarily consists of fees collected from Sprint PCS customers based in our territories when they roam on non-Sprint PCS networks. These fees are based on rates specified in the customers' contracts. However, it is possible that in some cases these fees may be less than the amount we must pay to other wireless service providers that provide service to Sprint PCS customers based in our territories. Non-Sprint PCS roaming revenue also includes payments from wireless service providers, other than Sprint PCS, when those providers' customers roam on our portion of the Sprint PCS network. For the quarter ended June 30, 2001 our average monthly revenue per user ("ARPU") including roaming and long distance revenue was approximately $91 compared to approximately $85 for the same quarter of 2000. For the six months ended June 30, 2001, ARPU for Sprint PCS customers in our territories, including long distance and roaming revenue, was approximately $88 and was approximately $85 for the six months ended June 30, 2000. For the quarter ended June 30, 2001, ARPU without roaming was approximately $62 compared to $65 for the quarter ended June 30, 2000. Without roaming, our ARPU was approximately $61 and $64 for the six months ended June 30, 2001 and 2000, respectively.

     PRODUCT SALES. 100% of the revenue from the sale of handsets and accessories through our retail stores and to our local indirect distributors are recorded, net of an allowance for returns, as product sales. Product sales for the quarter ended June 30, 2001 totaled $6.0 million compared to $2.2 million for the same quarter of 2000. The amount recorded for the six months ended June 30, 2001 totaled $9.9 million as compared to $3.8 million for the six months ended June 30, 2000. The increase in product sales, for both the quarter and the year is attributable to the opening of retail stores and the addition of local indirect distributors in markets launched in the last half of 2000 and the acquisitions of WOW, Roberts and Southwest in the first quarter of 2001. Our handset return policy allows customers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to us, we may be able to reissue the handsets to customers at little additional cost to us. However, when handsets are returned to Sprint PCS for refurbishing, we receive a credit from Sprint PCS, which is less than the amount we originally paid for the handset.

     COST OF SERVICE AND OPERATIONS. These expenses include the cost of operations for our network (such as fees related to data transfer via T-1 and other transport lines and inter-connection fees), Sprint PCS and non-Sprint PCS roaming fees, long distance, the affiliation fee paid to Sprint PCS of 8% of collected service revenues and customer care, billing and service fees paid to Sprint PCS. Cost of service and operations totaled $53.9 million and $11.2 million for the quarters ended June 30, 2001 and 2000, respectively. Cost of service and operations totaled $86.2 million for the six months ended June 30, 2001 and $19.1 million for the six months ended June 30, 2000, related to providing wireless services to customers and are included in cost of services and operations. The increase is primarily attributable to the increase in subscribers in 2001 as compared to 2000. Also included in the cost of service and operations is non-cash compensation expense related to our stock option plans of approximately $159,000 for the quarter ended June 30, 2000. No non-cash compensation expense was recognized in the 2001 for service and operations. We pay Sprint PCS roaming fees when Sprint PCS subscribers based in our territories use the Sprint PCS network outside of our territories. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS can change this per minute rate. Beginning January 1, 2002 and continuing throughout the remaining term of the affiliate agreements with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network, which we expect to be approximately 10 cents per minute. We pay non-Sprint PCS roaming fees to other wireless service providers when Sprint PCS customers based in our territories use their network.

     COST OF PRODUCTS SOLD. The cost of products sold through our retail stores and to our local indirect retailers totaled $10.5 million for the quarter ended June 30, 2001 as compared to $3.7 million for the quarter ended June 30, 2000. Cost of products sold was $18.6 million and $7.0 million for the six months ended June 30, 2001 and 2000, respectively. The increase was due to growth in our subscribers between June 30, 2000 and June 30, 2001. These amounts include the cost of accessories and the cost of handsets sold through our retail stores including sales to local indirects. We expect the cost of handsets to exceed the retail sales price because we subsidize the price of handsets for competitive reasons. The handset subsidy included in cost of products sold through our retail stores totaled $4.8 million for the quarter ended June 30, 2001 and $1.6 million for the quarter ended June 30, 2000. For the six months ended June 30, 2001, handset subsidy through our retail stores was $9.1 million compared to $3.3 million for the same period of 2000.

     SELLING AND MARKETING. Selling and marketing expenses totaled $24.8 million for the quarter ended June 30, 2001 and $8.1 million for the quarter ended June 30, 2000. Selling and marketing expenses were $43.3 million and $14.7 million for the six months ended June 30, 2001 and 2000, respectively. Selling and marketing expenses include advertising expenses, promotion costs, sales commissions and expenses related to our distribution channels and handset subsidy paid to Sprint PCS for customers based in our territories that purchase handsets through Sprint PCS or its national retailers. We incur handset subsidy expense, in addition to that incurred through our retail stores, from other sales channels such as E-commerce, telemarketing and Sprint PCS national retailers. The amount of handset subsidy from channels other than our retails stores and sales to local indirects included in selling and marketing totaled $2.7 million and $1.1 million for the quarters ended June 30, 2001 and 2000, respectively. For the six months ended June 30, 2001 the amount of handset subsidy from channels other than our retail stores and sales to local indirects included in selling and marketing totaled $4.4 million as compared to $2.3 million for the six months ended June 30, 2000.

     GENERAL AND ADMINISTRATIVE EXPENSES. For the quarters ended June 30, 2001 and 2000, general and administrative expenses totaled $3.4 million and $2.8 million, respectively. For the six months ended June 30, 2001, these expenses totaled $7.3 million compared to $7.7 million for the six months ended June 30, 2000. General and administrative expenses include corporate costs and expenses such as administration, human resources and accounting and finance. Also included in general and administrative expenses is non-cash compensation expense related to our stock option plans of approximately $762,000 for the quarter ended June 30, 2000. No non-cash compensation expense was recorded for the quarter ended June 30, 2001. For the six months ended June 30, 2001, approximately $183,000 of non-cash compensation expense was recorded as compared to $4.3 million for the six months ended June 30, 2000.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the quarter ended June 30, 2001 totaled $25.2 million as compared to $2.5 million for the quarter ended June 30, 2000. For the six months ended June 30, 2001 and June 30, 2000, depreciation and amortization totaled $37.2 million and $4.7 million, respectively. Included in depreciation and amortization for the quarter ended June 30, 2001 and the six months ended June 30, 2001, was $14.6 million and $19.2 million, respectively, of amortization of goodwill and identified intangibles that resulted from the mergers with Roberts, WOW and Southwest. Depreciation is calculated using the straight-line method over the useful life of the asset. We begin to depreciate the assets for each market only after we launch that market. The increase in depreciation expense is due to the significant increase in network infrastructure we built and launched since June 2000.

     INTEREST AND OTHER INCOME. Interest and other income totaled $2.5 million for the quarter ended June 30, 2001 and $4.4 million for the quarter ended June 30, 2000. Interest and other income totaled $8.2 million and $6.7 million for the six months ended June 30, 2001 and 2000, respectively. This income generally has been generated from the investment of equity and loan proceeds held in liquid accounts waiting to be deployed.

     INTEREST EXPENSE. Interest expense totaled $19.9 million for the quarter ended June 30, 2001 and $6.6 million for the quarter ended June 30, 2000. For the six months ended June 30, 2001, interest expense was $34.7 million compared to $11.4 million for the six months ended June 30, 2000. During the first quarter of 2001, we issued new senior notes and a new credit facility for a combined total of approximately $453 million. The increase from 2000 to 2001 is due to higher average outstanding debt balances due to business acquisitions and network construction.

     INCOME TAX BENEFIT. For the quarter and six months ended June 30, 2001, income tax benefit totaled $17.4 million and $31.3 million, respectively. The income tax benefit represents the anticipated recognition of the Company's deductible net operating loss carry forward. This benefit is being recognized based on an assessment of the combined expected future taxable income of Alamosa Holdings, Inc. and expected reversals of the temporary differences from the Roberts, WOW and Southwest mergers.

     LOSS ON DEBT EXTINGUISHMENT. For the six months ended June 30, 2001, a loss on extinguishment of debt of $5.4 million, net of tax benefit of $1.9 million was recorded to write off debt issuance costs associated with the Nortel/EDC Credit Facility. This credit facility was replaced with the senior secured credit facility, which was entered into on February 14, 2001. No such loss was incurred for the period ended June 30, 2000.


FOR THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31,
1999

     NET LOSS. Our net loss for the year ended December 31, 2000 was $80,188,100 as compared to a net loss of $32,835,859 for the year ended December 31, 1999. These losses were comprised of the continued incurrence of start-up expenses relating to the preparation of markets for commercial launch and the operation of markets launched during 1999 and 2000. We launched 11 markets during the year ended December 31, 1999. For the year ended December 31, 2000, we launched 10 additional markets.

     SERVICE REVENUES. Service revenues were $73,499,638 for the year ended December 31, 2000, and $6,533,623 for the year ended December 31, 1999, due to limited operations in 1999 and rapid growth in the subscriber base of newly launched markets.

     Our average monthly revenue per user for Sprint PCS customers in our territories, including long distance and roaming revenue, was approximately $96 for the period from June 26, 1999 to December 31, 1999 (the period during 1999 after launch of our first market) and was approximately $84 for the year ended December 31, 2000.

     PRODUCT SALES. The amount recorded for the year ended December 31, 2000 totaled $9,200,669 as compared to $2,450,090 for the year ended December 31, 1999. The increase was due to significant growth in our subscribers between December 31, 1999 and December 31, 2000.

     COST OF SERVICE AND OPERATIONS. Expenses totaling $55,429,985 for the year ended December 31, 2000 and $8,699,903 for the year ended December 31, 1999 are related to providing wireless services to customers and are included in cost of services. The increase was due to significant growth in our subscribers between December 31, 1999 and December 31, 2000. Among these costs are the cost of operations, fees related to data transfer via T-1 and other transport lines, inter-connection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. Also included is non-cash compensation expense related to our stock plans of $836,296 and $1,259,427 for the years ended December 31, 2000 and 1999, respectively. We pay Sprint PCS roaming fees when Sprint PCS subscribers based in our territories use the Sprint PCS network outside of our territories. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS can change this per minute rate. We pay non-Sprint PCS roaming fees to other wireless service providers when Sprint PCS customers based in our territories use their network.

     COST OF PRODUCTS SOLD. The cost of equipment sold totaled $20,524,427 for the year ended December 31, 2000 as compared to $5,938,838 for the year ended December 31, 1999. These amounts include the cost of accessories and the cost of handsets sold through our retail stores including sales to local indirects. We expect the cost of handsets to exceed the retail sales price because we subsidize the price of handsets for competitive reasons. The handset subsidy included in cost of products sold through our retail stores totaled $10,961,708 for the year ended December 31, 2000 and $3,535,532 for the year ended December 31, 1999.

     SELLING AND MARKETING. Selling and marketing expenses totaled $46,513,835 during 2000 and $10,810,946 for 1999. Selling and marketing expenses include advertising expenses, promotion costs, sales commissions and expenses related to our distribution channels and handset subsidy paid to Sprint PCS for customers based in our territories that purchase handsets through Sprint PCS or its national retailers. The handset subsidy incurred from sources other than our retail stores is included in selling and marketing. The amount of handset subsidy included in selling and marketing totaled $4,846,009 in 2000 and $1,487,898 in 1999.

     GENERAL AND ADMINISTRATIVE EXPENSES. We have incurred significant general and administrative expenses related to the development of our system. For the year ended December 31, 2000, general and administrative expenses totaled $14,351,839. For the year ended December 31, 1999, these expenses totaled $11,149,059 and were primarily related to the start-up of the business and were expensed according to American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." Also included in general and administrative expenses is non-cash compensation expense related to our stock plans of $4,814,329 and $6,940,084 for the years ended December 31, 2000 and 1999, respectively.

     RELATED PARTY EXPENSES. Related party expenses totaled $1,995,942 for the year ended December 31, 2000 and $1,726,198 for the year ended December 31, 1999. These amounts were primarily comprised of information technology and other professional consulting expenses incurred in connection with a contract between us and a telecommunications engineering and consulting firm. Several key officers and owners of these companies have an equity ownership interest in us.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 2000 totaled $12,530,038 as compared to $3,056,923 for the year ended December 31, 1999. Depreciation is calculated using the straight line method over the useful life of the asset. We begin to depreciate the assets for each market only after we open that market.

     INTEREST AND OTHER INCOME. Interest and other income totaling $14,483,431 for the year ended December 31, 2000 and $477,390 for the year ended December 31, 1999 generally have been generated from the investment of equity and loan proceeds held in liquid accounts waiting to be deployed.

     INTEREST EXPENSE. Interest expense totaled $25,774,925 for the year ended December 31, 2000 and $2,641,293 for the year ended December 31, 1999 and primarily related to interest accretion on the 12 7/8% senior discount notes during 2000 and financing via our credit facility during 1999.


FOR THE PERIOD JULY 16, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

     REVENUES, DIRECT COSTS AND NET LOSS. From inception through December 31, 1998, our operating activities were directed towards the development of our business. During July 1998, we signed our affiliation agreements with Sprint PCS to operate as the exclusive affiliate of Sprint PCS in our territories. Our operating activities were focused on executing our build-out plan and developing our network infrastructure. As our first market did not launch until June 1999, the 1998 period reflects no service revenues, product sales or related costs associated with services or products. Our net loss for the period was $923,822, which was principally comprised of general and administrative expenses.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the period in the amount of $956,331 were comprised primarily of legal and other professional services of $704,381 related to the start up of our business and the development of our systems. In addition, we incurred $166,850 of human resource costs related to preparation for the 1999 launch of our network. Virtually all general and administrative expenses during this period related to the start-up of the business and were expensed according to American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."


INCOME TAXES

     We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." For the year ended December 31, 2000, the deferred tax asset generated, primarily from temporary differences related to the treatment of start-up costs, unearned compensation and from net operating loss carry forwards, was offset by a full valuation allowance. For the quarter and six months ended June 30, 2001, the income tax benefit totaled $17.4 million and $31.3 million, respectively. The income tax benefit represents the anticipated recognition of our deductible net operating loss carry forward. This benefit is being recognized based on an assessment of the combined expected future taxable income of Alamosa Holdings, Inc. and expected reversals of the temporary differences from the Roberts, WOW and Southwest mergers.

     Our financial statements for the periods ended December 31, 1999 and December 31, 1998 did not report any effect for federal and state income taxes since we had elected to be taxed as a partnership prior to our original Alamosa reorganization. For the periods presented, the members of the limited liability company recorded our tax losses on their own income tax returns. Subsequent to the original Alamosa reorganization, we have accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Had we applied the provisions of SFAS No. 109 for the period from inception on July 16, 1998 through December 31, 1999, the deferred tax asset generated, primarily from temporary differences related to the treatment of start-up costs, unearned compensation and from net operating loss carry forwards, would have been offset by a full valuation allowance.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations through capital contributions from our owners, through debt financing and through proceeds generated from our initial public offering. We entered into a credit agreement with Nortel effective June 10, 1999, which was amended and restated on February 8, 2000. On June 23, 2000, Nortel assigned the entirety of its loans and commitments to EDC, and we entered into the credit facility with EDC.

     The EDC credit facility was reduced by $75.0 million from the issuance of the 12 7/8% senior discount notes. Following the completion of such offering, the EDC credit facility provided for advancing term loan facilities in the aggregate principal amount of $175.0 million. The terms and conditions of the EDC credit facility were substantially the same as the terms and conditions of the Nortel credit agreement before the assignment and the amendments. On February 14, 2001, we repaid the total amount outstanding on the facility in the amount of $54.5 million plus accrued interest of approximately $884,000 with the proceeds from the senior secured credit facility.

     Pursuant to the equipment agreement with Nortel, we were required to purchase a total of $167.0 million of equipment and services from Nortel. As of June 30, 2001, this commitment has been fully satisfied. These purchases from Nortel were financed pursuant to the EDC credit facility prior to the closing of the senior secured credit facility, and, after the closing of the senior secured credit facility, were financed pursuant to such facility.

     On February 4, 2000, Alamosa (Delaware), Inc., our wholly-owned subsidiary, issued $350.0 million face amount of its 12 7/8% senior discount notes. The 12 7/8% senior discount notes mature in ten years (February 15, 2010), carry a coupon rate of 12 7/8%, and provide for interest deferral for the first five years. The 12 7/8% senior discount notes will accrete to their $350.0 million face amount by February 8, 2005, after which interest will be paid in cash semi-annually.

     On January 31, 2001, Alamosa (Delaware) issued $250.0 million face amount its 12 1/2% senior notes. The 12 1/2% senior notes mature in ten years (February 1, 2011), and carry a coupon rate of 12 1/2%, payable semi-annually on February 1 and August 1, beginning on August 1, 2001.

     On February 14, 2001, Alamosa Holdings, Alamosa (Delaware) and Alamosa Holdings, LLC, as borrower, entered into a $280.0 million senior secured credit facility with Citicorp USA, as administrative agent and collateral agent Toronto Dominion (Texas), Inc., as syndication agent; EDC as co-documentation agent; First Union National Bank, as documentation agent; and a syndicate of banking and financial institutions. On March 30, 2001, this credit facility was amended to increase the facility to $333.0 million in relation to the acquisition of Southwest. At that time, all covenants were amended to reflect this increase and the inclusion of Southwest. The senior secured credit facility was amended on July 19, 2001 to extend the period prior to which Alamosa Holdings, LLC must borrow $50.0 million of term loans from August 14, 2001 to December 31, 2001.

     On August 15, 2001, Alamosa (Delaware) issued $150.0 million face amount of its 13 5/8% senior notes. The senior secured credit facility was amended simultaneously with the closing of the offering of the 13 5/8% senior notes to, among other things, reduce the amount of the senior secured credit facility from $333.0 million to $225.0 million and modify the financial covenants. As of June 30, 2001, after giving effect to the issuance of the 13 5/8% senior notes in August 2001 and the application of net proceeds therefrom, our total outstanding debt, excluding unused commitments made by lenders, would have been approximately $761.5 million.


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

     Net cash used in operating activities was $60.4 million for the six months ended June 30, 2001. Net cash used in operating activities was $2.8 million for the six months ended June 30, 2000. Cash used in operating activities was attributable to operating losses and working capital needs.

     Net cash used in investing activities was $97.0 million for the six months ended June 30, 2001, and $65.8 million for the six months ended June 30, 2000. In 2001, we invested $72.9 million in our network infrastructure and $37.6 million in the acquisitions of Roberts, WOW and Southwest. The expenditures in 2000 were related primarily to the purchase of network infrastructure needed to construct our portion of the Sprint PCS network and investment in short-term liquid investments of $21.8 million.

     Net cash provided by financing activities was $137.7 million for the six months ended June 30, 2001 and consisted primarily of the net proceeds from our issuance of the 12 1/2% senior notes and borrowings under the senior secured credit facility, less repayment of long-term debt of $223.6 million, $169.1 million of which was assumed through acquisitions. We also set aside $70.7 million in restricted cash primarily for escrow of two years of interest on the 12 1/2% senior notes. Net cash provided by financing activities was $303.9 million for the six months ended June 30, 2000 consisting primarily of net proceeds from our initial public offering of approximately $194.3 million and net proceeds from our issuance of 12 7/8% senior discount notes of approximately $181.0 million less repayments of long-term debt of $76.2 million.

     As of June 30, 2001, our primary sources of liquidity were approximately $122 million in cash and cash equivalents and $130.0 million of unused capacity under the senior secured credit facility (these figures do not reflect the subsequent issuance of the 13 5/8% senior notes in August 2001 and the simultaneous amendment to the senior secured credit facility to reduce the total size of the facility by $108 million -- see "-- New Notes Offering" and "-- Amendment to Senior Secured Credit Facility" below).

     We estimate that we will require approximately $80.0 million to complete the current build-out plan and fund working capital losses through the remainder of the year 2001. The actual funds required to build-out our portion of the Sprint PCS network and to fund operating losses and working capital needs may vary materially from this estimate and additional funds could be required.

     We include capital leases related to network equipment and build-out in construction in progress until service has commenced in their respective markets. Once that service has commenced, those capital leases are reclassified to property and equipment. At June 30, 2001, capital leases totaled $1.6 million and included long-term capital lease obligations of $1.5 million. At December 31, 2000 the capital leases totaled $1.1 million.


DEBT COVENANT WAIVER

     As of March 31, 2001, we did not meet the maximum negative EBITDA covenant under the senior secured credit facility. During the quarter ended March 31, 2001, we reported an EBITDA loss of $16.7 million which exceeded the maximum negative EBITDA covenant by $7.0 million.

     On May 8, 2001, we obtained a waiver of any default or event of default arising from the failure to comply with the maximum negative EBITDA covenant for the quarter ended March 31, 2001 from the lending institutions under the senior secured credit facility.

     The Company met its negative EBITDA covenant for the quarter ended June 30, 2001 and we believe that the EBITDA covenants will be met for the next twelve months. Our EBITDA is directly impacted by the up front selling and marketing expenses we incur in order to grow our subscriber base. As such, greater than expected subscriber growth may impact our EBITDA negatively.


NEW NOTES OFFERING


     On August 15, 2001 Alamosa (Delaware) issued $150.0 million face amount of 13 5/8% senior notes. The 13 5/8% senior notes mature in ten years (August 15, 2011), carry a coupon rate of 13 5/8%, payable semiannually on February 15 and August 15, beginning on February 15, 2002. The net proceeds from the sale of the 13 5/8% senior notes were approximately $141.5 million, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses.

     Approximately $39.2 million of the net proceeds of the 13 5/8% senior notes offering were used to establish a security account (with U.S. government securities) to secure on a pro rata basis the payment obligations under the 13 5/8% senior notes, the 12 7/8% senior discount notes and the 12 1/2% senior notes. Approximately $65.8 million of the net proceeds of the 13 5/8% senior notes offering were used to pay down a portion of the senior secured credit facility. The remaining net proceeds of the 13 5/8% senior notes offering will be used for general corporate purposes.


AMENDMENT TO THE SENIOR SECURED CREDIT FACILITY

     The senior secured credit facility was amended simultaneously with the closing of the offering of the 13 5/8% senior notes to, among other things, reduce the amount of the senior secured credit facility from $333.0 million to $225.0 million and modify the financial covenants.

     For a complete description of our indebtedness, please refer to the consolidated financial statements and the related notes included in this prospectus.


INFLATION

     Management believes that inflation has not had, and is not likely to have, a material adverse effect on our results of operations.


EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 141 will apply to all business combinations initiated after June 30, 2001, and will also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 should be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. Certain provisions of SFAS No. 142 will be effective for business combinations completed after June 30, 2001. The Company is in the process of evaluating the effect of the adoption of these pronouncements.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The provisions of SFAS No. 143 are effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is in the process of evaluating the effect of the adoption of this pronouncement.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is in the process of evaluating the effect of the adoption of this pronouncement.


CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

     None.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that could expose us to market risk.

     We are subject to some interest rate risk on our financing from the senior secured credit facility and any future floating rate financing.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with the 12 7/8% senior discount notes, the 12 1/2% senior notes, the 13 5/8% senior notes, capital leases and the senior secured credit facility financing based on our projected level of long-term indebtedness:




                                                                           YEAR ENDING DECEMBER 31,
                                                ------------------------------------------------------------------------------
                                                    2001         2002         2003         2004         2005       THEREAFTER
                                                ------------ ------------ ------------ ------------ ------------ -------------
                                                                            (DOLLARS IN MILLIONS)
Fixed Rate Instruments:
 12 7/8% senior discount notes ................   $    237     $    269     $    305     $    345     $    350     $    350
   Fixed interest rate ........................     12.875%      12.875%      12.875%      12.875%      12.875%      12.875%
   Principal payments .........................         --           --           --           --           --          350
 12 1/2% senior notes .........................   $    250     $    250     $    250     $    250     $    250     $    250
   Fixed interest rate ........................       12.5%        12.5%        12.5%        12.5%        12.5%        12.5%
   Principal payment ..........................         --           --           --           --           --          250
 13 5/8% senior notes .........................   $    150     $    150     $    150     $    150     $    150     $    150
   Fixed interest rate ........................     13.625%      13.625%      13.625%      13.625%      13.625%      13.625%
   Principal payment ..........................         --           --           --           --           --           --
 Capital Leases--Annual Minimum:
   Lease Payments (1) .........................   $  0.148     $  0.149     $  0.150     $  0.160     $  0.161     $   1.18
   Average Interest Rate ......................      10.00%       10.00%       10.00%       10.00%       10.00%       10.00%
 Variable Rate Instruments: ...................
   Senior secured credit facility (2) .........   $    187          225     $    225     $    200     $    149           --
   Average Interest Rate (3) ..................          9%           9%           9%           9%           9%           9%
    Principal payments ........................         --           --           --     $     25     $     51     $    149

----------
(1) These amounts represent the estimated minimum annual payments due under our estimated capital lease obligations for the periods presented.


(2) The amounts represent estimated year-end balances under the senior secured credit facility based on a projection of the funds borrowed under that facility pursuant to our current plan of network build-out.


(3) Interest rate under the senior secured credit facility equals, at our option, either the London Interbank Offered Rate ("LIBOR") + 4.0%, or the prime or base rate of Citibank, N.A. plus 3%. LIBOR is assumed to equal 5.0% for all periods presented.


     Our primary market risk exposure relates to:


    o the interest rate risk on long-term and short-term borrowings;


    o our ability to refinance the 12 7/8% senior discount notes at maturity at market rates; and


    o the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.


     As of December 31, 2000, the 12 7/8% senior discount notes have a carrying value of $209.0 million and a fair value which approximates $215.0 million.

                                    BUSINESS

     References in this prospectus to us as a provider of wireless personal communications services or similar phrases generally refer to our building, owning and managing our portion of the Sprint PCS network pursuant to our affiliation agreements with Sprint PCS. Sprint PCS holds the spectrum licenses and controls the network through its agreements with us.

     All references contained in this prospectus to resident population and residents are based on projections of year-end 2000 population counts calculated by applying the annual growth rate from 1990 to 1999 to estimates of 1999 population counts compiled by the U.S. Census Bureau.


OVERVIEW

     We are the largest network partner in terms of subscribers, revenues and market population of Sprint PCS, the personal communications services group of Sprint Corporation. We have the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in a territory encompassing over 15.6 million residents primarily located in Texas, New Mexico, Arizona, Colorado, Wisconsin, Illinois, Oklahoma, Kansas, Missouri, Washington and Oregon. For the six months ended June 30, 2001, we generated approximately $129.4 million in revenue and ended the period with approximately 316,000 subscribers.

     We launched Sprint PCS services in Laredo, Texas, in June 1999, and through June 30, 2001, have commenced service in 62 additional markets, including markets in territories serviced by companies that we acquired in 2001. At June 30, 2001, our systems covered approximately 10 million residents out of approximately 15.6 million total residents in those markets. We anticipate that we will complete the network build-out requirements required by Sprint PCS by the end of 2001. At such time, our network will cover approximately 11 million residents in 87 markets. The number of residents covered by our system does not represent the number of Sprint PCS subscribers that we expect to be based in our territories.

     Over the past year we have grown our business significantly. During the first quarter of 2001, we completed our acquisitions of three Sprint PCS affiliates. We acquired Roberts and WOW on February 14, 2001. We acquired Southwest on March 30, 2001. The acquisitions added territories with a total of approximately 6.8 million residents and added approximately 90,000 subscribers. Since the second quarter of 2000, we have increased subscribers and revenues an average of 49% and 49%, respectively, per quarter.


OUR BACKGROUND

     Alamosa (Delaware), Inc. (formerly known as Alamosa PCS Holdings Inc.) was formed in October 1999 to operate as a holding company and closed its initial public offering in February 2000. Immediately prior to Alamosa (Delaware)'s initial public offering the members of Alamosa PCS LLC received shares of Alamosa (Delaware) common stock in the same proportion to their membership interest in Alamosa PCS LLC.

     On December 14, 2000, Alamosa (Delaware) formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law. In that transaction, each share of Alamosa (Delaware) was converted into one share of the new holding company, and the former public company, which was renamed "Alamosa (Delaware), Inc." became a wholly owned subsidiary of the new holding company, which was renamed "Alamosa PCS Holdings, Inc."

     We were formed in July 2000 to operate as a holding company. On February 14, 2001, Alamosa Sub I, Inc., our wholly owned subsidiary, merged with and into Alamosa PCS Holdings, with Alamosa PCS Holdings surviving the merger and becoming our wholly owned subsidiary. Each share of Alamosa PCS Holdings common stock issued and outstanding immediately prior to the merger, was converted into the right to receive one share of our common stock.

     On February 14, 2001, we also completed our acquisition of Roberts and WOW. Roberts' service area, which included 2.5 million people, includes the market areas surrounding Kansas City, the world headquarters of Sprint PCS, and St. Louis, including the Interstate 70 corridor connecting the two cities. At December 31, 2000, Roberts' network covered approximately 1.1 million people. WOW's service area, which included 1.5 million people, includes the market areas of Ellenburg, Yakima and Kennewick, Washington and key travel corridors within Washington and Oregon. At December 31, 2000, WOW's network covered approximately 800,000 residents.

     On March 30, 2001, we completed our acquisition of Southwest. Southwest's service area, which included 2.8 million people, includes the market areas in Texas, Oklahoma and Arkansas, encompassing over 2,100 heavily traveled highway miles. At December 31, 2000, Southwest had launched service in 18 markets covering approximately 1.5 million residents and had approximately 40,000 subscribers.

     In connection with the Roberts and WOW acquisitions, we entered into a new senior secured credit facility for up to $280.0 million. In connection with the acquisition of Southwest, we increased the amount of the senior secured credit facility from $280.0 million to $333.0 million. The senior secured credit facility was reduced to $225.0 million concurrently with the issuance of the 13 5/8% senior notes.


OUR RELATIONSHIP WITH SPRINT PCS

     Sprint PCS is a wholly owned tracking group of Sprint Corporation and operates the largest 100% digital, 100% PCS nationwide network in the United States with licenses to provide services to an area of more than 280 million residents in the United States, Puerto Rico and the U.S. Virgin Islands. The Sprint PCS network uses code division multiple access technology nationwide. Sprint PCS directly operates its PCS network in major markets throughout the United States and has entered into independent agreements with various affiliates such as us, under which the affiliate has agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways.

     We are the largest affiliate of Sprint PCS based on the resident population in our territories, and our territories adjoin several major Sprint PCS markets. The build-out of our territories will significantly extend Sprint PCS's coverage in the Southwestern and Midwestern United States. Due to our relationship with Sprint PCS, we benefit from:

     BRAND RECOGNITION. We market products and services directly under the Sprint and Sprint PCS brand names. We benefit from the recognizable Sprint and Sprint PCS brand names and national advertising as we open markets. We offer pricing plans, promotional campaigns and handset and accessory promotions of Sprint PCS.

     EXISTING DISTRIBUTION CHANNELS. We benefit from relationships with major national retailers who distribute Sprint PCS products and services under existing Sprint PCS contracts. These national retailers have approximately 470 retail outlets in our territories. Furthermore, we benefit from sales made by Sprint PCS to customers in our territories through its national telemarketing sales force, national account sales team and Internet sales capability. These existing distribution channels provide immediate access to customers as our services become available in their area. For more information on our distribution plan, see "-- Sales and Distribution."

     SPRINT PCS'S NATIONAL NETWORK. We offer access to Sprint PCS's wireless network. Sprint PCS's network offers service in metropolitan markets across the country representing 223 million people. We derive additional revenue from Sprint PCS when its customers based outside of our territories roam on our portion of the Sprint PCS network.

     HIGH CAPACITY NETWORK. Sprint PCS built its network around code division multiple access digital technology, which we believe provides advantages in capacity, voice-quality, security and handset battery life. For more information on the benefits of this technology, see "-- Technology -- Code Division Multiple Access."

     SPRINT PCS'S LICENSED SPECTRUM. Sprint PCS has invested approximately $100.0 million to purchase the wireless mobility communications network service licenses in our territories and to pay costs to remove sources of microwave signals that interfere with the licensed spectrum, a process generally referred to as microwave clearing.

     BETTER EQUIPMENT AVAILABILITY AND PRICING. We are able to acquire handsets and network equipment more quickly and at a lower cost than we would without our affiliation with Sprint PCS. For example, Sprint PCS will use commercially reasonable efforts to obtain for us the same discounted volume-based pricing on wireless-related products and warranties as Sprint PCS receives from its vendors.

     ESTABLISHED BACK OFFICE SUPPORT SERVICES. We have contracted with Sprint PCS to provide critical back office services, including customer activation, handset logistics, billing, customer care and network monitoring services. Because we do not have to establish and operate these systems, we are able to accelerate our market launches and capitalize upon Sprint PCS's economies of scale.

     ACCESS TO THE SPRINT PCS WIRELESS WEB. We support the Sprint PCS Wireless Web service in our portion of the Sprint PCS network. For more information on the Sprint PCS Wireless Web, see "-- Products and Services -- Access to the Sprint PCS Wireless Web."

     Statements in this prospectus regarding Sprint or Sprint PCS are derived from information contained in our affiliation agreements with Sprint and Sprint PCS and periodic reports and other documents filed with the Securities and Exchange Commission by, or press releases issued by, Sprint and Sprint PCS.


MARKETS

     We believe part of our success is attributable to the strategic attractiveness of our markets. We believe our markets are attractive for several reasons:

    o PROXIMITY TO MAJOR SPRINT PCS MARKETS. Our markets are located near or around several major Sprint PCS markets, including Dallas, San Antonio, Kansas City, St. Louis, Phoenix, Seattle, Portland, Milwaukee, Minneapolis, Tulsa and Wichita.

    o FEWER COMPETITORS. We believe we face a smaller number of competitors in our markets than the typical Sprint PCS market and fewer competitors than is generally the case for service providers operating in more urban areas.

    o MEXICO / U.S. BORDER. Our territories include more than 75% of the Mexico / U.S. border area.

    o HIGH POPULATION GROWTH MARKETS. The overall population growth rate in our territories has been approximately 37% above the national average for the past ten years.


     The following table lists the location, basic trading area number, whether the network coverage has been launched, megahertz of spectrum, estimated total residents and estimated covered residents for each of the markets that comprise our territories under our affiliation agreements with Sprint PCS as of September 30, 2001. The number of estimated covered residents does not represent the number of Sprint PCS subscribers that we expect to be based in our territories.






                                                                     ESTIMATED TOTAL   ESTIMATED COVERED
LOCATION                             BTA NO. (1)   MHZ OF SPECTRUM    RESIDENTS (2)      RESIDENTS (3)    DATE LAUNCHED
----------------------------------- ------------- ----------------- ----------------- ------------------ --------------
ARKANSAS
Fayetteville-Springdale-Rogers .... 140           30                     325,600            261,900           3Q99
Fort Smith ........................ 153           30                     326,700            175,400           4Q98
Little Rock (4) ................... 257           30                       9,000              9,000              *
Russellville ...................... 387           30                      95,700             60,600           3Q01
ARIZONA
Flagstaff ......................... 144           30                     116,300             66,800           4Q00
Las Vegas, NV (Arizona side) (4) .. 245           30                     143,100             88,100              *
Prescott .......................... 362           30                     167,500            130,200           4Q00
Phoenix (4) ....................... 347           30                      15,900                200           3Q01
Sierra Vista-Douglas .............. 420           30                     117,800             55,900           3Q01
Tucson (4) ........................ 447           30                       1,800                  *              *
Yuma .............................. 486           30                     158,700            137,800           1Q01

                                                                   ESTIMATED TOTAL  ESTIMATED COVERED
LOCATION                           BTA NO. (1)   MHZ OF SPECTRUM    RESIDENTS (2)     RESIDENTS (3)     DATE LAUNCHED
--------------------------------- ------------- ----------------- ---------------- ------------------- --------------
CALIFORNIA
El Centro-Calexico ..............      124      30                     143,700           127,100            3Q01
San Diego (4) ...................      402      30                       4,200                 *               *
COLORADO
Colorado Springs (4) ............       89      30                       1,300               100            3Q01
Farmington, NM-Durango, CO ......      139      30                     208,300           100,600            3Q01
Grand Junction ..................      168      30                     246,100           119,500            4Q00
Pueblo ..........................      366      30                     312,800           136,800            3Q00
ILLINOIS
Carbondale-Marion ...............       67      30                     214,200           123,800            1Q01
KANSAS
Pittsburgh-Parsons ..............      349      30                      92,500            34,000            1Q01
Emporia .........................      129      30                      47,800            33,100            1Q99
Hutchinson (4) ..................      200      30                      29,500            21,200            1Q99
Manhattan-Junction City .........      275      30                     117,900            89,300            4Q98
Salina ..........................      396      30                     144,300            61,400            4Q98
MINNESOTA
La Crosse, WI-Winona, MN ........      234      30                     321,000           219,000            3Q01
Minneapolis-St. Paul (4) ........      298      30                      87,800            50,300            3Q01
MISSOURI
Cape Girardeau-Sikeston .........       66      30                     189,200           155,500            1Q01
Columbia ........................       90      30                     216,800           172,100            1Q99
Jefferson City ..................      217      30                     164,300           130,300            1Q99
Kirksville ......................      230      30                      57,400            38,800            4Q00
Poplar Bluff ....................      355      30                     154,200            45,300            1Q01
Quincy, IL-Hannibal .............      367      30                     184,900           124,700            1Q01
Rolla ...........................      383      30                     104,700            71,300            4Q00
St. Joseph ......................      393      30                     196,500           137,200            2Q00
Sedalia .........................      414      30                      78,800            49,200            1Q99
Springfield .....................      428      30                     660,100           454,100            4Q99
West Plains .....................      470      30                      77,000                 *               *
NEW MEXICO
Albuquerque .....................        8      10                     832,200           694,000            3Q99
Carlsbad ........................       68      10                      51,700            49,900            3Q01
Clovis ..........................       87      30                      75,300            66,500            3Q01
Gallup ..........................      162      10                     143,800            26,700            3Q01
Hobbs ...........................      191      30                      55,500            36,000            3Q01
Roswell .........................      386      10                      80,800            60,400               *
Santa Fe ........................      407      10                     218,900           148,800            3Q99
Las Cruces ......................      244      10                     250,100           180,200            3Q99
OKLAHOMA
Joplin, MO-Miami ................      220      30                     247,200           216,100            4Q00
Ada .............................        4      30                      54,100            28,500            2Q99
Ardmore .........................       19      30                      90,900            47,300            3Q99
Bartlesville ....................       31      30                      49,000            42,700            3Q99
Enid ............................      130      30                      85,700            51,700            2Q00
Lawton-Duncan ...................      248      30                     181,000           107,000            1Q99
McAlester .......................      267      30                      54,800            28,600            3Q99
Muskogee ........................      311      30                     164,200            67,800            2Q99

                                                                        ESTIMATED TOTAL  ESTIMATED COVERED
LOCATION                                BTA NO. (1)   MHZ OF SPECTRUM    RESIDENTS (2)     RESIDENTS (3)     DATE LAUNCHED
-------------------------------------- ------------- ----------------- ---------------- ------------------- --------------
Oklahoma City (4) ....................      329      30                      577,500            179,700     1Q99
Ponca City ...........................      354      30                       49,900             35,800     2Q99
Stillwater ...........................      433      30                       79,400             59,600     4Q98
Tulsa (4) ............................      448      30                      277,300             98,900     3Q99
OREGON
Bend .................................       38      30                      153,600            141,300     1Q01
Coos Bay-North Bend ..................       97      30                       83,900             29,600     3Q00
Klamath Falls ........................      231      30                       80,600             48,300     3Q00
Medford-Grants Pass ..................      288      30                      257,000            225,500     3Q00
Portland (4) .........................      358      30                       80,500             51,700     3Q00
Roseburg .............................      385      30                      100,400             77,500     3Q00
Walla Walla, WA-Pendleton, OR ........      460      30                      174,400            126,100     3Q00
TEXAS
Eagle Pass-Del Rio ...................      121      30                      117,400             90,000     1Q00
El Paso ..............................      128      20                      748,200            708,900     3Q99
Laredo ...............................      242      30                      216,400            191,500     2Q99
Wichita Falls ........................      473      30                      222,300            141,000     4Q98
Abilene ..............................        3      30                      261,700            153,200     4Q99
Amarillo .............................       13      30                      410,300            247,500     3Q99
Big Spring ...........................       40      30                       35,800             32,300     3Q01
Lubbock ..............................      264      30                      409,200            362,900     3Q99
Midland ..............................      296      30                      120,700            120,000     3Q99
Odessa ...............................      327      30                      209,100            131,600     3Q99
San Angelo ...........................      400      30                      161,900             97,200     4Q99
WASHINGTON
Kennewick-Pasco-Richland .............      228      30                      191,800            181,800     3Q00
Wenatchee ............................      468      30                      213,200            128,200     4Q00
Yakima ...............................      482      30                      256,000            236,100     3Q00
WISCONSIN
Appleton-Oshkosh .....................       18      30                      452,800            389,400     4Q00
Eau Claire ...........................      123      30                      195,400            160,100     3Q01
Fond du Lac ..........................      148      30                       97,300             86,200     4Q00
Green Bay ............................      173      30                      355,700            299,700     4Q00
Madison (4) ..........................      272      30                      143,300             99,800     3Q01
Manitowoc ............................      276      30                       82,900             64,900     4Q00
Milwaukee (4) ........................      297      30                       85,900             55,900     3Q01
Sheboygan ............................      417      30                      112,600            109,900     4Q00
Stevens Point-Marshfield-Wisconsin
 Rapids ..............................      432      30                      214,500            136,400     3Q01
Wausau-Rhinelander ...................      466      30                      244,000            147,800     3Q01
TOTAL ................................                                    15,641,400         10,782,100

----------
*     These markets have not yet been launched.


(1) BTA No. refers to the basic trading area number assigned to that market by the FCC for the purposes of issuing licenses for wireless services.


(2) Estimated total residents is based on estimates of 2000 population counts compiled by the U.S. Census Bureau.

(3) Estimated covered residents is based on our actual or projected network coverage using estimates of 2000 population counts compiled by the U.S. Census Bureau.

(4) Total residents, covered residents and actual customers for these markets reflect only those residents or customers contained in our licensed territories, not the total residents, covered residents and actual customers in the entire basic trading area.

     Pursuant to our affiliation agreements with Sprint PCS, we have agreed to cover a minimum percentage of the resident population in our territories within specified time periods. We are fully compliant with these build-out requirements and expect to launch our remaining markets ahead of the schedule established in our affiliation agreements with Sprint PCS. As of June 30, 2001, we had 316,000 Sprint PCS subscribers.


NETWORK OPERATIONS

     The effective operation of our portion of the Sprint PCS network requires:


    o public switched and long distance interconnection;

    o the implementation of roaming arrangements; and

    o the development of network monitoring systems.

     Our network connects to the public switched telephone network to facilitate the origination and termination of traffic between our network and both local exchange and long distance carriers. Sprint provides preferred rates for long distance services. Through our arrangements with Sprint PCS and Sprint PCS's arrangements with other wireless service providers, Sprint PCS subscribers based in our territories have roaming capabilities on other networks. We monitor our portion of the Sprint PCS network during normal business hours. For after hours monitoring, Sprint PCS Network Operating Centers provide 24 hours, seven days a week monitoring of our portion of the Sprint PCS network and notification to our designated personnel.

     As of June 30, 2001, our portion of the Sprint PCS network included 1,283 base stations and 10 switching centers.


PRODUCTS AND SERVICES

     We offer products and services throughout our territories under the Sprint and Sprint PCS brand names. Our services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The Sprint PCS service packages we currently offer include the following:

     100% DIGITAL WIRELESS NETWORK WITH SERVICE ACROSS THE COUNTRY. We are part of the largest 100% digital wireless personal communications services network in the country. Sprint PCS customers based in our territories may access Sprint PCS services throughout the Sprint PCS network, which includes more than 4,000 cities and communities across the United States. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS has roaming agreements.

     ACCESS TO THE SPRINT PCS WIRELESS WEB. We support the Sprint PCS Wireless Web in our portion of the Sprint PCS network. The Sprint PCS Wireless Web allows customers with data capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS customers with data capable handsets also have the ability to receive periodic information updates such as stock prices, sports scores and weather reports. Sprint PCS customers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis.

     ACCOUNT SPENDING LIMIT. Under the Sprint PCS service plans, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit ("ASL") to control credit exposure. Prior to May 2001, these customers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on certain credit classes ("NDASL"). Since the modification in May 2001 to the NDASL, a majority of our new customer additions have been under the NDASL program. Sprint PCS has the right to end or materially change the terms of the ASL, NDASL or any other program in its sole discretion. If Sprint PCS chooses to do away with the ASL or NDASL program or reintroduce the deposit requirement, the growth rate we have experienced could decrease and the decrease may be significant.

     OTHER SERVICES. In addition to these services, we may also offer wireless local loop services in our territories, but only where Sprint is not a local exchange carrier. Wireless local loop is a wireless substitute for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the Sprint PCS network to take advantage of code division multiple access technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint PCS a competitive advantage. We may incur additional expenses in modifying our technology to provide these additional features and services.


ROAMING

     SPRINT PCS ROAMING. Sprint PCS roaming includes both inbound Sprint PCS roaming, when a Sprint PCS subscriber based outside of our territories uses our portion of the Sprint PCS network, and outbound Sprint PCS roaming, when a Sprint PCS subscriber based in our territories uses the Sprint PCS network outside of our territories. Sprint PCS pays us a per minute fee for inbound Sprint PCS roaming. Similarly, we pay a per minute fee to Sprint PCS for outbound Sprint PCS roaming. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has the discretion to change the per minute rate for Sprint PCS roaming fees. See "Our Affiliation Agreements with Sprint PCS -- Recent Developments."

     NON-SPRINT PCS ROAMING. Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in our territories uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our portion of the Sprint PCS network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our portion of the Sprint PCS network, and as part of our collected revenues, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in our territories, we pay outbound non-Sprint PCS roaming fees. Sprint PCS, pursuant to our current services agreement with Sprint PCS, then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. We bear the collection risk for all service.


MARKETING STRATEGY

     Our marketing strategy is to complement Sprint PCS's national marketing strategies with techniques tailored to each of the specific markets in our territories.

     USE SPRINT PCS'S BRAND EQUITY. We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing and sales effort. From the customers' point of view, they use our portion of the Sprint PCS network and the rest of the Sprint PCS network as a unified national network.

     ADVERTISING AND PROMOTIONS. Sprint PCS promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint PCS's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our territories, such as RadioShack, Circuit City and Best Buy. We must pay the cost of specialized Sprint PCS print advertising by third party retailers. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We offer these promotional campaigns to potential customers in our territories.


     SALES FORCE WITH LOCAL PRESENCE. We have established local sales forces to execute our marketing strategy through direct business-to-business contacts, our company-owned retail stores, local distributors and other channels. Our market teams also participate in local clubs and civic organizations such as the Chamber of Commerce, Rotary and Kiwanis.


SALES AND DISTRIBUTION


     Our sales and distribution plan is designed to exploit Sprint PCS's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of our sales and distribution plan consist of the following:


     SPRINT PCS RETAIL STORE. As of June 30, 2001, we owned and operated 57 Sprint PCS stores and 7 kiosks at military base locations. These stores provide us with a local presence and visibility in the markets within our territories. Following the Sprint PCS model, these stores are designed to facilitate retail sales, activation, bill collection and customer service.


     SPRINT STORE WITHIN A RADIOSHACK STORE. Sprint has an agreement with RadioShack to build a "store within a store," making Sprint PCS one of two brands of wireless mobility communications network services using CDMA technology in the 1900 MHz spectrum and products sold through RadioShack stores. As of June 30, 2001, RadioShack had approximately 265 stores in our territories.


     OTHER NATIONAL THIRD PARTY RETAIL STORES. In addition to RadioShack, we benefit from the distribution agreements established by Sprint PCS with other national and regional retailers such as Best Buy, Circuit City and Target. As of June 30, 2001, these retailers had approximately 368 stores in our territories.


     ELECTRONIC COMMERCE. Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to Sprint PCS's Internet site can order and pay for a handset and select a rate plan. Sprint PCS customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. We recognize the revenues generated by Sprint PCS customers in our territories who purchase products and services over the Sprint PCS Internet site.


SEASONALITY


     Our business is subject to seasonality because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. A number of factors contribute to this trend, including:


    o the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season;


    o the timing of new product and service announcements and introductions;

    o competitive pricing pressures; and

    o aggressive marketing and promotions.


TECHNOLOGY

     GENERAL. In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from traditional analog cellular telephone service principally in that wireless personal communications services systems operate at a higher frequency and employ advanced digital technology. Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

     Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for wireless personal communications services systems. Wireless personal communications systems operate under one of three principal air interface protocols; code division multiple access, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, commonly referred to as GSM. Time division multiple access and global system for mobile communications are both time division multiple access systems but are incompatible with each other. The code division multiple access system is incompatible with both global system for mobile communications and time division multiple access systems. Accordingly, a subscriber of a system that utilizes code division multiple access technology is unable to use a code division multiple access handset when traveling in an area not served by code division multiple access-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of time division multiple access or global system for mobile communications systems. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.


CODE DIVISION MULTIPLE ACCESS TECHNOLOGY

     Sprint PCS's network and its affiliates' networks all use digital code division multiple access technology. We believe that code division multiple access provides important system performance benefits such as:

     GREATER CAPACITY. We believe, based on studies by code division multiple access manufacturers, that code division multiple access systems can provide system capacity that is approximately seven to ten times greater than that of current analog technology and approximately three times greater than time division multiple access and global system for mobile communications systems.

     PRIVACY AND SECURITY. One of the benefits of code division multiple access technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

     SOFT HAND-OFF. Code division multiple access systems transfer calls throughout the code division multiple access network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new base station while maintaining a connection with the base station currently in use. Code division multiple access networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, time division multiple access and global system for mobile communications networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations.

     SIMPLIFIED FREQUENCY PLANNING. Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike time division multiple access and global system for mobile communications based systems, code division multiple access based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     LONGER BATTERY LIFE. Due to their greater efficiency in power consumption, code division multiple access handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

COMPETITION

     Competition in the wireless communications services industry is intense. We compete with a number of wireless service providers in our markets. We believe that our primary competition is with national wireless providers such as AT&T Wireless Services, Cingular, Voicestream Wireless, Verizon Wireless and Alltel.

     We also face competition from resellers, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public. The FCC currently requires all cellular and wireless personal communications services licensees to permit resale of carrier services to a reseller.

     In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. Some of our competitors also have established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Wireless personal communications services operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

     Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

    o the strength of the Sprint and Sprint PCS brand names, services and features;

    o nationwide network;

    o our network coverage and reliability; and

    o CDMA technology.

     Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

    o new services and technologies that may be introduced;

    o changes in consumer preferences;

    o demographic trends;

    o economic conditions; and

    o discount pricing strategies by competitors.


INTELLECTUAL PROPERTY

     The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We use the Sprint and Sprint PCS brand names, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our territories. Under the terms of the trademark and service mark license agreements with Sprint and Sprint PCS, we do not pay a royalty fee for the use of the Sprint and Sprint PCS brand names and Sprint service marks.

     Except in certain instances and other than in connection with the national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in our territories. In all other instances, Sprint PCS reserves the right to use the licensed marks in providing its services within or without our territories.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Our Affiliation Agreements with Sprint PCS -- The Trademark and Service Mark License Agreements" for more information on this topic.


EMPLOYEES

     As of June 30, 2001, we employed 846 employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.


PROPERTIES

     Our headquarters are located in Lubbock, Texas and we lease space in a number of locations, primarily for our Sprint PCS stores, base stations, and switching centers. As of June 30, 2001 we leased 57 retail stores and 10 switching centers. As of June 30, 2001 we leased 1,283 towers and owned 4 towers. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed on commercially reasonable terms.


ENVIRONMENTAL COMPLIANCE

     Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been material to our financial statements or to our operations and are not expected to be material in the future.

LEGAL PROCEEDINGS



     We and our subsidiaries are not parties to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our, or our subsidiaries', financial condition or results of operations.


     On October 29, 2001, we learned through press reports that a law firm had announced that it had initiated securities actions against several companies, including us, requesting class action status and alleging violations of federal securities laws. We have not been served with, nor have we otherwise been able to obtain, a copy of any complaint relating to this matter. We believe our prior actions have been in accordance with applicable securities laws, and we expect to defend any claims that ultimately may be brought against us vigorously.

                                   MANAGEMENT


BOARD OF DIRECTORS

     The following table presents information with respect to our current directors:




NAME                                           AGE
-------------------------------------------   ----
  David E. Sharbutt .......................   52
  Michael R. Budagher .....................   43
  Ray M. Clapp, Jr. .......................   41
  Scotty Hart .............................   51
  Thomas Hyde .............................   56
  Schuyler B. Marshall ....................   56
  Tom M. Phelps ...........................   52
  Thomas F. Riley, Jr. ....................   55
  Steven C. Roberts .......................   49
  Michael V. Roberts ......................   53
  Jimmy R. White ..........................   62

     Set forth below is a brief description of the present and past business experience of each of our directors:

     DAVID E. SHARBUTT. Mr. Sharbutt has been Chairman and a director since we were founded in July 1998 and was named Chief Executive Officer in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. Mr. Sharbutt was employed by CHR Solutions as a Senior Consultant from October 1999 until November 2000. He was employed by CHR Solutions from 1977 through 1999, where he worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed with Southwestern Bell.

     MICHAEL R. BUDAGHER. Mr. Budagher has served as a director since December 1998. Mr. Budagher was the founder of Specialty Constructors, a wholly owned subsidiary of Specialty Teleconstructors, Inc., a wireless infrastructure installation company. He served as the President, Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Specialty from 1990 to 1999. Mr. Budagher is also a founder, stockholder and the President of Specialty Antenna Site Resources, Inc. and was a founder and served as the President of Specialty Constructors Coatings, Inc. until March 1997. He also serves as the Managing Member and President of the Budagher Family LLC as well as a Manager of West Texas PCS, LLC, both non-public limited liability companies.

     RAY M. CLAPP, JR. Mr. Clapp has served as a director since we were founded in July 1998. Since 1995, Mr. Clapp has been Managing Director, Acquisitions and Investments for the Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate. From 1989 to 1995 he has held various officer level positions with the Rosewood Corporation and its subsidiaries. Prior to his employment with the Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm. Mr. Clapp received his Bachelor of Science and Engineering degree, with honors, from Princeton University and earned a Master of Business Administration from the University of Texas at Austin.

     SCOTTY HART. Mr. Hart has served as a director since we were founded in July 1998. He has also served as General Manager of South Plains Telephone Cooperative, a wireline and wireless telecommunications company, since April 1995, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of South Plains Advanced Communications & Electronics, Inc., a wholly-owned subsidiary of South Plains

Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications service provider and an affiliate of South Plains Advanced Communications & Electronics, Inc. In addition, he is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart also serves as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.

     THOMAS HYDE. Mr. Hyde has served as a director since we were founded in July 1998. Since 1998, Mr. Hyde has served as Manager of Taylor Telephone Cooperative, Inc., a landline telephone service provider, and from 1996 to 1997 he served as Assistant Manager of that company. He has also served as Manager of Taylor Telecommunications, Inc., a cellular service provider. Prior to 1996, Mr. Hyde was self-employed in the farming and ranching business. Mr. Hyde was also Secretary of Alamo IV LLC until its dissolution in November 1999. Mr. Hyde currently serves as a director of Alamo Cellular, Inc., and was a director of Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, Inc. from 1979 to 1996.

     SCHUYLER B. MARSHALL. Mr. Marshall has served as a director since November 1999. He has served as President of the Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate, since January 1999. From 1996 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of the Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco based venture capital fund that will focus on e-commerce, telecommunications and other consumer oriented investments. Prior to his employment with the Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law since 1970.

     TOM M. PHELPS. Mr. Phelps has served as a director since December 1998. Mr. Phelps has served as Chief Executive Officer of ENMR Plateau Telecommunications since April 2001. Mr. Phelps also serves as Executive Vice President of Plateau Telecommunications, Inc., a wireless and wireline telecommunications provider and wholly owned subsidiary of Telecommunications Holdings East. From October 2000 to April 2001 he served as Chief Executive Officer of Nebraska Wireless. From September 1997 to October 2000 he served as Executive Vice President and General Manager of ENMR Telephone Cooperative, a telecommunications services provider. From September 1997 to the present he has served as Executive Vice President and General Manager of Telecommunications Holdings East. Additionally, Mr. Phelps served as Assistant Manager of ENMR Telephone Cooperative and its wholly owned subsidiaries from 1995 to 1997, and as Area Manager of GTE Corporation, a telephone service provider, from 1994 to 1995.

     THOMAS F. RILEY, JR. Mr. Riley, a licensed CPA, has served as a director since his appointment to the Board of Directors on March 30, 2001 in connection with the completion of our acquisition of Southwest. Mr. Riley has served as Executive Vice President and Chief Operating Officer of Chickasaw Holding Co. since January 1997. From July 1999 to March 2001, Mr. Riley served as President and Chief Executive Officer of Southwest. Before he joined Chickasaw, Mr. Riley was associated with Dobson Communications Corp. from 1970 through 1996, first as external auditor and consultant, then Chief Financial Officer from 1986 through 1995 and then as President of Dobson Telephone Co. in 1996.

     MICHAEL V. ROBERTS. Mr. Roberts has served as a director since his appointment to the Board of Directors on February 14, 2001 in connection with our completion of our acquisition of Roberts, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company which owns several television stations in medium-sized markets in the U.S. and has served as that company's Chairman and Chief Executive Officer since its founding in 1989. Mr. Roberts is also the founder of companies involved in commercial real estate development, construction management, corporate management consulting and communications towers. He is currently a director of ACME Communications, Inc., which owns and operates broadcast television stations.

     STEVEN C. ROBERTS. Mr. Roberts has served as a director since his appointment to the Board of Directors on February 14, 2001 in connection with our completion of our acquisition of Roberts, of which Mr. Roberts formerly was a 50% owner. Mr. Roberts is co-founder of Roberts Broadcasting Company and has served as that company's President and Chief Operating Officer since its founding. Mr. Roberts is the founder of companies involved in commercial real estate development and communications towers. He is currently a director of Southside Bancshares Corp. and Falcon Products Inc.

     JIMMY R. WHITE. Mr. White has served as a director since we were founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was also the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as the President of Alamo Cellular, Inc., He also currently serves as a director of Texas Telephone Association, a non-public company, and Forte of Colorado, a general partnership.

     Messrs. Michael V. Roberts and Steven C. Roberts are brothers. There is no family relationship among any of our other directors or executive officers.


                               EXECUTIVE OFFICERS

     The following table sets forth information concerning the persons who serve as our executive officers. Our executive officers are elected annually by our Board of Directors and serve until their successors are duly elected and qualified.




NAME                   AGE                           TITLE
-------------------   -----   ---------------------------------------------------
David E. Sharbutt      52     Chairman of the Board of Directors and Chief
                              Executive Officer
Kendall W. Cowan       47     Chief Financial Officer and Secretary
Loyd I. Rinehart       46     Senior Vice President of Corporate Finance
Anthony Sabatino       39     Chief Technology Officer and Senior Vice President
                              of Engineering and Network Operations
Margaret Z. Couch      50     Chief Marketing Officer

     Set forth below is a brief description of the present and past business experience of each of the persons who serves as an executive officer of Alamosa who is not also serving as a director.

     KENDALL W. COWAN. Mr. Cowan has been Chief Financial Officer since December 1999. From October 1993 to December 1999, he was a partner in the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is Chairman of the Board and a stockholder of ShaCo Xpress, Inc., a director of Robert Heath Trucking, Inc., and a member of C.C. & Co., L.L.C., all of which are non-public companies.

     LOYD I. RINEHART. Mr. Rinehart became the Senior Vice President of Corporate Finance in June 2000. From June 1998 to June 2000, Mr. Rinehart served as Chief Financial Officer of Affordable Residential Communities, the fourth largest owner of manufactured housing land-lease communities and one of the top three largest independent retailers of manufactured homes. From June 1995 to June 1998, Mr. Rinehart served as Executive Vice President of Plains Capital Corporation, a bank holding company based in Lubbock, Texas. He was responsible for all non-Lubbock banking operations, including due diligence, modeling, the purchase or the establishment of additional locations and ultimately management. Prior to his employment with Plains Capital Corporation, Mr. Rinehart served as Chief Financial Officer of First Nationwide, a $15 billion thrift, and its predecessor financial institutions. Mr. Rinehart is a Certified Public Accountant.

     ANTHONY SABATINO. Mr. Sabatino became the Chief Technology Officer and Senior Vice President of Engineering and Network Operations in July 2000. From 1995 to July 2000, he was the National Radio Frequency (RF) Engineering Director for Sprint PCS and was an initial member of the SPCS corporate launch team. Mr. Sabatino developed all SPCS National RF Engineering Standards. He also acted as design lead for a SPCS new RF Interference Analysis Tool. Mr. Sabatino is a director and President of the PCIA Cost Sharing Clearinghouse and a member of the University of Kansas Advisory Committee representing electrical engineering.

     MARGARET Z. COUCH. Mrs. Couch has been Chief Marketing Officer since May 2001, but she has been with us since 1999 in various capacities. From February to May 2001 she was Senior Vice President, South Central Region and from January 2000 to January 2001 she was General Manager and Vice President for the Great Plains and Northwest Regions. In January 1999 she started as General Manager for the West Texas Region. In 1987, Mrs. Couch founded Performance Associates, Inc., a human resources and sales training consulting firm and in 1996 she founded CK BusinesSense, Inc., which expanded the services provided by Performance Associates, to include management consulting and assisting organizations in generating greater profitability. Mrs. Couch has more than twenty years of management and leadership experience as a management consultant and trainer. She has worked with a vast array of clients, including communications, manufacturing, health care and financial companies as well as government, education and non-profit entities.


EXECUTIVE COMPENSATION


     The following table sets forth the compensation received by our Chief Executive Officer and our other executive officers who were serving in such capacities on December 31, 2000 with respect to our 2000 fiscal year. Such executive officers are referred to herein collectively as the "named executive officers."


SUMMARY COMPENSATION TABLE




                                      ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                               ----------------------------------   --------------------------------
                                                                     SECURITIES
NAME AND                                                             UNDERLYING        ALL OTHER
PRINCIPAL POSITION              YEAR       SALARY        BONUS         OPTIONS      COMPENSATION (1)
----------------------------   ------   -----------   -----------   ------------   -----------------
David E. Sharbutt              2000      $204,166      $146,024                         $ 20,434
Chief Executive Officer        1999      $ 43,750      $ 43,750      1,697,500

Kendall W. Cowan               2000      $162,500      $100,163                         $ 19,889
Chief Financial Officer        1999      $ 12,500      $ 12,500      1,455,000

Loyd I. Rinehart               2000      $ 87,500      $ 23,908        100,000
Senior Vice President of
Corporate Finance

W. Don Stull                   2000      $ 66,987      $ 25,663         48,501          $111,462
Former Chief Technology        1999      $ 90,000      $ 58,875        145,500
Officer (2)                    1998      $ 16,108      $      0             --

Jerry W. Brantley              2000      $175,000      $ 75,942                         $ 29,075
Former President and Chief     1999      $175,000      $142,309      1,697,500
Operating Officer (3)          1998      $ 43,077      $ 25,823             --

----------
(1) The amounts reflected in the "All Other Compensation" column represent the following payments and benefits: Mr. Sharbutt -- $11,223 for life insurance premiums paid for by us and $9,211 for contributions to our 401(k) plan made by us; Mr. Cowan -- $12,163 life insurance premiums paid for by us and $7,726 for contributions to our 401(k) plan made by us; Mr. Stull -- $100,000 for severance payments and $11,462 payment in lieu of annual bonus; Mr. Brantley -- $29,075 for life insurance premiums paid for by us.

(2) Mr. Stull served as our Chief Technology Officer from October 1998 to September 2000.

(3) Mr. Brantley served as our President and Chief Operating Officer from October 1998 to January 2001.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The table below provides information regarding stock options granted to the named executive officers in fiscal year 2000 and hypothetical gains for the options through the end of their respective ten year terms. In accordance with applicable requirements of the SEC, we have assumed annualized growth rates of the market price of our common stock over the exercise price of the option of 5% and 10%, running from the date the option was granted to the end of the option term. Actual gains, if any, depend on the future performance of our common stock and overall conditions and the information in this table should not be construed as an estimate of future stock price growth. We did not grant any stock appreciation rights in fiscal year 2000.



                                                                                                      POTENTIAL
                                                                                                     REALIZABLE
                                               % OF TOTAL                                         VALUE AT ASSUMED
                               NUMBER OF         OPTIONS                                           ANNUAL RATE OF
                               SECURITIES      GRANTED TO        EXERCISE                            STOCK PRICE
                               UNDERLYING     EMPLOYEES IN        PRICE        EXPIRATION           APPRECIATION
NAME                            OPTIONS        FISCAL YEAR     (PER SHARE)        DATE             FOR OPTION TERM
--------------------------   -------------   --------------   -------------   ------------   ---------------------------
                                                                                                5% ($)        10% ($)
                                                                                             -----------   -------------
Loyd I. Rinehart .........   100,000 (1)           4.69%        $ 12.375      6/12/10        $778,257      $1,972,256

----------
(1) Options become exercisable with respect to one-third of the shares subject thereto on June 19 of 2001, 2002 and 2003. All options become fully vested and exercisable upon a change in control of us.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
   VALUES

     The following table provides summary information regarding option exercises in 2000 by the named executive officers and the value of such officers' unexercised options at December 31, 2000.



                                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                  SHARES                           OPTIONS AT FISCAL            AT FISCAL YEAR-END
                                 ACQUIRED          VALUE              YEAR-END (#)          (EXERCISABLE/UNEXERCISABLE)
NAME                         ON EXERCISE (#)   REALIZED ($)   (EXERCISABLE/UNEXERCISABLE)             ($) (1)
--------------------------- ----------------- -------------- ----------------------------- ----------------------------
David E. Sharbutt .........      242,500         3,843,625           485,000/970,000                        0/0
Kendall W. Cowan ..........            0                --         291,000/1,164,000                        0/0
Loyd I. Rinehart ..........            0                --                 0/100,000                        0/0
Jerry W. Brantley .........      242,500         3,843,625         363,750/1,091,250                1,403,469/0
W. Don Stull ..............            0                --                 105,499/0                  731,899/0

----------
(1) The values in this column are based upon the closing price of common stock of Alamosa (Delaware), Inc. on December 29, 2000 of $6.9375 per share.


EMPLOYMENT AGREEMENTS

     DAVID E. SHARBUTT. We are a party to an employment agreement with David E. Sharbutt, effective October 1, 1999. This employment agreement has a three-year term and provides that Mr. Sharbutt receive a minimum base salary of $175,000, payable no less often than semi-monthly, subject to increases at our discretion. Mr. Sharbutt is entitled to receive a bonus of up to $43,750 for each calendar quarter in which we meet certain corporate milestones. In addition, the employment agreement also provides for Mr. Sharbutt to be granted a total of 1,697,500 stock options, with 242,500 options vested immediately and 485,000 options vesting on each September 30th during the employment term. Mr. Sharbutt is also entitled to $5,000,000 in term life insurance coverage, reimbursement for reasonable business expenses, $1,250 per month as a vehicle and club dues allowance, reimbursement for vehicle business mileage at the standard rate set by the Internal Revenue Service, and such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs.

     If we terminate Mr. Sharbutt's employment other than for cause or non-performance, as defined in the employment agreement, we would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement would become vested and exercisable. If Mr. Sharbutt should terminate his employment agreement for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary that would have been payable to him through September 30, 2002 and he will be entitled to a vesting of the portion of his options that would have become vested on the first September 30th following the date of his termination. If Mr. Sharbutt is terminated by us within one year after a change in control (as defined in the agreement) for any reason other than cause, he will be entitled to severance pay equal to the unpaid balance of the base salary which would have been payable to him through September 30, 2002 and all stock options granted to him under the agreement will become vested and exercisable.

     Pursuant to the employment agreement, Mr. Sharbutt has agreed not to compete with us during his employment and not to compete with us within a defined area for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Sharbutt has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.

     KENDALL W. COWAN. We are a party to an employment agreement with Kendall
W. Cowan, effective December 1, 1999. This employment agreement has a five-year term and provides that Mr. Cowan receive a minimum base salary of $150,000, subject to increases at our discretion. In addition, the employment agreement provides for Mr. Cowan to be granted a total of 1,455,000 stock options, with one-fifth of the options vesting on each November 30th during the employment term. Mr. Cowan is entitled to receive a bonus of up to $37,500 for each calendar quarter in which we meet certain corporate milestones. Mr. Cowan is also entitled to reimbursement for reasonable business expenses, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and such incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, we will pay the costs of all continuing professional education courses required for Mr. Cowan to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

     If we terminate Mr. Cowan's employment for other than cause or non-performance, as defined in the employment agreement, we would be required to pay him severance pay equal to one year's base salary and all stock options granted to him under the agreement will become vested and exercisable. If Mr. Cowan should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through November 30, 2004 and he will be entitled to a pro rata vesting of the options that would otherwise have become vested on the first November 30th following the date of his termination.

     Mr. Cowan has agreed, pursuant to the employment agreement, not to compete with us during his employment and for a period of two years following termination of his employment (subject to certain exceptions). Further, Mr. Cowan has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.

     LOYD I. RINEHART. We are a party to an employment agreement with Loyd I. Rinehart effective June 1, 2000. This employment agreement has a five-year term and provides that Mr. Rinehart receive a minimum base salary of $150,000, payable no less often than semi-monthly, subject to increases at our discretion. Mr. Rinehart is entitled to receive bonuses of up to (i) $25,000 for each calendar quarter in which we meet certain corporate milestones and
(ii) $200,000 based on the acquisitions of POPs (not including POPs assigned by Sprint) in any calendar year, reduced by bonuses paid under (i) above. The maximum bonus Mr. Rinehart can receive in one calendar year will be the greater of (i) or (ii) above. Mr. Rinehart is also entitled to reimbursement for reasonable business expenses, relocation from Denver, Colorado to Lubbock, Texas, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, we will pay the costs of all continuing professional education courses required for Mr. Rinehart to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license.

     If we terminate Mr. Rinehart's employment for other than cause or non-performance, both as defined in the employment agreement, we would be required to pay him severance pay equal to one year's base salary. If Mr. Rinehart should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through May 31, 2005. Mr. Rinehart has agreed, pursuant to the employment agreement, not to compete with us during his employment and for a period of two years following termination of his employment (subject to certain exceptions detailed in his employment agreement). Further, Mr. Rinehart has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.

     JERRY W. BRANTLEY. Prior to Mr. Brantley leaving Alamosa, we were a party to an amended and restated employment agreement with him, effective October 1, 1999. On January 23, 2001, we announced that Mr. Brantley left Alamosa and is pursuing other interests.

     W. DON STULL. Before his departure from Alamosa, we were a party to an amended and restated employment agreement with W. Don Stull, effective October 29, 1999. Mr. Stull left Alamosa on September 20, 2000. In connection with the termination of his employment, Mr. Stull entered into a separation and release agreement with us. In addition to the payment described under the "All Other Compensation" column in the Summary Compensation Table, vesting was accelerated with respect to an aggregate of 57,001 of Mr. Stull's options pursuant to the separation agreement.


COMPENSATION OF DIRECTORS

     We do not pay any cash fees or other compensation to our non-employee directors. In fiscal year 2000, pursuant to the our long-term incentive plan, each of our non-employee directors was granted an initial option to purchase 28,000 shares of our common stock on the date he or she joined the Board of Directors. Initial options are fully vested on the date of grant and expire on the tenth anniversary of the date of grant. For fiscal year 2001, the Compensation Committee will make recommendations to the Board of Directors regarding initial grants to each non-employee director and each initial grant will be made on an individual basis. In addition to the initial option, in fiscal year 2000, each non-employee director received an annual grant pursuant to the long-term incentive plan of an option to purchase that number of shares of our common stock equal to $60,000 divided by the fair market value of a share of our common stock on the date of grant. In respect of service rendered in fiscal 2001, each non-employee director will receive an annual grant pursuant to the long-term incentive plan of an option to purchase that number of shares of our common stock equal to $18,000 divided by the Black-Scholes value of an option to purchase a share of our common stock. The annual option will be granted at our first full meeting of the Board of Directors following the end of the fiscal year. Annual options are fully vested on the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of each option granted to a non-employee director is equal to the fair market value of the common stock subject to such option on the date of grant. All of our non-employee directors are entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, the Compensation Committee consisted of Messrs. Schuyler Marshall, Thomas Hyde and Reagan Silber. Mr. Silber resigned from the Board of Directors effective April 16, 2001. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers. None of these committee members are or have been our executive officers or executive officers of any of our subsidiaries.

     In 2000, we entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Silber holds an indirect minority interest in Mericom Corporation, which is a privately-held provider of planning, design, deployment, maintenance and operations services for wireless telecommunications networks. During fiscal year 2000, we paid approximately $1.0 million under these arrangements. On February 14, 2001, we completed our acquisition of WOW, a wholly-owned subsidiary of WOW Holdings, LLC through the merger of WOW Holdings with and into us. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, which is an affiliate of WOW Investment Partners, LP, which owned approximately 44.4% of the outstanding membership interests of WOW Holdings. WOW Investment Partner, LLC holds the sole general partner interest of WOW Investment Partners, LP. The sole membership interest of WOW Investment Partner, LLC is held by Silpearl Associates, LLC. Mr. Silber indirectly owns 50% of the membership interests, and is the President, of Silpearl Associates, LLC. Following the closing of the acquisition of WOW, Mr. Silber received 915,193 shares of our common stock and approximately $1.5 million in cash as a distribution from WOW Investment Partners, LP. Mr. Silber did not participate in the Board of Directors vote to approve the WOW merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


FORMATION OF ALAMOSA PCS, LLC

     On July 24, 1998, Alamo IV LLC, Rosewood Telecommunications, L.L.C., Tregan International Corp., West Texas PCS, LLC and Longmont PCS, LLC formed Alamosa PCS, LLC. Those investors received membership interests in exchange for their capital commitments. The investors amended the formation documents on December 11, 1998 to allow for a new member, Yellow Rock PCS, L.P., and to modify their membership interests and capital commitments. Yellow Rock agreed to contribute a total of $400,000 of capital in exchange for a 0.82% membership interest in Alamosa PCS, LLC. Pursuant to the agreement, Yellow Rock committed to a funding schedule beginning with a payment of $123,711 on December 15, 1998 and ending on January 1, 2001. The original investors retained the remaining 99.18% membership interest in Alamosa PCS, LLC in exchange for their capital commitments of $48,100,000. In November 1999, the members of Alamo IV LLC dissolved Alamo IV LLC and distributed Alamo IV's membership interest in Alamosa PCS, LLC to Alamo IV's members.

     The obligations to commit capital and the other regulations under the formation documents were eliminated when we reorganized from a limited liability company to a holding company structure prior to the closing of Alamosa (Delaware), Inc.'s initial public offering in February 2000.


EDC CREDIT FACILITY GUARANTEES

     In connection with the credit agreement entered into between us and Nortel in 1999, which Nortel assigned to EDC and we acknowledged, each of our initial stockholders pledged its ownership interest in us to Nortel to guaranty our obligations under the Nortel credit agreement. The rights and obligations of Nortel under the credit agreement were assigned to EDC. Our initial stockholders were required to secure their unfunded contributions with either a letter of credit or a marketable securities pledge agreement. Each guaranty, pledge, letter of credit and marketable securities pledge agreement terminated prior to the closing of Alamosa (Delaware), Inc.'s initial public offering.


AGREEMENTS WITH CHR SOLUTIONS

     We have entered into a number of agreements with CHR Solutions as described in more detail below. During fiscal year 2000, we paid CHR Solutions approximately $6.3 million under these agreements. David Sharbutt, our Chairman and Chief Executive Officer, was, at the time the agreements were executed, the President, Chief Executive Officer, a director and a shareholder of CHR Solutions. Mr. Sharbutt no longer holds any of these positions at CHR Solutions. All projects to which the following agreements relate have been completed.

    o On July 27, 1998, we entered into an engineering service agreement with CHR Solutions for services to be provided through August 2001 for a maximum fee of approximately $7.0 million, excluding taxes.

    o As of April 9, 1999, we entered into a data communications services agreement with CHR Solutions to perform design and implementation services in connection with our wide area network and local area networks for a maximum fee of $262,040, excluding taxes.

    o As of October 8, 1999, we entered into a special service agreement with CHR Solutions to perform marketing and operations consulting services in selected areas in Wisconsin for a maximum fee of $100,000, excluding taxes.

    o As of October 8, 1999, we entered into a special service agreement with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of Wisconsin for a fixed fee of $81,000.

    o As of October 8, 1999, we entered into a special service agreement with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of our territory for an estimated probable cost of $200,000, excluding taxes.

    o As of October 8, 1999, we entered into a special service agreement with CHR Solutions to provide Alamosa with radio frequency "drive testing" to predict the propagation characteristics of given areas in our territory for an estimated probable cost of $62,085, excluding taxes.

    o As of November 20, 1999, we entered into a special service agreement with CHR Solutions, who provided Alamosa with marketing and operations consulting services for a maximum amount of $100,000, excluding taxes.

    o As of January 28, 2000, we entered into a professional services agreement with CHR Solutions to develop the sub-affiliate program from the development of a model through the execution of the sub-affiliate program. The estimated probable costs of the services are $248,000. Either party may terminate the agreement without penalty at any time with or without cause upon giving the other party 30 days prior written notice.


AGREEMENTS WITH TECH TELEPHONE COMPANY LIMITED PARTNERSHIP

     As of April 6, 1999, we entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership to install and provide DS1 telecommunications lines between Sprint PCS and our Lubbock operations and between our Lubbock operations and our other markets. The original term of the agreement is three years, with automatic renewal for successive 30-day terms until terminated by either party. As of August 13, 1999, we entered into a distribution agreement with TechTel Communications Corporation authorizing it to become a third party distributor of Sprint PCS products and services for us in a standard agency agreement identical with numerous other agreements between us and other third party distributors. Pursuant to the distribution agreement, TechTel Communications Corporation is obligated to purchase ten handsets from us every quarter for the term of one year. During fiscal year 2000, we paid approximately $1.7 million under these agreements. Certain of our officers and members of our board of directors have an ownership interest in Tech Telephone Company Limited Partnership and Techtel Communications Corporation.


AGREEMENT WITH AMERICAN TOWER CORPORATION

     In August 1998, we entered into a nonexclusive master site development and lease agreement for tower sites with OmniAmerica Development Corp., formerly known as Specialty Capital Services, Inc., a subsidiary of Specialty Teleconstructors, Inc. that has since merged with American Tower Corporation. Pursuant to the agreement, American Tower arranges for collocation of our equipment, or constructs new facilities, in areas we identify for build-out. The initial term of the master agreement expires in August 2003, with automatic renewal for three additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $5.0 million per year, subject to an annual adjustment based on the Consumer Price Index. During fiscal year 2000, we paid approximately $2.4 million for these services.

     Michael Budagher, who is one of our directors, and a manager of Budagher Family, LLC, one of our stockholders, was, at the time the agreement was entered into the Vice Chairman, Chief Operating Officer and a director of Specialty Teleconstructors, Inc., and the Chief Executive Officer, President and sole director of Specialty Capital Services, Inc. and Budagher Family, LLC, was, at the time the agreement was entered into, a stockholder of Specialty Teleconstructors, Inc. Mr. Budagher no longer holds any of these positions at Specialty Capital Services, Inc. or Specialty Teleconstructors, Inc. However, he is a stockholder of American Tower Corporation.


RESERVE OF SHARES BY UNDERWRITERS

     As part of Alamosa (Delaware), Inc.'s initial public offering, the underwriters reserved a maximum of 10% of the shares of common stock sold in the offering for sale to the persons who were our stockholders at the time prior to the offering at a price per share of $15.8525, the public offering price less the underwriting discount. The underwriters were not entitled to any discount or commission on these shares and the proceeds to us were the same as if the shares were sold to the general public. The persons who were our stockholders at the time prior to the offering purchased 757,589 shares pursuant to this arrangement.

     In connection with Alamosa (Delaware), Inc.'s initial public offering, Salomon Smith Barney Inc. reserved up to approximately five percent of the shares being offered as directed shares for sale at the initial public offering price to persons who were our directors, officers or employees, or who were otherwise associated with us and our affiliates or employees, and who advised us of their desire to purchase these shares. The number of shares of common stock available for sale to the general public was reduced to the extent of sales of directed shares to any of the persons for whom they were reserved. A total of 535,000 shares of common stock were so purchased by such persons.


AGREEMENTS WITH MESSRS. MICHAEL V. ROBERTS AND STEVEN C. ROBERTS

     On February 14, 2001, we completed our acquisition of Roberts. Messrs. Michael V. Roberts and Steven C. Roberts, who are our directors, were the sole owners of Roberts. Pursuant to the terms of the merger agreement with Roberts, upon closing of the transaction, each of Messrs. Michael V. Roberts and Steven
C. Roberts was entitled to receive 6,750,000 shares of common stock and approximately $2.0 million in cash as consideration in respect of his ownership interests in Roberts. The terms of the acquisition agreement, including the consideration payable to Messrs. Michael V. Roberts and Steven C. Roberts, were determined on the basis of arm's length negotiations between us and Messrs. Michael V. Roberts and Steven C. Roberts. Messrs. Michael V. Roberts and Steven
C. Roberts were appointed to the Board of Directors upon completion of the Roberts acquisition.

     In connection with the acquisition of Roberts, we entered a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them as described in more detail below.

    o LOAN AGREEMENT WITH MESSRS. MICHAEL V. ROBERTS AND STEVEN C. ROBERTS. On June 30, 2000, Alamosa Operations, Inc., our subsidiary (as lender), entered into a loan agreement with Messrs. Michael V. Roberts and Steven
      C. Roberts (as borrowers) whereby Alamosa Operations agreed to lend $10.0 million to Messrs. Michael V. Roberts and Steven C. Roberts. The proceeds from this loan were used to fund capital and operation requirements of Roberts and Roberts Tower Company, a corporation owned and operated by Messrs. Michael V. Roberts and Steven C. Roberts.

    o ROBERTS LOAN AGREEMENT. On July 31, 2000, Alamosa Operations (as lender) entered into a loan agreement with Roberts (as borrower). In connection with the loan agreement, Roberts assumed certain obligations of Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement to the extent the proceeds of that loan were used to make capital contributions to Roberts. As of December 31, 2000, approximately $23.8 million had been funded under the Roberts loan agreement. At the completion of the Roberts acquisition, the Roberts promissory note was transferred to Alamosa (Delaware) and contributed as equity to its wholly owned subsidiary, Alamosa Holdings, LLC.

    o ROBERTS TOWER LOAN AGREEMENT. On October 18, 2000, Alamosa Operations
      (as lender) and Roberts Tower (as borrower) entered into a loan agreement whereby Alamosa Operations agreed to lend up to $15.0 million to Roberts Tower, to be used for the purposes of repaying all remaining amounts owed by Messrs. Michael V. Roberts and Steven C. Roberts under the June 30 loan agreement and funding the construction of wireless telecommunications towers for use by Roberts through the completion of the merger with Roberts. As of December 31, 2000, approximately $13.2 million had been funded under the Roberts Tower loan agreement. In February 2001 the loan was paid in full.

    o JOINT VENTURE DEVELOPMENT AGREEMENT. On October 30, 2000, we entered into a joint venture development agreement with Messrs. Michael V. Roberts and Steven C. Roberts. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts undertakes an international telecommunications business venture and desires for us to be involved in that project, then before either Mr. Michael V. Roberts or Mr. Steven C. Roberts enters into a letter of intent or binding agreement of any nature with another person regarding the project, they must give us written notice and we have 60 days to notify them of our desire to participate in the project. During such


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      60 day period, we have the exclusive right with respect to the project.
      Promptly after we give a notice of participation, we and either Mr. Michael V. Roberts or Mr. Steven C. Roberts shall form a project entity and shall execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operating of the project. Unless we and either Mr. Michael
      V. Roberts or Mr. Steven C. Roberts agree to a different arrangement, we will have a 50% interest in each project entity and we will have full managerial control of each project entity. Except as described above, neither us nor Messrs. Michael V. Roberts and Steven C. Roberts is obligated to bring to the other any opportunity to participate in a project or any activity, domestic or international.

    o CONSULTING AGREEMENTS. On January 29, 2001, we entered into five-year consulting agreements with each of Messrs. Michael V. Roberts and Steven
      C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid monthly.

    o RIGHT OF FIRST NEGOTIATION AGREEMENT. On February 14, 2001, we entered into a right of first negotiation agreement with Roberts Tower which grants Roberts Tower a right to negotiate tower leases on a "build-to-suit" basis within our present and future territory. During the term of the agreement, whenever we or one of our subsidiaries is required to "build to suit" communications towers within the present or future territories in which we operate, we must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with us to provide such towers. After such 30 day period, if we have not reached an agreement with Roberts Tower, we may obtain such tower sites from other third parties. The term of this agreement is five years.

    o RESALE AGREEMENT. On February 14, 2001, we entered into a resale agreement with Messrs. Michael V. Roberts and Steven C. Roberts which permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which we may be a party. Messrs. Michael V. Roberts and Steven C. Roberts may resell such airtime anywhere where such resales are permitted under applicable law. Any arrangement between us and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities.

    o MASTER LEASE AGREEMENT. On February 14, 2001, Roberts and Roberts Tower entered into a master lease agreement which provides for the lease from Roberts Tower by Roberts of certain buildings, towers, tanks and/or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $16,800 per year, subject to an annual adjustment of 4% per annum. Roberts subsequently assigned all of its right, title and interest in the master lease agreement to its wholly owned subsidiary, Alamosa Missouri Properties, LLC (formerly Roberts Wireless Properties, L.L.C.).


OTHER RELATED PARTY TRANSACTIONS

     In January 2000, we entered into various arrangements with Mericom Corporation and its affiliates for site acquisition, RF engineering and fixed network design. Mr. Reagan Silber, who was one of the our directors, holds an indirect minority interest in Mericom Corporation. Mr. Silber resigned from the Board of Directors effective April 16, 2001.

     On February 14, 2001, we completed our merger with WOW Holdings. Mr. Silber was a member of the board of managers of WOW Holdings. Mr. Silber is also a principal of Silpearl Associates, LLC, an affiliate of WOW Investment Partners, LP, which owned approximately 44.4% of the outstanding membership interests of WOW Holdings.


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     In connection with our distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, we entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by Mr. Hart, who is one of our directors and the general manager of South Plains Telephone Cooperative, Inc., one of our stockholders. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During fiscal year 2000, approximately $100,000 was paid under this lease.


                   OUR AFFILIATION AGREEMENTS WITH SPRINT PCS


     Each of our operating subsidiaries has entered into four major affiliation agreements with Sprint and Sprint PCS:

    o a management agreement;

    o a services agreement; and

    o two trademark and service mark license agreements with different Sprint entities.

     We entered into one set of these agreements with Sprint and Sprint PCS for our territories in the Southwestern part of the United States and another set of these agreements for our territories in Wisconsin. Roberts entered into a set of these agreements for its territories in Illinois, Kansas and Missouri, which we have assumed pursuant to our acquisition of Roberts. WOW entered into a set of these agreements for its territories in Washington and Oregon, which we have assumed pursuant to our acquisition of WOW. Southwest entered into a set of these agreements for its territories in Texas, Oklahoma and Arkansas, which we have assumed pursuant to our acquisition of Southwest. As used herein, the term "operating subsidiaries" refers to each of our five subsidiaries that have entered into affiliation agreements with Sprint PCS. Unless otherwise indicated below, the description of our affiliation agreements applies to the affiliation agreements for all five of our territories.

     Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless mobility communications network services under the Sprint and Sprint PCS brand names in our territories. Sprint PCS holds the spectrum licenses and controls the network through our agreements with Sprint PCS. Our affiliation agreements with Sprint PCS require us to interface with the Sprint PCS wireless network by building our portion of the Sprint PCS network to operate on the 10, 20 or 30 MHZ of wireless personal communications services frequencies licensed to Sprint PCS in the 1900 MHZ range.

     The following is a description of the material terms and provisions of our affiliation agreements and the consent and agreement with Sprint PCS and Citicorp, that modifies our management agreements for the benefit of Citicorp, as administrative agent, and the holders of the senior secured credit facility and any refinancing thereof. See "--Consent and Agreement for the Benefit of the Holders of the Senior Secured Credit Facility."

     A breach or event of termination, as the case may be, under any of our affiliation agreements by one of our operating subsidiaries will also constitute a breach or event of termination, as the case may be, by all other operating subsidiaries of the same provision of the applicable affiliation agreement to which each operating subsidiary is a party. Each operating subsidiary only has the right to cure its breach and has no right to cure any breach or event of termination by another operating subsidiary.


THE MANAGEMENT AGREEMENTS

     We originally entered into one set of management agreements with Sprint and Sprint PCS for our territories in the Southwestern part of the United States and another set of these agreements for our territories in Wisconsin. Roberts entered into a management agreement for its territories in Illinois, Kansas and Missouri, which we have assumed pursuant to our acquisition of Roberts. WOW entered into a management agreement for its territories in Washington and Oregon, which we have assumed pursuant


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to our acquisition of WOW. Southwest entered into a management agreement for its territories in Texas, Oklahoma and Arkansas, which we have assumed pursuant to our acquisition of Southwest. Unless otherwise indicated below, the description of our management agreements applies to the management agreements for all five of our territories.

     Under our management agreements with Sprint PCS, we have agreed to:

     o own, construct and manage a wireless personal communications services network in our territories in compliance with FCC license requirements and other technical requirements contained in our management agreements;

     o distribute Sprint PCS products and services;

     o use Sprint PCS's and our own distribution channels in our territories;

     o conduct advertising and promotion activities in our territories; and

     o manage that portion of Sprint PCS's customer base assigned to our territories.

     Sprint PCS will supervise our wireless personal communications services network operations and has the right to unconditional access to our portion of the Sprint PCS network, including the right to test and monitor any of our facilities and equipment.

     EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a wireless mobility communications network for Sprint PCS in our territories. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territories while our management agreements are in place and no event has occurred that would permit such agreements to terminate. Sprint PCS is permitted to make national sales to companies in our territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in our territories. Our management agreements prohibit us from interfering with others who resell Sprint PCS products and services in our territories.

     If Sprint PCS decides to expand the geographic size of our build-out within our territories, Sprint PCS must provide us with written notice of the proposed expansion. Under our management agreements we have a 90-day right of first refusal to build out the proposed expansion area. If we choose not to build out the proposed area, then Sprint PCS may build out the area itself or allow another Sprint PCS network partner to do so.

     NETWORK BUILD-OUT. Our management agreements specify the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to cover a specified percentage of the population within each of the markets, which make up our territories by specified dates. Our current build-out plans will satisfy the network build-out requirements set forth in our management agreements.

     If technically feasible and commercially reasonable, we have agreed to provide for a seamless handoff of a call initiated in our territories to a neighboring Sprint PCS network. Our management agreements require us to reimburse Sprint PCS one-half of the microwave clearing costs for our territories.

     PRODUCTS AND SERVICES. Our management agreements identify the products and services that we can offer in our territories. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS's sole determination, consumer confusion with Sprint PCS's products and services. We also cannot sell non-Sprint PCS products and services if it would hamper our build-out of the network. Under our management agreement for our Wisconsin territories, if Sprint PCS begins to offer nationally a product or service that we already offer, then that product or service will be considered to be a Sprint PCS product or service.

     We may also sell services such as specified types of long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint network partners. If we decide to use


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third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint-owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Sprint does not own the local exchange carrier in a majority of the markets in our territories.

     NATIONAL SALES PROGRAMS. We must participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from Sprint PCS sales to national accounts located in our territories. We must use Sprint's long distance service, which we can buy at the best prices offered to comparably situated Sprint customers.

     SERVICE PRICING, ROAMING AND FEES. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS's "Free & Clear" plans. We are permitted to establish our own local price plans for Sprint PCS's products and services offered only in our territories, subject to Sprint PCS's approval. We are entitled to receive a weekly fee from Sprint PCS equal to 92% of "collected revenues" for all obligations under our management agreements, adjusted by the cost of customer services provided to us by Sprint PCS. "Collected revenues" include revenue from Sprint PCS subscribers based in our territories and inbound non-Sprint PCS roaming. Sprint PCS will retain 8% of the collected revenues. Outbound non-Sprint PCS roaming revenue, inbound and outbound Sprint PCS roaming fees, proceeds from the sales of handsets and accessories, proceeds from sales not in the ordinary course of business, amounts collected with respect to taxes and proceeds from sales of our products and services, are not considered collected revenues. Except in the case of taxes, we will retain 100% of these revenues. Many Sprint PCS subscribers purchase bundled pricing plans that allow Sprint PCS roaming anywhere on the Sprint PCS network without incremental Sprint PCS roaming charges. However, we will earn Sprint PCS roaming revenue for every minute that a Sprint PCS subscriber from outside our territories enters our territories and uses our services. We will earn revenue from Sprint PCS based on a per minute rate established by Sprint PCS when Sprint PCS's or its affiliates' subscribers roam on our portion of the Sprint PCS network. Similarly, we will pay the same rate for every minute Sprint PCS subscribers who are based in our territories use the Sprint PCS network outside our territories. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS's third party roaming agreements.

     VENDOR PURCHASE AGREEMENTS. We may participate in discounted volume-based pricing on wireless-related products and warranties Sprint PCS receives from its vendors. Sprint PCS will use commercially reasonable efforts to obtain for us the same prices as Sprint PCS receives from its vendors.

     ADVERTISING AND PROMOTIONS. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from the national advertising at no additional cost to us. In addition to Sprint PCS's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements and incremental printing costs. Sprint PCS also runs numerous promotional campaigns, which provide customers with benefits such as additional features at the same rate or free minutes of use for, limited time periods. We offer these promotional campaigns to potential customers in our territories.

     PROGRAM REQUIREMENTS. We must comply with Sprint PCS's program requirements for technical standards, customer service standards, roaming coverage and national and regional distribution and national accounts programs. Sprint PCS can adjust the program requirements at any time. We have the right to appeal to the management of Sprint PCS if adjustments to program requirements will:

     o cause us to incur a cost exceeding 5% of the sum of our stockholders' equity plus our outstanding long term debt; or

     o cause our operating expenses on a per-unit basis using a ten year time frame to increase by more than 10% on a net present value basis.


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     If Sprint PCS denies our appeal and we fail to comply with the program adjustment, Sprint PCS has the termination rights described below under "--Termination of Management Agreements."

     Under our management agreements for our Wisconsin and Southwest territories, Sprint PCS has agreed that it will use commercial reasonableness to adjust the Sprint PCS retail store and customer service requirements for cities located within those territories that have a population of less than 100,000.

     NON-COMPETITION. We may not offer Sprint PCS products and services outside our territories without the prior written approval of Sprint PCS. We may offer, market or promote telecommunications products and services within our territories only under the Sprint PCS brands, our own brand, brands of our related parties or other products and services approved under our management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or will obtain licenses to provide wireless personal communications services outside our territories, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     INABILITY TO USE NON-SPRINT PCS BRAND. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the Trademark and Service Mark License Agreements.


     TRANSFER OF SPRINT PCS NETWORK. Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of our management agreements and our services agreements.

     CHANGE IN CONTROL. Sprint PCS must approve our change in control, but this consent cannot be unreasonably withheld.

     RIGHTS OF FIRST REFUSAL. Sprint PCS has rights of first refusal, without further stockholder approval, to buy our assets upon a proposed sale of all or substantially all of our assets used in the operation of our portion of the Sprint PCS network.

     TERM. Each of our management agreements has an initial term of 20 years with three 10-year renewal options, which would lengthen each of our management agreements to a total term of 50 years. The three 10-year renewal terms automatically occur unless either Sprint PCS or we provide the other with two years prior written notice to terminate the agreement or unless we are in material default of its obligations under such agreement.

     TERMINATION OF OUR MANAGEMENT AGREEMENTS. Our management agreements can be terminated as a result of the following events:

     o termination of Sprint PCS's spectrum licenses;

     o an uncured breach under our management agreements;

     o bankruptcy of a party to our management agreements;

     o our management agreements not complying with any applicable law in any material respect; or

     o the termination of any of our trademark and service mark license agreements.

     The termination or non-renewal of our management agreements triggers some of our rights and some of those of Sprint PCS.

     The right of either party to require the other party to purchase or sell the operating assets is discussed below.

     If we have the right to terminate our management agreements because of an event of termination caused by Sprint PCS, generally we may:

     o require Sprint PCS to purchase all of our operating assets used in connection with our portion of the Sprint PCS network for an amount equal to at least 80% of our "entire business value" as defined below;


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     o in all areas in our territories where Sprint PCS is the licensee for 20
       MHZ or more of the spectrum on the date it terminates our management agreements, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHZ of licensed spectrum for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave clearing costs paid by Sprint PCS or 9% of our "entire business value;" or

     o choose not to terminate our management agreements and sue Sprint PCS for damages or submit the matter to arbitration.

     If Sprint PCS has the right to terminate our management agreements because of an event of termination caused by us, generally Sprint PCS may:

     o require us, without further stockholder approval, to sell our operating assets to Sprint PCS for an amount equal to 72% of our "entire business value;"

     o require us to purchase, subject to governmental approval, the licensed spectrum in our territories for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our "entire business value;"


     o take any action as Sprint PCS deems necessary to cure its breach of our management agreements, including assuming responsibility for, and operating, our portion of the Sprint PCS network; or

     o not terminate our management agreements and sue us for damages or submit the matter to arbitration.

     In connection with the senior secured credit facility, Sprint PCS entered into a consent and agreement with Citicorp, that modifies Sprint PCS's rights and remedies under our affiliation agreements for the benefit of Citicorp, as administrative agent, and the holders of the senior secured credit facility and any refinancing thereof. The consent and agreement with Citicorp provides, among other things, that our affiliation agreements generally may not be terminated by Sprint PCS until all our outstanding indebtedness under the new senior secured credit facility is satisfied in full pursuant to the terms of the consent and agreement. See "--Consent and Agreement for the Benefit of the Holders of the Senior Secured Credit Facility."

     NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew our management agreements, we may:

     o require Sprint PCS to purchase all of our operating assets used in connection with our portion of the Sprint PCS network for an amount equal to 80% of our "entire business value;" or

     o in all areas in our territories where Sprint PCS is the licensee for 20 MHZ or more of the spectrum on the date it terminates such management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHZ of licensed spectrum for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our "entire business value."

     If we give Sprint PCS timely notice of non-renewal, or we and Sprint PCS both give notice of non-renewal, or any of our management agreements expire with neither party giving a written notice of non-renewal, or if any of our management agreements can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     o purchase all of our operating assets, without further stockholder approval, for an amount equal to 80% of our "entire business value;" or

     o require us to purchase, subject to governmental approval, the licensed spectrum in our territories for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave clearing costs paid by Sprint PCS or 10% of our "entire business value."

     DETERMINATION OF ENTIRE BUSINESS VALUE. If our "entire business value" is to be determined, Sprint PCS and we will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine our "entire business value" on a going concern basis using the following principles:


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     o the "entire business value" is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     o the "entire business value" will not be calculated in a manner that "double counts" the operating assets of one or more of our affiliates;

     o then-current customary means of valuing a wireless telecommunications business will be used;

     o the business is conducted under the Sprint and Sprint PCS brands and our affiliation agreements with Sprint PCS;

     o will assume that we own the spectrum and frequencies presently owned by Sprint PCS and subject to our affiliation agreements with Sprint PCS; and

     o the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and those businesses will not be included in the sale.

     INSURANCE. We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under our management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

     INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreements or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under such agreement, except we will not be obligated to indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS's violation of any law and from Sprint PCS's breach of any representation, warranty or covenant contained in our management agreements or any other agreement between us and Sprint PCS, except Sprint PCS will not be obligated to indemnify us for any claims arising solely from our negligence or willful misconduct.

     DISPUTE RESOLUTION. If the parties cannot resolve any dispute between themselves and our management agreements do not provide a remedy, then either party may require that any dispute be resolved by a binding arbitration.


THE SERVICES AGREEMENTS

     We originally entered into one set of services agreements with Sprint and Sprint PCS for our territories in the Southwestern part of the United States and another set of these agreements for our territories in Wisconsin. Roberts entered into a services agreement for its territories in Illinois, Kansas and Missouri, which we have assumed pursuant to our acquisition of Roberts. WOW entered into a services agreement for its territories in Washington and Oregon, which we have assumed pursuant to our acquisition of WOW. Southwest entered into a services agreement for its territories in Texas, Oklahoma and Arkansas, which we have assumed pursuant to our acquisition of Southwest. Unless otherwise indicated below, the description of our services agreements applies to the services agreements for all five of our territories.

     Our services agreements outline various back office services provided by Sprint PCS and available to us for an adjustment to our 92% fee. Sprint PCS can change the amount of adjustment for any or all of the services one time in any twelve month period. We have the option to cancel a service upon notification of a fee increase, and if we decide to cancel the service, then Sprint PCS, at our option, must continue to provide that service for nine months at the original price. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect


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fees and inter-territory fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must all be purchased from Sprint PCS or none may be purchased from Sprint PCS. We have chosen to initially delegate the performance of these services to Sprint PCS, but we may develop an independent capability with respect to these services over time. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services performed by Sprint PCS in connection with any other business or outside our territories. We may discontinue use of any service upon three months' prior written notice, while Sprint PCS must give nine months notice if it will no longer offer any service.

     We have agreed with Sprint PCS to indemnify each other as well as affiliates, officers, directors and employees for violations of law or the services agreements except for any liabilities resulting from the negligence or willful misconduct of the person seeking to be indemnified or its representatives. Our services agreements also provide that no party will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, such services agreement except as may otherwise be required by the indemnification provisions. Our services agreements automatically terminate upon termination of our management agreements, and neither party may terminate the services agreements for any reason other than the termination of the management agreements.


THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We originally entered into one set of trademark and service mark license agreements with Sprint and Sprint PCS for our territories in the Southwestern part of the United States and another set of these agreements for our territories in Wisconsin. Roberts entered into a trademark and service mark license agreement for its territories in Illinois, Kansas and Missouri, which we have assumed pursuant to our acquisition of Roberts. WOW entered into a trademark and service mark license agreement for its territories in Washington and Oregon, which we have assumed pursuant to our acquisition of WOW. Southwest entered into a services agreement for its territories in Texas, Oklahoma and Arkansas, which we have assumed pursuant to our acquisition of Southwest. Unless otherwise indicated below, the description of the trademark and service mark license agreements applies to the trademark and service mark license agreements for all five of our territories.

     We have a non-transferable license to use, at no additional cost to us, the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a high degree of recognition, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territories of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS's enforcement of their respective rights. We have agreed with Sprint and Sprint PCS that we will indemnify the other for losses incurred in connection with a material breach of the trademark license agreements between Sprint, Sprint PCS and us. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate our trademark and service mark license agreements if we file for bankruptcy or materially breach our agreement or if our management agreements are terminated. We can terminate our trademark and service mark license agreements upon Sprint's or Sprint PCS's abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy or our management agreements are terminated. However, Sprint and Sprint PCS can assign their interests in the licensed marks to a third party if that third party agrees to be bound by the terms of our trademark and service mark license agreements.


CONSENT AND AGREEMENT FOR THE BENEFIT OF THE HOLDERS OF THE SENIOR SECURED
   CREDIT FACILITY

     Sprint PCS entered into a consent and agreement with Citicorp, as administrative agent, that modifies Sprint PCS's rights and remedies under our affiliation agreements with Sprint PCS, for the benefit of Citicorp and the holders of the senior secured credit facility and any refinancing thereof.

     The consent and agreement between Sprint PCS and Citicorp generally provides, among other things, the following:

     o Sprint PCS's consent to the pledge of substantially all of our assets, including our rights in our affiliation agreements with Sprint PCS;

     o that our affiliation agreements with Sprint PCS may not be terminated by Sprint PCS until all outstanding obligations under the senior secured credit facility are satisfied in full pursuant to the terms of the consent and agreement, unless our operating subsidiaries or assets are sold to a purchaser who does not continue to operate the business as a Sprint PCS network affiliate, which sale requires the approval of Citicorp;

     o Sprint PCS may not exercise its right under our management agreements to purchase our assets until all obligations pursuant to the senior secured credit facility have been paid in full in cash and all commitments to advance credit under such facility have been terminated or have expired. However, Sprint PCS retains the option to purchase our assets if it first pays all obligations under the senior secured credit facility and such facility is terminated in connection with such payment;

     o for redirection of payments due to us under our management agreements from Sprint PCS to Citicorp during the continuation of any default by us under the senior secured credit facility;

     o for Sprint PCS and Citicorp to provide to each other notices of default by us under our management agreements and the senior secured credit facility, respectively;

     o the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent under the senior secured credit facility, to operate our portion of the Sprint PCS network under our affiliation agreements after an event of default under the senior secured credit facility or an event of termination under our affiliation agreements;

     o subject to certain requirements and limitations, the ability of Sprint PCS to assign our affiliation agreements with Sprint PCS and sell our assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries to a qualified purchaser that is not a major competitor of Sprint PCS or Sprint, free of the restrictions on assignment and change of control in our management agreements, if our obligations under the senior secured credit facility have been accelerated after a default by us; and

     o subject to certain requirements and limitations, that if Sprint PCS enters into consent and agreement documents with similarly-situated lenders that have provisions that are more favorable to the lender, Sprint PCS will give Citicorp written notice of the amendments and will amend our consent and agreement with Citicorp in the same manner at Citicorp's request; consequently, from time to time, Citicorp and Sprint PCS may modify our consent and agreement so that it will contain terms and conditions more favorable to Citicorp.

     SPRINT PCS'S RIGHT TO PURCHASE ON ACCELERATION OF AMOUNTS OUTSTANDING UNDER THE SENIOR SECURED CREDIT FACILITY. Subject to the requirements of applicable law, so long as the senior secured credit facility remains outstanding, Sprint PCS has the right to purchase our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries, upon its receipt of notice of an acceleration of the senior secured credit facility, under the following terms:

     o Sprint PCS elects to make such a purchase within a specified period;


     o the purchase price is the greater of an amount equal to 72% of our "entire business value" or the amount we owe under the senior secured credit facility;


     o if Sprint PCS has given notice of its intention to exercise the purchase right, then the administrative agent is prohibited for a specified period after the acceleration, or until Sprint PCS rescinds its intention to purchase, from enforcing its security interest; and


     o if we receive a written offer that is acceptable to us to purchase our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries, as the case may be, on terms at least as favorable to us as the offer we receive. Sprint PCS must agree to purchase the operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us and Citicorp.


     Upon acceleration of the senior secured credit facility, Sprint also has the right to purchase the obligations under the senior secured credit facility by repaying such obligations in full in cash.


     SALE OF OPERATING ASSETS OR THE PARTNERSHIP INTERESTS, MEMBERSHIP INTERESTS OR OTHER EQUITY INTERESTS OF OUR OPERATING SUBSIDIARIES TO THIRD PARTIES. If Sprint PCS does not purchase our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries after an acceleration of the obligations under the senior secured credit facility, then Citicorp may sell our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries. Subject to the requirements of applicable law, including the law relating to foreclosures of security interests, Citicorp has two options:


     o to sell our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries to an entity that meets the requirements to be our successor under our affiliation agreements with Sprint PCS; or


     o to sell our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries to any third party, subject to specified conditions.


RECENT DEVELOPMENTS


     On April 27, 2001, we announced that Sprint PCS had reached an agreement in principle with its network partners, including us and our subsidiaries, providing for a reduction in the reciprocal rate exchanged between Sprint PCS and its network partners for customers of either party who travel into territories covered by the other party's portion of the Sprint PCS network. The rate was reduced from 20 cents per minute to 15 cents per minute effective June 1, 2001, and to 12 cents per minute effective October 1, 2001. Beginning January 1, 2002 and continuing throughout the remaining term of the affiliate agreements with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network, expected to be approximately 10 cents per minute.


     For the year ended December 31, 2000, we reported approximately $16,244,000 in travel revenue from inbound Sprint PCS customers using the Alamosa portion of the Sprint PCS network (representing approximately 20% of our total revenue for the year ended December 31, 2000), and approximately $14,281,000 of travel expense incurred for our outbound customers using other portions of the Sprint PCS network (representing approximately 26% of our total operating expenses for the year ended December 31, 2000).

                             REGULATORY ENVIRONMENT


REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The FCC can have a substantial impact upon entities that manage wireless personal communications service systems and/or provide wireless personal communications services because the FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

     o grant or deny licenses for wireless personal communications service frequencies;

     o grant or deny wireless personal communications service license renewals;


     o rule on assignments and/or transfers of control of wireless personal communications service licenses;

     o govern the interconnection of wireless personal communications service networks with other wireless and wireline service providers;

     o establish access and universal service funding provisions;

     o impose fines and forfeitures for violations of any of the FCC's rules;
       and

     o regulate the technical standards of wireless personal communications services networks.

     The FCC currently prohibits a single entity from having an attributable interest (defined as any general partnership interest or 20% or greater equity or voting interest or certain other business relationships) in broadband wireless personal communications service, cellular and specialized mobile radio ("SMR") licenses totaling more than 45 MHZ in any geographic area. The 45 MHZ cap is raised to 55 MHZ for overlaps involving cellular rural service areas. The 20% threshold is raised to 40% where the owner is an investment company, a small business or a rural telephone company. The geographic areas at issue are PCS licensed service areas where there are overlaps involving 10% or more of the population of such service area. An entity, such as us, that manages the operations of a broadband PCS, cellular, or SMR licensee pursuant to a management agreement is also considered to have an attributable interest in the system it manages. The FCC has opened a proceeding to investigate whether market conditions warrant eliminating or modifying the spectrum cap.


TRANSFERS AND ASSIGNMENTS OF WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSES

     The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a wireless personal communications service license. This means that we and our stockholders will receive advance notice of any and all transactions involved in transferring control of Sprint PCS or the assignment of some or all of the wireless personal communications service licenses held by Sprint PCS. The FCC proceedings afford us and our stockholders an opportunity to evaluate proposed transactions well in advance of closing, and to take actions necessary to protect their interests. Non-controlling interests in an entity that holds a wireless personal communications service license or operates wireless personal communications service networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of pro forma assignments or transfers of control of certain commercial mobile radio service licenses.


CONDITIONS OF WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSES

     All wireless personal communications service licenses are granted for ten year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHZ broadband wireless personal communications service licensees must construct facilities that offer coverage to one-third of the population in their licensed areas within five years and to two-thirds of the population in such areas within ten years, and all 10 MHZ broadband wireless personal communications services licensees must construct facilities that offer coverage to at least one-quarter of the population in their licensed areas within five years or make a showing of "substantial service" within that five-year period.

     If the build-out requirements are not met, wireless personal communications service licenses could be forfeited. The FCC also requires licensees to maintain control over their licenses. Our affiliation agreements with Sprint PCS reflect management agreements that the parties believe meet the FCC requirements for licensee control of licensed spectrum.

     If the FCC were to determine that our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to the extent necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be so modified, the agreements may be terminated pursuant to their terms. The FCC could also impose monetary penalties on Sprint PCS, and possibly revoke one or more of the Sprint PCS licenses.


WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSE RENEWAL

     Wireless personal communications service licensees can renew their licenses for additional ten year terms. Wireless personal communications service renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford wireless personal communications services renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the wireless personal communications service renewal applicant has:

     o provided "substantial service" during its license term; and

     o substantially complied with all applicable laws and FCC rules and policies.

     The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The FCC's renewal expectancy and procedures make it very likely that Sprint PCS will retain the wireless personal communications service licenses that we manage for the foreseeable future.


INTERCONNECTION

     The FCC has the authority to order interconnection between commercial mobile radio services, commonly referred to as CMRS, providers and incumbent local exchange carriers. The FCC has ordered local exchange carriers to provide reciprocal compensation to commercial mobile radio service providers for the termination of traffic. Using these rules, we will assist Sprint PCS in the negotiation of interconnection agreements for the Sprint PCS network in their market area with all of the Bell operating companies, including Verizon Wireless and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis.

     If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with local, national and international telecommunications networks. They will also determine the nature and amount of revenues that we and Sprint PCS can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.


OTHER FCC REQUIREMENTS

     In June 1996, the FCC adopted rules that prohibit broadband wireless personal communications services providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. These existing resale requirements and their expiration may somewhat affect the number of resellers competing with Sprint PCS and its managers and affiliates in various markets. However, to date, wireless resellers have not significantly impacted wireless service providers. Any losses in retail customers have been offset, in major part, by increases in wireless customers, traffic and wholesale revenues.

     CMRS providers, including Sprint PCS, are required to permit manual "roaming" on their systems. With manual roaming, any user whose mobile phone is technically capable of connecting with a carrier's system must be able to make a call by providing a credit card number or making some other arrangement for payment. The FCC is currently considering changes in its rules that may terminate the manual roaming requirement and may impose "automatic roaming" obligations, under which users with capable equipment would be permitted to originate or terminate calls without taking action other than turning on the mobile phone.

     FCC rules require local exchange and most commercial mobile radio services providers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC requires most commercial mobile radio service providers to implement wireless service provider number portability where requested in the 100 largest metropolitan areas in the United States by November 24, 2002. The FCC currently requires most commercial mobile radio service providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund. Implementation of wireless service provider number portability will require wireless personal communications service providers like us and Sprint PCS to purchase more expensive switches and switch upgrades. However, it will also enable existing cellular customers to change to wireless personal communications services without losing their existing wireless telephone numbers, which should make it easier for wireless personal communications service providers to market their services to existing cellular users.

     The FCC has adopted rules permitting broadband wireless personal communications service and other commercial mobile radio service providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local exchange carriers. This creates new markets and revenue opportunities for Sprint PCS and its managers and affiliates and other wireless providers, and may do so increasingly in future years. The FCC has released a series of orders requiring broadband wireless personal communications services and other commercial mobile radio services providers to implement enhanced emergency 911 capabilities. The rules require Sprint PCS to begin selling specially-equipped telephone handsets by October 1, 2001, with a rollout of such handsets continuing until December 31, 2002, when all new handsets must be specially-equipped. In addition, the FCC has accepted Sprint PCS's revised implementation schedule for enhanced 911 service. Under the plan, Sprint PCS must complete its network upgrade to support enhanced 911 service by December 31, 2002, and it must begin providing a specified level of enhanced 911 service by June 30, 2002. As the required equipment becomes more functional and less expensive, emergency 911 services may afford wireless carriers substantial and attractive new service and marketing opportunities.

     On October 12, 2000, the FCC adopted several measures designed to remove obstacles to competitive access to customers and facilities in commercial multiple tenant environments, including the following:

     o The FCC forbade telecommunications carriers in commercial settings from entering into exclusive contracts with building owners, including contracts that effectively restrict premises owners or their agents from permitting access to other telecommunications service providers.

     o The FCC determined that utilities, including LECs must afford telecommunications carriers and cable service providers reasonable and nondiscriminatory access to conduits and rights-of-way located in customer buildings and campuses, to the extent such conduits and rights-of-way are owned or controlled by the utility.

     The FCC also issued a further notice of proposed rulemaking seeking comment on whether it should adopt additional rules in this area, including extending certain regulations to include residential as well as commercial buildings. The final result of this proceeding could affect the availability and pricing of sites for the our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act, or CALEA, enacted in 1994 requires wireless personal communications services and other telecommunications service providers to meet capability and capacity requirements needed by federal, state and local law enforcement to preserve their electronic surveillance capabilities. Wireless personal communications service providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025, by June 30, 2000, and with recently adopted additions by September 30, 2001. Wireless personal communication services providers must comply with certain CALEA capability requirements by November 19, 2001. Various other capability requirements established by the Department of Justice and Federal Bureau of Investigation have been temporarily suspended pending further review by the FCC. New anti-terrorism legislation being considered by Congress could also result in Sprint PCS facing some additional costs and responsibilities related to complying with federal law enforcement agencies' expanded surveillance powers. In addition, most wireless personal communications service providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with the CALEA capability and capacity requirements, but several bills pending in Congress and a federal court challenge may expand reimbursement rights if they are enacted. Finally, the Federal Bureau of Investigation has been discussing with the industry options for further deferring CALEA compliance requirements in geographic areas with minimal or nonexistent electronic surveillance needs.

     In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. In sum, CALEA capability and capacity requirements are likely to impose some additional switching and network costs upon Sprint PCS and its managers and affiliates and other wireless entities. However, it is possible that some of these costs will be reduced or delayed if current law enforcement or legislative initiatives are adopted and implemented.


OTHER FEDERAL REGULATIONS

     Sprint PCS and its managers and affiliates must bear the expense of compliance with FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some of our base station locations to become subject to the additional expense of regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring service providers to meet land use and radio emissions standards.


REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The FCC and certain states have established "universal service" programs to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as "eligible telecommunications carriers," enabling them to receive federal and state universal service support, and are preparing to compete aggressively with wireline telephone companies for universal service revenue. Because we manage substantial rural areas for Sprint PCS, it is likely to receive revenues in the future from federal and state universal service support funds that are much greater than the reductions in its revenues due to universal service contributions paid by Sprint PCS.


PARTITIONING; DISAGGREGATION

     FCC rules allow broadband wireless personal communications services licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties. These rules may enable us to purchase wireless personal communications service spectrum from Sprint PCS and other wireless personal communications services licensees as a supplement or alternative to the existing management arrangements.


WIRELESS FACILITIES SITING


     States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of those services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for Sprint PCS and its managers and affiliates and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.


EQUAL ACCESS


     Wireless providers are not required to provide long distance carriers with equal access to wireless customers for the provision of toll services. This enables us and Sprint PCS to generate additional revenues by reselling the toll services of Sprint PCS and other interexchange carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll service providers subject to certain conditions.


STATE REGULATION OF WIRELESS SERVICE


     Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. Section 332 does not prohibit a state from regulating the other terms and conditions of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. However, states may petition the FCC to regulate those providers and the FCC may grant that petition if the state demonstrates that:


     o market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or


     o such market conditions exist and commercial mobile radio service is a replacement for a substantial portion of the landline telephone service within the state.


     To date, the FCC has granted no such petition. To the extent Sprint PCS and its managers and affiliates provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certification and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information as of October 22, 2001 (except as otherwise indicated) with respect to the number of shares of our common stock beneficially owned by (1) each person who is known to us to be the beneficial owner of more than 5% of our common stock, (2) by each of our executive officers and directors, (3) all of our current executive officers and directors as a group and (4) the selling stockholders. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.



                                                          SHARES BENEFICIALLY
                                                          OWNED PRIOR TO THIS
                                                              OFFERING (2)
                                               ------------------------------------------
NAME AND ADDRESS (1)                                       NUMBER             PERCENTAGE
---------------------------------------------- ----------------------------- ------------
5% STOCKHOLDERS
Caroline Hunt Trust Estate ...................          8,376,366  (3)            9.10%
 100 Crescent Court, Suite 1700
 Dallas, TX 75201
South Plains Telephone Cooperative, Inc.                8,694,732  (4)            9.45%
 2425 Marshall Street
 Lubbock, TX 79415
Budagher Family, LLC .........................          7,318,490  (5)            7.95%
 3702 Holland Avenue
 Dallas, TX 75219
Taylor Telephone Cooperative, Inc. ...........          5,075,700  (6)            5.52%
 9796 N. Interstate 20
 Merkel, TX 79536
DIRECTORS AND EXECUTIVE OFFICERS:
David E. Sharbutt ............................          1,265,383  (7)(19)        1.36%
Michael R. Budagher ..........................          7,318,490  (5)            7.95%
Ray M. Clapp .................................             48,889  (8)               *
Kendall W. Cowan .............................            583,959  (9)(19)           *
Scotty Hart ..................................             35,014  (10)              *
Thomas Hyde ..................................             33,714  (11)              *
Schuyler B. Marshall .........................            144,214  (12)              *
Tom M. Phelps ................................             36,714  (13)              *
Thomas F. Riley, Jr. .........................            168,500  (20)              *
Loyd I. Rinehart .............................             34,496  (14)(19)          *
Michael V. Roberts ...........................          6,528,750  (15)           7.10%
Steven C. Roberts ............................          6,533,250  (16)           7.10%
Anthony Sabatino .............................             63,218  (17)(19)          *
Jimmy R. White ...............................             34,728  (18)              *
Margaret Z. Couch ............................             32,976  (21)(19)          *
All Directors and Executive Officers .........         22,862,295                 24.3%
OTHER SELLING STOCKHOLDERS:
Southwest PCS, L.L.C. (22) ...................          3,633,030                 3.95%
 5 N. McCormick
 Oklahoma City, OK 73127
Plateau Telecommunications Incorporated ......          3,194,215                 3.47%
 7111 North Prince
 Clovis, NM 88102
West-Tex Telecommunications, Inc. ............          2,500,000                 2.72%
 1500 West Business 20
 Stanton, TX 79782 ...........................
XIT Telecommunications & Technology, Inc.               1,830,000                 1.99%
 Highway 87 North
 Dalhart, TX 79022 ...........................



                                                                 SHARES BENEFICIALLY
                                                                   OWNED AFTER THIS
                                                SHARES OFFERED         OFFERING
                                                BY THE SELLING ------------------------
NAME AND ADDRESS (1)                             STOCKHOLDERS     NUMBER     PERCENTAGE
---------------------------------------------- --------------- ------------ -----------
5% STOCKHOLDERS
Caroline Hunt Trust Estate ...................      250,000      8,126,366      8.83%
 100 Crescent Court, Suite 1700
 Dallas, TX 75201
South Plains Telephone Cooperative, Inc.            100,000      8,594,732      9.34%
 2425 Marshall Street
 Lubbock, TX 79415
Budagher Family, LLC .........................           --      7,318,490      7.95%
 3702 Holland Avenue
 Dallas, TX 75219
Taylor Telephone Cooperative, Inc. ...........      100,000      4,975,700      5.41%
 9796 N. Interstate 20
 Merkel, TX 79536
DIRECTORS AND EXECUTIVE OFFICERS:
David E. Sharbutt ............................           --      1,265,383      1.36%
Michael R. Budagher ..........................           --      7,318,490      7.95%
Ray M. Clapp .................................           --         48,889         *
Kendall W. Cowan .............................           --        583,959         *
Scotty Hart ..................................           --         35,014         *
Thomas Hyde ..................................           --         33,714         *
Schuyler B. Marshall .........................           --        144,214         *
Tom M. Phelps ................................           --         36,714         *
Thomas F. Riley, Jr. .........................           --        168,500         *
Loyd I. Rinehart .............................           --         34,496         *
Michael V. Roberts ...........................    1,150,000      5,378,750      5.85%
Steven C. Roberts ............................    1,150,000      5,383,250      5.85%
Anthony Sabatino .............................           --         63,218         *
Jimmy R. White ...............................           --         34,728         *
Margaret Z. Couch ............................           --         32,976         *
All Directors and Executive Officers .........    2,300,000     20,562,295     21.89%
OTHER SELLING STOCKHOLDERS:
Southwest PCS, L.L.C. (22) ...................      650,000      2,983,030      3.24%
 5 N. McCormick
 Oklahoma City, OK 73127
Plateau Telecommunications Incorporated ......      300,000      2,894,215      3.15%
 7111 North Prince
 Clovis, NM 88102
West-Tex Telecommunications, Inc. ............      200,000      2,300,000      2.50%
 1500 West Business 20
 Stanton, TX 79782 ...........................
XIT Telecommunications & Technology, Inc.           100,000      1,730,000      1.88%
 Highway 87 North
 Dalhart, TX 79022 ...........................



----------

*     Less than one percent.

(1) Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 5225 S. Loop 289, Lubbock, Texas 79424.

(2) Percentage of ownership is based on 92,003,499 shares of our common stock outstanding as of October 23, 2001. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to that common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(3) The Rosewood Corporation is a wholly-owned subsidiary of Caroline Hunt Trust Estate and Rosewood Financial, Inc. is an indirect wholly-owned subsidiary of Caroline Hunt Trust Estate and The Rosewood Corporation. Rosewood Management Corporation is a wholly-owned subsidiary of The Rosewood Corporation and serves as the general partner of Fortress Venture Capital II, L.P. Caroline Hunt Trust Estate and The Rosewood Corporation may be deemed to be the beneficial owner of the shares held of record by Rosewood Financial, Inc., as a result of their parent-subsidiary relationship. Rosewood Management Corporation may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of its general partnership status. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. may be deemed to be the beneficial owner of the shares held of record by Fortress Venture Capital II, L.P., as a result of their parent-subsidiary relationship with Rosewood Management Corporation. The shares being sold pursuant to this offering are those held of record by The Rosewood Finanical, Inc. Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. disclaim beneficial ownership of any shares held by Rosewood Management Corporation or Fortress Venture Capital II, L.P., and Rosewood Management Corporation and Fortress Venture Capital II, L.P. disclaim beneficial ownership of any shares held by Caroline Hunt Trust Estate, The Rosewood Corporation and Rosewood Financial, Inc. The address for The Rosewood Corporation, Rosewood Financial, Inc., Rosewood Management Corporation and Fortress Venture Capital II, L.P. is the same address for Caroline Hunt Trust Estate.

(4) South Plains Advanced Communications & Electronics, Inc. is a wholly-owned subsidiary of South Plains Telephone Cooperative, which may be deemed to be the beneficial owner of the shares held of record by South Plains Advanced Communications & Electronics, Inc. The shares being sold pursuant to this offering are those held of record by South Plains Advanced Communications & Electronics, Inc. South Plains Telephone Cooperative and South Plains Advance Communications & Electronics, Inc. share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for South Plains Advanced Communications is the same as the address for South Plains Telephone Cooperative.


(5) Mr. Budagher and his spouse and children own 100% of the membership interests in the Budagher Family, LLC. Includes 33,714 shares issuable to Mr. Budagher pursuant to options currently exercisable and 7,284,776 shares for which Budagher Family, LLC and Mr. Budagher share voting and investment power, as a result of their control person relationship. Mr. Budagher is the sole Manager and President of Budagher Family, LLC. The address for Mr. Budagher is the same as the address for the Budagher Family, LLC.

(6) Taylor Telecommunications is a wholly-owned subsidiary of Taylor Telephone Cooperative, which may be deemed to be the beneficial owner of the shares held of record by Taylor Telecommunications. Taylor Telephone Cooperative and Taylor Telecommunications share voting and investment power for these shares, as a result of their parent-subsidiary relationship. The address for Taylor Telecommunications is the same as the address for Taylor Telephone Cooperative.

(7) Includes 244,880 shares held individually by Mr. Sharbutt, 48,824 shares held in Mr. Sharbutt's 401(k) plan, 200 shares beneficially owned by Mr. Sharbutt's children and 970,000 shares issuable pursuant to options currently exercisable. Excludes 625,423 shares beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8) Includes 175 shares held individually by Mr. Clapp and 48,714 shares issuable pursuant to options currently exercisable. Excludes 8,376,366 shares held by Caroline Hunt Trust Estate and its subsidiaries, as to which Mr. Clapp disclaims beneficial ownership. Mr. Clapp is the Managing Director, Acquisitions and Investments for the Rosewood Corporation, which is a wholly-owned subsidiary of the Caroline Hunt Trust Estate. The address for Mr. Clapp is the same as the address for Caroline Hunt Trust Estate.

(9) Includes 291,000 shares issuable pursuant to options currently exercisable and 291,000 shares issuable pursuant to options exercisable within 60 days of October 22, 2001.


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

(10) Includes 1,000 shares held individually by Mr. Hart, 33,714 shares issuable pursuant to options currently exercisable and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 8,694,732 shares held by South Plains Advanced Communications & Electronics, Inc., as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and South Plains Advanced Communications & Electronics, a wholly-owned subsidiary of South Plains Telephone Cooperative. Mr. Hart's address is the same as the address for South Plains Telephone Cooperative.

(11) Includes 33,714 shares issuable pursuant to options currently exercisable. Excludes 5,075,700 shares held by Taylor Telecommunications, Inc., as to which Mr. Hyde disclaims beneficial ownership. Mr. Hyde is the Manager of Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, a wholly-owned subsidiary of Taylor Telephone Cooperative. Mr. Hyde's address is the same as the address for Taylor Telephone Cooperative.

(12) Includes 110,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall and 33,714 shares issuable pursuant to options currently exercisable. Excludes 8,376,366 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and the Rosewood Corporation, both of which are wholly-owned subsidiaries of the Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a Director of various Caroline Hunt Trust Estate subsidiaries. The address for Mr. Marshall is the same as the address for Caroline Hunt Trust Estate.

(13) Includes 3,000 shares held individually by Mr. Phelps and 33,714 shares issuable pursuant to options currently exercisable.

(14) Includes 33,334 shares issuable pursuant to options currently exercisable.

(15) Includes 6,557,500 shares held individually by Mr. Roberts, 1,000 shares held by Mr. Roberts and his wife together and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company.

(16) Includes 6,559,500 shares held individually by Mr. Roberts, 2,500 shares held by Mr. Roberts and his wife together, 1,000 shares held by Mr. Roberts' wife, and 250 shares owned by Roberts Broadcasting Company. Mr. Roberts is the President and Chief Operating Officer and principal stockholder of Roberts Broadcasting Company and may be considered a beneficial owner of the shares owned by Roberts Broadcasting Company. Excludes 5,400 shares Mr. Roberts' wife holds in custodial account for their minor children, as to which shares Mr. Roberts disclaims beneficial ownership.

(17) Includes 1,546 shares held individually by Mr. Sabatino and 61,500 shares issuable pursuant to options currently exercisable.

(18) Includes 1,014 shares held individually by Mr. White and 33,714 shares issuable pursuant to options currently exercisable. Mr. White's address is Highway 87 North, Dalhart, TX 79022.

(19) Includes shares held by CNA Trust as Trustee under the Alamosa PCS Contributions Savings Plan, as follows: Mr. Cowan, 1,208 shares; Mr. Rinehart, 424 shares; Mr. Sabatino, 172 shares; Ms. Couch, 566 shares; Mr. Sharbutt, 1,479 shares.


(20) Excludes 666,666 shares held by Chickasaw Holding Company and 3,633,030 shares held by Southwest PCS, L.L.C., as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C.


(21) Includes 32,250 shares issuable pursuant to options currently exercisable.

(22) Southwest PCS, L.L.C. is a former shareholder of Southwest. In connection with the acquisition of Southwest, we entered into a registration rights agreement with Southwest's shareholders pursuant to which we agreed to file a shelf registration statement covering the resale of the shares of Alamosa common stock received by Southwest shareholders. We also agreed to grant the Southwest shareholders the right to participate in underwritten offerings of our common stock, subject to certain conditions.

                          DESCRIPTION OF CAPITAL STOCK


     Our amended and restated certificate of incorporation authorizes us to issue up to 290,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 23, 2001, there were 92,003,499 shares of common stock issued and outstanding held by approximately 228 stockholders of record, not including the stockholders for whom shares are held in "nominee" or "street" name. No shares of preferred stock are outstanding. The following summaries of certain provisions of the capital stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and by applicable law.


COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock do not have any cumulative voting rights.

     We do not expect to pay cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the expansion of our business. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including restrictions contained in the indebtedness of our subsidiaries and our results of operations, financial condition, capital expenditure plans, contractual restrictions, business prospects and our subsidiaries and other relevant factors. However, if we do pay cash dividends, the holders of our common stock are entitled, subject to the prior rights of any preferred stock, to share equally, on a share-for-share basis, in all such dividends.

     If we liquidate, dissolve or wind up, the holders of shares of our common stock will be entitled to share equally, on a share-for-share basis, in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. Neither a merger or consolidation of us with or into another corporation, nor the sale or transfer by us of all or part of our assets, nor the reduction of our capital stock, is deemed to be a liquidation, dissolution or winding up of us.

     Holders of shares of our common stock have no preemptive, conversion, redemption, subscription or similar rights. All outstanding shares of our common stock are, and the shares of common stock offered hereby will be, fully paid and non-assessable.


TRANSFER AGENT

     The transfer agent for our common stock is Mellon Investor Services LLC.


PREFERRED STOCK

     Our preferred stock may be issued in one or more series by the Board of Directors, subject to limitations prescribed by Delaware law, without further stockholder approval. Each series may have different rights, preferences, designations, qualifications, limitations and restrictions that may be established by the Board of Directors without approval from the stockholders. These rights, designations and preferences include dividend rights, dividend rates, conversion rights, voting rights, liquidation preferences, terms of redemption, the number of shares constituting any series and the designation of such series.

     The issuance of preferred stock may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of our common stock.

     The Board of Directors has authorized and designated the Series A preferred stock described under " -- Stockholder Rights Plan" below.


DELAWARE LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute is intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors. In general, the statute prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder, unless:

     o prior to the date that the person became an interested stockholder, the business combination or the transaction that resulted in the person becoming an interested stockholder is approved by the Board of Directors;


     o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

     o on or after that date, the business combination is approved by the Board of Directors and by the affirmative vote of at least 662/3% of our outstanding voting stock that is not owned by the interested stockholder.


     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns 15% or more of our voting stock.


PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     The following is a summary of certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws which could have the effect of delaying, deferring or preventing a change in control of us and which would make removal of the Board of Directors more difficult.

     BOARD CLASSIFICATION. Our amended and restated certificate of incorporation provides for the division of the Board of Directors into three classes, as nearly equal in number as possible, with each class beginning its three year term in a different year. Our amended and restated certificate of incorporation also provides that only the Board of Directors may fix the number of directors.

     STOCKHOLDER NOMINATIONS. Our amended and restated bylaws provides that a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then we must receive the stockholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day of public announcement of the date of the annual meeting is made.

     NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Our amended and restated certificate of incorporation provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the Board of Directors may be filled only by vote of a majority of the remaining directors then in office, even if less than a quorum. Under no circumstances may our stockholders fill any newly created directorships. Directors elected to fill a vacancy or by reason of an increase in the number of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     REMOVAL OF DIRECTORS. Our amended and restated certificate of incorporation provides that our directors may be removed from office only for cause and only by the affirmative vote of 80% of the then outstanding shares of stock entitled to vote on the matter.

     ACTION BY WRITTEN CONSENT. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of our stockholders, and may not be taken by written consent of our stockholders.

     SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, if there is one, by our President or by the Board of Directors pursuant to a resolution adopted by a majority of authorized directors.

     The foregoing provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders to acquire all or a majority of our common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to increase the size of the board, appoint or remove directors, call a special meeting of the stockholders or take action without a stockholder meeting. As a result, any matters which such persons or entities endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

     VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS. Our amended and restated certificate of incorporation also contains fair price provisions designed to provide safeguards for stockholders when a stockholder owning 20% or more of its voting stock, referred to as an "interested stockholder," or that interested stockholder's affiliates or associates, attempts to effect a business combination with us.

     In general, in addition to any affirmative vote required by law, a "business combination" (as defined below) between us and an interested stockholder must be approved by the affirmative vote of the holders of 80% of our outstanding voting stock. The additional voting requirements will not apply, however, if:

     o the business combination was approved by not less than a majority of the disinterested directors; or

     o a series of conditions are satisfied requiring (in summary):

       o that the consideration to be paid to our stockholders in the business combination must be at least equal to the higher of (1) the highest per-share price paid by the interested stockholder in acquiring any shares of our common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder (the "determination date"), whichever is higher or (2) the fair market value per share of our common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any subsequent stock dividend, stock split, combination of shares or similar event (any non-cash consideration is treated similarly); and


       o certain "procedural" requirements are complied with, such as the solicitation of proxies pursuant to the rules of the SEC and no increase or decrease in regular dividends (if any) after the interested stockholder became an interested stockholder (except as approved by a majority of the disinterested directors).


     Pursuant to our amended and restated certificate of incorporation, the following events will be deemed to be "business combinations":

     o any merger or consolidation of us involving an (1) interested stockholder or (2) any other company that is, or after the merger or consolidation will be, an affiliate or associate of an interested stockholder;

     o specified dispositions of assets, cash flow or earning power of us to an interested stockholder, any issuance of our securities to an interested stockholder or us entering into loans or other arrangements involving an interested stockholder, in each case, meeting specified threshold amounts;

     o the adoption of any plan of liquidation or dissolution of us; and

    o any issuance or reclassification of our securities having the effect of increasing the proportionate share of ownership of an interested stockholder.


     Regarding the 20% threshold for the definition of interested stockholder, certain persons who were stockholders of Alamosa (Delaware), Inc. before the date of its initial public offering are permitted under our amended and restated certificate of incorporation to enter into voting agreements with each other without being deemed the beneficial owner of the securities owned by the other parties to the voting agreements, but only if the voting agreements:


     o were approved by the Board of Directors prior to the time they were entered into;


     o do not govern the voting of our common stock in matters other than the election of members of the Board of Directors; and


     o do not govern the voting of our common stock held by persons other than persons who were our stockholders of Alamosa (Delaware), Inc. before the date of its initial public offering.


     CHARTER AND BY-LAW AMENDMENTS. Delaware Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation or bylaws described above. Except as otherwise provided by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that alters or changes the powers, preferences, rights or other terms of an outstanding series of our preferred stock, if the holders of the affected series of preferred stock are entitled to vote on the proposed amendment. Our bylaws may be amended or repealed by the vote of two-thirds of the Board of Directors, except if the bylaw provisions affect provisions of the certificate of incorporation or bylaws described above, then the affirmative vote of the holders of at least 80% of the outstanding voting stock is required. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.


     The foregoing provisions, together with the ability of the Board of Directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to our stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of securities or the removal of incumbent management, even if these events would be perceived as favorable to the interests of our stockholders.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Our amended and restated certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:


     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;


     o the payment of dividends or the redemption or purchase of stock in violation of Delaware law;


     o any breach of the duty of loyalty to us or our stockholders; or


     o any transaction from which the director derived an improper personal benefit.

CERTAIN PROVISIONS OF THE SPRINT PCS AGREEMENTS

     Our affiliation agreements with Sprint contain restrictions which may limit our ability to sell our business and may have a substantial anti-takeover effect.

     Pursuant to our affiliation agreements with Sprint PCS, under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock for 72% or 80% of the "entire business value" of us, which includes the value of the spectrum licenses, business operations and other assets more fully described in "Affiliation Agreements with Sprint PCS -- The Management Agreement -- Determination of Entire Business Value." In addition, Sprint PCS must approve any change of control of our ownership and must consent to any assignment of our affiliation agreements with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of business including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS.


STOCKHOLDER RIGHTS PLAN

     RIGHTS AND RIGHTS CERTIFICATES. On February 14, 2001, the Board of Directors adopted a stockholder rights plan. The rights plan provides that one right will be issued with each share of common stock issued. Each right, when exercisable, will entitle the holder to purchase from us one one-thousandth of a share of Series A preferred stock at a purchase price of $84 per one one-thousandth of a share, subject to adjustment. Each such fractional share of the Series A preferred stock will essentially be the economic equivalent of one share of common stock.

     A stockholder rights plan is designed to deter coercive takeover tactics and to encourage third parties interested in acquiring us to negotiate with the Board of Directors. The stockholder rights plan achieves these goals by significantly diluting the ownership interest of a person who acquires a specified percentage of our common stock without first obtaining approval of the Board of Directors.

     Initially, the rights will be attached to all certificates representing outstanding shares of our common stock and will be transferred with and only with such certificates. The rights will separate from our common stock and become exercisable upon the earlier to occur of:

     o the close of business on the tenth business day after the public announcement that a person or group of persons has acquired 20% or more of our outstanding common stock, except in connection with an offer approved by the Board of Directors; or

     o the close of business on the tenth business day after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group of persons acquiring 20% or more of our outstanding common stock.

     A person or group of persons will be considered to have acquired beneficial ownership of our common stock if they have the power to vote or direct the voting of our common stock. Certain stockholders named in our amended and restated certificate of incorporation may enter into voting agreements with each other only, at any time, without being deemed the beneficial owner of securities owned by the other parties to the voting agreements, if the voting agreements:

     o were approved by the Board of Directors prior to the time they were entered into;

     o do not govern the voting of our common stock regarding matters other than the election of members of the our board of directors; and

     o do not govern the voting of our common stock held by persons other than persons who were stockholders in us before the date of our initial public offering.

     EXPIRATION OF RIGHTS. The rights will expire at the close of business on the tenth anniversary of the date of issuance, unless we redeem or exchange the rights before that date or amend the stockholder rights plan to extend the term of the rights.

     FLIP-IN RIGHT. If any person or group of persons acquires 20% or more of our outstanding common stock, each holder of a right, other than the acquiring person, will have the right to receive, upon exercise thereof, the number of shares of common stock, or in certain circumstances, cash, property or other securities of us, having a value equal to two times the purchase price of the right. The acquiring person's rights will automatically become null and void in that event. In other words, the stockholders other than the acquiring person will be able to buy common stock at half price.


     FLIP-OVER RIGHT. If at any time after a person or group of persons acquires 20% or more of our outstanding common stock and the following occurs:


     o we effect a merger or other business combination in which we are not the surviving corporation;


     o we are the surviving corporation in a consolidation, merger or similar transaction in which our shares of common stock are changed into or exchanged for other securities; or


     o we sell or otherwise transfer more than 50% of our assets, cash flow or earning power;


then each holder of a right, except a person who has acquired beneficial ownership of 20% or more of the outstanding common stock, may purchase, upon the exercise of each right at the then-current purchase price, that number of shares of common stock of the acquiring company with a market value equal to two times the purchase price of the right. In other words, the stockholders other than the acquiring person will be able to buy common stock of the acquiring company at half price.


     ADJUSTMENTS. The purchase price and the number of shares of Series A preferred stock or other securities issuable upon exercise of the rights may be adjusted to prevent dilution upon:


     o stock dividends, subdivisions, combinations or reclassifications of our common stock or the Series A preferred stock;


     o below market issuances of rights or warrants to subscribe for or convert into Series A preferred stock; or


     o distributions to holders of the Series A preferred stock of evidence of indebtedness, cash, excluding regular quarterly cash dividends, assets, excluding dividends payable in Series A preferred stock, or subscription rights or warrants.


     EXCHANGE OF RIGHTS. After a person or group of persons acquires 20% of our outstanding common stock but before that person or group beneficially owns 50% or more of our common stock, we may, at our option, exchange the rights at an exchange ratio of one-half the number of shares of common stock, Series A preferred stock, or other property for which a right is exercisable immediately prior to our decision to exchange the rights, subject to adjustment. Rights held by an acquiring person are not entitled to these exchange rights. In that event, the stockholders other than the acquiring person would receive common stock in exchange for their rights.


     REDEMPTION OF RIGHTS. At any time before a person or group of persons acquires 20% or more of our outstanding common stock, we may redeem the rights at a price of $0.001 per right. Upon the effective date of the redemption of the rights, the rights will terminate and the rights holders will only be entitled to receive the $0.001 redemption price.


     RIGHTS AS A STOCKHOLDER. Until a right is exercised, the rights will not entitle the holder to the rights as our stockholder, including, without limitation, the right to vote or to receive dividends.


     SERIES A PREFERRED STOCK. The terms of the Series A preferred stock are contained in a Certificate of Designations, Rights and Preferences filed with the Delaware Secretary of State on February 14, 2001.


     ANTI-TAKEOVER EFFECTS. The rights may have certain anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of the Board of Directors. As a result, the overall effect of the rights may be to make more difficult a merger, tender offer, other business combination or proxy contest involving us, even if such event would be favorable to the interest of our stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE


     We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. The sale of substantial amounts of common stock in the public market could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.


SALES OF RESTRICTED SHARES


     As of September 30, 2001, we had an aggregate of 92,001,749 outstanding shares of common stock, excluding 5,512,003 shares underlying outstanding options. All of the 4,000,000 shares sold in this offering, or 4,600,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Approximately 30,649,990 of our outstanding shares of common stock at September 30, 2001 are "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they are sold pursuant to an effective registration statement under the Securities Act or if the proposed sale qualifies for an exemption from registration, including an exemption under Rule 144, including Rule 144(k), or Rule 701 under the Securities Act. We have filed a registration statement to register the resale of these restricted securities. See "-- Shelf Registration Statement" below.



LOCK-UP AGREEMENTS


     Our directors, our executive officers, the selling stockholders and other persons who directly or indirectly beneficially own at least one million shares of our common stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of common stock or any security convertible into or exchangeable for common stock for a period of 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc., subject to certain exceptions. Certain shareholders who have entered into lock-up agreements have previously executed 10b5-1 stock plans. The shares subject to such plans are not subject to the terms of the lock-up. Pursuant to these plans an aggregate of approximately 1.6 million shares of our common stock could be available for sale in the fourth quarter of 2001. All but approximately 300,000 of such shares of common stock are at sale price levels in excess of $20 per share. Immediately following this offering, approximately 55 million shares of our outstanding common stock will be subject to the lockup agreements described above or otherwise not available for sale in the fourth quarter of 2001, representing approximately 60% of the then outstanding shares of common stock.

     We have agreed not to issue, sell or otherwise dispose of any shares of common stock or any security convertible into or exchangeable for common stock during the 90 day period following the date of the prospectus. We may, however, grant options to purchase shares of common stock and issue shares of common stock upon the exercise of outstanding options under our existing stock option plans, and we also may issue shares of our common stock in accordance with the terms of our 401(k) plan and our employee stock purchase plan. We also may issue or sell common stock, and/or securities convertible into, or exercisable or exchangeable for, our common stock in connection with an acquisition or business combination as long as the acquiror of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.



RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    o 1% of the number of shares of common stock then outstanding; or


    o the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.


Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


RULE 144(K)


     Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.


STOCK OPTIONS


     As of September 30, 2001, options to purchase a total of 5,512,003 shares of common stock were outstanding, of which 2,266,183 were currently exercisable.


SHELF REGISTRATION STATEMENT


     On September 28, 2001, pursuant to the terms of agreements entered into in connection with our acquisitions of Roberts, WOW, and Southwest, we caused to become effective a shelf registration statement on Form S-1 with the Securities and Exchange Commission in connection with the resale by certain of our stockholders of 30,649,990 shares of our common stock. The selling stockholders whose shares were registered by such shelf registration statement obtained these shares in connection with our acquisitions of Roberts, WOW and Southwest.



     We have agreed to maintain the effectiveness of our shelf registration statement for the shares of common stock owned by the former members of WOW Holdings and Roberts Holdings until October 1, 2002. However, if such shares of stock become freely tradable pursuant to Rule 144(k) of the Securities Act prior to that date, then we are under no further obligation to keep the registration statement effective for such shares.


     We have also agreed to maintain the effectiveness of the shelf registration statement for the shares of common stock owned by the former stockholders of Southwest until the earlier of (i) the time all such shares have been sold or (ii) the time all such shares can be resold pursuant to Rule 144(k) under the Securities Act. However, at any time after March 30, 2003 when there is no registration statement filed by us pursuant to Rule 415 of the Securities Act that is effective with the SEC other than the shelf registration statement, we are not required to maintain the effectiveness of the shelf registration statement as to any shares held by a former Southwest stockholder that otherwise could then be sold pursuant to Rule 144(k), but may not be sold pursuant to Rule 144(k) because the holder of such shares is an "affiliate" of us (as such term is defined in Rule 144 under the Securities Act) solely because such holder is the beneficial owner of additional shares of common stock acquired not in connection with the Southwest merger, which has caused such holder to be deemed an affiliate for purposes of Rule 144. Each of the former stockholders of Southwest entered into a "lock-up" arrangement under which each holder agreed to limit sales until March 30, 2002, under the shelf registration statement to an amount that will not exceed 50% of the shares that such holder received in the Southwest merger.

                                  UNDERWRITING


     Salomon Smith Barney Inc., is acting as sole bookrunner and a joint lead manager of the offering with J.P. Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.




                                                      NUMBER OF SHARES
                                                     TO BE SOLD BY THE
                   UNDERWRITER                      SELLING STOCKHOLDERS
------------------------------------------------   ---------------------
       Salomon Smith Barney Inc. ...............
       J.P. Morgan Securities, Inc. ............
       Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ......................
       Bear, Stearns & Co. Inc. ................
       William Blair & Company, L.L.C. .........
       First Union Securities, Inc. ............
       Goldman, Sachs & Co. ....................
        Total ..................................

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     We have been advised by the underwriters that they propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the
public offering price less a concession not to exceed $     per share. The
underwriters may allow, and the dealers may reallow, a concession not to exceed
$     per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.


     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

     Our directors, our executive officers, the selling stockholders and other persons who directly or indirectly beneficially own at least one million shares of our common stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of common stock or any security convertible into or exchangeable for common stock for a period of 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. subject to certain exceptions. Certain shareholders who have entered into lock-up agreements have previously executed 10b5-1 stock plans. The shares subject to such plans are not subject to the terms of the lock-up. Pursuant to these plans an aggregate of approximately 1.6 million shares of our common stock could be available for sale in the fourth quarter of 2001. All but approximately 300,000 of such shares of common stock are at sale price levels in excess of $20 per share. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. See "Shares Eligible for Future Sale."

     We have agreed not to issue, sell or otherwise dispose of any shares of common stock or any security convertible into or exchangeable for common stock during the 90 day period following the date of the prospectus. We may, however, grant options to purchase shares of common stock and issue shares of common stock upon the exercise of outstanding options under our existing stock option plans, and we also may issue shares of our common stock in accordance with the terms of our 401(k) plan and our employee stock purchase plan. We also may issue or sell common stock, and/or securities convertible into, or exercisable or exchangeable for, our common stock in connection with an acquisition or business combination as long as the acquiror of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.


     Our common stock is listed on The Nasdaq National Market under the symbol "APCS."


     The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming full exercise of the underwriters' option to purchase additional shares of common stock.






                            PAID BY THE SELLING
                               STOCKHOLDERS        PAID BY ALAMOSA
                           --------------------   ----------------
     Per Share .........             $                  $
     Total .............             $                  $



     We have been advised by the underwriters that in connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     In addition, we have been advised by the underwriters that in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

     We estimate that the total expenses payable by us in connection with this offering will be approximately $600,000.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.



     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities. We are also paying, on our behalf and on behalf of the selling stockholders, certain of the expenses in connection with this offering, including the registration fees payable to the Securities and Exchange Commission, the fees and expenses of our counsel and our independent accountants, and all printing costs in connection with this offering.



     The underwriters may, from time to time, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of their business. Salomon Smith Barney Inc. acted as (i) financial advisor in connection with our acquisitions of Roberts, WOW and Southwest, (ii) initial purchaser and joint book-running manager in connection with our offering of the 12 7/8% senior discount notes, consummated in February 2000, (iii) joint book manager in connection with Alamosa (Delaware)'s initial public offering, consummated February 2000, (iv) an initial purchaser and joint book-running manager in connection with Alamosa (Delaware)'s offering of the 12 1/2% senior notes, consummated in January 2001, and (v) an initial purchaser and joint book-running manager in connection with Alamosa (Delaware)'s offering of the 13 5/8% senior notes, consummated on August 15, 2001, in each case for which it received customary fees and expenses. First Union Securities was an initial purchaser in connection with Alamosa (Delaware)'s offering of the 12 1/2% senior notes and 13 5/8% senior notes. Affiliates of Salomon Smith Barney Inc. are lenders under the senior secured credit facility. Additionally, Salomon Smith Barney Inc. is joint lead arranger under the senior secured credit facility and First Union Securities, Inc. is a co-lead arranger under the senior secured credit facility.


     First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

                            ALAMOSA HOLDINGS, INC.
                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA


     The following unaudited pro forma condensed combined financial statements combine the historical statements (consolidated, where applicable) of Alamosa Holdings, Roberts, WOW and Southwest. The unaudited pro forma condensed combined balance sheet gives effect to the issuance of the 13 5/8% senior notes. The unaudited pro forma statements of operations give effect to the August 15, 2001 issuance of the 13 5/8% senior notes, the January 31, 2001 issuance of the 12 1/2% senior notes and the acquisitions of Roberts, WOW and Southwest using the purchase method of accounting. To aid you in your analysis of the financial aspects of each of these transactions, both individually and combined, we have presented these unaudited pro forma condensed combined financial statements to demonstrate the financial aspects of the combined transaction.


     We derived this information from the unaudited financial statements (consolidated, where applicable) of Alamosa Holdings as of and for the six months ended June 30, 2001, Roberts and WOW for the period January 1, 2001 to February 14, 2001, Southwest for the period January 1, 2001 to March 30, 2001, and from the audited consolidated statements of operations of Alamosa Holdings, Roberts, WOW and Southwest for the year ended December 31, 2000. This information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein for the period presented.


     The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 and the year ended December 31, 2000, assumes the issuance of the 13 5/8% senior notes, the issuance of the 12 1/2% senior notes and the acquisitions of Roberts, WOW and Southwest were effected on January 1, 2000. The unaudited pro forma condensed combined balance sheet as of June 30, 2001 gives effect to the issuance of the 13 5/8% senior notes as if the transaction had occurred on June 30, 2001. The accounting policies of Alamosa Holdings, Roberts, WOW and Southwest are comparable. Certain reclassifications have been made to Roberts', WOW's and Southwest's historical presentation to conform to Alamosa Holdings' presentation. These reclassifications do not materially impact Alamosa Holdings', Roberts', WOW's or Southwest's operations or financial position for the periods presented.


     The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The actual allocation of these adjustments will be different and the difference may be material.


     We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                            ALAMOSA HOLDINGS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                (IN THOUSANDS)




                                                                                ISSUANCE OF
                                                            HISTORICAL            13 5/8%
                                                              ALAMOSA          SENIOR NOTES           TOTAL
                                                          --------------   --------------------   -------------
ASSETS                                                                           (NOTE 1)
Current assets:
 Cash and cash equivalents ............................     $  122,092        $    35,468          $  157,560
 Accounts receivable, net .............................         39,906                 --              39,906
 Inventory ............................................          4,425                 --               4,425
 Prepaid expenses and other assets ....................          4,539                 --               4,539
 Deferred tax asset ...................................          1,762                 --               1,762
 Interest receivable ..................................          1,169                 --               1,169
                                                            ----------        -----------          ----------
   Total current assets ...............................        173,893             35,468             209,361
Property and equipment, net ...........................        410,432                 --             410,432
Debt issuance costs, net ..............................         27,378              9,454(1b)          36,832
Restricted cash .......................................         70,727             39,240             109,967
Goodwill and intangible assets, net ...................        856,141                 --             856,141
Other noncurrent assets ...............................          4,117                 --               4,117
                                                            ----------        -------------        ----------
   Total assets .......................................     $1,542,688        $    84,162          $1,626,850
                                                            ==========        =============        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ................     $   78,450        $        --          $   78,450
 Accrued interest payable .............................         15,001                 --              15,001
 Current installments of capital leases ...............            138                 --                 138
                                                            ----------        -------------        ----------
   Total current liabilities ..........................         93,589                 --              93,589
 12 7/8% senior discount notes ........................        222,807                 --             222,807
 12 1/2% senior notes .................................        250,000                 --             250,000
 13 5/8% senior notes .................................             --            150,000             150,000
 Senior secured credit facility .......................        203,000            (65,838)(1a)        137,162
 Deferred tax liability, net ..........................        153,294                 --             153,294
 Capital lease obligations, noncurrent ................          1,506                 --               1,506
 Other noncurrent liabilities .........................          3,040                 --               3,040
                                                            ----------        -------------        ----------
   Total liabilities ..................................        927,236             84,162           1,011,398
                                                            ----------        -------------        ----------
Commitments and contingencies .........................             --                 --                  --
Stockholders' equity:
 Preferred stock ......................................             --                 --                  --
 Common stock .........................................            920                 --                 920
 Additional paid-in capital ...........................        791,012                 --             791,012
 Accumulated deficit ..................................       (175,716)                --            (175,716)
 Accumulated other comprehensive income, net of
   tax ................................................            166                 --                 166
 Unearned compensation ................................           (930)                --                (930)
                                                            ----------        -------------        ----------
   Total stockholders' equity .........................        615,452                 --             615,452
                                                            ----------        -------------        ----------
   Total liabilities and stockholders' equity .........     $1,542,688        $    84,162          $1,626,850
                                                            ==========        =============        ==========

                            ALAMOSA HOLDINGS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                (IN THOUSANDS)




                                                                                              ROBERTS MERGER
                                                                                      ------------------------------
                                           ISSUANCE OF                     ALAMOSA     HISTORICAL
                           HISTORICAL         13 5/8%                     PRO FORMA     ROBERTS        PRO FORMA
                             ALAMOSA       SENIOR NOTES      SUBTOTAL    ADJUSTMENTS    WIRELESS      ADJUSTMENTS
                          ------------ ------------------- ------------ ------------- ----------- ------------------
Revenues:                                    (NOTE 1)                      (NOTE 2)                    (NOTE 3)
 Service revenues .......  $ 119,422      $        --       $ 119,422     $     --     $  3,251      $       --
 Product sales ..........      9,947               --           9,947           --          291              --
                           ---------      -----------       ---------     --------     --------      ----------
  Total revenue .........    129,369               --         129,369           --        3,542              --
                           ---------      -----------       ---------     --------     --------      ----------
Costs and expenses:
 Cost of service and
  operations ............     86,202               --          86,202           --        3,133              --
 Cost of products
  sold ..................     18,559               --          18,559           --          608              --
 Selling and
  marketing .............     43,276               --          43,276           --        2,229              --
 General and
  administrative
  expenses ..............      7,257               --           7,257           --          376      44 (3a)
 Depreciation and
  amortization ..........     37,171               --          37,171           --          749     3,559 (3b)
                           ---------      -----------       ---------     --------     --------     -----------
  Total costs and
  expenses ..............    192,465               --         192,465           --        7,095           3,603
                           ---------      -----------       ---------     --------     --------     -----------
  Loss from
  operations ............    (63,096)              --         (63,096)          --       (3,553)         (3,603)
Interest and other
 income .................      8,188               --           8,188           --            1              --
Interest expense ........    (34,663)          (7,585)(1c)    (42,248)      (2,642)        (755)            (45)(3c)
                           ---------      -----------       ---------     --------     --------     -----------
 Loss before income
  tax benefit and
  extraordinary item         (89,571)          (7,585)        (97,156)      (2,642)      (4,307)         (3,648)
Income tax benefit ......     31,306            2,882 (1d)     34,188        1,004           --           2,433 (3b)
                           ---------      -----------       ---------     --------     --------     -----------
 Loss before
  extraordinary item       $ (58,265)     $    (4,703)      $ (62,968)    $ (1,638)    $ (4,307)     $   (1,215)
                           =========      ===========       =========     ========     ========     ===========



                                    WOW MERGER                   SOUTHWEST MERGER
                          ------------------------------- -------------------------------
                           HISTORICAL       PRO FORMA      HISTORICAL       PRO FORMA
                               WOW         ADJUSTMENTS      SOUTHWEST      ADJUSTMENTS        TOTAL
                          ------------ ------------------ ------------ ------------------ -------------
Revenues:                                   (NOTE 4)                        (NOTE 5)
 Service revenues .......   $  1,193      $       --        $ 12,955      $       --       $  136,821
 Product sales ..........        180              --           1,053              --           11,471
                            --------      ----------        --------      ----------       ----------
  Total revenue .........      1,373              --          14,008              --          148,292
                            --------      ----------        --------      ----------       ----------
Costs and expenses:
 Cost of service and
  operations ............      1,139              --           8,950              --           99,424
 Cost of products
  sold ..................        398              --           3,274              --           22,839
 Selling and
  marketing .............      1,308              --           2,753              --           49,566
 General and
  administrative
  expenses ..............        525              --             804              --            9,006
 Depreciation and
  amortization ..........        490           1,599 (4a)      2,169           4,980 (5a)      50,717
                            --------     -----------        --------     -----------       ----------
  Total costs and
  expenses ..............      3,860           1,599          17,950           4,980          231,552
                            --------     -----------        --------     -----------       ----------
  Loss from
  operations ............     (2,487)         (1,599)         (3,942)         (4,980)         (83,260)
Interest and other
 income .................         12              --               4              --            8,205
Interest expense ........       (325)            (24)(4b)     (2,302)           (137)(5b)     (48,478)
                            --------     -----------        --------     -----------       ----------
 Loss before income
  tax benefit and
  extraordinary item          (2,800)         (1,623)         (6,240)         (5,117)        (123,533)
Income tax benefit ......         --           1,411 (4a)         --           3,972 (5a)      43,008
                            --------     -----------        --------     -----------       ----------
 Loss before
  extraordinary item        $ (2,800)     $     (212)       $ (6,240)     $   (1,145)      $  (80,525)
                            ========     ===========        ========     ===========       ==========

                            ALAMOSA HOLDINGS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                (IN THOUSANDS)




                                                                                                ROBERTS MERGER
                                                                                       ---------------------------------
                                            ISSUANCE OF                     ALAMOSA      HISTORICAL
                           HISTORICAL         13 5/8%                      PRO FORMA      ROBERTS         PRO FORMA
                             ALAMOSA       SENIOR NOTES       SUBTOTAL    ADJUSTMENTS     WIRELESS       ADJUSTMENTS
                          ------------ -------------------- ------------ ------------- ------------- -------------------
Revenues:                                    (NOTE 1)                       (NOTE 2)                       (NOTE 3)
 Service revenues .......  $  73,500      $         --       $  73,500     $      --     $  13,413      $        --
 Product sales ..........      9,200                --           9,200            --         1,316               --
                           ---------      ------------       ---------     ---------     ---------      -----------
  Total revenue .........     82,700                --          82,700            --        14,729               --
                           ---------      ------------       ---------     ---------     ---------      -----------
Costs and expenses:
 Cost of service and
  operations ............     55,430                --          55,430            --        10,005               --
 Cost of products
  sold ..................     20,524                --          20,524            --         2,494               --
 Selling and
  marketing .............     46,513                --          46,513            --         6,976               --
 General and
  administrative
  expenses ..............     14,352                --          14,352            --         2,507              350 (3a)
 Terminated merger
  and acquisition
  costs .................      2,247                --           2,247            --            --               --
 Depreciation and
  amortization ..........     12,530                --          12,530            --         5,672           27,047 (3b)
                           ---------      ------------       ---------     ---------     ---------      -----------
  Total costs and
  expenses ..............    151,596                --         151,596            --        27,654           27,397
                           ---------      ------------       ---------     ---------     ---------      -----------
 Loss from
  operations ............    (68,896)               --         (68,896)           --       (12,925)         (27,397)
Interest and other
 income .................     14,483                --          14,483            --            98               --
Interest expense ........    (25,775)          (15,169)(1c)    (40,944)      (32,150)       (3,279)          (2,942)(3c)
                           ---------      ------------       ---------     ---------     ---------      -----------
 Loss before income
  tax benefit and
  extraordinary item.....    (80,188)          (15,169)        (95,357)      (32,150)      (16,106)         (30,339)
Income tax benefit ......         --            36,236 (1d)     36,236        12,217            --           14,061 (3b)
                           ---------      ------------       ---------     ---------     ---------      -----------
 Loss before
  extraordinary item.....  $ (80,188)     $     21,067       $ (59,121)    $ (19,933)    $ (16,106)     $   (16,278)
                           =========      ============       =========     =========     =========      ===========



                                     WOW MERGER                    SOUTHWEST MERGER
                          -------------------------------- --------------------------------
                           HISTORICAL       PRO FORMA       HISTORICAL       PRO FORMA
                               WOW         ADJUSTMENTS       SOUTHWEST      ADJUSTMENTS         TOTAL
                          ------------ ------------------- ------------ ------------------- -------------
Revenues:                                    (NOTE 4)                         (NOTE 5)
 Service revenues .......  $   1,823      $        --       $  27,129      $        --       $  115,865
 Product sales ..........        683               --           2,732               --           13,931
                           ---------      -----------       ---------      -----------       ----------
  Total revenue .........      2,506               --          29,861               --          129,796
                           ---------      -----------       ---------      -----------       ----------
Costs and expenses:
 Cost of service and
  operations ............      4,374               --          10,297               --           80,106
 Cost of products
  sold ..................      1,750               --           8,819               --           33,587
 Selling and
  marketing .............      4,106               --          17,085               --           74,680
 General and
  administrative
  expenses ..............      4,377               --           6,507               --           28,093
 Terminated merger
  and acquisition
  costs .................         --               --              --               --            2,247
 Depreciation and
  amortization ..........      1,433           12,133 (4a)      7,501           19,922 (5a)      86,238
                           ---------      -----------       ---------      -----------       ----------
  Total costs and
  expenses ..............     16,040           12,133          50,209           19,922          304,951
                           ---------      -----------       ---------      -----------       ----------
 Loss from
  operations ............    (13,534)         (12,133)        (20,348)         (19,922)        (175,155)
Interest and other
 income .................        156               --              98               --           14,835
Interest expense ........       (978)            (878)(4b)     (7,060)          (4,948)(5b)     (93,179)
                           ---------      -----------       ---------      -----------       ----------
 Loss before income
  tax benefit and
  extraordinary item.....    (14,356)         (13,011)        (27,310)         (24,870)        (253,499)
Income tax benefit ......         --            8,772 (4a)         --           18,454 (5a)      89,740
                           ---------      -----------       ---------      -----------       ----------
 Loss before
  extraordinary item.....  $ (14,356)     $    (4,239)      $ (27,310)     $    (6,416)      $ (163,759)
                           =========      ===========       =========      ===========       ==========

                     NOTES TO PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1 -- ADJUSTMENTS FOR ISSUANCE OF 13 5/8% SENIOR NOTES


     Our historical financial statements have been adjusted to illustrate the effects of the August 15, 2001 issuance of the 13 5/8% senior notes in the amount of $150.0 million.


   (1a) Approximately $65.8 million of the net proceeds were used to pay down the senior secured credit facility borrowings outstanding as of June 30, 2001.


   (1b) Debt issuance costs, comprised of a 3% commitment fee and approximately $4.95 million of other expenses, will be amortized on a straight-line basis over the ten-year life of the 13 5/8% senior notes.



   (1c) The pro forma adjustment reflects an increase in our interest expense of $10,692 for the six months ended June 30, 2001 and $21,383 for the year ended December 31, 2001 offset by interest savings related to the pay down on the senior secured credit facility of $3,107 for the six months ended June 30, 2001 and $6,214 for the year ended December 31, 2000.


   (1d) The pro forma tax expense adjustment to our historical statement of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000, represents the expected income tax benefit which will be generated based on the issuance of the 13 5/8% senior notes.


NOTE 2 -- ALAMOSA PRO FORMA ADJUSTMENTS


     Our historical statement of operations has been adjusted to illustrate the effect of the interest expense related to the January 31, 2001 issuance of the 12 1/2% senior notes in the amount of $250.0 million. Additionally, the pro forma tax expense adjustment to our historical statement of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000, represents the expected income tax benefit which will be generated based on the issuance of the 12 1/2% senior notes.


NOTE 3 -- THE ROBERTS MERGER


     Pursuant to the Roberts reorganization agreement, the members of Roberts formed Roberts Wireless Holdings, L.L.C., which held all of the outstanding membership interest of Roberts. On February 14, 2001, Roberts Holdings merged with and into us. Each unit of membership interest of Roberts Holdings was converted into the right to receive (i) 675 shares of our common stock, and
(ii) up to $200.00 in cash, without any interest thereon. The aggregate consideration paid in the Roberts merger was 13.5 million shares of our common stock and $4.0 million in cash. We also assumed the net debt of Roberts, which amounted to approximately $57.0 million.


     The unaudited pro forma condensed combined statements of operations has been adjusted for the Roberts merger, which was accounted for using the purchase method of accounting effective February 14, 2001.


     The following pro forma adjustments represent the adjustments necessary to reflect the Roberts merger in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 and the year ended December 31, 2000:


   (3a) Represents the estimated cost associated with Michael Roberts', Steven Roberts' and Kay Gabbert's five-year consulting agreements. The aggregate annual cost of these consulting agreements totals $350 and has been recorded as compensation expense.

   (3b) The pro forma adjustment to depreciation and amortization expense reflects the incremental amortization expense related to the intangible assets as if the Roberts merger occurred on January 1, 2000. The intangible assets related to the Sprint PCS affiliation and operating agreements and goodwill are being amortized over 18 years and the intangible asset related to the subscribers is being amortized over 3 years. These amounts total $3,559 for the six months ended June 30, 2001 and $27,047 for the year ended December 31, 2000. These amounts are exclusive of similar amortization expense already recorded by Roberts. A deferred tax benefit has been recorded for the Roberts net operating loss ("NOL") based on the expectation of its realizability.

   (3c) The pro forma adjustment reflects an increase in interest expense related to the incremental debt to fund the cash consideration of the Roberts merger, the merger related costs and the debt assumed and paid off by us at the time of close under the terms of the senior secured credit facility. This amount totals $45 for the six months ended June 30, 2001 and $2,942 for the year ended December 31, 2000. A 1/8% variance in interest rates would increase or decrease interest expense by $14 for the six months ended June 30, 2001 and $87 for the year ended December 31, 2000.


NOTE 4 -- THE WOW MERGER

     Pursuant to the WOW reorganization agreement, the members of WOW formed WOW Holdings, LLC, which held all of the outstanding membership interest of WOW. On February 14, 2001, WOW Holdings merged with and into us. Each unit of membership interest of WOW Holdings was converted into the right to receive (i)
0.19171 shares of our common stock, and (ii) $0.396 in cash, without any interest thereon. The aggregate consideration paid in the WOW merger was approximately 6.05 million shares of our common stock and $12.5 million in cash. We also assumed the net debt of WOW which amounted to approximately $31.0 million.

     The unaudited pro forma condensed statement of operations has been adjusted for the WOW merger, which was accounted for using the purchase method of accounting effective February 14, 2001.

     The pro forma adjustments represent the purchase accounting adjustments necessary to reflect the WOW merger in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 and the year ended December 31, 2000:

   (4a) The pro forma adjustment to depreciation and amortization expense reflects the incremental amortization expense related to the intangible assets as if the WOW merger occurred on January 1, 2000. The intangible assets related to the Sprint PCS affiliation and operating agreements and goodwill are being amortized over 18 years and the intangible asset related to the subscribers is being amortized over 3 years. This amount totals $1,599 for the six months ended June 30, 2001 and $12,133 for the year ended December 31, 2000. A deferred tax benefit has been recorded for the WOW NOL based on the expectation of its realizability.

   (4b) The pro forma adjustment reflects an increase in interest expense related to the incremental debt to fund the cash consideration of the WOW merger, the merger related costs and the debt assumed and paid off by us at the time of close under the terms of the senior secured credit facility. This amount totals $24 for the six months ended June 30, 2001 and $878 for the year ended December 31, 2000. A 1/8% variance in interest rates would increase or decrease interest expense by $7 for the six months ended June 30, 2001 and $25 for the year ended December 31, 2000.


NOTE 5 -- THE SOUTHWEST MERGER

     On March 30, 2001 Southwest merged with and into Forty Acquisition, Inc., our wholly-owned subsidiary. The aggregate consideration paid in the Southwest merger was approximately 11.1 million shares of our common stock and $5.0 million in cash. We also assumed the net debt of Southwest which amounted to approximately $81.0 million as of March 30, 2001.

     The unaudited pro forma condensed combined statement of operations has been adjusted for the Southwest merger, which was accounted for using the purchase method of accounting effective March 30, 2001.


     The pro forma adjustments represent the purchase accounting adjustments necessary to reflect the Southwest merger in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 and the year ended December 31, 2000:


   (5a) The pro forma adjustment to depreciation and amortization expense reflects the incremental amortization expense related to the intangible assets as if the Southwest merger occurred on January 1, 2000. The intangible assets related to the Sprint PCS affiliation and operating agreements and goodwill are being amortized over 18 years and the intangible asset related to the subscribers is being amortized over 3 years. This amount totals $4,980 for the six months ended June 30, 2001 and $19,922 for the year ended December 31, 2000. A deferred tax benefit has been recorded for the Southwest NOL based on the expectation of its realizability.


   (5b) The pro forma adjustment reflects an increase in interest expense related to the incremental debt to fund the cash consideration of the Southwest merger, the merger related costs and the debt assumed and paid off by us at the time of close under the terms of the senior secured credit facility. This amount totals $137 for the six months ended June 30, 2001 and $4,948 for the year ended December 31, 2000. A 1/8% variance in interest rates would increase or decrease interest expense by $42 for the six months ended June 30, 2001 and $146 for the year ended December 31, 2000.

                                 LEGAL MATTERS


     Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for Alamosa Holdings, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS


     The consolidated financial statements of Alamosa as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 and for the period from July 16, 1998 through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Roberts as of December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of Melman, Alton & Co., independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of WOW as of December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of Aldrich, Kilbride & Tatone, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of SWPCS Holdings, L.L.C. as of December 31, 2000 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU MAY FIND MORE INFORMATION


     We file reports and other information with the Securities and Exchange Commission. Copies of those reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at:


    o Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or


    o Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.


     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.


     We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     The documents referred to in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is referred to in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents referred to in this prospectus are not themselves specifically referred to in this prospectus, then the exhibits will not be provided.


   Requests for documents should be directed to:


   Alamosa Holdings, Inc.
   5225 S. Loop 289
   Lubbock, TX 79424
   Attention: Kendall W. Cowan,
            Chief Financial Officer and Secretary

                          INDEX TO FINANCIAL STATEMENTS



ALAMOSA HOLDINGS, INC.
Consolidated Financial Statements
 Consolidated Balance Sheets at June 30, 2001 (unaudited) and
   December 31, 2000 .....................................................................   F-2
 Consolidated Statement of Operations for the three months and six months ended
   June 30, 2001 and 2000 (unaudited) ....................................................   F-3
 Consolidated Statements of Cash Flows for the six months ended
   June 30, 2001 and 2000 (unaudited) ....................................................   F-4
 Notes to the Consolidated Financial Statements ..........................................   F-5
Consolidated Financial Statements
 Report of Independent Accountants .......................................................   F-11
 Consolidated Balance Sheets .............................................................   F-12
 Consolidated Statements of Operations for the years ended December 31, 2000 and
   December 31, 1999 and for the period July 16, 1998 (inception) through
   December 31, 1998 .....................................................................   F-13
 Consolidated Statements of Stockholders' Equity for the period July 16, 1998 (inception)
   through the year ended December 31, 2000 ..............................................   F-14
 Consolidated Statements of Cash Flows for the years ended December 31, 2000 and
   December 31, 1999 and for the period July 16, 1998 (inception) through
   December 31, 1998 .....................................................................   F-15
 Notes to Consolidated Financial Statements ..............................................   F-16
Report of Independent Accountants on Financial Statement Schedule ........................   F-37
Schedule II ..............................................................................   F-38

ROBERTS WIRELESS COMMUNICATIONS, L.L.C.
Independent Auditor's Report .............................................................   F-39
Consolidated Balance Sheets ..............................................................   F-40
Consolidated Statements of Operations for the years ended December 31, 2000 and
 December 31, 1999 .......................................................................   F-41
Consolidated Statements of Members' Equity (Deficit) for the years ended December 31,
 2000 and December 31, 1999 ..............................................................   F-42
Consolidated Statements of Cash Flows for the years ended December 31, 2000 and
 December 31, 1999 .......................................................................   F-43
Consolidated Notes to Financial Statements ...............................................   F-44

WASHINGTON OREGON WIRELESS, LLC
Independent Auditor's Report .............................................................   F-49
Balance Sheets ...........................................................................   F-50
Statements of Income for the years ended December 31, 2000 and December 31, 1999 .........   F-51
Statements of Members' Equity (Deficit) for the years ended December 31, 2000 and
 December 31, 1999 .......................................................................   F-52
Statements of Cash Flows for the years ended December 31, 2000 and December 31, 1999 .....   F-53
Notes to Financial Statements ............................................................   F-55

SWPCS HOLDINGS, L.L.C.
Report of Independent Accountants ........................................................   F-61
Consolidated Balance Sheet ...............................................................   F-62
Consolidated Statement of Operations for the year ended December 31, 2000 ................   F-63
Consolidated Statement of Mandatorily Redeemable Member's Deficit and Members' Deficit
 for the year ended December 31, 2000 ....................................................   F-64
Consolidated Statement of Cash Flows for the year ended December 31, 2000 ................   F-65
Consolidated Notes to Financial Statement ................................................   F-66

                             ALAMOSA HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                (dollars in thousands, except share information)

                                                                              JUNE 30, 2001     DECEMBER 31, 2000
                                                                             ---------------   ------------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ...............................................     $  122,092          $  141,768
 Short-term investments ..................................................             --               1,600
 Accounts receivable, net of allowance for doubtful accounts of
   $3,801 and $1,503, respectively........................................         39,906              14,747
 Inventory ...............................................................          4,425               2,753
 Prepaid expenses and other assets .......................................          4,539               3,027
 Deferred tax asset ......................................................          1,762                  --
 Interest receivable .....................................................          1,169               1,046
                                                                               ----------          ----------
   Total current assets ..................................................        173,893             164,941
Property and equipment, net ..............................................        410,432             228,983
Notes receivable .........................................................             --              46,865
Debt issuance costs, net .................................................         27,378              13,108
Restricted cash ..........................................................         70,727                  --
Goodwill and intangible assets, net ......................................        856,141                  --
Other noncurrent assets ..................................................          4,117               4,501
                                                                               ----------          ----------
   Total assets ..........................................................     $1,542,688          $  458,398
                                                                               ==========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ...................................     $   78,450          $   61,167
 Accrued interest payable ................................................         15,001                 219
 Current installments of capital leases ..................................            138                  36
                                                                               ----------          ----------
   Total current liabilities .............................................         93,589              61,422
12 7/8% senior discount notes .............................................       222,807             209,280
12 1/2% senior notes ......................................................       250,000                  --
Senior secured credit facility ...........................................        203,000                  --
EDC credit facility ......................................................             --              54,524
Deferred tax liability ...................................................        153,294                  --
Capital lease obligations, noncurrent ....................................          1,506               1,039
Other noncurrent liabilities .............................................          3,040                 735
                                                                               ----------          ----------
   Total liabilities .....................................................        927,236             327,000
                                                                               ----------          ----------
Commitments and contingencies ............................................             --                  --
Stockholders' equity:
 Preferred stock, $.01 par value; 10,000,000 shares authorized; no
   shares issued .........................................................             --                  --
 Common stock, $.01 par value; 290,000,000 shares authorized,
   92,010,296 and 61,359,856 issued and outstanding, respectively ........            920                 614
 Additional paid-in capital ..............................................        791,012             245,845
 Accumulated deficit .....................................................       (175,716)           (113,948)
 Accumulated other comprehensive income, net of tax ......................            166                  --
 Unearned compensation ...................................................           (930)             (1,113)
                                                                               ----------          ----------
 Total stockholders' equity ..............................................        615,452             131,398
                                                                               ----------          ----------
 Total liabilities and stockholders' equity ..............................     $1,542,688          $  458,398
                                                                               ==========          ==========

    The accompanying notes are an integral part of the consolidated financial statements.



                             ALAMOSA HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (dollars in thousands, except per share amounts)




                                                            FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                     JUNE 30,                      JUNE 30,
                                                           ----------------------------- -----------------------------
                                                                2001           2000           2001           2000
                                                           -------------- -------------- -------------- --------------
Revenues:
 Subscriber revenues .....................................  $    53,305    $    11,734    $    83,813    $    19,514
 Roaming and travel revenues .............................       24,198          3,630         35,609          6,147
                                                            -----------    -----------    -----------    -----------
   Total service revenues ................................       77,503         15,364        119,422         25,661
 Product sales ...........................................        6,032          2,189          9,947          3,772
                                                            -----------    -----------    -----------    -----------
   Total revenue .........................................       83,535         17,553        129,369         29,433
                                                            -----------    -----------    -----------    -----------
Costs and expenses:
 Cost of service and operations ..........................
 (including non-cash compensation of $0 and $159
   for the three months ended June 30, 2001 and 2000,
   respectively, and $0 and $615 for the six months ended
   June 30, 2001 and 2000, respectively) .................       53,933         11,208         86,202         19,066
Cost of product sold .....................................       10,526          3,705         18,559          7,032
Selling and marketing ....................................       24,794          8,058         43,276         14,709
General and administrative expenses (including
 non-cash compensation of $0 and $762 for the three months
 ended June 30, 2001 and 2000, respectively, and $183 and
 $4,279 for the six months ended June 30,  2001 and 2000,
 respectively) ...........................................        3,351          2,835          7,257          7,736
Depreciation and amortization ............................       25,235          2,491         37,171          4,748
                                                            -----------    -----------    -----------    -----------
   Total costs and expenses ..............................      117,839         28,297        192,465         53,291
                                                            -----------    -----------    -----------    -----------
   Loss from operations ..................................      (34,304)       (10,744)       (63,096)       (23,858)
Interest and other income ................................        2,467          4,408          8,188          6,722
Interest expense .........................................      (19,947)        (6,572)       (34,663)       (11,352)
                                                            -----------    -----------    -----------    -----------
   Net loss before income tax benefit and
   extraordinary item ....................................      (51,784)       (12,908)       (89,571)       (28,488)
 Income tax benefit ......................................       17,448             --         31,306             --
                                                            -----------    -----------    -----------    -----------
 Net loss before extraordinary item ......................      (34,336)       (12,908)       (58,265)       (28,488)
 Loss on debt extinguishment, net of tax benefit
   of $1,969..............................................           --             --         (3,503)            --
                                                            -----------    -----------    -----------    -----------
   Net loss ..............................................  $   (34,336)   $   (12,908)   $   (61,768)   $   (28,488)
                                                            ===========    ===========    ===========    ===========
Basic and diluted net loss per common share before
 extraordinary item ......................................  $     (0.37)   $     (0.21)   $     (0.71)   $     (0.48)
                                                            ===========    ===========    ===========    ===========
Basic and diluted net loss per common share on debt
 extinguishment ..........................................  $        --    $        --    $     (0.04)   $        --
                                                            ===========    ===========    ===========    ===========
Basic and diluted net loss per common share ..............  $     (0.37)   $     (0.21)   $     (0.75)   $     (0.48)
                                                            ===========    ===========    ===========    ===========
Basic and diluted weighted average common shares .........   92,009,977     61,354,606     81,860,743     59,026,759
                                                            ===========    ===========    ===========    ===========

     The accompanying notes are an integral part of the consolidated financial statements.


                             ALAMOSA HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (dollars in thousands)



                                                                     SIX MONTHS ENDED JUNE 30,
                                                                   -----------------------------
                                                                        2001            2000
                                                                   -------------   -------------
Cash flows from operating activities:
Net loss .......................................................    $  (61,768)      $ (28,488)
Adjustments to reconcile net loss to net cash used in operating activities:
 Income tax benefit ............................................       (33,275)             --
 Non-cash compensation expense .................................           183           4,894
 Depreciation and amortization .................................        17,971           4,748
 Amortization of goodwill ......................................        19,200              --
 Bad debt expense ..............................................           713             514
 Amortization of debt issuance costs ...........................         1,163             653
 Deferred interest expense .....................................        13,527          10,346
 Loss on debt extinguishment ...................................         5,472              --
 Loss from disposition of interest rate cap agreements .........            --             266
 Loss from disposition of assets ...............................            39              54
 (Increase) decrease in asset accounts, net of effects from
   acquisitions:
   Accounts receivable .........................................       (15,995)           (158)
   Inventory ...................................................         1,652           3,626
   Prepaid expenses and other assets ...........................          (131)           (116)
 Increase (decrease) in liability accounts, net of effects from acquisitions:
   Accounts payable and accrued expenses .......................        (9,165)            891
                                                                    ----------       ---------
   Net cash used in operating activities .......................       (60,414)         (2,770)
                                                                    ----------       ---------
Cash flows from investing activities:
 Additions to property and equipment ...........................       (72,852)        (44,049)
 Repayment of notes receivable .................................        11,860             100
 Cash paid for business acquisitions ...........................       (37,617)             --
 Sale (purchase) of short term investments .....................         1,600         (21,841)
                                                                    ----------       ---------
   Net cash used in investing activities .......................       (97,009)        (65,790)
                                                                    ----------       ---------
Cash flows from financing activities:
 Equity offering proceeds ......................................            --         208,589
 Equity offering costs .........................................            --         (13,599)
 Issuance of 12 7/8% senior discount notes ......................           --         187,096
 Issuance of 12 1/2% senior notes ...............................      242,500              --
 Issuance of senior secured credit facility ....................       203,000              --
 Repayment of debt assumed through acquisitions ................      (169,060)             --
 Debt issuance costs ...........................................       (13,404)        (10,763)
 Stock options exercised .......................................             4             619
 Proceeds from issuance of long-term debt ......................            --           7,758
 Repayments of long-term debt ..................................       (54,524)        (76,239)
 Change in restricted cash .....................................       (70,727)            518
 Payments on capital leases ....................................           (42)            (10)
 Interest rate cap premiums ....................................            --             (27)
                                                                    ----------       ---------
   Net cash provided by financing activities ...................       137,747         303,942
                                                                    ----------       ---------
Net increase (decrease) in cash and cash equivalents ...........       (19,676)        235,382
Cash and cash equivalents at beginning of period ...............       141,768           5,656
                                                                    ----------       ---------
Cash and cash equivalents at end of period .....................    $  122,092       $ 241,038
                                                                    ==========       =========

     The accompanying notes are an integral part of the consolidated financial statements.


                             ALAMOSA HOLDINGS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited consolidated balance sheet as of June 30, 2001, the unaudited consolidated statements of operations for the three and six months ended June 30, 2001 and 2000, the unaudited consolidated statements of cash flows for the six months ended June 30, 2001 and 2000, and related footnotes, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles. The financial information presented should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000. In the opinion of management, the interim data includes all adjustments (consisting of only normally recurring adjustments) necessary for a fair statement of the results for the interim periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of results that may be expected for the year ending December 31, 2001.


2. ORGANIZATION AND BUSINESS OPERATIONS

     Alamosa Holdings, Inc. ("Alamosa Holdings") was formed in July 2000. Alamosa Holdings is a holding company and through its subsidiaries provides wireless personal communications services, commonly referred to as PCS, in the Southwestern, Northwestern and Midwestern United States. Alamosa (Delaware), Inc., a subsidiary of Alamosa Holdings, was formed in October 1999 under the name "Alamosa PCS Holdings, Inc." to operate as a holding company in anticipation of its initial public offering. On February 3, 2000, Alamosa (Delaware), Inc. ("Alamosa (Delaware)") completed its initial public offering. Immediately prior to the initial public offering, shares of Alamosa (Delaware) were exchanged for Alamosa PCS LLC's ("Alamosa") membership interests, and Alamosa became wholly owned by Alamosa (Delaware). These financial statements are presented as if the reorganization had occurred as of the beginning of the periods presented. Alamosa Holdings and its subsidiaries are collectively referred to in these financial statements as the "Company".

     On December 14, 2000, Alamosa (Delaware) formed a new holding company pursuant to Section 251(g) of the Delaware General Corporation Law. In that transaction, each share of Alamosa (Delaware) was converted into one share of the new holding company, and the former public company, which was renamed "Alamosa (Delaware), Inc." became a wholly owned subsidiary of the new holding company, which was renamed "Alamosa PCS Holdings, Inc."

     On February 14, 2001, Alamosa Holdings became the new public holding company of Alamosa PCS Holdings, Inc. ("Alamosa PCS Holdings") and its subsidiaries pursuant to a reorganization transaction in which a wholly owned subsidiary of Alamosa Holdings was merged with and into Alamosa PCS Holdings. As a result of this reorganization, Alamosa PCS Holdings became a wholly owned subsidiary of Alamosa Holdings, and each share of Alamosa PCS Holdings common stock was converted into one share of Alamosa Holdings common stock. Alamosa Holdings' common stock is quoted on The Nasdaq National Market under the same symbol previously used by Alamosa PCS Holdings, "APCS." On that day the Company also completed its acquisitions of two Sprint PCS affiliates. The Company acquired Roberts Wireless Communications, L.L.C. ("Roberts") and Washington Oregon Wireless, LLC ("WOW"). On March 30, 2001, the Company acquired Southwest PCS Holdings, Inc. ("Southwest").


3. NOTES RECEIVABLE

     ROBERTS --On July 31, 2000, Alamosa Holdings' subsidiary, Alamosa Operations, Inc. ("Operations") entered into a loan agreement with Roberts whereby Operations agreed to lend up to $26.6 million to be used only for the purpose of funding Roberts' working capital needs from July 31, 2000 through the completion of the Roberts merger, as described in Note 4. Also on July 31, 2000, Operations entered into a loan agreement with the owners of Roberts for $15 million, which was fully repaid at February 14, 2001, when the merger closed.

                             ALAMOSA HOLDINGS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     WOW--Also, on July 31, 2000, WOW and Operations entered into a loan agreement whereby Operations agreed to lend up to $11 million to WOW to be used only for the purposes of (a) satisfying certain capital contribution requirements under WOW's operating agreement, and (b) funding WOW's working capital needs from July 31, 2000 through the completion of the WOW merger.


4. MERGERS WITH ROBERTS WIRELESS COMMUNICATIONS, L.L.C., WASHINGTON OREGON WIRELESS, LLC, AND SOUTHWEST PCS HOLDINGS, INC.


     As of the end of the first quarter of 2001, Alamosa Holdings completed the acquisitions of three Sprint PCS network partners. On February 14, 2001, Alamosa Holdings completed its acquisition of Roberts and WOW. In connection with the Roberts and WOW acquisitions, Alamosa Holdings entered into a new senior secured credit facility for up to $280 million. On March 30, 2001, Alamosa Holdings completed its acquisition of Southwest. In connection with the Southwest acquisition, Alamosa Holdings increased the senior secured credit facility from $280 million to $333 million. Each of these transactions was accounted for under the purchase method of accounting.


     The merger consideration in the Roberts acquisition consisted of 13.5 million common shares of Alamosa Holdings and approximately $4.0 million in cash. Alamosa Holdings also assumed the net debt of Roberts in the transaction, which amounted to approximately $57 million as of February 14, 2001.


     The merger consideration in the WOW acquisition consisted of 6.05 million common shares of Alamosa Holdings and approximately $12.5 million in cash. Alamosa Holdings also assumed the net debt of WOW in the transaction, which amounted to approximately $31 million as of February 14, 2001.


     The merger consideration in the Southwest acquisition consisted of 11.1 million common shares of Alamosa Holdings and approximately $5.0 million in cash. Alamosa Holdings also assumed the net debt of Southwest in the transaction, which amounted to approximately $81 million as of March 30, 2001.


     The Company has obtained preliminary independent valuations of Roberts and WOW to allocate the purchase price and is in the process of obtaining an independent valuation of Southwest. The results of the preliminary valuations are as follows (in thousands):



     Current assets ...................................................    $ 15,357
     Property, plant and equipment ....................................     129,154
     Goodwill .........................................................     127,440
     Sprint affiliation and other agreements ..........................     525,488
     Subscriber base acquired .........................................      37,700
                                                                           --------
     Net book value of assets acquired, including intangibles .........    $835,139
                                                                           ========


     As a result of the acquisitions, the Company recorded goodwill and intangibles of $875.3 million. This amount includes a deferred tax liability of $184.7 million which was recorded for the differences between the estimated fair value and tax bases of the assets acquired and liabilities assumed. Additionally, this amount includes $37.7 million which is attributable to the subscribers acquired with the mergers. The subscriber base will be amortized over 3 years, which approximates the average life of the Company's customer and the remaining goodwill and other intangibles will be amortized over 18 years, which approximates the remaining life of the initial term of the assumed Sprint PCS contracts.


     The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2001 and 2000 set forth below, present the results of operations as if the acquisitions had occurred at the beginning of each period and are not necessarily indicative of future results or actual results that would have been achieved had these acquisitions occurred as of the beginning of the period.

                             ALAMOSA HOLDINGS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


                                                                       FOR THE SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                    ------------------------------
                                                                         2001             2000
                                                                    --------------   -------------
                                                                            (IN THOUSANDS)
   Total revenues ...............................................     $  148,292       $  43,767
                                                                      ==========       =========
   Net loss before income tax benefit and extraordinary item.....     $ (113,306)      $ (80,830)
   Income tax benefit ...........................................         39,123          20,643
                                                                      ----------       ---------
   Net loss before extraordinary item ...........................        (74,183)        (60,187)
   Loss on debt extinguishment, net of tax benefit of $1,969.....         (3,503)             --
                                                                      ----------       ---------
   Net loss .....................................................     $  (77,686)      $ (60,187)
                                                                      ==========       =========
   Basic and diluted net loss per share before extraordinary
     item .......................................................     $    (0.81)      $   (0.67)
                                                                      ==========       =========
   Basic and diluted net loss per share .........................     $    (0.84)      $   (0.67)
                                                                      ==========       =========

5. ACCUMULATED DEPRECIATION AND AMORTIZATION


     Property and equipment are stated net of accumulated depreciation of $33.4 million and $15.6 million at June 30, 2001 and December 31, 2000, respectively. Additionally, goodwill and other intangibles are stated net of accumulated amortization of $19.2 million and $0 at June 30, 2001 and December 31, 2000, respectively.



6. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):


                                                              JUNE 30, 2001     DECEMBER 31, 2000
                                                             ---------------   ------------------
   12 7/8% senior discount notes ..........................      $222,807           $209,280
   12 1/2% senior notes ...................................       250,000                 --
   Senior secured credit facility ........................        203,000                 --
   EDC credit facility ...................................             --             54,524
                                                                 --------           --------
     Total debt ..........................................        675,807            263,804
   Less current maturities ...............................             --                 --
                                                                 --------           --------
   Long-term debt, excluding current maturities ..........       $675,807           $263,804
                                                                 ========           ========

     12 7/8% SENIOR DISCOUNT NOTES--On December 23, 1999, Alamosa (Delaware) filed a registration statement with the Securities and Exchange Commission for the issuance of $350 million face amount of senior discount notes (the "12 7/8% Senior Discount Notes Offering"). The 12 7/8% Senior Discount Notes Offering was completed on February 8, 2000 and generated net proceeds of approximately $181 million after underwriters' commissions and expenses of approximate $6.1 million. The 12 7/8% Senior Discount Notes mature in ten years (February 15,
2010) and carry a coupon rate of 12 7/8%, and provides for interest deferral for the first five years. The 12 7/8% Senior Discount Notes will accrete to their $350 million face amount by February 8, 2005, after which, interest will be paid in cash semiannually. The proceeds of the 12 7/8% Senior Discount Notes Offering were used to prepay $75 million of the Nortel credit facility, to pay costs to build out the system, to fund operating working capital needs and for other general corporate purposes

     12 1/2% SENIOR NOTES--On January 31, 2001, Alamosa (Delaware) consummated the offering (the "12 1/2% Senior Notes Offering") of $250 million aggregate principal amount of senior notes (the "12 1/2%

                             ALAMOSA HOLDINGS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

Senior Notes"). The 12 1/2% Senior Notes mature in ten years (February 1, 2011), carry a coupon rate of 12 1/2%, payable semiannually on February 1 and August 1, beginning on August 1, 2001. The net proceeds from the sale of the 12 1/2% Senior Notes were approximately $241 million, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses.

     Approximately $59 million of the proceeds of the 12 1/2% Notes Offering were used by Alamosa (Delaware) to establish a security account (with cash or U.S. government securities) to secure on a pro rata basis the payment obligations under the 12 1/2% Senior Notes and the 12 7/8% Senior Discount Notes, and the balance will be used for general corporate purposes of Alamosa (Delaware), including, accelerating coverage within the existing territories of Alamosa (Delaware); the build-out of additional areas within its existing territories; expanding its existing territories; and pursuing additional telecommunications business opportunities or acquiring other telecommunications businesses or assets.

     SENIOR SECURED CREDIT FACILITY--On February 14, 2001, Alamosa Holdings, Alamosa (Delaware) and Alamosa Holdings, LLC, as borrower; entered into a $280 million senior secured credit facility (the "Senior Secured Credit Facility") with Citicorp USA, as administrative agent and collateral agent; Toronto Dominion (Texas), Inc., as syndication agent; EDC as co-documentation agent; First Union National Bank, as documentation agent; and a syndicate of banking and financial institutions. On March 30, 2001, this credit facility was amended to increase the facility to $333 million in relation to the acquisition of Southwest. At that time, all covenants were amended to reflect this increase and the inclusion of Southwest.

     As of June 30, 2001, Alamosa Holdings, LLC borrowed $203 million under the new term loan facility while an additional $130 million in term debt will be available for multiple drawings in amounts to be agreed for a period of 12 months thereafter.

     DEBT COVENANT WAIVER--As of March 31, 2001, we did not meet the maximum negative EBITDA covenant under the Senior Secured Credit Facility. During the quarter ended March 31, 2001, we reported an EBITDA loss of $16.7 million which exceeded the maximum negative EBITDA covenant by $7.0 million.

     On May 8, 2001, we obtained a waiver of any default or event of default arising from the failure to comply with the maximum negative EBITDA covenant for the quarter ended March 31, 2001 from the lending institutions under the Senior Secured Credit Facility.

     The Company met its negative EBITDA covenant for the quarter ended June 30, 2001 and we believe that the EBITDA covenants will be met for the next twelve months. Our EBITDA is directly impacted by the up front selling and marketing expenses we incur in order to grow our subscriber base. As such, greater than expected subscriber growth may impact our EBITDA negatively.

     See Note 12, Subsequent Events, for additional information on the restructuring of the Senior Secured Credit Facility and the resetting of the related financial covenants.

     NORTEL/EDC CREDIT FACILITY--On February 14, 2001, the outstanding balance of $54,524 was paid in full plus accrued interest in the amount of $884 with proceeds from the Senior Secured Credit Facility. As a result, $5,472 of unamortized issuance costs were written off and classified as an extraordinary item. The Company was refunded $1,377 of these costs as a result of the early extinguishment.


7. INCOME TAXES

     The income tax benefit represents the anticipated recognition of the Company's deductible net operating loss carry forwards. This benefit is being recognized based on an assessment of the combined expected future taxable income of the Company and expected reversals of the temporary differences from the Roberts, WOW and Southwest mergers.

                             ALAMOSA HOLDINGS, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

8. HEDGING ACTIVITIES AND COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities" on January 1, 2001. The statement requires the Company to record all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives are either recognized in earnings or are recognized in other comprehensive income until the hedged item is recognized in earnings. During the quarter ended June 30, 2001, the Company recorded approximately $388 in "other noncurrent assets" and $128 in "other noncurrent liabilities" representing the change in the fair market value of the interest rate hedge instruments that expire in 2004. In addition, the Company recognized $166 net of tax effect, in other comprehensive income, which appears as a separate component of Stockholder's Equity as "Accumulated other comprehensive income", as illustrated below:

                                             SIX MONTHS ENDED JUNE 30,
                                           -----------------------------
                                                2001            2000
                                           -------------   -------------
   Net loss ............................     $ (61,768)      $ (28,488)
   Change in fair value of derivatives
     (net of tax effect of $93).........           166              --
                                             ---------       ---------
   Comprehensive loss ..................     $ (61,602)      $ (28,488)
                                             =========       =========

9. SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOW

     Accounts payable at June 30, 2001 and 2000 include $26,269 and $27,356, respectively, of property and equipment additions. Additions to property and equipment of $72,852 in the consolidated statements of cash flows for the six months ended June 30, 2001 include payments of accounts payable outstanding at December 31, 2000.


10. LONG-TERM INCENTIVE PLAN

     A vote of shareholders on February 14, 2001 increased the number of shares of the Company's common stock reserved for issuance under the long-term incentive plan by 6,000,000 shares, from 7,000,000 shares to 13,000,000 shares.



11. EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 141 will apply to all business combinations initiated after June 30, 2001, and will also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 should be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. Certain provisions of SFAS No. 142 will be effective for business combinations completed after June 30, 2001. The Company is in the process of evaluating the effect of the adoption of these pronouncements.


12. SUBSEQUENT EVENTS

     The Senior Secured Credit Facility was amended on July 19, 2001 to extend the period prior to which Alamosa Holdings, LLC can borrow $50.0 million of term loans from August 14, 2001 to December 31, 2001.

     On August 15, 2001, Alamosa (Delaware) consummated the offering (the
"13 5/8% Senior Notes Offering") of $150 million aggregate principal amount of senior notes (the "13 5/8% Senior Notes"). The

                             ALAMOSA HOLDINGS, INC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

13 5/8% Senior Notes mature in ten years (August 15, 2011), carry a coupon rate of 13 5/8%, payable semiannually on February 15 and August 15, beginning on February 15, 2002. The net proceeds from the sale of the 13 5/8% Senior Notes were approximately $140.5 million, after deducting the discounts and commissions to the initial purchasers and estimated offering expenses.


     Approximately $39.2 million of the net proceeds of the 13 5/8% Senior Notes Offering were used by Alamosa (Delaware) to establish a security account (with cash or U.S. government securities) to secure on a pro rata basis the payment obligations under the 13 5/8% Senior Notes, the 12 7/8% Senior Discount Notes and the 12 1/2% Senior Notes. Approximately $65.8 million of the net proceeds of the 13 5/8% Senior Notes Offering were used by Alamosa (Delaware) to pay down a portion of the Senior Secured Credit Facility. The remaining net proceeds of the 13 5/8% Senior Notes Offering will be used for general corporate purposes of Alamosa (Delaware).


     The Senior Secured Credit Facility was amended simultaneously with the closing of the 13 5/8% Senior Notes Offering to, among other things, permit the 13 5/8% Senior Notes Offering, reduce the amount of the Senior Secured Credit Facility to approximately $225.0 million and modify the financial covenants.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Alamosa Holdings, Inc. (successor to Alamosa PCS Holdings, Inc.):


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Alamosa Holdings, Inc. (successor to Alamosa PCS Holdings, Inc.) and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, and the period from July 16, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


Dallas, Texas
February 19, 2001, except for Note 17 as to which the date is March 9, 2001.

                             ALAMOSA HOLDINGS, INC.
                    (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)

                           CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31, 2000    DECEMBER 31, 1999
                                                                     -------------------  ------------------
ASSETS
Current assets:
 Cash and cash equivalents ........................................    $  141,768,167       $   5,655,711
 Short term investments ...........................................         1,600,000                  --
 Accounts receivable, net of allowance for doubtful accounts of
   $1,503,049 and $161,704, respectively...........................        14,746,930           1,675,636
 Inventory ........................................................         2,752,788           5,777,375
 Prepaid expenses and other assets ................................         3,026,860             882,516
 Interest receivable ..............................................         1,045,785                  --
                                                                       --------------       -------------
   Total current assets ...........................................       164,940,530          13,991,238
 Property and equipment, net ......................................       228,982,869          84,713,724
 Note receivable ..................................................        46,865,233             100,000
 Debt issuance costs, net .........................................        13,108,376           3,743,308
 Restricted cash ..................................................                --             518,017
 Other noncurrent assets ..........................................         4,501,005           1,425,912
                                                                       --------------       -------------
   Total assets ...................................................    $  458,398,013       $ 104,492,199
                                                                       ==============       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ............................    $   59,749,061       $  15,153,068
 Accounts payable to related parties ..............................         1,636,745           1,182,225
 Current installments of capital leases ...........................            35,778              21,818
 Bank line of credit ..............................................                --             363,665
 Microwave relocation obligation ..................................                --           3,578,155
                                                                       --------------       -------------
   Total current liabilities ......................................        61,421,584          20,298,931
Capital lease obligations, noncurrent .............................         1,038,614             827,024
Other noncurrent liabilities ......................................           735,593              50,035
Long-term debt ....................................................        54,524,224          71,876,379
Senior notes ......................................................       209,279,908                  --
                                                                       --------------       -------------
   Total liabilities ..............................................       326,999,923          93,052,369
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $.01 par value; 10,000,000 shares authorized;
   no shares issued ...............................................                --                  --
 Common stock, $.01 par value; 290,000,000 shares authorized,
   61,359,856 and 48,500,008 issued and outstanding,
   respectively ...................................................           613,598             485,000
 Additional paid-in capital .......................................       245,845,086          50,824,876
 Accumulated deficit ..............................................      (113,947,781)        (33,759,681)
 Unearned compensation ............................................        (1,112,813)         (6,110,365)
                                                                       --------------       -------------
   Total stockholders' equity .....................................       131,398,090          11,439,830
                                                                       --------------       -------------
   Total liabilities and stockholders' equity .....................    $  458,398,013       $ 104,492,199
                                                                       ==============       =============

         The accompanying notes are an integral part of the consolidated financial statements.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                   FOR THE PERIOD
                                                                                                    JULY 16, 1998
                                                                                                     (INCEPTION)
                                                          YEAR ENDED            YEAR ENDED             THROUGH
                                                      DECEMBER 31, 2000     DECEMBER 31, 1999     DECEMBER 31, 1998
                                                     -------------------   -------------------   ------------------
Revenues:
 Subscriber revenues .............................      $  56,154,178         $   4,398,947         $        --
 Roaming and travel revenues .....................         17,345,460             2,134,676                  --
                                                        -------------         -------------         -----------
 Service revenues ................................         73,499,638             6,533,623                  --
 Product sales ...................................          9,200,669             2,450,090                  --
                                                        -------------         -------------         -----------
   Total revenue .................................         82,700,307             8,983,713                  --
                                                        -------------         -------------         -----------
Costs and expenses:
 Cost of service and operations (including
   $836,296 and $1,259,427 of non-cash
   compensation for 2000 and 1999,
   respectively) .................................         55,429,985             8,699,903                  --
 Cost of product sold ............................         20,524,427             5,938,838                  --
 Selling and marketing ...........................         46,513,835            10,810,946                  --
 General and administrative expenses
   (including $4,814,329 and $6,940,084 of
   non-cash compensation for 2000 and
   1999, respectively) ...........................         14,351,839            11,149,059             956,331
 Depreciation and amortization ...................         12,530,038             3,056,923               2,063
 Terminated merger and acquisition costs .........          2,246,789                    --                  --
                                                        -------------         -------------         -----------
   Total costs and expenses ......................        151,596,913            39,655,669             958,394
                                                        -------------         -------------         -----------
   Loss from operations ..........................        (68,896,606)          (30,671,956)           (958,394)
Interest and other income ........................         14,483,431               477,390              34,589
Interest expense .................................        (25,774,925)           (2,641,293)                (17)
                                                        -------------         -------------         -----------
   Net loss ......................................      $ (80,188,100)        $ (32,835,859)        $  (923,822)
                                                        =============         =============         ===========
Basic and diluted net loss per common share             $       (1.33)        $          --         $        --
                                                        =============         =============         ===========
Basic and diluted weighted average common
 shares ..........................................         60,198,390                    --                  --
                                                        =============         =============         ===========
Pro forma information:
 Net loss ........................................      $          --         $ (32,835,859)        $  (923,822)
 Pro forma income tax adjustment:
 Income tax benefit ..............................                 --            10,854,083             317,592
 Deferred tax valuation allowance ................                 --           (10,854,083)           (317,592)
                                                        -------------         -------------         -----------
   Pro forma net loss ............................      $          --         $ (32,835,859)        $  (923,822)
                                                        =============         =============         ===========
Pro forma basic and diluted weighted average
 common shares outstanding .......................                 --            48,500,008          48,500,008
                                                        =============         =============         ===========
Basic and diluted pro forma net loss per
 common share ....................................      $          --         $       (0.68)        $     (0.02)
                                                        =============         =============         ===========

     The accompanying notes are an integral part of the consolidated financial statements.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM JULY 16, 1998 (INCEPTION) TO DECEMBER 31, 2000





                                            COMMON STOCK          ADDITIONAL
                                      ------------------------     PAID-IN          ACCUMULATED        UNEARNED
                                          SHARES      AMOUNT       CAPITAL            DEFICIT        COMPENSATION         TOTAL
                                      ------------- ---------- ---------------  ------------------ ---------------- ----------------
Balance, July 16, 1998 (inception)...  $        --   $     --   $         --      $           --    $          --    $          --
Member's contribution ...............   48,500,008    485,000     14,515,000                  --               --       15,000,000
Net loss ............................           --         --             --            (923,822)              --         (923,822)
                                       -----------   --------   ------------      --------------    -------------    -------------
Balance, December 31, 1998 . ........   48,500,008    485,000     14,515,000            (923,822)              --       14,076,178
Members' contributions ..............           --         --     22,000,000                  --               --       22,000,000
Stock options .......................           --         --     14,309,876                  --      (14,309,876)              --
Amortization of unearned
 compensation .......................           --         --             --                  --        8,199,511        8,199,511
Net loss ............................           --         --             --         (32,835,859)              --      (32,835,859)
                                       -----------   --------   ------------      --------------    -------------    -------------
Balance, December 31, 1999 . ........   48,500,008    485,000     50,824,876         (33,759,681)      (6,110,365)      11,439,830
Initial public offering .............   12,321,100    123,211    193,664,076                  --               --      193,787,287
Exercise of stock options ...........      538,748      5,387        703,061                  --               --          708,448
Amortization of unearned
 compensation .......................           --         --             --                  --        5,650,625        5,650,625
Unearned compensation ...............           --         --        653,073                  --         (653,073)              --
Net loss ............................           --         --             --         (80,188,100)              --      (80,188,100)
                                       -----------   --------   ------------      --------------    -------------    -------------
Balance, December 31, 2000 ..........  $61,359,856   $613,598   $245,845,086      $ (113,947,781)   $  (1,112,813)   $ 131,398,090
                                       ===========   ========   ============      ==============    =============    =============


     The accompanying notes are an integral part of the consolidated financial statements.


                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                             FOR THE PERIOD
                                                                                                              JULY 16, 1998
                                                                                                               (INCEPTION)
                                                                        YEAR ENDED          YEAR ENDED           THROUGH
                                                                    DECEMBER 31, 2000   DECEMBER 31, 1999   DECEMBER 31, 1998
                                                                   ------------------- ------------------- ------------------
Cash flows from operating activities:
 Net loss ........................................................   $  (80,188,100)      $ (32,835,859)      $   (923,822)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Non-cash compensation expense .................................        5,650,625           8,199,511                 --
   Depreciation and amortization .................................       12,530,038           3,056,923              2,063
   Bad debt expense ..............................................        1,107,339             160,498                 --
   Amortization of debt issuance costs ...........................        1,397,546             331,063                 --
   Interest expense on discount notes ............................       23,051,533           2,068,601                 --
   Loss from disposition of interest rate cap agreements .........          266,178                  --                 --
   Loss from asset disposition ...................................           81,347                  --                 --
 (Increase) decrease in:
   Accounts receivable ...........................................      (14,178,633)         (1,836,134)                --
   Inventory .....................................................        3,024,587          (5,777,375)                --
   Prepaid expenses and other assets .............................       (4,296,355)           (594,027)           (52,046)
 Increase (decrease) in:
   Accounts payable and accrued expenses .........................       22,335,731          10,137,095            845,851
                                                                     --------------       -------------       ------------
   Net cash used in operating activities .........................      (29,218,164)        (17,089,704)          (127,954)
                                                                     --------------       -------------       ------------
Cash flows from investing activities
 Additions to property and equipment .............................     (136,904,260)        (76,601,004)        (1,366,606)
 Issuance of notes receivable ....................................      (46,865,233)                 --                 --
 Acquisition related costs .......................................       (3,155,782)                 --                 --
 Purchase of short term investments ..............................       (1,600,000)                 --                 --
 Repayment (Issuance) of note receivable from officer ............          100,000            (100,000)                --
 Purchase of minority interest in subsidiary .....................         (255,000)                 --                 --
 Change in restricted cash .......................................          518,017            (518,017)                --
                                                                     --------------       -------------       ------------
   Net cash used in investing activities .........................     (188,162,258)        (77,219,021)        (1,366,606)
                                                                     --------------       -------------       ------------
Cash flows from financing activities:
 Equity offering proceeds ........................................      208,589,367                  --                 --
 Equity offering costs ...........................................      (13,598,942)         (1,360,405)                --
 Issuance of Senior Discount Notes ...............................      187,096,000                  --                 --
 Capital contributions ...........................................               --          22,000,000         15,000,000
 Proceeds from issuance of long-term debt ........................       57,758,559          66,357,841             23,637
 Debt issuance costs .............................................      (10,762,613)           (234,371)                --
 Stock options exercised .........................................          708,449                  --                 --
 Repayments of long-term debt ....................................      (76,239,373)                 --                 --
 Payments on capital leases ......................................          (31,169)            (25,756)                --
 Interest rate cap premiums ......................................          (27,400)           (301,950)                --
                                                                     --------------       -------------       ------------
   Net cash provided by financing activities .....................      353,492,878          86,435,359         15,023,637
                                                                     --------------       -------------       ------------
Net increase (decrease) in cash and cash equivalents .............      136,112,456          (7,873,366)        13,529,077
Cash and cash equivalents at beginning of period .................        5,655,711          13,529,077                 --
                                                                     --------------       -------------       ------------
Cash and cash equivalents at end of period .......................   $  141,768,167       $   5,655,711       $ 13,529,077
                                                                     ==============       =============       ============
Supplemental disclosure -- cash paid for interest ................   $    1,730,980       $     218,142       $         --
                                                                     ==============       =============       ============
Supplemental disclosure of non-cash activities
 Capitalized lease obligations incurred ..........................   $      256,719       $     146,379       $    728,219
 Liabilities assumed in connection with purchase of
   property and equipment ........................................       28,816,329           5,352,347                 --
 Liabilities assumed in connection with debt issuance
   costs .........................................................               --           3,840,000                 --
 Liabilities assumed in connection with microwave
   relocation ....................................................               --           3,578,155                 --
                                                                     --------------       -------------       ------------
                                                                     $   29,073,048       $  12,916,881       $    728,219
                                                                     ==============       =============       ============


               The accompanying notes are an integral part of the consolidated financial statements.



                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BUSINESS OPERATIONS

     Alamosa PCS Holdings, Inc. ("Holdings") through its subsidiaries provides wireless personal communications services, commonly referred to as PCS, in the Southwestern and Midwestern United States. Holdings, a Delaware corporation, was formed in October 1999 to operate as a holding company in anticipation of an initial public offering as described in Note 2. Immediately prior to the offering in February 2000, shares of Holdings were exchanged for Alamosa PCS LLC's ("Alamosa") membership interests, and Alamosa became wholly owned by Holdings. These financial statements are presented as if the reorganization had occurred as of the beginning of the periods presented. Holdings and its subsidiaries are collectively referred to in these financial statements as the "Company." As further described below, in 2001, through a series of transactions, Holdings' name was changed to Alamosa (Delaware), Inc.

     In 1998, Alamosa was formed and subsequently entered into affiliation agreements with Sprint PCS, the PCS Group of Sprint Corporation. These affiliation agreements provided the Company with the exclusive right to build, own and manage a wireless voice and data services network in markets with over
5.2 million residents located in Texas, New Mexico, Arizona and Colorado under the Sprint PCS brand. The Company amended its affiliation agreements with Sprint PCS in December 1999 to expand its services network so that it includes 8.4 million residents. The Company is required to build out the wireless network according to Sprint PCS specifications. If the Company does not meet the build-out schedule as specified in the Sprint management agreement, the Company could be in breach of its agreement with Sprint and subject to penalties. The affiliation agreements are in effect for a term of 20 years with three 10-year renewal options unless terminated by either party under provisions outlined in the affiliation agreements. The affiliation agreements include indemnification clauses between the Company and Sprint PCS to indemnify each other against claims arising from violations of laws or the affiliation agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     On July 31, 2000, the Company signed definitive agreements to merge two Sprint PCS affiliates, Roberts Wireless Communications, L.L.C ("Roberts") and Washington Oregon Wireless, LLC ("WOW") into its operations. On December 14, 2000, Holdings formed a new holding company pursuant to a merger under Section 251(g) of the Delaware General Corporation Law whereby Holdings was merged with a direct wholly owned subsidiary of a new holding company, which was a direct wholly owned subsidiary of Holdings. Each share of the former Alamosa PCS Holdings was converted into one share of the new holding company and the former public company became a wholly owned subsidiary of the new holding company. The
Section 251(g) transaction did not require any vote of the Alamosa PCS Holdings stockholders. Upon effectiveness of the Section 251(g) transaction, Holdings' name was changed to Alamosa (Delaware), Inc. and the new holding company's name was changed to Alamosa PCS Holdings, Inc. On February 14, 2001, the new Alamosa PCS Holding became a wholly owned subsidiary of a new holding company, Alamosa Holdings, Inc. ("Superholdings"). Each share of the new Alamosa PCS Holdings' common stock issued and outstanding immediately prior to the merger was converted into the right to receive one share of Superholdings' common stock. Superholdings' common stock is quoted on The Nasdaq National Market under the same symbol previously used by Alamosa PCS Holdings, "APCS."


2. INITIAL PUBLIC OFFERING

     On October 29, 1999, Holdings filed a registration statement with the Securities and Exchange Commission for the sale of 10,714,000 shares of its common stock (the "Stock Offering"). The Stock Offering became effective and the shares were issued on February 3, 2000 at the initial price of $17.00 per share. Subsequently, the underwriters exercised their over-allotment option of 1,607,100 shares. Holdings received net proceeds of $194.3 million after commissions of $13.3 million and expenses of approximately

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$1.0 million. The proceeds of the Stock Offering are to be used for the build out of the system, to fund operating capital needs and for other corporate purposes.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash, money market funds, and commercial paper with minimal interest rate risk and original maturities of three months or less at the date of acquisition. The carrying amount approximates fair value.

     SHORT-TERM INVESTMENTS -- The Company invests in highly liquid debt instruments with strong credit ratings. Commercial paper investments with a maturity greater than three months, but less than one year, at the time of purchase are considered to be short-term investments The carrying amount of the investments approximates fair value due to their short maturity. The Company maintains cash and cash equivalents and short-term investments with certain financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy.

     INVENTORY -- Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost or market using the first-in first-out method. Market is determined using replacement cost.

     PROPERTY AND EQUIPMENT -- Property and equipment are reported at cost less accumulated depreciation. Cost incurred to design and construct the wireless network in a market are classified as construction in progress. When the wireless network for a particular market is completed and placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized. When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of future operating cash flows, undiscounted and without interest. If based on this projection, the Company does not expect to recover its carrying cost, an impairment loss equal to the difference between the fair value of the asset and its carrying value will be recognized in operating income. Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

     Asset lives are as follows:


           Buildings ..............................   20 years
           Network equipment ......................   5-10 years
           Vehicles ...............................   5 years
           Furniture and office equipment .........   5-7 years


     Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

     Interest will be capitalized in connection with the construction of the wireless network. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the asset's estimated useful life. No interest was capitalized in 2000. Total interest capitalized was $656,985 as of December 31, 1999.

     Microwave relocation includes costs and the related obligation incurred to relocate incumbent microwave frequencies in the Company's service area. Microwave relocation costs are amortized on a

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

straight-line basis over 20 years beginning upon commencement of services in respective markets. The amortization of microwave relocation costs was $273,453 and $84,312 for the years ended December 31, 2000 and 1999, respectively.

     SOFTWARE COSTS -- In accordance with Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software. During fiscal 2000 and 1999, the Company capitalized approximately $2,037,000 and $411,000, respectively, in software costs under SOP 98-1, which are being amortized over a five-year life. The Company amortized computer software costs of approximately $265,000 and $40,000 during 2000 and 1999, respectively.

     START-UP COSTS -- In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective January 1, 1999 and required that costs of start up activities and organization costs be expensed as incurred.

     ADVERTISING COSTS -- Advertising costs are expensed as incurred. Advertising expenses totaled $18,964,068 and $3,663,893 during 2000 and 1999, respectively.

     INCOME TAXES -- The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("FAS 109"). FAS 109 uses an asset and liability approach to account for income taxes, wherein, deferred taxes are provided for book and tax basis differences for assets and liabilities. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

     REVENUE RECOGNITION -- In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's interpretations in applying generally accepted accounting principles to revenue recognition. The provisions of SAB 101 were required to be adopted during the quarter ending December 31, 2000 effective as of January 1, 2000. Pursuant to SAB 101, the company began deferring customer activation fee revenue and an equal amount of customer acquisition related expenses in October 2000 when the Company began charging these fees. These deferred amounts are amortized over a three-year period, which approximates the average life of a customer. For the year ended December 31, 2000, the Company had deferred $1,180,413 of activation fee revenue and acquisition related expenses and had amortized $77,012. At December 31, 2000, $735,593 of the remaining deferral was classified as long-term.

     The Company recognizes revenue as services are performed. Sprint PCS handles the Company's billings and collections and retains 8% of collected service revenues from Sprint PCS subscribers based in the Company's territories and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint PCS is recorded in Cost of Service and Operations. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS customers who are not based in the Company's territories are not subject to the 8% retainage.

     Sprint PCS pays the Company a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber based outside of the Company's territories roams on the Company's portion of the Sprint PCS network. Revenue from these services will be recognized as the services are performed. Similarly, the Company will pay Sprint PCS roaming fees to Sprint PCS, when a Sprint PCS subscriber based in the Company's territories roams on the Sprint PCS network outside of the Company's territories. These costs will be included as cost of service when incurred.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Product revenues consisting of proceeds from sales of handsets and accessories are recorded net of an allowance for sales returns. The allowance is estimated based on Sprint PCS' handset return policy that allows customers to return handsets for a full refund within 14 days of purchase. When handsets are returned to the Company, the Company may be able to reissue the handsets to customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company will receive a credit from Sprint PCS, which will be less than the amount the Company originally paid for the handset. For the years ended December 31, 2000 and 1999, respectively, product revenue was $9,200,669 and $2,450,090. The cost of products sold includes the total cost of accessories and handsets sold through our retail stores (including sales to local indirects) and totaled $20,524,427 and $5,938,838 for the years ending December 31, 2000 and 1999, respectively. There were no product revenues or related costs for the period from inception to December 31, 1998. The costs of handsets exceeds the retail sales price because we subsidize the price of handsets for competitive reasons.

     STOCK BASED COMPENSATION -- The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. The non-cash compensation expense relates to three employees whose cash compensation is recorded in cost of service and operations and general and administrative expenses. The Company has implemented the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." See Note 13.

     EARNINGS (LOSS) PER SHARE -- Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted average number of common and potential dilutive common shares during the period, except those that are antidilutive. During the fiscal year ended December 31, 2000, options to purchase approximately 6,788,752 shares were outstanding but are not included in the computation because they are antidilutive.

      USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

      RISKS AND UNCERTAINTIES -- We estimate that we will require approximately $223 million to complete the current build-out plan and fund working capital losses through March 2002. This includes our acquisitions of Roberts and WOW, as described in Note 17. The actual funds required to build-out our portion of the Sprint PCS network and to fund operating losses and working capital needs may vary materially from this estimate, and additional funds could be required. Failure to obtain additional capital, if needed to complete the build-out of our portion of the Sprint PCS network, could cause delay or abandonment of our development plans.

     CONCENTRATION OF RISK -- The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

     RECLASSIFICATION -- Certain reclassifications have been made to prior year balances to conform to current year presentations.

     EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998 and June 1999, the Financial Accounting Standards Board ("FASB"), issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities --

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's financial results.


4. NOTES RECEIVABLE

     ROBERTS -- On July 31, 2000, Alamosa Operations, Inc. ("Operations") entered into a loan agreement with Roberts Wireless Communications, L.L.C. ("Roberts") whereby Operations agreed to lend up to $26.6 million to be used only for the purpose of funding Roberts' working capital needs from July 31, 2000 through the completion of the Roberts merger, as described Note 1. Also on July 31, 2000, Operations entered into a loan agreement with the owners of Roberts for $15 million. As of December 31, 2000, approximately $37 million had been funded under the loan agreements. The loans bear interest at the prime rate and are due 6 months after the termination of the Roberts reorganization agreement, upon acceleration or upon demand.

     WOW -- Also, on July 31, 2000, WOW and Operations entered into a loan agreement whereby Operations agreed to lend up to $11 million to WOW to be used only for the purposes of (a) satisfying certain capital contribution requirements under WOW's operating agreement, and (b) funding WOW's working capital needs from July 31, 2000 through the completion of the WOW merger. As of December 31, 2000, approximately $10 million had been funded under the loan agreement. The loan bears interest at the prime rate and is due 30 days after the termination of the WOW reorganization agreement or upon demand. The loan is guaranteed by certain members of WOW Holdings.

     The mergers of Roberts and WOW into the Company were completed in February, 2001.


5. UNAUDITED PRO FORMA INFORMATION

     The unaudited pro forma information reflects certain assumptions regarding transactions and their effects that occurred as a result of the reorganization described in Note 1.

     UNAUDITED PRO FORMA INCOME INFORMATION -- The unaudited pro forma information as shown on the statements of operations is presented to show the effects of income taxes related to the Company's subsequent termination of its limited liability company status. The unaudited pro forma income tax adjustment is presented as if the Company had been a C Corporation subject to federal and state income taxes at an effective tax rate of 34% for the period from inception through December 31, 1998 and the year ended December 31, 1999. Application of the provisions of SFAS No. 109, "Accounting for Income Taxes" would have resulted in a deferred tax asset primarily from temporary differences related to the treatment of start-up costs and from net operating loss carryforwards. The deferred tax asset would have been offset by a full valuation allowance, as there is not currently sufficient positive evidence as required by SFAS No. 109 to substantiate recognition of the asset.

     The pro forma information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the Company elected to terminate its limited liability company status as of the beginning of 1999, nor are they necessarily indicative of future operating results.

     UNAUDITED PRO FORMA NET LOSS PER SHARE -- Pro forma net loss per share is calculated by dividing pro forma net loss by the weighted average number of shares of common stock which would have been outstanding before the initial public offering after giving effect to the reorganization of the Company described in Note 1.

                             ALAMOSA HOLDINGS, INC.
                    (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     UNAUDITED PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING -- Unaudited pro forma weighted average shares outstanding is computed after giving effect to the reorganization of the Company described in Note 1. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." Diluted weighted average shares outstanding at December 31, 1999 exclude 141,042 incremental potential common shares from stock options because inclusion would have been antidilutive.


6. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:



                                                DECEMBER 31, 2000     DECEMBER 31, 1999
                                               -------------------   ------------------
   Land and building .......................      $   5,668,180         $  2,762,357
   Network equipment .......................        159,982,079           72,518,897
   Vehicles ................................          1,584,286              430,753
   Furniture and office equipment ..........         10,129,708            2,266,966
                                                  -------------         ------------
                                                    177,364,253           77,978,973
   Accumulated depreciation ................        (15,290,044)          (2,974,674)
                                                  -------------         ------------
      Subtotal .............................        162,074,209           75,004,299
   Microwave relocation costs ..............          4,103,214            3,578,155
   Accumulated amortization ................           (273,453)             (84,312)
                                                  -------------         ------------
      Subtotal .............................          3,829,761            3,493,843
   Construction in progress:
    Network equipment ......................         60,596,869            4,825,288
    Leasehold improvements .................          2,482,030            1,390,294
                                                  -------------         ------------
      Subtotal .............................         63,078,899            6,215,582
                                                  -------------         ------------
      Total ................................      $ 228,982,869         $ 84,713,724
                                                  =============         ============


7. LEASES

     OPERATING LEASES -- The Company has various operating leases, primarily related to rentals of tower sites and offices. Rental expense was $6,177,267 and $1,924,848 for 2000 and 1999, respectively. At December 31, 2000, the aggregate minimum rental commitments under noncancelable operating leases for the periods shown are as follows:



        YEARS
        -----
        2001 ...................   $ 8,700,345
        2002 ...................     8,684,484
        2003 ...................     8,682,799
        2004 ...................     8,661,004
        2005 ...................     8,535,777
        Thereafter .............    35,025,779
                                   -----------
        Total ..................   $78,290,188
                                   ===========


     CAPITAL LEASES -- Capital leases consist of leases for rental of retail space and switch usage. The net present value of the leases was $1,074,392 and $848,842 at December 31, 2000 and 1999, respectively, and was included in property and equipment. Amortization recorded under these leases was $133,724 for the year ended December 31, 2000 and was $30,894 during 1999. At December 31, 2000, the future payments under capital lease obligations, less imputed interest, are as follows:

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


       YEARS
       -----
       2001 .........................................................    $  148,280
       2002 .........................................................       149,131
       2003 .........................................................       149,999
       2004 .........................................................       159,135
       2005 .........................................................       160,788
       Thereafter ...................................................     1,181,166
                                                                         ----------
       Total minimum lease payments .................................     1,948,499
       Less: imputed interest .......................................       874,107
                                                                         ----------
       Present value of minimum lease payments ......................     1,074,392
       Less: current installments ...................................        35,778
                                                                         ----------
       Long-term capital lease obligations at December 31, 2000 .....    $1,038,614
                                                                         ==========


8. BANK LINE OF CREDIT

     The Company had a $500,000 revolving line of credit with a bank that expired June 9, 2000. The line of credit had a variable interest rate of 9.25% at December 31, 1999. Proceeds from this line of credit were used to purchase vehicles for service representatives. This loan has not renewed and there is no amount outstanding at December 31, 2000 As of December 31, 1999, $363,665 was outstanding on the line of credit.


9. LONG-TERM DEBT

     Long-term debt consists of the following:



                                                             DECEMBER 31, 2000     DECEMBER 31, 1999
                                                            -------------------   ------------------
   Debt outstanding under credit facilities:
      Senior Discount Notes .............................       $209,279,908          $        --
      EDC Credit Facility ...............................         54,524,224           71,876,379
      Bank line of credit ...............................                 --              363,665
                                                                ------------          -----------
   Total debt ...........................................        263,804,132           72,240,044
   Less current maturities ..............................                 --              363,665
                                                                ------------          -----------
   Long-term debt, excluding current maturities .........       $263,804,132          $71,876,379
                                                                ============          ===========


SENIOR DISCOUNT NOTES -- On December 23, 1999, Alamosa (Delaware), Inc. filed a registration statement with the Securities and Exchange Commission for the issuance of $350 million face amount of Senior Discount Notes (the "Notes Offering"). The Notes Offering was completed on February 8, 2000 and generated net proceeds of approximately $181 million after underwriters' commissions and expenses of approximate $6.1 million. The Senior Discount Notes ("Notes ") mature in ten years (February 15, 2010) and carry a coupon rate of 12 7/8%, and provides for interest deferral for the first five years. The Notes will accrete to their $350 million face amount by February 8, 2005, after which, interest will be paid in cash semiannually. The proceeds of the Notes Offering are to be used to prepay $75 million of the Nortel credit facility, to pay costs to build out the system, to fund operating working capital needs and for other general corporate purposes. Significant terms of the Notes include:

     o RANKING -- The 2000 Senior Discount Notes are senior unsecured obligations of Alamosa (Delaware), Inc., equal in right of payment to all future senior debt of Alamosa (Delaware), Inc. and senior in right of payment to all future subordinated debt of Alamosa (Delaware), Inc.;

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     o GUARANTEES -- The 2000 Senior Discount Notes are unsecured obligations and will rank equally with all existing and future senior debt and senior to all existing and future subordinate debt. The Notes are fully and unconditionally, jointly and severally guaranteed on a senior subordinated, unsecured basis, by all the existing and any future restricted subsidiaries of Alamosa (Delaware), Inc. with the exception of Alamosa Operations, Inc., a wholly owned subsidiary of Alamosa (Delaware), Inc. The financial statements of Alamosa (Delaware), Inc. and financial information related to its guarantor subsidiaries are included in Alamosa (Delaware), Inc.'s Form 10-K.

     o OPTIONAL REDEMPTION -- During the first thirty six (36) months after the 2000 Senior Discount Notes offering, we may use net proceeds of an equity offering to redeem up to 35% of the accreted value of the notes at a redemption price of 112 7/8%;

     o CHANGE OF CONTROL -- Upon a change of control as defined by the 2000 Senior Discount Notes offering, we will be required to make an offer to purchase the notes at a price equal to 101% of the accreted value (original principal amount plus accrued interest) before February 15, 2005, or 101% of the principal amount at maturity thereafter; and

     o RESTRICTIVE COVENANTS -- The indenture governing the 2000 Senior Discount Notes contains covenants that, among other things and subject to important exceptions, limit our ability and the ability of our subsidiaries to incur additional debt, issue preferred stock, pay dividends, redeem capital stock or make other restricted payments or investments as defined by the Notes Offering, create liens on assets, merge, consolidate or dispose of assets, or enter into transactions with affiliates and change lines of business.

     NORTEL/EDC CREDIT FACILITY -- The Company entered into a credit facility effective June 10, 1999 with Nortel for $123.0 million. On February 8, 2000 the Company entered into an Amended and Restated Credit Agreement with Nortel Networks Inc., and on June 23, 2000, Nortel assigned the entirety of its loans and commitments under the Amended and Restated Credit Agreement to Export Development Corporation (the "Nortel/EDC Credit Facility"). The proceeds of the Nortel/EDC Credit Facility are used to purchase equipment, to fund the construction of the Company's portion of the Sprint PCS network, and to pay associated financing costs. The financing terms permitted the Company to borrow $250 million (which was subsequently reduced to $175 million as a result of the prepayment of $75 million outstanding) under three commitment tranches through February 18, 2002, and requires minimum equipment purchases.

     The Nortel/EDC Credit Facility is collateralized by all of the Company's current and future assets and capital stock. The Company is required to maintain certain financial ratios and other financial conditions including minimum levels of revenue and wireless subscribers. In addition, the Company is required to maintain a $1.0 million cash balance as collateral against the facility. At December 31, 1999, the Company was not in compliance with this agreement; however, a waiver of this requirement was obtained from Nortel.

     Alamosa may borrow money under the Nortel/EDC Credit Facility as either a base rate loan with an interest rate of prime plus 2.75%, or a Eurodollar loan with an interest rate of the London interbank offered rate, commonly referred to as LIBOR, plus 3.75%. The LIBOR interest rate was 6.199% at December 31, 2000. In addition, an annual unused facility fee of 0.75% will be charged beginning August 8, 2000 on the portion of the available credit that has not been borrowed. Interest accrued through the two-year anniversary from the closing date can be added to the principal amount of the loan. Thereafter, interest is payable monthly in the case of base rate loans and at the end of the applicable interest period, not to exceed three months, in the case of Eurodollar loans. Interest expense for the period ended December 31, 2000 totaled $1,332,392. Principal is payable in 20 quarterly installments beginning September 30, 2002. Alamosa may voluntarily prepay any of the loans at any time, but any amount repaid may not be reborrowed since there are no revolving credit features. Alamosa must make

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

mandatory prepayments under certain circumstances, including 50% of the excess cash flow, as computed under the Nortel/EDC Credit Facility, after March 31, 2002 and any amount in excess of $250,000 received for asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets within a stated period of time. All prepayments are applied to the outstanding loan balances pro rata in the inverse order of maturity, except where there is a borrowing base shortage, in which case prepayments are first applied there, and then pro rata among all three commitment tranches.


     The original commitment terms provided for warrants representing 2% of the outstanding common stock of Holdings. These warrants were eliminated, by prior agreement, when the Company used $75 million of the equity contribution from Holdings to prepay, in February 2000, amounts previously borrowed under the Nortel/EDC Credit Facility. In addition to the $75 million prepayment, in conjunction with the closing of the new facility, the Company also paid accrued interest of approximately $852,500 and origination fees and expenses of $3,995,000.


     As a condition of the financing, Sprint PCS has entered into a consent and agreement with Nortel that modifies Sprint PCS' rights and remedies under its affiliation agreements with the Company. Among other things, Sprint PCS consented to the pledge of substantially all of the Company's assets to Nortel, including the affiliation agreements. In addition, Sprint PCS may not terminate the affiliation agreements with the Company and must maintain 10 MHz of PCS spectrum in the Company's markets until the Nortel/EDC Credit Facility is satisfied or the Company's assets are sold pursuant to the terms of the consent and agreement with Nortel.


     Alamosa incurred approximately $8,256,000 of costs associated with obtaining the Nortel/EDC Credit Facility. Those costs consisted of loan origination fees, legal fees and other debt issuance costs that have been capitalized and are being amortized to interest expense using the straight-line method over the term of the Nortel/EDC Credit Facility.



     Terms and conditions of the Nortel/EDC Credit Facility after the assignment on June 23, 2000 are essentially the same as before the assignment. However, the Company is no longer required to maintain a $1 million cash balance as collateral against the Nortel/EDC Credit Facility.



10. INCOME TAXES


     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes.The net deferred tax asset has been fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. Prior to February 1, 2000, the Company's predecessor operated as a Limited Liability Company ("LLC") under which losses for income tax purposes were utilized by the LLC members on their income tax returns. Subsequent to January 31, 2000, the Company became a C-Corp for federal income tax purposes and therefore subsequent losses became net operating loss carryforwards of the Company. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                      DECEMBER 31,
                                                          2000
                                                    ----------------
       Deferred tax assets:
         Net operating loss carryforwards .........  $  25,625,914
         Original issue discount ..................      7,690,882
         Non-cash compensation ....................      2,067,209
         Start-up expenses ........................      1,006,690
         Deferred rent ............................        588,000
         Bad debt allowance .......................        442,577
         Other ....................................        600,517
                                                     -------------
       Gross deferred tax assets ..................     38,021,789
       Deferred tax liabilities:
         Depreciation .............................     10,995,932
         Other ....................................         40,532
                                                     -------------
       Net deferred tax assets ....................     26,985,325
       Valuation allowance ........................    (26,985,325)
                                                     -------------
       Deferred tax balance .......................  $          --
                                                     =============


     The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the differences summarized below:


                                                                     DECEMBER 31,
                                                                        2000
                                                                    -------------
        Federal tax benefit at statutory rate .....................       (35%)
                                                                        -----
        Predecessor Limited Liability Company .....................      1.45%
        Adjustment due to increase in valuation allowance .........     33.40%
        Other .....................................................       .15%
                                                                        -----
        Provision for income taxes ................................      0.00%
                                                                        =====


     As of December 31, 2000, the Company has available net operating loss carryforwards totaling approximately $73,217,000 which expire beginning in 2020. Utilization of net operating loss carryforwards may be limited by ownership changes which may have occurred or could occur in the future.


11. RELATED PARTY TRANSACTIONS

     NOTE RECEIVABLE -- On April 23, 1999, the Company entered into a $100,000 loan agreement with an officer of the Company. The loan was fully repaid on April 10, 2000.

     AGREEMENTS WITH CHR SOLUTIONS, INC. -- Alamosa has entered into a number of agreements with CHR Solutions, Inc. ("CHR") to perform various consulting and engineering services. CHR resulted from a merger between Hicks & Ragland Engineering Co., Inc., and Cathey, Hutton & Associates, Inc. effective as of November 1, 1999. David Sharbutt, the Company's Chairman and Chief Executive Officer, was at the time the agreements were executed, the President and Chief Executive Officer of Hicks & Ragland. As of December 2000, Mr. Sharbutt resigned his position on the Board of CHR, and is no longer an employee of CHR.


     Total amounts paid under the above agreements totaled $6,334,259 and $3,841,793 for the years ended December 31, 2000 and 1999, respectively. Amounts included in accounts payable for the above agreement totaled $1,489,358 and $893,764 for the years ended December 31, 2000 and 1999, respectively.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     AGREEMENT WITH AMERICAN TOWER CORPORATION -- In August 1998, the Company entered into a master site development and lease agreement with Specialty Capital Services, Inc. ("Specialty"), a subsidiary of Specialty Teleconstructors, Inc. ("Teleconstructors"), that has since merged with American Tower Corporation ("American"). Pursuant to the agreement, Specialty arranges for collocation of equipment or constructs new facilities in area identified for build-out. Specialty provides site acquisitions, leasing and construction services, and secures zoning, permitting and surveying approvals and licenses for each base station. This initial term master agreement expires in August 2003, with automatic renewal for three additional terms of five years each.

     The agreement provides for monthly payments subject to an annual adjustment based on the Consumer Price Index. Prior to October 1, 1999, Specialty was related to the Company through one of the Company's directors who owned interests in both the Company and Teleconstructors and was an employee and officer of Specialty and Teleconstructors. In addition, another individual who was one of the Company's directors at the time the agreement was entered into is a manager of Longmont PCS, LLC, one of the Company's former members. This individual was also a stockholder of Teleconstructors and acted as a vice president of American, which acquired Teleconstructors. The two individuals completed the disposition of their ownership interests in American by September 30, 1999 and are no longer associated with American. No amounts were paid or outstanding under this agreement during 1998. Through September 30, 1999, $165,300 was paid under this agreement.

     AGREEMENTS WITH TECH TELEPHONE COMPANY -- Alamosa entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership, an affiliate of CHR, to install and provide DSI telecommunications lines between sprint PCS and the Company's Lubbock-based operations and between the Company's Lubbock-based operations and other markets. The original term of the agreement is three years, but the agreement automatically renews upon expiration for additional successive 30-day terms by either party.

     The Company has also entered into a distribution agreement with Tech Telephone, authorizing it to become a third party distributor of Sprint PCS products and services for the Company in Lubbock.

     Total amount paid for these contracts was $1,707,074 and $212,687 during the years ended December 31, 2000 and 1999 respectively. The amounts included in accounts payable for the same periods were $147,387 and $288,461, respectively.

OTHER RELATED PARTY TRANSACTIONS -- In November 1998, the Company entered into an agreement to lease space for telephone switching equipment in Albuquerque with SASR Limited Partnership, 50% owned by one of the Company's directors and a manager of West Texas PCS, LLC, and Budagher Family LLC, two of the Company's interest holders. The lease has a term of five years with two optional five-year terms. The lease provides for monthly payments aggregating to $18,720 a year with 10% increase at the beginning of the two option periods, as well as a pro rata portion of real estate taxes on the property.

     In connection with the Company's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, the Company entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by one of Holding's directors and the general manager of South Plains Advance Communications & Electronics, Inc. ("SPACE"). SPACE is a stockholder of the Company. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. No amounts were paid or outstanding under this lease at December 31, 1998. During 1999, $73,233 was paid under this lease. No amount was payable at December 31, 1999. During 2000, $100,833 was paid under this lease. No amount was payable at December 31, 2000.

12. EMPLOYEE BENEFITS

     Effective November 13, 1998, the Company elected to participate in the NTCA Savings Plan, a defined contribution employee savings plan sponsored by the National Telephone Cooperative Associa-

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tion under Section 401(k) of the Internal Revenue Code. No employer contributions were made to this plan for the period ended December 31, 1999 and 1998. During 2000, the Company made employer contributions of $187,555.

     Effective October 1, 1999, the Company entered into a three-year employment agreement with its Chief Executive Officer ("CEO"), the Company's chairman. In addition, in December 1999, the Company granted options to the CEO to acquire 242,500 common shares at an exercise price of $1.15 per share which vested immediately prior to the completion of the initial public offering and 1,455,000 shares at an exercise price equal to the initial public offering price which vest 33% per year beginning September 30, 2000. The options expire January 5, 2009. The Company will recognize compensation expense of $3,116,125 related to the 242,500 options issued with an exercise price below the initial public offering price over the options vesting period. Compensation expense recorded for the year ended December 31, 2000 and 1999 was $2,764,797 and $351,328, respectively.

     On October 2, 1998, the Company entered into an employee agreement with its Chief Operating Officer ("COO"). The agreement provides for the granting of stock options in three series. The initial exercise price was determined based on the following formula: $48,500,000, committed capital at September 30, 1998, multiplied by the percentage interest represented by the option exercised. The exercise price for each series increased by an annual rate of 8%, 15% or 25% compounded monthly beginning at the date of grant as specified by the agreement. Options may be exercised any time from January 1, 2004 to January 5, 2008. The options vest over a three-year period. During 1998, one option from each series was granted under this agreement. The options to acquire membership interests described above were to be exchanged for options in Holdings to acquire an equivalent number of common shares: 242,500 at $1.08 per share, 242,500 at $1.15 per share and 242,500 at $1.25 per share. Effective December 1999, the Company amended his options such that each of his three series of original options were exchanged for two options to acquire a total of 1,697,500 shares of common stock. The first option to acquire 242,500 shares of common stock has a fixed exercise price of $1.15 per share and vested immediately prior to completion of the initial public offering. The second option to acquire 1,455,000 shares of common stock has an exercise price equal to the initial public offering price and vests 25% per year beginning September 30, 2000. The expiration date of all of the COO's options was extended from January 5, 2008 to January 5, 2009. These amendments resulted in a new measurement date. The Company will record compensation expense totaling $9,341,100 in connection with these options. Compensation expense recorded for the years ended December 31, 2000 and 1999 was $1,639,532 and $6,588,755, respectively.

     Effective December 1, 1999, the Company entered into a five-year employment agreement with its Chief Financial Officer ("CFO"). In addition, the Company granted the CFO options to purchase 1,455,000 shares at the initial public offering price and that will expire January 5, 2009. There is no compensation cost related to these options.

     On October 14, 1998, the Board of Members of the Company approved an Incentive Ownership Plan. The plan consisted of 3,500 units comprised of 1,200 Series 8, 1,150 Series 15 and 1,150 Series 25 units. The exercise price for each series was based on a pre-defined strike price which increased by an annual rate of 8%, 15% or 25% compounded monthly beginning July 1, 2000. The initial exercise prices were $564.79, $623.84 and $711.88 for Series 8, Series 15 and Series 25 options, respectively. Each unit provided the holder an option to purchase an interest in the Company. Vested units could have been exercised any time from July 1, 2000 to December 31, 2006. On October 29, 1998, under an employment agreement with the Company's Chief Technology Officer, 300 units were granted under this plan. The options to acquire membership interests described above were to be exchanged for options to acquire an equivalent number of common shares: 48,500 at $1.13 per share, 48,500 at $1.25 per share and 48,500 at $1.42 per share. Effective as of the IPO, these options were converted into options of Holdings and were amended such that his original options with exercise prices that increased by an annual rate of 8%, 15%, or 25%

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(compounded monthly beginning July 1, 2000) were exchanged for options to purchase an equivalent number of common shares at fixed exercise prices equal to $1.13, $1.25 and $1.42 per share, which will not increase over the term of the options. These amendments resulted in a new measurement date. The Company recorded compensation expense totaling $2,095,723 in connection with these options. Compensation expense recorded for the year ended December 31, 2000 and 1999 was $836,296 and $1,259,427, respectively.


13. STOCK-BASED COMPENSATION


     Holdings adopted an Incentive Stock Option Plan (the "Plan") effective November 12, 1999, which provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of Holdings' common stock and for other stock-based awards to officers, directors and key employees for the direction and management of the Company and to non-employee consultants and independent contractors. At December 31, 2000, 7,000,000 shares of common stock were reserved for issuance under the Plan. The compensation committee of the board of directors administers the Plan and determines grant prices and vesting periods. Generally, the options under each plan vest in varying increments over a three to five-year period, expire ten years from the date of grant and are issued at exercise prices no less than 100% of the fair market value of common stock at the time of the grant.


     The Company applies APB No. 25, "Accounting for Stock Issued to Employees" and related interpretation, in accounting for its employee stock options. In accordance with APB No. 25, no compensation expense or unearned compensation was recorded as of December 31, 1998. The Company has recorded unearned compensation of $14,962,949. This amount is being recognized over the vesting period in accordance with FASB Interpretation No. 28 when applicable. For the year ended December 31, 2000 and 1999, non-cash compensation of $5,650,625 and $8,199,511 has been recognized, respectively.


     As discussed in Note 3, the Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plans been determined based on the fair value provisions of SFAS No. 123, the Company's net loss and net loss per share would have been decreased to the pro forma amounts indicated below:



                                                                                        FOR THE PERIOD
                                                                                      FROM JULY 16, 1998
                                                 YEAR ENDED          YEAR ENDED          (INCEPTION)
                                                DECEMBER 31,        DECEMBER 31,           THROUGH
                                                    2000                1999          DECEMBER 31, 1998
                                             -----------------   -----------------   -------------------
Net loss - as reported ...................     $ (80,188,100)      $ (32,835,859)        $ (923,822)
Net loss - pro forma .....................     $ (80,188,100)      $ (32,835,859)        $ (997,531)
Net loss per share - as reported .........
 Basic and Diluted .......................     $       (1.33)      $        (.68)        $     (.02)
Net loss per share - pro forma ...........
 Basic and Diluted .......................     $       (1.33)      $        (.68)        $     (.02)

     The pro forma disclosures provided are not likely to be representative of the effects on reported net income or loss for future years due to future grants and the vesting requirements of the Company's stock option plans.


     The weighted-average fair value for all stock options granted in 1998, 1999 and 2000 was $0.46, $13.04, and $12.18, respectively. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                          FOR THE PERIOD
                                                                        FROM JULY 16, 1998
                                       YEAR ENDED       YEAR ENDED         (INCEPTION)
                                      DECEMBER 31,     DECEMBER 31,          THROUGH
                                          2000             1999         DECEMBER 31, 1998
                                     --------------   --------------   -------------------
Dividend yield ...................           0%               0%                 0%
Expected volatility ..............          72%              70%                70%
Risk-free rate of return .........         6.3%             5.5%               5.5%
Expected life ....................      4.07 years       5.53 years         0.3 years

     The following summarizes activity under the Company's stock option plans:




                                                                               WEIGHTED-AVERAGE EXERCISE
                                                      NUMBER OF OPTIONS             PRICE PER SHARE
                                                ----------------------------- ----------------------------
                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                     2000           1999           2000           1999
                                                -------------- -------------- -------------- -------------
Options outstanding at beginning of the period    5,282,000        873,000       $  12.47       $  1.18
Granted .......................................   2,131,750      5,282,000          17.17         12.47
Exercised .....................................    (538,750)            --         ( 1.48)           --
Canceled/forfeited ............................     (86,248)      (873,000)        (12.35)       ( 1.18)
                                                  ---------      ---------       --------       -------
Options outstanding at the end of the period ..   6,788,752      5,282,000       $  16.87       $ 12.47
                                                  =========      =========       ========       =======
Options exercisable at end of the period ......   1,615,502         48,498       $  16.75       $  1.27

     The following table summarizes information for stock options at December 31, 2000:




                                           OUTSTANDING                         EXERCISABLE
                            -----------------------------------------   -------------------------
                                                                                        WEIGHTED
                                                          REMAINING                     AVERAGE
                             NUMBER OF     EXERCISE     CONTRACTURAL     NUMBER OF      EXERCISE
RANGE OF EXERCISE PRICE       OPTIONS        PRICE          LIFE          OPTIONS        PRICE
-------------------------   -----------   ----------   --------------   -----------   -----------
$1.13  - $10.74..........       57,002     $ 10.21            8.8           57,002      $ 10.21
$10.75 - $15.67..........      620,100     $ 13.82            9.7            9,000      $ 15.67
$16.81 - $24.56..........    6,029,650     $ 17.11            8.3        1,549,500      $ 17.00
$26.25 - $35.63..........       82,000     $ 27.11            9.6               --         N/A
                             ---------     -------            ---        ---------    ---------
$1.13  - $35.63..........    6,788,752     $ 16.87            8.5        1,615,502      $ 16.75
                             =========                                   =========

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

     The carrying amount of the debt issued pursuant to the Company's credit agreement with EDC is expected to approximate fair value because the interest rate changes with market interest rates.

     The Company utilizes interest rate cap agreements to limit the impact of increases in interest rates on its floating rate debt. The interest rate cap agreements require premium payments to counterparties based upon a notional principal amount. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. The fair value of the interest rate cap agreements is estimated by obtaining quotes from brokers and represents the cash requirement if the existing contracts had been settled at the balance sheet dates.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Selected information related to the Company's senior discount notes is a follows:


                                   DECEMBER 31,     DECEMBER 31,
                                       2000             1999
                                  --------------   -------------
Book value ....................   $209,279,908     $          --
Fair value ....................    215,558,305                --
                                  ------------     -------------
Net unrecognized gain .........   $  6,278,397     $          --
                                  ============     =============

     Selected information related to the Company's interest rate cap agreements is as follows:




                                          DECEMBER 31,      DECEMBER 31,
                                              2000              1999
                                         --------------   ---------------
Notional amount ......................     $2,300,000       $35,607,000
                                           ==========       ===========
Fair value ...........................            439           125,815
Carrying amount ......................         20,550           282,958
                                           ----------       -----------
Net unrecognized gain (loss) .........     $  (20,111)      $  (157,143)
                                           ==========       ===========

     These fair value estimates are subjective in nature and involve uncertainties and matters of considerable judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.


15. COMMITMENTS AND CONTINGENCIES


     On December 21, 1998, the Company entered into a three-year agreement with Nortel to purchase network equipment and infrastructure. Pursuant to that agreement, Nortel also agreed to provide installation and optimization services, such as network engineering and radio frequency engineering, for the equipment and to grant the Company a nonexclusive license to use the software associated with the Nortel equipment. The Company has committed to purchase $82.0 million worth of equipment and services from Nortel. Under the agreement, the Company will receive a discount on the network equipment and services because of the Company's affiliation with Sprint PCS, but must pay a premium on any equipment and services financed by Nortel. If the Company's affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with the Company's consent, modify the agreement to establish new prices, terms and conditions. The Company entered into a modification of the agreement with Nortel after December 31, 1999 as described in Note 9.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The quarterly results of operations (unaudited) for 1998, 1999, and 2000 per quarter are as follows:




                                                        QUARTER ENDED
                                  ----------------------------------------------------------
                                    MARCH 31       JUNE 30      SEPTEMBER 30     DECEMBER 31
                                  ------------   -----------   --------------   ------------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
1998:
 Net sales ....................    $      --      $      --      $      --       $      --
 Operating loss ...............           --             --           (401)           (558)
 Net loss .....................           --             --           (400)           (523)
 Basic and diluted pro forma
   net loss per share .........    $      --      $      --      $    (.01)      $    (.01)
1999:
 Net sales ....................    $      --      $      35      $   1,965       $   6,984
 Operating loss ...............       (1,963)        (4,005)       (11,279)        (13,425)
 Net loss .....................       (1,745)        (4,018)       (11,926)        (15,147)
 Basic and diluted proforma
   net loss per share .........    $    (.02)     $    (.08)     $    (.25)      $    (.31)
2000:
 Net sales ....................    $  11,880      $  17,553      $  23,203       $  30,064
 Operating loss ...............      (13,114)       (10,744)       (14,621)        (30,418)
 Net loss .....................      (15,580)       (12,908)       (17,470)        (34,230)
 Basic and diluted net loss per
   share ......................    $   (0.27)     $   (0.21)     $   (0.28)      $   (0.57)


Beginning the fourth quarter of 2000, the Company began recording bad debt expense as a component of selling and marketing. Quarterly net sales have been adjusted to reflect the reclassification of bad debt expense to selling and marketing expense. The effect amounted to $194,722, $319,590 and $219,871 for each of the first three quarters in the year ended December 31, 2000.


17. SUBSEQUENT EVENTS


2001 SENIOR NOTES

     On January 31, 2001, Alamosa (Delaware) consummated the offering (the "2001 Notes Offering") of $250 million aggregate principal amount of senior notes (the "2001 Senior Notes"). The 2001 Senior Notes mature in ten years (February 1,
2011), carry a coupon rate of 12 1/2%, payable semiannually on February 1 and August 1, beginning on August 1, 2001. The net proceeds from the sale of the 2001 Senior Notes were approximately $241 million, after deducting the discounts and commission to the initial purchasers and estimated offering expenses.

     Approximately $59.0 million of the proceeds of the 2001 Senior Notes Offering were used by Alamosa (Delaware) to establish a security account (with cash or U.S. government securities) to secure on a pro rata basis the payment obligations under the 2001 Senior Notes and the 2000 Senior Discount Notes, and the balance will be used for general corporate purposes of Alamosa (Delaware), including, accelerating coverage within the existing territories of Alamosa (Delaware); the build-out of additional areas within its existing territories expanding its existing territories; and pursuing additional telecommunications business opportunities or acquiring other telecommunications businesses or assets.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant terms of the 2001 Senior Notes include:


     RANKING -- The 2001 Senior Notes are senior unsecured obligations of Alamosa (Delaware), rank equally with all its existing and future senior debt and rank senior to all its existing and future subordinated debt.

     GUARANTEES -- The 2001 Senior Notes are fully and unconditionally, jointly and severally guaranteed on a senior subordinated basis by the current subsidiaries and future restricted subsidiaries of Alamosa (Delaware).

     SECURITY AGREEMENT -- Concurrently with the closing of the 2001 Senior Notes, Alamosa (Delaware) deposited $59.0 million with the collateral agent, to secure on a pro rata basis the payment obligations of Alamosa (Delaware) under the 2001 Senior Notes and the 2000 Senior Discount Notes. The amount deposited in the security account, together with the proceeds from the investment thereof, will be sufficient to pay when due the first four interest payments on the 2001 Senior Notes. Funds will be released from the security account to make interest payments on the 2001 Senior Notes or the 2000 Senior Discount Notes as they become due, so long as there does not exist an event of default with respect to the 2001 Senior Notes or the 2000 Senior Discount Notes.

     OPTIONAL REDEMPTION -- During the first thirty six (36) months after the 2001 Notes Offering, Alamosa (Delaware) may use net proceeds of an equity offering to redeem up to 35% of the accreted value of the notes at a redemption price of 112.5%.

     CHANGE OF CONTROL -- Upon a change of control as defined by the 2001 Notes Offering, Alamosa (Delaware) will be required to make an offer to purchase the 2001 Senior Notes at a price equal to 101% of the principal amount together with accrued and unpaid interest.

     RESTRICTIVE COVENANTS -- The indenture governing the 2001 Senior Notes contains covenants that, among other things and subject to important exceptions, limit the ability of Alamosa (Delaware) and the ability of the subsidiaries of Alamosa (Delaware) to incur additional debt, issue preferred stock, pay dividends, redeem capital stock or make other restricted payments or investments as defined by the 2001 Notes Offering, create liens on assets, merge, consolidate or dispose of assets, or enter into transactions with affiliates and change lines of business.

     REGISTRATION RIGHTS -- In connection with the 2001 Senior Notes Offering, Alamosa (Delaware) entered into a registration rights agreement, where Alamosa (Delaware) and the guarantors of the 2001 Senior Notes agreed, (i) to file a registration statement within 90 days of the closing of the 2001 Senior Notes Offering which, when effective, will enable holders of the 2001 Senior Notes to exchange the privately placed 2001 Senior Notes for publicly registered notes. The publicly registered notes will have terms substantially identical to those of the privately placed notes, except that the new notes will be freely transferable; and (ii) to use reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the closing of the 2001 Senior Notes Offering.

SENIOR SECURED CREDIT FACILITY

     On February 14, 2001, Superholdings, Alamosa (Delaware) and Alamosa Holdings, LLC, as borrower; entered into the $280.0 million Senior Secured Credit Facility with Citicorp USA, as administrative agent and collateral agent Toronto Dominion (Texas), Inc., as syndication agent; EDC as co-documentation agent; First Union National Bank, as documentation agent; and a syndicate of banking and financial institutions.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the principal terms of the Senior Secured Credit Facility.

     The Senior Secured Credit Facility consists of:

     o a 7-year senior secured 12-month delayed draw term loan facility in an aggregate principal amount of up to $293.0 million; and

     o 7-year senior secured revolving credit facility (the "Revolving Credit Facility") in an aggregate principal amount of up to $40.0 million, part of which will be available in the form of letters of credit.

     Under the Senior Secured Credit Facility, interest will accrue, at Alamosa Holdings, LLC's option: (i) at the London Interbank Offered Rate adjusted for any statutory reserves ("LIBOR"), or (ii) the base rate which is generally the higher of the administrative agent's base rate, the federal funds effective rate plus 0.50% or the administrative agent's base CD rate plus 0.50%, in each case plus an interest margin which is initially 4.00% for LIBOR borrowings and 3.00% for base rate borrowings. The applicable interest margins are subject to reductions under a pricing grid based on ratios of Alamosa Holdings, LLC's total debt to its earnings before interest, taxes, depreciation and amortization ("EBITDA"). The interest rate margins will increase by an additional 200 basis points in the event Alamosa Holdings, LLC fails to pay principal, interest or other amounts as they become due and payable under the Senior Secured Credit Facility.

     The interest rate on the outstanding loans is 9.4375% Alamosa Holdings, LLC is also required to pay quarterly in arrears a commitment fee on the unfunded portion of the commitment of each lender. The commitment fee accrues at a rate per annum equal to (i) 1.50% on each day when the utilization (determined by dividing the total amount of loans plus outstanding letters of credit under the Senior Secured Credit Facility by the total commitment amount under the Senior Secured Credit Facility) of the Senior Secured Credit Facility is less than or equal to 33.33%, (ii) 1.25% on each day when utilization is greater than 33.33% but less than or equal to 66.66% and (iii) 1.00% on each day when utilization is greater than 66.66%.

     Alamosa Holdings, LLC is also required to pay a separate annual administration fee and a fee on the aggregate face amount of outstanding letters of credit, if any, under the new revolving credit facility.

     On February 14, 2001, Alamosa Holdings, LLC borrowed $150.0 million under the Senior Secured Credit Facility while an additional $90.0 million in term debt will be available for multiple drawings in amounts to be agreed for a period of 12 months thereafter. Any amount outstanding at the end of the 12-month period will amortize quarterly in amounts to be agreed beginning May 14, 2004. The Revolving Credit Facility of $40.0 million will be available for multiple drawings prior to its final maturity, provided that no amounts under the new revolving credit facility will be available until all amounts under the new term facility have been fully drawn. The Revolving Credit Facility will begin reducing quarterly in amounts to be agreed beginning May 14, 2004. All advances under the Senior Secured Credit Facility are subject to usual and customary conditions, including actual and pro forma covenant compliance and the requirement that the ratio of senior debt to net property, plant and equipment for the most recent fiscal quarter will not exceed 1:1.

     Loans under the new term loan portion of the Senior Secured Credit Facility will be subject to mandatory prepayments from 50% of excess cash flow for each fiscal year commencing with the fiscal year ending December 31, 2003, 100% of the net cash proceeds (subject to exceptions and reinvestment rights of asset sales or other dispositions, including insurance and condemnation proceeds) of property by Alamosa (Delaware) and its subsidiaries, and 100% of the net proceeds of issuances of debt obligations of Alamosa (Delaware) and its subsidiaries (subject to exceptions). After the term loans are repaid in full, mandatory prepayments will be applied to permanently reduce commitments under the revolving credit portion of the Senior Secured Credit Facility.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     All obligations of Alamosa Holdings, LLC under the Senior Secured Credit Facility are unconditionally guaranteed on a senior basis by Superholdings, the Company, Alamosa (Delaware) and, subject to certain exceptions, by each current and future direct and indirect subsidiary of Alamosa (Delaware), including Alamosa PCS, Inc., Roberts and WOW.

     The Senior Secured Credit Facility is secured by a first priority pledge of all of the capital stock of Alamosa Holdings, LLC and subject to certain exceptions, each current and future direct and indirect subsidiary of Alamosa (Delaware), as well as a first priority security interest in substantially all of the assets (including all of the Sprint affiliation agreements with the Company, Roberts and WOW) of Alamosa (Delaware) and, subject to certain exceptions, each current and future direct and indirect subsidiary of Alamosa (Delaware).

     The Senior Secured Credit Facility contains customary events of default, including, but not limited to:

     o the non-payment of the principal, interest and other obligations under the new Senior Secured Credit Facility;

     o the inaccuracy of representations and warranties contained in the credit agreement or the violation of covenants contained in the credit agreement;

     o    cross default and cross acceleration to other material indebtedness;

     o    bankruptcy;

     o material judgments and certain events relating to compliance with the Employee Retirement Income Security Act of 1974 and related regulations;

     o actual or asserted invalidity of the security documents or guaranties of the Senior Secured Credit Facility;

     o the occurrence of a termination event under the management, licenses and other agreements between any of the Company, WOW, Roberts and their subsidiaries and Sprint PCS or a breach or default under the consent and agreement entered into between Citicorp USA, Inc., as administrative agent for the lenders, and Sprint PCS;

     o loss of rights to benefit of or the occurrence of any default under other material agreements that could reasonably be expected to result in a material adverse effect on Alamosa Holdings, LLC;

     o    the occurrence of a change of control;

     o any termination, revocation or non-renewal by the FCC of one or more material licenses; and

     o the failure by Alamosa (Delaware) to make a payment, if that could reasonably be expected to result in the loss, termination, revocation, non-renewal or material impairment of any material licenses or otherwise result in a material adverse affect on Alamosa Holdings, LLC.

     The Senior Secured Credit Facility contains numerous affirmative and negative covenants customary for credit facilities of a similar nature, including, but not limited to, negative covenants imposing limitations on the ability of Alamosa (Delaware), Alamosa Holdings, LLC and their subsidiaries, and as appropriate, Superholdings, to, among other things, (i) declare dividends or repurchase stock; (ii) prepay, redeem or repurchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional debt, hedging agreements and contingent obligations; (vi) issue preferred stock of subsidiaries; (vii) engage in mergers, acquisitions and asset sales; (viii) engage in certain transactions with affiliates; (ix) amend, waive or otherwise alter material agreements or enter into restrictive agreements; and
(x) alter the businesses they conduct.

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Alamosa (Delaware) is also subject to the following financial covenants, which will apply until June 30, 2002:

     o    minimum numbers of Sprint PCS subscribers;

     o    providing coverage to a minimum number of residents;

     o    minimum service revenue;

     o    maximum negative EBITDA or minimum EBITDA;

     o    ratio of senior debt to total capital;

     o    ratio of total debt to total capital; and

     o    maximum capital expenditures.

After June 30, 2002, the financial covenants will be the following:

     o    ratio of senior debt to EBITDA;

     o    ratio of total debt to EBITDA;

     o ratio of EBITDA to total fixed charges (the sum of debt service, capital expenditures and taxes);

     o    ratio of EBITDA to total cash interest expense; and

     o    ratio of EBITDA to pro forma debt service.

     Unless waived by the Senior Secured Credit Facility lenders, the failure of Superholdings, Alamosa Holdings, LLC and their subsidiaries to satisfy or comply with any of the financial or other covenants, or the occurrence of an event of default under the Senior Secured Credit Facility, will entitle the lenders to declare the outstanding borrowings under the Senior Secured Credit Facility immediately due and payable and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Superholdings, the Company, Alamosa (Delaware), Alamosa Holdings, LLC and their subsidiaries.

CONSENT AND AGREEMENT FOR THE BENEFIT OF THE HOLDERS OF THE SENIOR SECURED CREDIT FACILITY

     Sprint PCS entered into a consent and agreement with Citicorp, that modifies Sprint PCS' rights and remedies under our affiliation agreements with Sprint PCS, for the benefit of Citicorp and the holders of the Senior Secured Credit Facility and any refinancing thereof. The consent and agreement with Citicorp generally provide, among other things, Sprint PCS' consent to the pledge of substantially all of our assets, including our rights in our affiliation agreements with Sprint PCS, and that our affiliation agreements with Sprint PCS generally may not be terminated by Sprint PCS until the Senior Secured Credit Facility is satisfied in full pursuant to the terms of the consents and agreement.

     Subject to the requirements of applicable law, so long as the Senior Secured Credit Facility remains outstanding, Sprint PCS has the right to purchase our operating assets or the or the partnership interests, membership interests or other equity interests of our operating subsidiaries, upon its receipt of notice of an acceleration of the Senior Secured Credit Facility, under certain terms.

     If Sprint PCS does not purchase our operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries after an acceleration of the obligations under the Senior Secured Credit Facility, then the administrative agent may sell the operating assets or the partnership interests, membership interests or other equity interests of our operating subsidiaries.

MERGERS WITH ROBERTS WIRELESS COMMUNICATIONS, L.L.C. AND WASHINGTON OREGON WIRELESS, LLC

     On July 31, 2000, Holdings signed definitive agreements to merge two Sprint PCS affiliates, Roberts Wireless Communications, L.L.C. ("Roberts") and Washington Oregon Wireless, LLC ("WOW") into its

                            ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

operations. Roberts has a management agreement with Sprint PCS to provide personal communications services to approximately 2.5 million residents primarily in the states of Missouri, Kansas and Illinois. WOW has a similar management agreement with Sprint PCS to provide services to approximately 1.5 million people primarily in Washington and Oregon.

     These mergers occurred on February 14, 2001. It is anticipated that both of these transactions will be accounted for under the purchase accounting method.

     The consummation of these transactions contemplates a merger of the Company, pursuant to which the Company, Roberts and WOW became subsidiaries of a new holding company, Superholdings, and the Company's stockholders became stockholders of Superholdings.

     Roberts is a wholly owned subsidiary of Roberts Wireless Holdings, L.L.C. ("Roberts Holdings"). Pursuant to the Roberts merger agreement, the members of Roberts Holdings received 13.5 million shares of Superholdings and approximately $4.0 million in cash. Superholdings will assume the net debt of Roberts in the transaction, which amounted to approximately $56.0 million as of December 31, 2000.

     WOW is a wholly owned subsidiary of WOW Holdings, LLC ("WOW Holdings"). Pursuant to the WOW merger agreement, the members of WOW Holdings received 6.05 million shares of Superholdings and $12.5 million in cash. Superholdings will assume the net debt of WOW in the transaction, which amounted to approximately $31 million as of December 31, 2000.

     Prior to consummating the mergers, on July 31, 2000, Operations entered into services agreements with Roberts and WOW, effective July 31, 2000 and September 1, 2000, respectively, whereby Operations began to manage the operations of Roberts and WOW, pending completion of the mergers. Operations provides various services in connection with the operation of Robert's and WOW's businesses, including (a) all network management services, (b) management of all sales and marketing services, (c) through the management agreements with Sprint PCS, customer card, billing, and other services, and (d) certain general and administrative, executive, financial and accounting, human resources, legal and other professional and forecasting services. Under the terms of the agreement, Roberts and WOW each paid Operations a management fee of $100,000 per month for the services provided by Operations and each reimbursed Operations for certain costs and expenses incurred or paid by Operations in providing these services.

     The terms of the Roberts and WOW services agreements began on July 31, 2000 and September 1, 2000, respectively, and ended upon the completion of the respective mergers.

MERGER WITH SOUTHWEST PCS

     On March 9, 2001, Superholdings announced the signing of a definitive agreement to merge Sprint PCS network partner, Southwest PCS Holdings, Inc. ("Southwest") into our operations. Southwest shareholders will exchange 100 percent of their common shares of Southwest for 11.1 million shares of our common stock and $5 million in cash. The transaction will be structured as a merger. The acquisition is subject to certain conditions including expiration of the statutory waiting period under federal anti-trust laws. We expect to complete the acquisition at the end of the first quarter of 2001.

     Southwest has a management agreement with Sprint PCS to service more than
2.8 million residents with the exclusive right to market 100 percent digital and wireless products and services under the Sprint and Sprint PCS brand names. The Southwest territories covers markets in Texas, Oklahoma and Arkansas, encompassing over 2,100 heavily traveled highway miles. As of December 31, 2000, Southwest had launched service in 18 markets covering approximately 1.5 million residents and had approximately 40,000 customers.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of Alamosa Holdings, Inc. (successor to Alamosa PCS Holdings, Inc.)


Our audits of consolidated financial statements referred to in our report dated February 19, 2001, except for Note 17 as to which the date is March 9, 2001, appearing in this prospectus of Alamosa Holdings, Inc. also included an audit of the financial statement schedule listed in the accompanying index to the financial statements. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP



Dallas, Texas
February 19, 2001

                                   SCHEDULE II
                             ALAMOSA HOLDINGS, INC.
                   (SUCCESSOR TO ALAMOSA PCS HOLDINGS, INC.)
                CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS


               FOR THE PERIOD JULY 16, 1998 (INCEPTION) THROUGH
                       DECEMBER 31, 2000 (IN THOUSANDS)




                                                                 ADDITIONS
                                                 BALANCE AT      CHARGED TO
                                                BEGINNING OF     COSTS AND                     BALANCE AT
               CLASSIFICATION                      PERIOD         EXPENSES     DEDUCTIONS     END OF PERIOD
--------------------------------------------   --------------   -----------   ------------   --------------
December 31, 1998
 Allowance for doubtful accounts ...........        $ --           $   --          $--           $   --
December 31, 1999
   Allowance for doubtful accounts .........        $ --           $  162          $--           $  162
December 31, 2000
   Allowance for doubtful accounts .........        $162           $1,341          $--           $1,503

     This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto that appear in this prospectus.

                          INDEPENDENT AUDITOR'S REPORT


Members

Roberts Wireless Communications, LLC

     We have audited the accompanying consolidated balance sheets of Roberts Wireless Communications, LLC (the Company) as of December 31, 2000 and 1999, and the related consolidated statement of income, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roberts Wireless Communications, LLC as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the year then ended, in accordance with generally accepted accounting principles.


MELMAN, ALTON & CO., L.L.C.

March 24, 2001

               ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999




                                                             2000              1999
                                                       ---------------   ---------------
ASSETS
Current Assets
 Cash ..............................................    $          --     $  3,144,756
 Accounts Receivable ...............................        3,704,786          389,951
 Inventory .........................................        1,156,207          226,968
 Prepaid Rent ......................................          364,296          120,000
 Note Receivable ...................................       16,375,106               --
                                                        -------------     ------------
   Total Current Assets ............................       21,600,395        3,881,675
                                                        -------------     ------------
Fixed Assets
 Land and Buildings ................................        1,329,270          216,335
 Communication Equipment ...........................       71,429,741       14,208,718
 Furniture & Fixtures ..............................          996,812          191,207
 Vehicles ..........................................          113,553          170,000
                                                        -------------     ------------
   Total Cost ......................................       73,869,376       14,786,260
 Less: Accumulated depreciation ....................       (6,732,648)      (1,454,939)
   Total Fixed Assets ..............................       67,136,728       13,331,321
                                                        -------------     ------------
 Intangible Assets (net of amortization) ...........        6,378,893       10,129,487
 Debt Issuance Costs (net of amortization) .........        1,849,450               --
 Other Noncurrent Assets ...........................           24,879               --
                                                        -------------     ------------
   Total Assets ....................................    $  96,990,345     $ 27,342,483
                                                        =============     ============

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
 Accounts Payable and Accrued Expenses .............    $  18,616,283     $  2,371,177
 Note Payable and Other Current Liability ..........       37,320,272               --
   Total Current Liabilities .......................       55,936,555        2,371,177
                                                        -------------     ------------
Long Term Liabilities
 Notes Payable .....................................       56,000,000       25,011,439
                                                        -------------     ------------
Total Liabilities ..................................      111,936,555       27,382,616
                                                        -------------     ------------
Commitments and Contingencies ......................
Members Equity .....................................      (14,946,210)         (40,133)
                                                        -------------     ------------
Total Liabilities and Equity .......................    $  96,990,345     $ 27,342,483
                                                        =============     ============

                See accompanying notes and accountant's report.

                    ROBERTS WIRELESS COMMUNICATIONS, L.L.C.

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                  DECEMBER 31, 2000     DECEMBER 31, 1999
                                                 -------------------   ------------------
Revenues:
 Subscriber revenues .........................      $   8,492,521         $  2,025,110
 Roaming and travel revenues .................          4,920,614              469,328
                                                    -------------         ------------
 Service revenues ............................         13,413,135            2,494,438
 Product sales ...............................          1,315,616              379,259
                                                    -------------         ------------
   Total Revenue .............................         14,728,751            2,873,697
                                                    -------------         ------------
Cost and expenses:
 Cost of services and operations .............         10,004,526            1,748,565
 Cost of products sold .......................          2,493,853              834,236
 Selling and marketing .......................          6,975,964            2,025,429
 General and administrative expenses .........          2,507,262              702,829
 Depreciation and amortization ...............          5,671,944            1,799,281
                                                    -------------         ------------
   Total costs and expenses ..................         27,653,549            7,110,340
                                                    -------------         ------------
   Loss from operations ......................        (12,924,798)          (4,236,643)
 Interest and other income ...................             98,085               65,739
 Interest expense ............................         (3,279,364)            (417,337)
                                                    -------------         ------------
   Net Loss ..................................      $ (16,106,077)        $ (4,588,241)
                                                    =============         ============

















                See accompanying notes and accountant's report.

               ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                       CONTRIBUTED
                                                    CONTRIBUTED          CAPITAL         ACCUMULATED
                                                  CAPITAL MEMBERS   RELATED ENTITIES       DEFICIT      MEMBERS' EQUITY
                                                 ----------------- ------------------ ---------------- ----------------
Members' Equity (Deficit) - December 31,
 1998 ..........................................     $1,176,200        $3,709,129      $  (3,632,381)   $   1,252,948
Contributed Capital - Members ..................      2,903,000                                             2,903,000
Contributed Capital - Related Entities .........                          392,160                             392,160
Net Loss .......................................                                          (4,588,241)      (4,588,241)
                                                     -------------    -------------     -------------    -------------
Members Equity (Deficit) - December 31,
 1999 ..........................................     $4,079,200        $4,101,289      $  (8,220,622)   $     (40,133)
Contributed Capital - Members ..................      1,200,000                                             1,200,000
Net Loss .......................................                                         (16,106,077)     (16,106,077)
                                                     -------------    -------------     -------------    -------------
Members Equity (Deficit) - December 31,
 2000 ..........................................     $5,279,200        $4,101,289      $ (24,326,699)   $ (14,946,210)
                                                     ==========        ==========      =============    =============



















                See accompanying notes and accountant's report.

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                        2000               1999
                                                                 -----------------   ----------------
Cash Flows From Operating Activities:
 Net Loss ....................................................     $ (16,106,077)     $  (4,588,241)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization .............................         5,671,944          1,799,281
 Change in assets and liabilities:
   Increase in accounts receivable ...........................        (3,314,835)        (1,073,722)
   Increase in inventory .....................................          (929,239)          (226,968)
   Increase in accounts payable and accrued expenses .........        14,995,688          2,371,177
   (Increase) decrease in deposits ...........................           (24,879)         1,000,000
   Increase in prepaid expenses ..............................          (244,296)          (120,000)
                                                                   -------------      -------------
Net Cash Provided by (Used in) Operating Activities ..........            48,306           (838,473)
                                                                   -------------      -------------
Cash Flows From Investing Activities
 Additions to fixed assets and operating rights ..............       (55,612,297)       (22,489,025)
                                                                   -------------      -------------
Net Cash Used in Investing Activities ........................       (55,612,297)       (22,489,025)
                                                                   -------------      -------------
Cash Flows From Financing Activities:
 Increase in loan costs ......................................          (714,492)        (1,521,841)
 Proceeds from contributed capital ...........................         1,200,000          2,903,000
 Proceeds from debt ..........................................        51,613,455         25,011,439
                                                                   -------------      -------------
Net Cash Provided by Financing Activities ....................        52,098,963         26,392,598
                                                                   -------------      -------------
Net Increase (Decrease) in Cash ..............................        (3,465,028)         3,065,100
Cash and cash equivalents at Beginning of Year ...............         3,144,756             79,656
                                                                   -------------      -------------
Cash (Bank Overdraft) at End of Year .........................     $    (320,272)     $   3,144,756
                                                                   =============      =============
Supplemental Disclosure ......................................
                                                                   -------------      -------------
 Cash Paid for Interest ......................................     $   1,697,952      $          --
                                                                   =============      =============

                See accompanying notes and accountant's report.

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999


1. ORGANIZATION AND BUSINESS POLICIES

     NATURE OF OPERATIONS -- Roberts Wireless Communications, LLC (The Company) was formed May, 1998 as a limited liability company, to engage in the business of wireless communications and is currently operating as a Sprint PCS affiliate.

     INTERIM NETWORK OPERATING AGREEMENT/ASSET PURCHASE -- On January 21, 1999, Sprint PCS assigned the Columbia, MO Basic Trading Area ("BTA") and the Jefferson City, MO BTA service areas to the Company through a purchase agreement. This assignment included an agreement whereby the Company receives 92% of billed revenue generated by subscribers in these markets. At the time of this assignment, the Company was in the process of building its master switching center, thus not capable of operating the network. The Company and Sprint entered into an Interim Network Operating Agreement whereby the twenty-three cell sites located in the Columbia and Jefferson City, MO service areas would remain on the Sprint PCS St. Louis switch, and, Sprint PCS would continue to maintain such properties until: a) all leases for cell sites in both service areas had been transferred from Sprint PCS to the Company and b) The Company paid Sprint PCS in full for the "Asset Purchase". On September 8, 1999, the Asset Purchase was consummated although three of the total twenty-three leases had not been transferred. From January 21, 1999 through April 4, 2000, the Company incurred Interim Network Operating fees of varying amounts based upon the number of cell site leases not transferred. On May 19, 2000, all cell sites in the Columbia and Jefferson City service areas were transferred off the Sprint PCS switch and connected to the Company's switch.

     The purchase price for the operating rights and related equipment totaled $12.9 million. The fair value of the equipment was $4 million. The remaining $8.9 million was recorded as an intangible asset and is being amortized over the remaining life of the Sprint Agreement of 18 years.

     WHOLLY-OWNED SUBSIDIARY -- The Company owns 100% of Roberts Wireless Properties, LLC. This subsidiary is inactive.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES -- Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of any contingent assets and liabilities, and the reported revenues and expenses.

     INVENTORY -- Inventory consists of handsets and related accessories. Inventories purchased for resale will be carried at the lower of cost (first-in, first-out), or market. Market will be determined using replacement cost.

     PROPERTY AND EQUIPMENT -- Property and equipment are reported at cost less accumulated depreciation. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized.

     When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income.

     Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Asset lives are as follows:



     Buildings .......................   39 years
     Furniture and Fixtures ..........   5-7 years
     Communication Equipment .........   5-15 years
     Vehicles ........................   5 years

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- The Company does not believe that any recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

     REVENUE RECOGNITION -- The Company recognizes revenue as services are performed. Sprint PCS handles the Company's billings and collections and retains 8% of collected service revenues from Sprint PCS subscribers based in the Company's territory and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint PCS is recorded as an operating expense. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% retainage.

     ADVERTISING COSTS -- Advertising costs are expensed as incurred. Advertising expenses totaled approximately $3,143,566 during 2000 and $565,751 during 1999.

     ACCRUAL BASIS OF ACCOUNTING -- Assets and liabilities and income and expenses are recognized on the accrual basis of accounting.

     CONCENTRATION OF CREDIT RISK -- The Company maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

     ACCOUNTS RECEIVABLE -- The Company uses the allowance method for recognizing bad debts.

     AMORTIZATION -- Loan costs are capitalized and amortized over the term of the loan on a straight-line basis over eight years.

     INCOME TAXES -- No income tax provision has been included in the financial statements, since income or loss of the limited liability company is reported by the members on their individual tax returns.


3. NOTE PAYABLE AND OTHER CURRENT LIABILITY



         Note Payable -- Alamosa ...........        $ 37,000,000
         Origination Date: .................       July 31, 2000
         Collateral: ....................... Membership Interest
         Maturity Date: ....................   At merger closing
         Interest Rate: ....................                9.5%
         Balance December 31, 2000 .........        $ 37,000,000
         Bank Overdraft ....................             320,272
                                                    ------------
                                                    $ 37,320,272
                                                    ============

     The note payable was paid off February 14, 2001, when the merger with Alamosa was completed.


4. LONG TERM DEBT



    Note payable -- DLJ Origination date: .........                September 8, 1999
    Collateral: ................................... All assets owned by the company.
    Maturity Date: September 8, 2007 ..............                      $56,000,000
                                                                         ===========

     The Company entered into a credit agreement with Lucent. The financing terms permit the Company to borrow $56 million through three commitment tranches to finance the costs of equipment and services purchased from Lucent. In exchange for Lucent base stations purchased by the Company in connection with the swap-out of 23 Nortel base stations, Lucent agreed to give the Company credits amounting to

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

$2,061,428 to be used for future purchases of Lucent products. This loan was paid off on February 14, 2001, when the merger with Alamosa was completed.

     The loan shall bear interest at the alternate base rate (ABR), plus the applicable margin set forth as follows:

     The applicable margin for ABR Borrowings is a percentage per annum based on the ratio of total debt to annualized earnings before interest, taxes, depreciation, and amortization ("EBITDA") of the Borrower as of the prior fiscal quarter (calculated on a rolling 12-month basis) as follows:




                                                                     APPLICABLE MARGIN FOR
LEVERAGE                                                                ABR BORROWINGS
--------                                                            ----------------------
       (greater than) 10 x ............................ .........             3.50%
       = or  (less than)  10 x but  (greater than)  6 x .........             3.25%
       = or  (less than)  6 x but  (less than)  4 x .............             3.00%
       = or  (less than)  4 x ...................................             2.75%

     The interest rate at December 31, 2000 approximated 11.5%.

     Maturities of long-term debt for the years succeeding December 31, 2000 were scheduled as follows: This note was paid off on February 14, 2001 (Note 7).



  Year                                 Amount
  ----                            -----------
  2001 ......................    $          0
  2002 ......................               0
  2003 ......................       5,002,288
  2004 ......................       5,002,288
  2005 ......................       5,002,288
  Thereafter ................      40,993,136
                                 ------------
                                 $ 56,000,000
                                 ============

5. RELATED PARTY TRANSACTIONS AND LEASE COMMITMENTS

     Capital has been contributed by related entities of the Company. Capital was contributed in the form of expenditures paid by related entities.

     During the year 2000, the Company entered into a loan agreement with Roberts Tower Company. At December 31, 2000, the amount outstanding was $16,375,106. The loan was fully repaid on February 14, 2001. Roberts Tower Company is a corporation owned by the members of the Company.

     Agreements with Affiliates -- The Company has entered into an agreement with Roberts Tower Company for the rental of broadcasting equipment. Amounts paid / accrued under the agreement totaled $293,494 and $0 for the years ended December 31, 2000 and 1999, respectively.

     The Company also has entered into an agreement with Roberts Brothers Properties, LLC for the rental of office facilities. Amount paid / accrued under the agreement totaled $128,334 and $0 for the years ended December 31, 2000 and 1999, respectively. Roberts Brothers Properties, LLC is a limited liability company owned by the members of the Company.

     The Company has various operating leases, primarily related to rentals of tower sites and office facilities.

     At December 31, 2000, the aggregate minimum rental commitments under noncancellable operating leases for the periods shown are as follows:

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999


  Year                                 Amount
  ----                            -----------
  2001 ......................    $  1,236,000
  2002 ......................       1,273,080
  2003 ......................       1,311,272
  2004 ......................       1,350,611
  2005 ......................       1,391,129
  Thereafter ................       5,994,564
                                 ------------
                                 $ 12,556,656
                                 ============

6. COMMITMENTS AND CONTINGENCIES

     o The Company is a defendant in a lawsuit . The plaintiff is seeking $300,000. The Company has filed a motion to dismiss the suit on the basis that it fails to state any legal claim on which relief can be granted by the court as a matter of loss. If the motion to dismiss is denied, the Company intends to vigorously defend the suit. The ultimate resolution of this matter is not ascertainable at this time. No provision has been made in the financial statements related to this claim.


7. SUBSEQUENT EVENTS

     On February 14, 2001, the Company combined its operations with Alamosa PCS Holdings, Inc. in a reorganization transaction in which the Company and Alamosa PCS Holdings, Inc. each became a wholly-owned subsidiary of Alamosa Holding, Inc.


     The members' of the Company received 13,500,000 shares of Alamosa PCS Holdings, Inc. stock and $4,000,000 in cash. As part of the reorganization, the Company transferred to the members', Roberts Tower Company or other entities controlled by them, certain assets amounting to $7,095,293 that include real estate, towers, Nortel base stations and retail store sites that were funded directly or indirectly with capital contributions to the Company by the members.


     On February 14, 2001, Alamosa, as borrower; entered into a $280.0 million secured credit facility with Citicorp USA, as administrative agent and collateral agent Toronto Dominion (Texas), Inc., as syndication agent; EDC as co-documentation agent; First National Bank, as documentation agent; and a syndicate of banking and financial institutions.

     The following is a summary of the principal terms of the new credit facility.

     The new credit facility consists of:

     o a 7-year senior secured 12-month delayed draw term loan facility in an aggregate principal amount of up to $255.0 million; and

     o 7-year senior secured revolving credit facility in a aggregate principal amount of up to $40.0 million, part of which will be available in the form of letters of credit.

     Under the new credit facility, interest will accrue, at Alamosa's option:
(i) at the London Interbank Offered Rate adjusted for any statutory reserves ("LIBOR")., or (ii) the base rate which is generally the higher of the administrative agent's base rate, the federal funds effective rate plus 0.50% or the administrative agents's base CD rate plus 0.50%, in each case plus an interest margin which is initially 4.00% for LIBOR borrowings and 3.00% for base rate borrowings. The applicable interest margins are subject to reductions under a pricing grid based on ratios of Alamosa's total debt to its earnings before interest, taxes, depreciation and amortization ("EBITDA"). The interest rate margins will increase be any additional 200 basis points in the event Alamosa fails to pay principal, interest or other amounts as they become due and payable under the new credit facility. This secured credit facility with Citicorp USA was used to pay off DLJ (Note 4).

              ROBERTS WIRELESS COMMUNICATIONS, LLC AND SUBSIDIARY
                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

8. RECLASSIFICATIONS


     Certain items in the December 31, 1999 report have been reclassified to conform to current year classifications. Such reclassifications had no effect on previously reported net income.

                          INDEPENDENT AUDITOR'S REPORT


Board of Managers
Washington Oregon Wireless, LLC
Lake Oswego, Oregon


     We have audited the accompanying balance sheets of Washington Oregon Wireless, LLC (a limited liability company) as of December 31, 2000 and 1999, and the related statements of income, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Washington Oregon Wireless, LLC as of December 31, 2000 and 1999, and the results of its operations, members' equity, and cash flows for years then ended in conformity with generally accepted accounting principles.





Aldrich, Kilbride & Tatone LLP


February 28, 2001
Salem, Oregon

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999




                                                                                   2000               1999
                                                                             ----------------   ---------------
ASSETS
Current assets:
 Cash and cash equivalents ...............................................    $   8,441,896           596,445
 Accounts receivable less allowance for doubtful accounts of zero ........          552,018                --
 Inventory ...............................................................          510,089                --
 Prepaid expenses and other current assets ...............................          273,632                --
                                                                              -------------           -------
   Total current assets ..................................................        9,777,635           596,445
Property, plant, and equipment, net (Note 5) .............................       36,686,735        10,413,155
Deferred financing costs (Note 10) .......................................        1,479,324                --
Other assets .............................................................          149,232                --
                                                                              -------------        ----------
                                                                              $  48,092,926        11,009,600
                                                                              =============        ==========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities -- accounts payable and accrued expenses .............    $   7,825,710         8,206,097
                                                                              -------------        ----------
Long-term liabilities:
 Note payable CoBank (Note 9) ............................................       30,960,318                --
 Note payable Alamosa (Note 2) ...........................................        9,865,233                --
                                                                              -------------        ----------
   Total long-term liabilities ...........................................       40,825,551                --
                                                                              -------------        ----------
Members' equity (deficit) (Note 1):
 Capital contributed .....................................................       15,573,311         3,829,120
 Accumulated deficit .....................................................      (15,381,646)       (1,025,617)
 Capital acquisition costs ...............................................         (750,000)               --
                                                                              -------------        ----------
   Total members' equity (deficit) .......................................         (558,335)        2,803,503
                                                                              -------------        ----------
                                                                              $  48,092,926        11,009,600
                                                                              =============        ==========











    The accompanying notes are an integral part of the financial statements.

                              STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                       2000              1999
                                                 ----------------   -------------
Revenues:
 Subscriber revenue ..........................    $     806,850              --
 Travel and roaming revenues .................        1,016,635              --
                                                  -------------        --------
   Total service revenues ....................        1,823,485              --
 Product sales ...............................          682,576              --
                                                  -------------        --------
   Total revenues ............................        2,506,061              --
                                                  -------------        --------
Costs and expenses:
 Cost of services and operations .............        4,373,599              --
 Cost of products sold .......................        1,750,059              --
 Selling and marketing expenses ..............        4,106,230              --
 General and administrative expenses .........        4,377,348         986,210
 Depreciation and amortization ...............        1,432,661             923
                                                  -------------         -------
   Total costs and expenses ..................       16,039,897         987,133
                                                  -------------         -------
   Loss from operations ......................      (13,533,836)       (987,133)
                                                  -------------        --------
Other income (expense):
 Interest and other income ...................          155,966           6,992
 Interest expense ............................         (978,159)             --
                                                  -------------        --------
   Total other income (expense) ..............         (822,193)          6,992
                                                  -------------        --------
   Net Loss ..................................    $ (14,356,029)       (980,141)
                                                  =============        ========

    The accompanying notes are an integral part of the financial statements.

                          STATEMENTS OF MEMBERS' EQUITY
                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                      CAPITAL          TOTAL
                                        CAPITAL      ACCUMULATED    ACQUISITION       MEMBERS'
                                      CONTRIBUTED      DEFICIT          COST      EQUITY (DEFICIT)
                                     ------------- --------------- ------------- -----------------
Members' equity (deficit),
 December 31, 1998 .................  $    33,000        (45,476)           --          (12,476)
 Capital contributions .............    3,796,120             --            --        3,796,120
 Net loss ..........................           --       (980,141)           --         (980,141)
                                      -----------       --------      --------        ---------
Members' equity (deficit),
 December 31, 1999 .................    3,829,120     (1,025,617)           --        2,803,503
 Capital contributions .............   11,744,191             --            --       11,744,191
 Net loss ..........................           --    (14,356,029)           --      (14,356,029)
 Capital acquisition costs .........           --             --      (750,000)        (750,000)
                                      -----------    -----------      --------      -----------
Members' equity (deficit),
 December 31, 2000 ..................  $15,573,311    (15,381,646)     (750,000)        (558,335)
                                      ===========    ===========      ========      ===========
























    The accompanying notes are an integral part of the financial statements.

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                          2000               1999
                                                                   -----------------   ---------------
Cash flows from operating activities:
 Net loss ......................................................     $ (14,356,029)         (980,141)
 Contributed services ..........................................           200,000           100,000
 Depreciation and amortization .................................         1,432,661               923
 Adjustments to reconcile net loss to net cash used by
  operating activities:
   Changes in assets and liabilities:
 Accounts receivable ...........................................          (552,018)               --
 Inventory .....................................................          (510,089)               --
 Prepaid expenses and other current assets .....................          (273,632)               --
 Accounts payable and accrued expenses .........................         5,377,452            25,060
                                                                     -------------          --------
   Net cash used by operating activities .......................        (8,681,655)         (854,158)
                                                                     -------------          --------
Cash flows from investing activities:
 Capital expenditures ..........................................       (33,326,508)       (2,249,596)
 Purchase of other assets ......................................          (149,232)               --
                                                                     -------------        ----------
   Net cash used by investing activities .......................       (33,475,740)       (2,249,596)
                                                                     -------------        ----------
Cash flows from financing activities:
 Member capital contributions ..................................        11,544,191         3,696,120
 Proceeds from note payable -- Alamosa .........................         9,865,233                --
 Proceeds from note payable -- CoBank ..........................        30,960,318                --
 Loan financing costs ..........................................        (1,616,896)               --
 Capital acquisition costs .....................................          (750,000)               --
                                                                     -------------        ----------
   Net cash provided by financing activities ...................        50,002,846         3,696,120
                                                                     -------------        ----------
   Net increase in cash and cash equivalents ...................         7,845,451           592,366
Cash and cash equivalents, beginning ...........................           596,445             4,079
                                                                     -------------        ----------
Cash and cash equivalents, ending ..............................     $   8,441,896           596,445
                                                                     =============        ==========













    The accompanying notes are an integral part of the financial statements.

                    YEARS ENDED DECEMBER 31, 2000 AND 1999




                                                                   2000              1999
                                                             ---------------   ---------------
Cash paid during the year for interest ...................    $  1,011,142                --
                                                              ============        ==========
Non-cash investing activities:
   Additions to communications network and construction in
    progress .............................................    $ 24,807,257        10,399,330
    Equipment additions ..................................       1,172,999            14,748
    Leasehold improvements ...............................       1,588,413                --
   Equipment purchases included in accounts payable:
    Beginning ............................................       8,164,482                --
    Ending ...............................................      (2,406,643)       (8,164,482)
                                                              ------------        ----------
      Net cash additions to fixed assets .................    $ 33,326,508         2,249,596



























    The accompanying notes are an integral part of the financial statements.

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES


BUSINESS ACTIVITY

     Washington Oregon Wireless, LLC (the Company) (WOW) operates as an Oregon Limited Liability Company comprised of 27 members as of December 31, 2000. As an LLC, the members of the Company have limited personal liability for the obligations and debts of the entity. The Company was formed in 1998 for the purpose of building out and operating personal communications services (PCS) networks in Washington and Oregon, to provide other wireless telephone services, and construct other infrastructure, towers, and networks as the members may approve.


AFFILIATION AGREEMENT

     In February 1999, the Company entered into an "Affiliation Agreement" with Sprint PCS (Sprint). As a Sprint PCS affiliate, WOW has the exclusive right to provide digital PCS services under the Sprint and Sprint PCS brand name in its service areas in rural portions of Oregon and Washington for a period of up to 50 years. Under the Agreement, WOW is responsible for designing, building, owning, and managing a communications network in its service area to the standards established by Sprint, which will operate as a single-integrated system with other Sprint PCS service areas. As part of the Sprint PCS Agreement, WOW has contracted with Sprint PCS to provide back office services such as customer activation, handset logistics, billing, customer service, and network monitoring.


MEMBERSHIP

     All members are required to own a membership interest in the Company. Each member of the Company has subscribed to a minimum of $100,000 cash (or contributed services, see Note 4) to be admitted in the LLC. Only one class of members exists and the entity's life shall exist indefinitely until dissolved as provided by the operating agreement. New members may be admitted with the approval of members comprising 67% of the ownership rights.

     Each member of the Company entered into the Amended and Restated Operating Agreement of Washington Oregon Wireless, LLC that covered the amount and timing of its contributions to the LLC. Actual capital calls were made at the discretion of the Board of Managers of the Company. The original subscription agreements have been superseded by the Amended and Restated Operating Agreement. Member capital calls were suspended after the first quarter 2000 due to the proposed merger (see Note 2). As a result of the merger closing in 2001, there are no capital subscriptions receivable at December 31, 2000.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


INVENTORY

     Inventory consists of handsets and phone accessories at retail store locations. Inventory is stated at the lower of cost, determined using the first-in, first-out method, or market. Market is determined using replacement cost in accordance with industry standards.

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2000 AND 1999 (CONTINUED)

FIXED ASSETS


     Fixed assets include communication network, office equipment, leasehold improvements, and construction in progress. Office equipment and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the estimated life of the assets (10 years for the communication network and 5 years for other equipment), or the term of the lease as appropriate. The communication network and construction in progress consists of the costs of acquiring wireless communication sites for the placement of base stations, purchases of the related equipment, and construction of a mobile switching center in Beavercreek, Oregon.


INCOME TAXES


     The Company is not a taxpaying entity for federal income tax purposes, and thus, no income tax expense has been recorded in the statements. Income (loss) of the Company is included in the members' tax returns.


ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


ACCOUNTING FOR START-UP COSTS


     The Company accounts for start-up related costs in accordance with AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. The Company expensed start-up costs as incurred unless the costs qualify for capitalization under other generally accepted accounting principles.


ACCOUNTING FOR APPRECIATION RIGHTS


     The Company accounts for its Value Appreciation Rights Plan (see Note 7) in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation. Statement No. 123 established fair value as the measurement basis for accounting for employee stock option plans and similar equity instruments.


INTEREST CAPITALIZATION


     The Company follows the policy of capitalizing interest as a component of the cost of property, plant, and equipment constructed for its own use. For the year ended December 31, 2000, total interest incurred was $1,567,398 (including $87,044 of amortization of deferred financing costs), of which $589,239 has been capitalized and $978,159 expensed. The Company incurred no interest for the year ended December 31, 1999.


ADVERTISING


     Advertising costs, which are expensed to operations when incurred, amounted to $884,428 in 2000 (none in 1999).

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2000 AND 1999 (CONTINUED)

2. REORGANIZATION


     On July 31, 2000, the Company entered into a definitive agreement to merge with Sprint PCS affiliate Alamosa PCS Holdings, Inc. (Alamosa). Pursuant to the Reorganization Agreement, the members of the Company will receive 6,050,000 shares of Alamosa stock and $12.5 million in cash in exchange for 100% of the ownership of the Company. The merger was completed on February 14, 2001.


     Upon closing of the merger, all units granted under the VAR Plan (see Note
7) became fully vested, and the units were valued as of such closing. The valuation is based on the Company's total equity value as reflected in the merger (including stock and cash received by the members of the Company), without deduction of the cost of such merger and without reducing the value of stock the members of the Company receive, by a discount for any "lock-up" period applicable to such stock. All amounts owed under the plan were either paid directly by the members out of the proceeds received under the merger or assumed by Alamosa as described below. The Company incurred no liability related to the plan.


     As described in the Agreement and Plan of Reorganization, on the closing date Alamosa, or an affiliate of Alamosa, assumed the obligations owed under the VAR Plan to the Company's employees whom Alamosa or its affiliates elected to employ and assumed the obligations owed to the CEO of the Company under the VAR Plan.


     In addition, on July 31, 2000, the Company entered into a services agreement with Alamosa Operations, Inc. (Operations), a subsidiary of Alamosa, effective September 30, 2000, whereby Operations began to manage the operations of the Company pending the outcome of the merger. Operations provides various services in connection with the operation of the Company's business, including:
(a) all network management services, (b) management of all sales and marketing services, (c) through the management agreements with Sprint PCS, customer care, billing, and other services, and (d) certain general and administrative, executive, financial and accounting, human resources, legal, and other professional, and forecasting services. Under the terms of the agreement, the Company pays Operations a management fee of $100,000 per month for the services provided by Operations and reimburses Operations for certain costs and expenses incurred by or paid by Operations in providing these services.


     Also on July 31, 2000, the Company and Operations entered into a loan agreement whereby Operations will lend up to $11 million to the Company to be used only for the purposes of: (a) satisfying certain capital contribution requirements under the Company's operating agreement, and (b) funding the Company's working capital needs from July 31, 2000 through completion of the merger. As of December 31, 2000, $9,865,233 has been funded under the loan agreement.


     The loan bears interest at the prime rate and, prior to the merger closing, was due 30 days after the termination of the Reorganization Agreement or upon demand. The loan was guaranteed by certain members of the Company.


     Upon the merger closing, the amounts due to Operations by the Company under the Loan Agreement remained a debt obligation of the Company, subject to a subordination agreement in favor of the senior lender to Alamosa.


     In addition, upon the merger closing, Alamosa received funds under a $280 million credit facility from Citibank, a portion of which were used to pay off any amounts outstanding on the Company's Senior Secured Credit Facility with CoBank (see Note 9).

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2000 AND 1999 (CONTINUED)

3. DEVELOPMENT STAGE OPERATIONS


     Since its formation in July 1998, the operations of the Company have been devoted to raising capital, design and development related to construction of facilities, acquisition of wireless communication sites, construction of base stations, and administrative functions. Beginning in the second quarter of 2000, certain tower sites became operational, and the Company began earning revenue on roaming traffic through its network. In September and throughout the fourth quarter of 2000, additional tower sites became operational, began operation of six retail stores, and the Company is no longer considered in the development stage.


4. RELATED PARTY TRANSACTIONS


     A member of the Company, Western Independent Network, Inc. (WIN), rents switching facilities and provides certain management and administrative services to WOW. Payments to WIN for these services totaled $158,649 and $205,675 for the years ended December 31, 2000 and 1999, respectively. WIN also received $200,000 in contributed capital in 2000 ($100,000 in 1999) for management services for a total membership interest of $300,000.


     Another member of the Company, Duncan, Tiger, and Tabor, provided legal services to the Company. Payments for these services totaled $94,248 and $80,657 for years ended December 31, 2000 and 1999, respectively.


     In addition, organizations affiliated with JMW Wireless Acquisition Company, LLC, a member of the Company, have provided various professional services including assistance in obtaining debt and equity financing for the Company. Payments for these services were approximately $898,268 (including $750,000 of capital acquisition costs) and $84,624 for the years ended December 31, 2000 and 1999, respectively.


5. PROPERTY, PLANT, AND EQUIPMENT


     Property, plant, and equipment consists of the following:




                                              2000             1999
                                         --------------   -------------
   Network equipment .................    $32,875,762              --
   Office equipment ..................      1,187,747          14,748
   Leasehold improvements ............      1,588,413              --
   Construction in progress ..........      2,330,825      10,399,330
                                          -----------      ----------
                                           37,982,747      10,414,078
                                          -----------      ----------
   Accumulated depreciation ..........      1,296,012             923
                                          -----------      ----------
                                          $36,686,735      10,413,155
                                          -----------      ----------

6. COMMITMENTS


     The Company designed and engineered the wireless network it will build and has developed an estimate of the cost to construct. The Company has entered into various agreements related to building out the network. These agreements cover the purchase of switching and other equipment, construction of base stations, and the construction of a mobile switching center.


     Based on the system design, the estimated costs that WOW will incur to build the network, including the commitments already made, are as follows:

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2000 AND 1999 (CONTINUED)


   2001 .........    $  8,590,000
   2002 .........       2,110,000
   2003 .........       1,230,000
   2004 .........       1,950,000
   2005 .........       1,230,000
                     ------------
                     $ 15,110,000

     In addition, the Company has entered into lease agreements for the use of towers. The lease agreements differ in amount based on whether the tower is a build-to-suit or a co-locate. The leases commence when a tower is ready for use and began in 2000. The Company currently has signed lease agreements on 114 sites (90 of which had commenced at December 31, 2000) with annual lease payments totaling $2,790,000. An additional 38 sites are expected to commence in 2001 for a total of 152 sites.

     The minimum lease payments on all sites are estimated to be as follows:



   2001 .........    $  3,015,000
   2002 .........       3,550,000
   2003 .........       3,550,000
   2004 .........       3,600,000
   2005 .........       3,650,000
                     ------------
                     $ 17,365,000

     The Company has leases for building, office and retail space, vehicles, and office equipment under operating leases expiring through 2005. Future minimum payments under these leases are:



   2001 .........    $   433,400
   2002 .........        433,400
   2003 .........        317,400
   2004 .........        226,700
   2005 .........         88,000
                     -----------
                     $ 1,498,900

     The Company has entered into an agreement to sublease office space in 2001. Total future minimum lease payments above have not been reduced by the $571,839 of sublease rental to be received in the future under the non-cancellable sublease.


7. VALUE APPRECIATION RIGHTS PLAN

     The Company established a "Value Appreciation Rights" plan for the benefit of selected management executives effective September 1, 1999. The plan shall remain in effect until it is otherwise terminated by the Board. A "Value Appreciation Right" (VAR) is the grant by WOW, to an executive, of "Units" whose value is tied to the value of the Company, together with the right to be paid an amount at some time in the future equal to the value of the Units plus or minus the difference between the value of the Units on the Grant Date and the value on the date the VAR is exercised. VARs are granted to executives at the discretion of the Board. The actual benefit available at the time benefits become payable will depend on the future financial performance of the Company. The Plan requires a third party valuation firm to annually determine the market value of the Company based on its financial statements.

     As of December 31, 2000, the Board has granted 337,012 units in accordance with this Plan. As discussed in Note 2, the units became fully vested upon the merger with Alamosa closing on February 14, 2001 and all obligations under the Plan were paid or assumed outside the Company. As a result, these

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2000 AND 1999 (CONTINUED)

financial statements do not include any costs or liability related to the Plan. The Plan terminated subsequent to December 31, 2000, as part of the merger.


8. RETIREMENT SAVINGS PLAN


     Effective May 1, 2000, the Company began sponsoring a defined contribution employee retirement savings plan. Employees, age 21 and over, who have been employed at least one month are eligible to participate in the plan on the first day of the next calendar quarter. Employees may contribute from 1% to 15% of their eligible compensation on a pre-tax basis up to a maximum of $10,500 per calendar year. Employer contributions are at the discretion of the Company and are currently 50% of employees' contributions up to the first 6% of an employee's eligible compensation deferred under the Plan. Employees must provide 1,000 hours of service in the plan year to be eligible for employer matching contributions. Contributions to the Plan in 2000 amounted to $26,437. The Plan also allows for potential profit sharing contributions at the discretion of the Company.


9. SENIOR SECURED CREDIT FACILITY


     In April 2000, the Company obtained long-term financing from CoBank in the amount of $45,000,000. Interest rates are determined at the time of each advance based on the Company's election between either a base rate (the higher of the prime rate or the sum of the Federal Funds Rate plus .50%) or LIBOR, plus an applicable margin based on the leverage ratio as defined in the agreement.


     As of December 31, 2000, the Company has borrowed $30,960,318 on this credit facility, with interest rates ranging from 9.14% to 10.05%. The loan is secured by a first superior continuing security interest in all assets of the Company.


     As discussed in Note 2, the CoBank credit facility was paid in full by Alamosa upon the merger closing in 2001. The amount included in the financial statements related to CoBank is classified as a long-term liability as it is not the intent of Alamosa to require repayment of this obligation during 2001.


10. DEFERRED FINANCING COSTS


     Deferred financing costs consist of loan fees paid to CoBank and legal fees and other expenses incurred to obtain debt financing. The costs are being amortized over the life of the loan. Amortization for the year ended December 31, 2000 amounted to $137,572 (none in 1999).

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Alamosa Holdings, Inc.:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, mandatorily redeemable member's deficit and members' deficit and cash flows present fairly, in all material respects, the financial position of SWPCS Holdings, L.L.C. (the "Company") at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.




PricewaterhouseCoopers LLP

Dallas, Texas

April 27, 2001

                            SWPCS HOLDINGS, L.L.C.
                           CONSOLIDATED BALANCE SHEET




                                                                               DECEMBER 31,
                                                                                   2000
                                                                             ---------------
ASSETS
Current assets:
 Cash and cash equivalents ...............................................    $     837,285
 Accounts receivable, net of allowance for doubtful accounts of $561,046..        5,357,377
 Inventory ...............................................................          703,548
 Prepaid expenses ........................................................           50,518
 Other assets ............................................................           44,474
                                                                              -------------
   Total current assets ..................................................        6,993,202
 Property and equipment, net .............................................       64,773,196
 Financing costs, net ....................................................        4,735,649
 Other assets ............................................................          176,335
                                                                              -------------
   Total assets ..........................................................    $  76,678,382
                                                                              =============
LIABILITIES, MANDATORILY REDEEMABLE MEMBER'S DEFICIT
 AND MEMBERS' DEFICIT
Current liabilities:
 Accounts payable -- trade ...............................................    $  15,261,229
 Accrued equipment purchases .............................................        1,059,577
 Accounts payable -- related parties .....................................          769,135
 Deferred revenue ........................................................          884,145
 Accrued interest payable ................................................        1,377,592
 Accrued liabilities -- other ............................................          314,281
                                                                              -------------
   Total current liabilities .............................................       19,665,959
 Long-term debt, net of discount .........................................       71,556,437
 Warrant and option liabilities ..........................................       18,025,470
 Mandatorily redeemable member's deficit .................................       (9,008,409)
 Members' deficit ........................................................      (23,561,075)
                                                                              -------------
   Total liabilities, mandatorily redeemable member's deficit and members'
    deficit ..............................................................    $  76,678,382
                                                                              =============







   The accompanying notes are an integral part of these financial statements.

                            SWPCS HOLDINGS, L.L.C.
                      CONSOLIDATED STATEMENT OF OPERATIONS




                                               YEAR ENDED
                                            DECEMBER 31, 2000
                                           ------------------
Revenues:
 Subscriber revenue ....................     $  15,476,568
 Roaming revenue .......................        11,652,876
 Product sales .........................         2,731,731
                                             -------------
   Total revenues ......................        29,861,175
Cost and expenses:
 Network operations ....................        10,297,643
 Cost of product sold ..................         8,819,132
 Selling and marketing .................        17,084,857
 General and administrative ............         4,379,329
 Customer service ......................         2,127,857
 Depreciation and amortization .........         7,500,760
                                             -------------
   Total cost and expenses .............        50,209,578
 Loss from operations ..................       (20,348,403)
                                             -------------
Operating income (expense):
 Interest expense ......................        (7,059,737)
 Interest income .......................            98,339
                                             -------------
Net loss ...............................     $ (27,309,801)
                                             =============




















  The accompanying notes are an integral part of these financial statements.

                            SWPCS HOLDINGS, L.L.C.
               CONSOLIDATED STATEMENT OF MANDATORILY REDEEMABLE
                      MEMBER'S DEFICIT AND MEMBERS' DEFICIT




                                      MANDATORILY
                                      REDEEMABLE
                                       MEMBER'S
                                        EQUITY
                                       (DEFICIT)                                MEMBERS' DEFICIT
                                   ---------------- ------------------------------------------------------------------------
                                                                          CENTRAL            PIONEER              TOTAL
                                         MASS           SOUTHWEST        CELLULAR      TELECOMMUNICATIONS,      MEMBERS'
                                        MUTUAL         PCS, L.L.C.         INC.                INC.              DEFICIT
                                   ---------------- ---------------- ---------------- --------------------- ----------------
Balance at December 31, 1999 .....  $   1,915,511    $  (7,403,279)    $ (1,014,988)      $ (1,014,988)      $  (9,433,255)
Members' contribution ............                       2,258,061                                           $   2,258,061
Net loss .........................    (10,923,920)     (11,470,117)      (2,457,882)        (2,457,882)        (16,385,881)
                                    -------------    -------------     ------------       ------------       -------------
Balance at December 31, 2000 .....  $  (9,008,409)   $ (16,615,335)    $ (3,472,870)      $ (3,472,870)      $ (23,561,075)
                                    =============    =============     ============       ============       =============


















   The accompanying notes are an integral part of these financial statements.

                            SWPCS HOLDINGS, L.L.C.
                      CONSOLIDATED STATEMENT OF CASH FLOWS




                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 2000
                                                                                  ------------------
Cash flows from operating activities:
 Net loss .....................................................................     $ (27,309,801)
 Adjustments to reconcile net loss to cash flows used in operations activities:
   Depreciation and amortization ..............................................         7,500,760
   Change in fair value of warrant and option liabilities .....................         1,015,470
   Amortization of discount on long term debt .................................           134,399
 Changes in operation assets and liabilities:
   Accounts receivable - trade ................................................        (4,306,005)
   Inventory ..................................................................           682,548
   Prepaid expenses ...........................................................           124,091
   Other assets ...............................................................          (116,912)
   Accounts payable - trade ...................................................        12,420,832
   Accounts payable - related parties .........................................           535,472
   Deferred revenue ...........................................................           758,040
   Accrued interest payable ...................................................           879,200
   Accrued liabilities - other ................................................           123,871
                                                                                    -------------
    Net cash used in operating activities .....................................        (7,558,035)
Cash flows from investing activities:
 Purchase of property and equipment ...........................................       (26,671,888)
                                                                                    -------------
    Net cash used in investing activities .....................................       (26,671,888)
                                                                                    -------------
Cash flows from financing activities:
 Net proceeds from revolving credit facility ..................................         8,000,000
 Proceeds from long-term debt .................................................        17,000,000
 Payments of financing costs ..................................................        (1,111,145)
 Contributions of members' equity .............................................         2,258,061
                                                                                    -------------
    Net cash provided by financing activities .................................        26,146,916
                                                                                    -------------
 Decrease in cash and cash equivalents ........................................        (8,083,007)
 Cash and cash equivalents at beginning of period .............................         8,920,292
                                                                                    -------------
 Cash and cash equivalents at end of period ...................................     $     837,285
                                                                                    =============
Supplemental schedule of noncash investing and financing activities:
 Accrued equipment purchases ..................................................     $   1,059,577
                                                                                    =============
Supplemental cash flow information:
 Cash paid during the period for interest .....................................     $   6,186,136
                                                                                    =============

   The accompanying notes are an integral part of these financial statements.

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT



1. ORGANIZATION AND BUSINESS OPERATIONS

     On June 4, 1998 Southwest PCS, L.L.C., Central Cellular, Inc. ("Central") and Pioneer Telecommunications, Inc. ("Pioneer") (collectively, the "Initial Members") formed Southwest PCS, LP, (the "Partnership"). In July 1998, the Partnership entered into a Management Agreement with Sprint Spectrum, L.P. and Sprint COM, Inc. (collectively "Sprint") (the "Sprint Agreement"). Under the Sprint Agreement, the Partnership will design, construct, and manage wireless personal communication services, commonly referred to as PCS, in parts of Oklahoma, Kansas, Arkansas and Texas. The Partnership is required to build out its wireless network according to Sprint specifications. Under the Sprint Agreement, the Partnership uses Sprint's licensed spectrum, the Sprint PCS brand name and Sprint's national advertising. In return, the Partnership pays Sprint 8% of subscriber revenues. In addition, Sprint provides, for a fee, back office support, billing and collection, customer activation, and customer service. The Sprint Agreement has an initial 20-year term and has three 10 year renewal options. Upon termination of the Sprint Agreement, the Partnership will either sell its operations to Sprint or purchase up to 10 megahertz of spectrum from Sprint. The Sprint Agreement includes indemnification clauses between the Partnership and Sprint PCS to indemnify each other against claims arising from violations of laws or the affiliation agreements, other than liabilities resulting from negligence or willful negligence or willful misconduct of the party seeking to be indemnified.

     On April 30, 1999 the Initial Members of the Partnership changed the Partnership structure and formed SWPCS Holdings, L.L.C. (the "Company") an Oklahoma limited liability company, SWGP, L.L.C. ("SWGP") and SWLP, L.L.C. ("SWLP"). Further on April 30, 1999, Southwest PCS, L.L.C. contributed 100% of its 70% general partner interest in the Partnership to SWGP in return for a 100% ownership interest in SWGP. Also on April 30, 1999, Central and Pioneer each contributed 100% of their respective 15% limited partnership interests in the Partnership to SWLP in exchange for 50% interests in SWLP. Subsequent to these contribution transactions, SWGP became the general partner of the Partnership and SWLP became the limited partner of the Partnership owning 70% and 30% of the Partnership, respectively.

     After the contribution of its general partner interest in the Partnership to SWGP, Southwest PCS, L.L.C. contributed its 100% ownership interest in SWGP to the Company and Central and Pioneer contributed their respective 50%, ownership interest in SWLP to the Company.

     Simultaneously, Mass Mutual Life Insurance Company and Mass Mutual High Yield Partners II L.L.C. (collectively "Mass Mutual") contributed $8,000,000 and $4,000,000, respectively to the Company. Based on these contribution transactions, the ownership interests in the Company at April 30, 1999 and December 31, 2000 is as follows:



       Southwest PCS, L.L.C., managing member interest .........       42.00%
       Mass Mutual Life Insurance Company ......................       26.67%
       Mass Mutual High Yield Partners II L.L.C. ...............       13.33%
       Central .................................................        9.00%
       Pioneer .................................................        9.00%

     The Regulations of the Company, as amended, (the "Regulations") provide for the governance and administration of the Company's business, allocation of profits and losses, tax allocations, transactions with members, disposition of ownership interest and other matters. The Regulations establish two classes of membership interests. The above mentioned members' ownership interests are evidenced by Class A Shares. Class A shareholders are entitled to vote on all matters to be voted on by the members. The Company's Regulations also allow for Class B shareholders. Class B shareholders are allowed limited voting rights, including the right to vote on amendments to the Regulations which adversely affect the

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

rights of the holders of Class B Shares to vote to dissolve the Company, and to vote on mergers, consolidations and recapitalizations pursuant to which members holding Class B Shares would get securities different from those being received by holders of Class A Shares. As of December 31, 2000, there were no Class B shareholders.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SWGP, SWLP, and Southwest PCS, LP. All significant intercompany transactions have been eliminated.


CASH AND CASH EQUIVALENTS

     The company considers all investments with a maturity of three months or less when purchased to be cash equivalents.


CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and trade accounts receivable. At times, the Company may have cash balances in financial institutions in excess of federally insured limits. The Company does not believe the cash balances are exposed to any significant risk. The Company sells its products and services to businesses and individuals in one geographical service area. Credit terms are short-term in nature and generally uncollateralized although the Company may take deposits from some customers.


INVENTORY

     Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost or market using the first-in first-out method. Market is determined using replacement cost.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Property and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. Costs incurred to design and construct the wireless network in a market, including related interest costs, are classified as construction in progress until the network for the related market is placed into service, at which time the amount is transferred to property and equipment. Repairs and maintenance are expensed as incurred; significant renewals and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired and removed from the accounts and the resulting gains or losses are recorded in the period incurred.


IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its long lived assets for impairment when events or change in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows before interest attributable to the assets as compared to the net carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets based on estimated discounted future cash flows and recording a provision for loss if the carrying value is greater than fair value. The net carrying value of assets identified to be disposed of in the future is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

FINANCING COSTS

     Financing costs are capitalized and amortized using the straight-line basis over the life of the loan. For the year ended December 31, 2000, the Company incurred financing costs associated with the senior term loan C of $1,111,144. As of December 31, 2000, the total amount of capitalized financing costs was $5,891,349. Cumulative amortization of financing costs was $1,155,700.


DISCOUNT ON SUBORDINATED DEBT

     The Company amortizes the discount on the senior subordinated note and junior subordinated debentures over the life of the instruments under the effective interest method. Amortization of the discount on the subordinated debt is reflected as a component of interest expense. Amortization for the year ended December 31, 2000 was $134,399.


REVENUE RECOGNITION

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In accordance with SAB 101, the Company defers customer activation fee revenue and an equal amount of customer acquisition related expenses. These deferred amounts are amortized over a three-year period, which approximates the average life of a customer. For the year ended December 31, 2000, the Company had deferred $68,428 of activation fee revenue and acquisition related expenses and had amortized $16,128.

     The Company recognizes revenue as services are performed. Sprint PCS handles the Company's billings and collections and retains 8% of collected service revenues from Sprint PCS subscribers based in the Company's territory and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint PCS is recorded as an operating expense in network operations. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% retainage.

     Sprint PCS pays the Company a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber outside of the Company's territory uses the Company's portion of the Sprint PCS network. Revenue from these services is recognized as the services are performed. Similarly, the Company pays Sprint PCS roaming fees, when a Sprint PCS subscriber based in the Company's territory uses the Sprint PCS network outside of the Company's territory. These costs are included as marketing and sales when incurred.

     Product revenues consisting of proceeds from sales of handsets and accessories are recorded net of an allowance for sales returns. The allowance is estimated based on Sprint PCS's handset policy, which allows customers to return handsets for a full refund within 15 days of purchase. When handsets are returned to the Company, the Company may reissue the handsets to customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company receives a credit from Sprint PCS, which is less than the amount the Company originally paid for the handset. For the year ended December 31, 2000, product revenue was $2,731,731. The cost of these products was $8,819,132 which was classified as cost of products sold. The costs of handsets exceed the retail sales price because the Company subsidizes the price of handsets for competitive reasons.


ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expenses totaled $4,011,443 for the year ended December 31, 2000.

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

INCOME TAXES

     The Company does not pay federal or state income taxes. The Company's taxable income or loss is passed through to the members. Accordingly, no provision for income taxes is provided for in these financial statements.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board ("FASB"), issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's financial results.


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 2000:




                                                   ESTIMATED
                                                  USEFUL LIVE          2000
                                                ---------------   --------------
     Cell site equipment ....................      8 years         $ 54,478,185
     Switch equipment .......................      8 years            6,987,518
     Leasehold improvements .................      8 years            1,970,748
     Office equipment and furniture .........   8 and 3 years         1,979,935
     Vehicles ...............................      5 years               66,421
     Construction in progress ...............                         7,958,584
                                                                   ------------
                                                                     73,441,391
     Accumulated depreciation ...............                        (8,668,195)
                                                                   ------------
                                                                   $ 64,773,196
                                                                   ============

     Depreciation expense was $6,728,812 for the year ended December 31, 2000. Interest expense capitalized into construction in progress aggregated approximately $1,155,469 during 2000.


4. LONG-TERM DEBT


     Long-term debt consists of the following at December 31, 2000:

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT


     Senior term loan A ..................................................    $15,000,000
     Senior term loan B ..................................................     15,000,000
     Senior term loan C ..................................................     15,000,000
     Revolving credit facilities .........................................      8,000,000
     Senior subordinated notes, less unamortized discount of $803,451.....     11,696,549
     Junior subordinated debentures, less unamortized discount of
       $640,112...........................................................      6,859,888
                                                                              -----------
                                                                              $71,556,437
                                                                              ===========

     On April 30, 1999, the Partnership entered into a credit agreement with a syndication of banks and investment companies. On September 22, 2000, the credit agreement was amended. The amended credit agreement includes; a $15,000,000 revolving credit facility, senior term loans A, B and C each in the amount of $15,000,000, $1,000,000 swingline loan commitment, and $1,000,000 in letter of credit availability. Borrowings under the swingline loan or issued letters of credit result in a ratable reduction in the availability under the revolving credit facility. The credit agreement requires that the Partnership meet certain levels of revenues and subscriber additions, capital expenditures limitations, limitation on annual expenses from operating lease agreements, and maintain certain financial ratios. Additionally, the credit agreement restricts the Partnerships from paying dividends, with the exception of a dividend payment for up to 40% of the Partnership's taxable income in any year to be used by the members to pay their federal income tax obligations. The credit agreement generally restricts the Partnership and the Company from incurring additional indebtedness, except for indebtedness from capital leases for up to $1,000,000 in any one-year or $2,000,000 in the aggregate. All borrowings under this credit agreement are senior to other borrowings and are collateralized by substantially all the assets of the Partnership. The Company has guaranteed the borrowings by the Partnership under the credit agreement.

     The $15,000,000 revolving credit facility and any borrowings under the swingline loan commitment bear interest at variable rates based on either the London interbank Eurodollar rate plus 3.75% or the greater of the prime rate of J.P. Morgan Chase & Co. or 0.5% above the federal funds rate, plus 2.75%, as elected periodically by the Partnership. The agreement allows for a reduction in the spread on the variable interest rates of up to 1.0% based on the Partnership reaching certain leverage ratios. Interest is payable monthly or quarterly depending on the Partnership's interest rate election. At December 31, 2000, the variable rate in effect under the revolving credit facility was 10.68%. Quarterly commitment reductions on the revolving credit facility begin March 31, 2004 and end March 31, 2005 when the facility matures. The commitment may also be reduced by proceeds from the issuance of additional debt and equity instruments in excess of the then outstanding borrowings on the revolving credit facility or swingline loans during the year ended December 31, 2000.

     The $15,000,000 senior term loan A bears interest at variable rates based on either the London interbank Eurodollar rate plus 3.75% or the greater of prime rate of J.P. Morgan Chase & Co. or 0.5% above the federal funds rate, plus 2.75%, as elected periodically by the Partnership. The agreement allows for a reduction in the spread on the variable interest rates of up to 1.0%, based on the Partnership reaching certain leverage ratios. At December 31, 2000, the variable rate in effect under the senior term loan A was 10.45%. Interest is payable monthly or quarterly depending on the Partnership's interest rate election. Principal is payable quarterly beginning June 30, 2003 until March 31, 2005 when the loan matures. The Partnership is required to make additional mandatory repayments from the proceeds from the issuance of additional debt and equity instruments on a pro-rata basis with the then outstanding borrowings under senior term loan B and C, limited to the then outstanding borrowings under senior term loan A.

     The $15,000,000 senior term loan B bears interest at variable rates based on either the London interbank Eurodollar rate plus 4.00% or the greater of prime rate of J.P. Morgan Chase & Co. or 0.5% above the federal funds rate, plus 3.00%, as elected periodically by the Partnership. The agreement allows

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

for a reduction in the spread on the variable interest rates of up to 1.0%, based on the Partnership reaching certain leverage ratios. At December 31, 2000, the variable rate in effect under the senior term loan B was 10.66%. Principal is payable quarterly beginning June 30, 2004 until March 31, 2006 when the loan matures. The Partnership is required to make additional mandatory repayments from the proceeds from the issuance of additional debt and equity instruments on a pro-rata basis with the then outstanding borrowings under senior term loan A and C, limited to the then outstanding borrowings under senior term loan B.


     The $15,000,000 senior term loan C bears interest at variable rates based on either the London interbank Eurodollar rate plus 4% or the greater of prime rate of J.P. Morgan Chase & Co. or 0.5% above the federal funds rate, plus 3.00%, as elected periodically by the Partnership. The agreement allows for a reduction in the spread on the variable interest rates of up to 1.0%, based on the Partnership reaching certain leverage ratios. At December 31, 2000, the variable rate in effect under the senior term loan C was 13.5%. Principal is payable quarterly beginning June 30, 2004 until March 31, 2006 when the loan matures. The Partnership is required to make additional mandatory repayments from the proceeds from the issuance of additional debt and equity instruments on a pro-rata basis with the then outstanding borrowings under senior term loan A and B, limited to the then outstanding borrowings under senior term loan C.


     On April 30, 1999, the Partnership issued $12,500,000 in senior subordinated notes net of a discount of $923,925 (See Note 6), resulting in proceeds to the Partnership of $11,576,075. The senior subordinated notes are guaranteed by the Company, SWGP and SWLP. The senior subordinated notes require that the Partnership meet certain levels of revenues and subscriber additions, capital expenditures limitations, limitation on annual expenses from operating lease agreements and maintain certain financial ratios. The senior subordinated notes mature March 31, 2007, have a stated interest rate of 12% and an effective interest rate of 13.517%. Interest on the senior subordinated notes is payable quarterly and principal is payable at maturity. Prepayment penalties on the senior subordinated notes range from 7% of the principal amount if repaid prior to May 4, 2000 to 1% of the principal amount if repaid prior to May 4, 2004. Subsequent to May 4, 2004 no prepayment penalties exist. The Partnership is required to make additional mandatory repayments from the proceeds from the issuance of additional debt and equity instruments to the extent the proceeds exceed the prepayment requirements under the senior credit agreement.


     On April 30, 1999, the Partnership issued $7,500,000 in junior subordinated debentures, net of a discount of $739,140 (See Note 6), resulting in proceeds to the Partnership of $6,760,860. The junior subordinated debentures are guaranteed by the Company, SWGP, and SWLP. The junior subordinated debentures require that the Partnership meet certain levels of revenues and subscriber additions, capital expenditures limitations, limitation on annual expenses from operating lease agreements, and maintain certain financial ratios. The junior subordinated debentures mature April 30, 2007, have a stated interest rate of 12% and an effective interest rate of 14.058%. Interest on the junior subordinated debentures is payable quarterly and principal is payable at maturity. Prepayment penalties on the junior subordinated debentures range from 7% of the principal amount if repaid prior to May 4, 2000 to 1% of the principal amount if repaid prior to May 4, 2004. Subsequent to May 4, 2004 no prepayment penalties exist on the debentures.


     On July 7, 1999, the Partnership entered into an interest rate cap agreement effectively capping the London interbank Eurodollar rate on $15,000,000 of debt at 6.5% until June 30, 2002 when the agreement expires.


     Future maturities of long-term debt as of December 31, 2000 are as follows:

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT


YEARS ENDING DECEMBER 31,
---------------------------
  2001 .................... $     --
  2002 ....................       --
  2003 ....................   4,500,000
  2004 ....................  18,500,000
  2005 ....................  12,000,000
  Thereafter ..............  38,000,000
                            -----------
  Total ................... $73,000,000
                            ===========

     As a result of the Company's merger with Alamosa Holdings, Inc. ("Alamosa") (See Note 11), the long-term debt of the Company was repaid in its entirety on March 30, 2001.


5. LEASES

     The Company has various operating lease agreements for retail store locations, site towers, equipment and vehicles. The Company incurred approximately $3,722,742 in rent expense during the year ended December 31, 2000.

     Minimum noncancelable lease payments under operating leases for the periods shown are as follows:



  2001 ....................   $ 3,669,327
  2002 ....................     3,795,039
  2003 ....................     3,585,525
  2004 ....................     2,115,973
  2005 ....................       382,563
  Thereafter ..............       753,866
                              -----------
                              $14,302,293
                              ===========

6. WARRANT AND OPTION LIABILITIES


     On April 30, 1999, the Company entered into a warrant agreement with the holder of the senior subordinated debt. Under the agreement, the warrants are exercisable at any time through April 30, 2009 into 75,000 Class B Shares of the Company (7.5% ownership interest in the Company on a fully diluted basis) at an exercise price of $.001 per warrant share. The warrant agreement contains provisions under which the warrant holder may require the Company to purchase the warrants upon the earlier of an event allowing Mass Mutual to require the Company to purchase its ownership interest or the fourth anniversary of the warrant agreement (April 30, 2003). Under this warrant agreement, if required by warrant holder, the Company must pay the market price of a warrant share as of the repurchase date for each share repurchased. This put right expires upon the earlier of a qualified public offering by the Company and April 30, 2009.

     On April 30, 1999, the Company entered into an option agreement with the holder of the junior subordinated debentures. The option is exercisable on or after April 30, 2003 into 60,000 Class B Shares of the Company (6.0% ownership interest in the Company on a fully diluted basis) at an exercise price of $100 and expires April 30, 2009. The option agreement contains provisions under which the option holder may require the Company to purchase the options on the earlier of an event allowing Mass Mutual to require the Company to purchase its ownership interest, or the fourth anniversary of the option agreement (April 30, 2003). Under this option agreement, if required by the option holders the Company must pay the market price of an option share as of the repurchase date for each share repurchased. This put right expires upon the earlier of qualified public offering by the Company and April 30, 2009. On June 29, 2000 the option was sold to Chickasaw Holding Company.

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

     The option also contains call rights, which can be exercised by the Company to repurchase the option from the option holder. These call rights vest on April 30, 2005 and expire on the earlier of an initial public offering and April 30, 2009. To exercise the call rights, the Company must pay the market price of an option share as of the repurchase date for each share.

     The Company initially recorded the warrant and option agreements as a liability at their fair value with subsequent changes in the estimated fair value of the agreements recorded in operations. The Company allocated $923,925 of the proceeds from the sale of the senior subordinated notes to the warrants, which was the estimated fair value at the time the warrants were issued. The Company allocated $739,140 of the proceeds from the sale of the junior subordinate debentures to the options, which was the estimated fair value at the time the options were issued. For the year ended December 31, 2000, the Company recorded interest expense of approximately $1,015,470 related to the increased estimated fair value of the warrants and options. The estimated fair values of the warrants and the options at December 31, 2000, were $10,014,150 and $8,011,320, respectively. Estimated fair value was determined based upon details of the merger (see Note 11).

     Per the Regulations of SWPCS Holdings, LLC Agreement dated April 30, 1999, in the event that the warrant holders and/or the Option Holders fully exercise their respective warrants and the option, the initial members' respective Company shares will be diluted and adjusted as follows:




                                             PERCENTAGE       COMPANY
COMPANY                                       INTEREST         SHARES
-------                                     ------------   -------------
     Southwest PCS, LLC .................       34.230%         342,300
     Central ............................        7.335%          73,350
     Pioneer Telecommunications .........        7.335%          73,350
     Massachusetts Mutual Life
     Insurance Company ..................        7.833%        78,330.2
     Massachusetts Mutual Life
     Insurance Company ..................       17.234%       172,339.6
     Mass Mutual High Yield
     Partners II, L.L.C. ................       12.533%       125,330.2
     Option holder ......................        7.500%          75,000
     Warrant holder .....................        6.000%          60,000
                                               -------        ---------
     Totals .............................      100.000%       1,000,000
                                               =======       ==========

7. MANDATORILY REDEEMABLE MEMBER'S EQUITY

     Pursuant to the Regulations, Mass Mutual was given a put right allowing Mass Mutual to require the Company to purchase its ownership interest within 60 days of the occurrence of an event of change in control, as defined in the Regulations. The Company would be required to repurchase those shares, if such notice presented, at the fair value on a fully diluted basis as determined by agreement of the parties or an independent financial expert.



8. EMPLOYEE BENEFITS

     Effective January 1, 1999, the Company adopted the Southwest PCS, LP 401(k) Plan ("the Plan"). All employees are eligible to participate in the Plan following the attainment of certain minimum eligibility requirements. Participants may elect to contribute up to 12% of their pre-tax compensation. The Company will match 100% of the employees' contributions up to 4% of the employees' pre-tax compensation. Additionally, the Plan allows the Company to make discretionary matching contributions

                            SWPCS HOLDINGS, L.L.C.
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENT

which are allocated to participants' accounts based upon the participant's contributions to total participant contributions. During the year ended December 31, 2000, the Company made $73,514 in matching contributions to the Plan.


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued interest and other accrued liabilities approximate fair value because of the short-term nature of these items. The carrying amounts of the senior secured term loans A, B, and C approximate their fair value as the interest rates vary with market interest rates. The fair values of the senior subordinated notes and the junior subordinated debentures at December 31, 2000 were approximately $8,692,754 and $5,117,110, respectively.

     The Company utilizes an interest rate cap agreement to limit the impact of increases in interest rates on $15 million of its floating rate debt. The interest rate cap agreement entitles the company to receive from the counter parties the amounts, if any, by which the selected market interest rate exceeds the strike rate stated in the agreement. Amounts in excess of the strike rate are accrued and recognized as an adjustment of interest accrued. The fair value of the interest rate cap agreement of $17,925 is estimated by obtaining quotes from brokers and represents the cash requirement if the existing contract had been settled at the balance sheet date. The Company acquired the interest rate cap for a payment of $171,852, which is being amortized as interest expensed ratably over the 36-month term of the agreement. The amortization for the year ended December 31, 2000 was $57,284.

     Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.


10. RELATED PARTY TRANSACTION

     The Company leases office space, certain equipment, and vehicles from related parties. Rent paid under these agreements totaled $237,246 for the year ended December 31, 2000. The future minimum payment requirement under these related party leases have been included in the amounts stated in Note 5.

     A portion of the construction services related to the Company's network build-out were provided by related parties in the amount of $566,915 for the year ended December 31, 2000.

     The Company was charged for certain general and administrative expenses from related parties in the amount of $97,871 for the year ended December 31, 2000.

     The Company was charged for Health insurance expenses from related parties in the amount of $345,372 for the year ended December 31, 2000.

     Certain leasehold improvements were charged to the Company by related parties in the amount of $275,216 for the year ended December 31, 2000.


11. SUBSEQUENT EVENT

     In January 2001, Southwest PCS, L.L.C., a related party, made its required capital contributions for 2001 in the amount of $408,606. No additional contribution is required.

     On March 9, 2001, the Company and Alamosa announced a signing of a definitive agreement to merge. In conjunction with the merger the Company was incorporated. The transaction was consummated on March 30, 2001. The Partnership shareholders exchanged 100 percent of their common shares of the Company for
11.1 million shares Alamosa common stock and $5 million in cash.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                            ALAMOSA HOLDINGS, INC.



                               4,000,000 Shares

                                 COMMON STOCK


                                   --------
                                   Prospectus


                                       , 2001


                                   --------
                              Salomon Smith Barney

                                    JPMorgan
                              Merrill Lynch & Co.


                                   --------
                            Bear, Stearns & Co. Inc.
                            William Blair & Company
                              Goldman, Sachs & Co.
                              Wachovia Securities


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated payable by us in connection with the offering described in this Registration Statement are as follows:



   Securities and Exchange Commission Registration Fee .........    $ 39,238
   Legal fees and expenses .....................................    $250,000
   Accounting fees and expenses ................................    $ 65,000
   Printing and duplicating expenses ...........................    $150,000
   Miscellaneous expenses ......................................    $100,000
                                                                    --------
    Total ......................................................    $604,238
                                                                    ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the stockholders.


     The Amended and Restated Certificate of Incorporation of Alamosa Holdings, Inc. (the "Registrant") provides that the liability of the directors of the Registrant to the Registrant or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors will be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which a director (1) breached his duty of loyalty to the Registrant or its stockholders; (2) did not act in good faith or, in failing to act, did not act in good faith; (3) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (4) derived an improper personal benefit.


     The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law.


     The Registrant has directors' and officers' liability insurance covering its directors and officers.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On February 14, 2001, we issued 13,500,000 shares of our common stock to the members of Roberts Holdings in connection with our acquisition of Roberts. These shares were issued pursuant to the exemption from registration provided by section 4 (2) of the Securities Act of 1933.


     On February 14, 2001, we issued 6,049,991 shares of our common stock to the members of WOW Holdings in connection with our acquisition of WOW. These shares were issued pursuant to the exemption from registration provided by Section 4
(2) of the Securities Act of 1933.


     On March 30, 2001 we issued 11,099,999 shares of our common stock to stockholders of Southwest in connection with our acquisition of Southwest. These shares were issued pursuant to the exemption from registration provided by
Section 4 (2) of the Securities Act of 1933.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS


(a) Exhibits:


     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:







 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   -----------------------------------------------------------------------------------------
1.1*       Form of Underwriting Agreement.

2.1 Amended and Restated Agreement and Plan of Reorganization, dated as of December 14, 2000, by and among Alamosa PCS Holdings, Inc.,
           Alamosa Holdings, Inc., Alamosa (Delaware), Inc. and Alamosa Sub I,
           Inc., filed as Exhibit 2.1 to Amendment No. 1 to the Registration
           Statement on Form S-4, dated January 12, 2001 (Registration No.
           333-47916) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   ---------------------------------------------------------------------------------------------
2.2        Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 2000, by and among Alamosa PCS Holdings, Inc., Alamosa
           Holdings, Inc., Alamosa Sub I, Inc., Roberts Wireless Communications,
           L.L.C., and Members of Roberts Wireless Communications, L.L.C., filed as Exhibit 2.2 to Amendment No. 1 to the Registration Statement on
           Form S-4, dated January 12, 2001 (Registration No. 333-47916) of
           Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

2.3 Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 2000, by and among Alamosa PCS Holdings, Inc., Alamosa
           Holdings, Inc., Alamosa Sub I, Inc., Washington Oregon Wireless, LLC,
           Members of Washington Oregon Wireless, LLC and WOW Holdings, LLC, filed as Exhibit 2.3 to Amendment No. 1 to the Registration Statement on Form S-4, dated January 12, 2001 (Registration No. 333-47916) of
           Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

2.4 Agreement and Plan of Merger, dated as of December 13, 2000, by and among Alamosa PCS Holdings, Inc., Twenty Holdings, Inc. and Ten
           Acquisition, Inc., filed as Exhibit 2.4 to Form 10-K of Alamosa
           Holdings, Inc. for the year ended December 31, 2000, dated March 27,
           2001, which exhibit is incorporated herein by reference.

2.5 Agreement and Plan of Merger, dated as of March 9, 2001, by and among Alamosa PCS Holdings, Inc., Forty Acquisition, Inc., Southwest PCS
           Holdings, Inc. ("Southwest") and the stockholders of Southwest, filed as Exhibit 2.1 to the Current Report on Form 8-K, dated April 5,
           2001, of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

3.1        Amended and Restated Certificate of Incorporation of Alamosa
           Holdings, Inc., filed as Exhibit 1.1 to the Registration Statement on
           Form 8-A, dated February 14, 2001 (SEC File No. 000-32357) of Alamosa
           Holdings, Inc., which exhibit is incorporated herein by reference.

3.2        Amended and Restated Bylaws of Alamosa Holdings, Inc., filed as
           Exhibit 1.2 to the Registration Statement on Form 8-A, dated February
           14, 2001 (SEC File No. 000-32357) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

4.1        Specimen Common Stock Certificate, filed as Exhibit 1.3 to the
           Registration Statement on Form 8-A, dated February 14, 2001 (SEC File
           No. 000-32357) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

4.2 Form of Indenture for 12 7/8% Senior Discount Notes due 2010, by and among Alamosa PCS Holdings, Inc., the Subsidiary Guarantors party thereto and Norwest Bank Minnesota, N.A., as trustee, filed as
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form
           S-1, dated February 1, 2000 (Registration No. 333-93499) of Alamosa
           (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

4.3 Form of Global Note relating to the Senior Discount Notes due 2010, filed as Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1, dated February 1, 2000 (Registration No. 333-93499) of
           Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

4.4        Indenture for 12 1/2% Senior Notes due 2011, dated as of January 31,
           2001, by and among Alamosa (Delaware), Inc., the Subsidiary
           Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.4 to Form 10-K of Alamosa Holdings, Inc.
           for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   -----------------------------------------------------------------------------------------------
4.5        Form of Global Note relating to the Senior Notes due 2011, filed as
           Exhibit 4.5 to Form 10-K of Alamosa Holdings, Inc. for the year ended
           December 31, 2000, dated March 27, 2001, which exhibit is
           incorporated herein by reference.

4.6        First Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of January 31, 2001, among Alamosa Finance, LLC, LLC,
           Alamosa Limited, LLC and Wells Fargo Bank Minnesota, N.A., (formerly known as Norwest Bank Minnesota, N.A.), as trustee, filed as Exhibit
           4.6 to Form 10-K of Alamosa Holdings, Inc. for the year ended
           December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.7 First Supplemental Indenture for 12 1/2% Senior Notes due 2011, dated as of February 14, 2001, among Roberts Wireless Communications,
           L.L.C., Roberts Wireless Properties, LLC, Washington Oregon Wireless,
           LLC, Alamosa Holdings, LLC, Alamosa Properties, L.P., Alamosa
           (Wisconsin) Properties, LLC, Washington Oregon Wireless Properties,
           LLC, Washington Oregon Wireless Licenses, LLC and Wells Fargo Bank
           Minnesota, N.A., (formerly known as Norwest Bank Minnesota, N.A.), as trustee, filed as Exhibit 4.7 to Form 10-K of Alamosa Holdings, Inc.
           for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.8        Second Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of February 14, 2001, among Roberts Wireless
           Communications, L.L.C., Roberts Wireless Properties, LLC, Washington
           Oregon Wireless, LLC, Alamosa Holdings, LLC, Alamosa Properties,
           L.P., Alamosa (Wisconsin) Properties, LLC, Washington Oregon Wireless
           Properties, LLC, Washington Oregon Wireless Licenses, LLC and Wells
           Fargo Bank Minnesota, N.A., (formerly known as Norwest Bank
           Minnesota, N.A.), as trustee, filed as Exhibit 4.8 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated
           March 27, 2001, which exhibit is incorporated herein by reference.

4.9 Registration Rights Agreement, dated as of January 24, 2001, by and among Alamosa (Delaware), Inc. and Salomon Smith Barney Inc., TD
           Securities (USA) Inc., Credit Suisse First Boston Corporation, First
           Union Securities, Inc., Lehman Brothers Inc., Scotia Capital (USA)
           Inc., filed as Exhibit 4.9 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.10 Rights Agreement, dated as of February 14, 2001, by and between Alamosa Holdings, Inc. and Mellon Investors Services LLC, as Rights
           Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock attached as Exhibit A thereto and the form of Rights Certificate attached as Exhibit B thereto, filed as Exhibit 1.4 to the Registration Statement on Form 8-A, dated
           February 14, 2001 (Registration No. 000-32357) of Alamosa Holdings,
           Inc., which exhibit is incorporated herein by reference.

4.11       Third Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of March 30, 2001, among SWLP, L.L.C., SWGP, L.L.C.,
           Southwest PCS, L.P., Southwest PCS Properties, LLC, Southwest PCS
           Licenses, LLC and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.10 to the Registration Statement on Form S-4, dated May
           9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   -----------------------------------------------------------------------------------------------
 4.12      Second Supplemental Indenture for 12 1/2% Senior Notes due 2011,
           dated as of March 30, 2001, among SWLP, L.L.C., SWGP, L.L.C.,
           Southwest PCS, L.P., Southwest PCS Properties, LLC, Southwest PCS
           Licenses, LLC and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.11 to the Registration Statement on Form S-4, dated May
           9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc.,
           which exhibit is incorporated herein by reference.

 4.13 Indenture for 13 5/8% Senior Notes due 2011, dated August 15, 2001, among Alamosa (Delaware), the Subsidiary Guarantors party thereto, and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit
           4.12 to the Registration Statement on Form S-4, dated August 28, 2001
           (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 4.14 Form of Global Note relating to the 13 5/8% Senior Notes due 2011, filed as Exhibit 4.13 to the Registration Statement on Form S-4, dated August 28, 2001 (Registration No. 333-68538) of Alamosa
           (Delaware), Inc., which exhibit is incorporated herein by reference.

 4.15      Registration Rights Agreement, dated August 7, 2001, by and among
           Alamosa (Delaware), Salomon Smith Barney Inc., TD Securities (USA)
           Inc., First Union Securities, Inc., and Scotia Capital (USA) Inc., relating to the 13 5/8% Senior Notes due 2011, filed as Exhibit 4.14 to the Registration Statement on Form S-4, dated August 28, 2001
           (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1       CDMA 1900 SprintCom Additional Affiliate Agreement dated as of
           December 21, 1998 by and between Alamosa PCS, LLC and Northern
           Telecom, Inc., filed as Exhibit 10.1 to Amendment No. 3 to the
           Registration Statement on Form S-1, dated February 1, 2000
           (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
           Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.2       Amendment No. 1 to DMS-MTX Cellular Supply Agreement dated as of
           January 12, 1999 by and between Alamosa PCS, LLC and Nortel Networks
           Inc. as an amendment to Exhibit 10.1 described above, filed as
           Exhibit 10.2 to Amendment No. 3 to the Registration Statement on Form
           S-1, dated February 1, 2000 (Registration No. 333-89995) of Alamosa
           (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.3       Amendment No. 2 to DMS-MTX Cellular Supply Agreement, dated as of
           March 1, 1999 by and between Alamosa PCS, LLC and Nortel Networks
           Inc. as an amendment to Exhibits 10.1 and 10.2 described above, filed as Exhibit 10.3 to Amendment No. 3 to the Registration Statement on
           Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
           Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.4       Amendment No. 3 to DMS-MTX Cellular Supply Agreement, dated as of
           August 11, 1999 by and between Alamosa PCS, LLC and Nortel Networks
           Inc. as an amendment to Exhibits 10.1, 10.2 and 10.3 described above, filed as Exhibit 10.4 to Amendment No. 1 to the Registration
           Statement on Form S-1, dated December 22, 1999 (Registration No. 333-
           89995) of Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings,
           Inc.), which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ------------------------------------------------------------------------------------------
 10.5        Sprint PCS Management Agreement (Wisconsin), as amended by Addendum
             I, dated as of December 6, 1999 by and between Sprint Spectrum, LP,
             WirelessCo, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.10 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.6        Sprint PCS Services Agreement (Wisconsin,) dated as of December 6,
             1999, by and between Sprint Spectrum, LP and Alamosa Wisconsin
             Limited Partnership, filed as Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1, dated February 1, 2000
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.7 Sprint Trademark and Service Mark License Agreement (Wisconsin), dated as of December 6, 1999, by and between Sprint Communications
             Company, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.12 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.8        Sprint Spectrum Trademark and Service Mark License Agreement
             (Wisconsin), dated as of December 6, 1999, by and between Sprint
             Spectrum, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.13 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.9        Engineering Service Contract, System Design and Construction
             Inspection, dated as of July 27, 1998, as amended, by and between Alamosa PCS, LLC and Hicks & Ragland Engineering Co., Inc., filed as Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-1, dated December 22, 1999 (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.10 Master Site Development and Lease Agreement, as amended, dated as of August 1998, by and between Alamosa PCS, LLC and Specialty
             Capital Services, Inc., filed as Exhibit 10.15 to Amendment No. 3 to the Registration Statement on Form S-1, dated December 22, 1999
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.11+ Employment Agreement, effective as of October 1, 1999, by and between Alamosa PCS LLC and David E. Sharbutt, filed as Exhibit
             10.20 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of Alamosa
             (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.12+ Employment Agreement, effective as of December 1, 1999, by and between Alamosa PCS, LLC and Kendall W. Cowan, filed as Exhibit
             10.21 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of Alamosa
             (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   -------------------------------------------------------------------------------------------
 10.13       Sprint PCS Management Agreement, as amended by Addendum I, dated as of December 23, 1999, by and between Sprint Spectrum, LP,
             WirelessCo, LP, Cox Communications PCS, L.P., Cox CPS License, LLC,
             SprintCom, Inc. and Alamosa PCS, LLC, filed as Exhibit 10.22 to
             Amendment No. 3 to the Registration Statement on Form S-1, dated
             January 19, 2000 (Registration No. 333-89995) of Alamosa
             (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.14 Sprint PCS Services Agreement, dated as of December 23, 1999, by and between Sprint Spectrum, LP and Alamosa PCS, LLC, filed as
             Exhibit 10.23 to Amendment No. 2 to the Registration Statement on
             Form S-1, dated January 19, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.15       Sprint Trademark and Service Mark License Agreement, dated as of
             December 23, 1999 by and between Sprint Communications Company, LP and Alamosa PCS, LLC, filed as Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.16       Sprint Spectrum Trademark and Service Mark Agreement, dated as of
             December 23, 1999, by and between Sprint Spectrum, LP and Alamosa
             PCS, LLC, filed as Exhibit 10.25 to Amendment No. 2 to the
             Registration Statement on Form S-1, dated January 19, 2000
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.17       Amendment No. 4 to DMS-MTX Cellular Supply Agreement by and between
             Alamosa PCS, LLC and Nortel Networks Inc. as an amendment to
             Exhibits 10.1, 10.2, 10.3 and 10.4 described above, effective as of February 8, 2000, filed as Exhibit 10.20 to Form 10-K of Alamosa
             (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), for the year ended December 31, 1999, dated March 23, 2000 which exhibit is incorporated herein by reference.

10.18+       Amended and Restated Employment Agreement effective as of October
             1, 1999 by and between Alamosa PCS, LLC and Jerry Brantley, filed as Exhibit 10.29 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.19+       Amended and Restated Employment Agreement, effective as of October
             1, 1999, by and between Alamosa PCS, LLC and W. Don Stull, filed as
             Exhibit 10.21 to the Registration Statement on Form S-4, dated
             October 12, 2000 (Registration No. 333-47916) of Alamosa Holdings,
             Inc., which exhibit is incorporated herein by reference.

 10.20       Amended and Restated Master Design Build Agreement, dated as of
             March 21, 2000, by and between Texas Telecommunications, L.P. and
             Alamosa Wisconsin Limited Partnership and SBA Towers, Inc., filed as Exhibit 10.23 to Form 10-K of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), for the year ended December 31, 1999, dated March 23, 2000, which exhibit is incorporated herein by reference.

10.21+ Employment Agreement effective as of June 1, 2000, by and between Alamosa, Texas Telecommunications, LP and Loyd Rinehart, filed as
             Exhibit 10.25 to the Registration Statement on Form S-4, dated
             October 12, 2001 (Registration No. 333-47916) of Alamosa Holdings,
             Inc., which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   -------------------------------------------------------------------------------------------------
10.22        Security Agreement, dated as of January 31, 2001, by and among
             Alamosa (Delaware), Inc., Wells Fargo Bank Minnesota, N.A., as
             security agent, Wells Fargo Bank Minnesota, N.A., as collateral agent, Wells Fargo Bank Minnesota, N.A., as trustee under the 2001
             Indenture (as to paragraph 6(b) and Wells Fargo Bank Minnesota,
             N.A., as trustee under the 2000 Indenture (as to paragraph 6(b)), filed as Exhibit 10.22 to Form 10-K of Alamosa Holdings, Inc. for
             the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.23 Amended and Restated Credit Agreement, dated as of March 30, 2001, by and among Alamosa Holdings, LLC, Alamosa Holdings, Inc., Alamosa
             (Delaware), Inc., the lenders party thereto, Citicorp USA, Inc., as administrative and collateral agent, Export Development
             Corporation, as co-documentation agent, First Union National Bank, as documentation agent, Toronto Dominion (Texas), Inc. as syndication agent, Export Development Corporation and First Union
             Securities, Inc., as lead arrangers and Salomon Smith Barney Inc.
             and TD Securities (USA) Inc. as joint lead arrangers and joint book managers, for a $333,000,000 credit facility, as amended by the First Amendment and Waiver dated May 8, 2001 (attached thereto), filed as Exhibit 10.23 to the Amendment No. 1 to the Registration
             Statement on Form S-4, dated June 8, 2001 (Registration No.
             333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.24        Amended and Restated Security Agreement, dated as of March 30,
             2001, by and among Alamosa (Delaware), Inc., Alamosa Holdings, LLC, each subsidiary of Alamosa (Delaware), Inc. listed on Schedule I thereto, and Citicorp USA, Inc., as collateral agent, filed as
             Exhibit 10.24 to the Registration Statement on Form S-4, dated May
             9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.25 Amended and Restated Pledge Agreement, dated as of March 30, 2001, among Alamosa (Delaware), Inc., Alamosa Holdings, LLC, each
             Subsidiary of Alamosa (Delaware), Inc. listed on Schedule I thereto and Citicorp USA, Inc., as collateral agent, filed as Exhibit 10.25 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.26        Amended and Restated Consent and Agreement, dated as of March 30,
             2001, by and among Sprint Spectrum L.P., SprintCom, Inc., Sprint
             Communications Company, L.P., Cox Communications PCS, L.P., Cox PCS
             License, LLC, WirelessCo, L.P., and Citicorp USA, Inc., as administrative agent, filed as Exhibit 10.26 to the Registration
             Statement on Form S-4, dated May 9, 2001 (Registration No.
             333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.27 Addendum II to Sprint PCS Management Agreement (Wisconsin), dated as of February 8, 2000, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.27 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.28 Addendum III to Sprint PCS Management Agreement (Wisconsin), dated as of April 25, 2000, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.28 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
10.29        Addendum IV to Sprint PCS Management Agreement (Wisconsin), dated as of June 23, 2000, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.29 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.30 Addendum V to Sprint PCS Management Agreement (Wisconsin), dated as of February 14, 2001, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.30 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.31        Addendum II to Sprint PCS Management Agreement, dated as of
             February 8, 2000, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P., and Texas
             Telecommunications, LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.31 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.32        Addendum III to Sprint PCS Management Agreement, dated as of April
             25, 2000, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.32 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.33        Addendum IV to Sprint PCS Management Agreement, dated as of June
             23, 20001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.33 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.34        Addendum V to Sprint PCS Management Agreement, dated as of January
             8, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.34 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.35        Addendum VI to Sprint PCS Management Agreement, dated as of
             February 14, 2001, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P., and Texas
             Telecommunications, LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.35 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.36 Sprint PCS Management Agreement, dated as of June 8, 1998, as amended by Addendum I -- VIII, between Sprint Spectrum L.P.,
             SprintCom, Inc. and Roberts Wireless Communications, L.L.C., filed as Exhibit 10.36 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.37        Sprint PCS Services Agreement, dated as of June 8, 1998, between
             Sprint Spectrum L.P. and Roberts Wireless Communications, L.L.C., filed as Exhibit 10.37 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ------------------------------------------------------------------------------------------
 10.38       Sprint Trademark and Service Mark License Agreement, dated as of
             June 8, 1998, between Sprint Communications Company, L.P. and
             Roberts Wireless Communications, L.L.C., filed as Exhibit 10.38 to
             Form 10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.39 Sprint Spectrum Trademark and Service Mark License Agreement, dated as of June 8, 1998, between Sprint Spectrum L.P. and Roberts
             Wireless Communications, L.L.C., filed as Exhibit 10.39 to Form
             10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.40 Sprint PCS Management Agreement, dated as of January 25, 1999, as amended by Addendum I -- III, between Sprint Spectrum L.P.,
             WirelessCo, L.P. and Washington Oregon Wireless, LLC, filed as
             Exhibit 10.40 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.41 Sprint PCS Services Agreement, dated as of January 25, 1999, between Sprint Spectrum L.P. and Washington Oregon Wireless, LLC, filed as Exhibit 10.41 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.42       Sprint Trademark and Service Mark License Agreement, dated as of
             January 25, 1999, between Sprint Communications Company, L.P. and
             Washington Oregon Wireless, LLC, filed as Exhibit 10.42 to Form
             10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.43 Sprint Spectrum Trademark and Service Mark License Agreement, dated as of January 25, 1999, between Sprint Spectrum L.P. and Washington
             Oregon Wireless, LLC, filed as Exhibit 10.42 to Form 10-K of
             Alamosa Holdings, Inc. for the year ended December 31, 2000, dated
             March 27, 2001, which exhibit is incorporated herein by reference.

10.44+ Employment Agreement, effective as of July 24, 2000, by and between Alamosa PCS Holdings, Inc. and Anthony Sabatino, filed as Exhibit
             10.44 to Form 10-K of Alamosa Holdings, Inc. for the year ended
             December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.45+       Alamosa Holdings, Inc. 1999 Long Term Incentive Plan, filed as
             Exhibit 4.4 to the Registration Statement on Form S-8, dated March
             2, 2001 (Registration No. 333- 56430) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

10.46+       Alamosa Holdings, Inc. Employee Stock Purchase Plan, filed as
             Exhibit 4.5 to the Registration Statement on Form S-8, dated March
             2, 2001 (Registration No. 333- 56430) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

 10.47       Addendum VI to Sprint PCS Management Agreement (Wisconsin), dated
             March 30, 2001, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P. and Alamosa Wisconsin
             Limited Partnership, as an amendment to Exhibit 10.5 above, filed as Exhibit 10.45 to the Registration Statement on Form S-4, dated
             May 9, 2001 (Registration No. 333-60572) of Alamosa (Delaware),
             Inc., which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
10.48        Addendum VII to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Texas Telecommunications,
             LP, as an amendment to Exhibit 10.13 above, filed as Exhibit 10.46 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.49        Addendum IX to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Roberts Wireless
             Communications, as an amendment to Exhibit 10.36 above, filed as
             Exhibit 10.47 to the Registration Statement on Form S-4, dated May
             9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.50        Addendum IV to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Washington Oregon Wireless,
             LLC, as an amendment to Exhibit 10.40 above, filed as Exhibit 10.48 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.51 Sprint PCS Management Agreement, dated March 30, 2001, as amended by Addendum IV, by and between Sprint Spectrum, L.P., SprintCom,
             Inc. and Southwest PCS, L.P., filed as Exhibit 10.49 to the
             Registration Statement on Form S-4, dated May 9, 2001 (Registration
             No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.52        Sprint PCS Services Agreement, dated July 10, 1998, between Sprint
             Spectrum L.P. and Southwest PCS, L.P., filed as Exhibit 10.50 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.53        Sprint Trademark and Service Mark License Agreement, dated July 10,
             1998, between Sprint Communications Company, L.P. and Southwest
             PCS, L.P., filed as Exhibit 10.51 to the Registration Statement on
             Form S-4, dated May 9, 2001 (Registration No. 333-60572) of Alamosa
             (Delaware), Inc., which exhibit is incorporated herein by reference.

10.54        Sprint Spectrum Trademark and Service Mark License Agreement, dated
             July 10, 1998, between Sprint Spectrum L.P. and Southwest PCS,
             L.P., filed as Exhibit 10.52 to the Registration Statement on Form
             S-4, dated May 9, 2001 (Registration No. 333-60572) of Alamosa
             (Delaware), Inc., which exhibit is incorporated herein by reference.

10.55        Second Amendment, dated as of June 7, 2001, to the Amended and
             Restated Credit Agreement, among Alamosa Holdings, Inc., Alamosa
             (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto,
             Export Development Corporation, as co-documentation agent, First
             Union National Bank, as documentation agent, Toronto Dominion
             (Texas), Inc. as syndication agent and Citicorp USA, Inc., as administrative and collateral agent, as an amendment to Exhibit
             10.23 above, filed as Exhibit 10.55 to the Registration Statement on Form S-1, dated July 31, 2001 (Registration No. 333-66358) of
             Alamosa Holdings, Inc. and incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
 10.56       Third Amendment and Waiver, dated as of July 19, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, Export
             Development Corporation, as co-documentation agent, First Union
             National Bank, as documentation agent, Toronto Dominion (Texas),
             Inc. as syndication agent and Citicorp USA, Inc., as administrative and collateral agent as an amendment to Exhibit 10.23 above, filed as Exhibit 10.56 to the Registration Statement on Form S-1, dated
             July 31, 2001 (Registration No. 333-66358) of Alamosa Holdings,
             Inc. and incorporated herein by reference.

 10.57       Fourth Amendment and Waiver, dated as of August 6, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto (the "Lenders"), Export co-documentation agent, First
             Union National Bank, as documentation agent, Toronto Dominion
             (Texas), Inc., as syndication agent, and Citicorp USA, Inc., as administrative Agent and collateral Agent, as an amendment to
             Exhibit 10.23 above, filed as Exhibit 10.55 to the Registration
             Statement on Form S-4, dated August 28, 2001 (Registration No.
             333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.58       Fifth Amendment and Consent, dated as of August 7, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa(Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto (the "Lenders"), Export Development Corporation, as co-documentation agent, First Union National Bank, as documentation agent, Toronto Dominion (Texas), Inc., as syndication agent, and Citicorp USA, Inc., as administrative Agent and collateral Agent, as an amendment to Exhibit 10.23 above, filed as Exhibit 10.56 to the Registration Statement on Form S-4, dated August 28, 2001
             (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.59       Security agreement, dated as of August 15, 2001, among Alamosa
             (Delaware), Inc., a Delaware corporation, Wells Fargo Bank
             Minnesota, N.A., as security agent, Wells Fargo Bank Minnesota,
             N.A., as collateral agent for Wells Fargo Bank Minnesota, N.A., as trustee under the August 2001 Indenture (as to paragraph 6(b)), for Wells Fargo Bank Minnesota, N.A., as trustee under the January 2001
             Indenture (as to paragraph 6(b)), and for Wells Fargo Bank
             Minnesota, N.A., as trustee under the 2000 Indenture (as to paragraph 6(b)), filed as Exhibit 10.57 to the Registration
             Statement on Form S-4, dated August 28, 2001 (Registration No.
             333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 21.1**      Subsidiaries of the Registrant.

 23.1*       Consent of PricewaterhouseCoopers LLP.

 23.2*       Consent of Aldrich, Kilbride & Tatone, LLP.

 23.3*       Consent of Melman, Alton & Co., L.L.C.

 23.4*       Consent of PricewaterhouseCoopers LLP.

 23.5*       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 5.1 above).

 24.1**      Powers of Attorney.


+     Exhibit is a management contract or compensatory plan.

*     Filed herewith.
**    Previously filed.

(b)        Financial Statement Schedules


     None.

ITEM 17. UNDERTAKINGS


Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:


   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lubbock, State of Texas, on November 6, 2001.


                                        ALAMOSA HOLDINGS, INC.



                                        By: /s/ David E. Sharbutt
                                          ------------------------------------
                                          David E. Sharbutt
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 6th day of November, 2001.





                NAME                                     TITLE
         /s/ David E. Sharbutt       Chairman of the Board of Directors and
 -------------------------------     Chief Executive Officer
         David E. Sharbutt           (Principal Executive Officer)

         November 6, 2001*           Chief Financial Officer
 -------------------------------     (Principal Financial and Accounting Officer)
          Kendall W. Cowan
                                     Director
 -------------------------------
        Michael R. Budagher
                                     Director
 -------------------------------
         Ray M. Clapp, Jr.
                                     Director
 -------------------------------
            Scotty Hart

         November 6, 2001*           Director
 -------------------------------
            Thomas Hyde

         November 6, 2001*           Director
 -------------------------------
        Schuyler B. Marshall

         November 6, 2001*           Director
 -------------------------------
           Tom M. Phelps

         November 6, 2001*           Director
 -------------------------------
        Thomas F. Riley, Jr.

         November 6, 2001*           Director
 -------------------------------
         Michael V. Roberts

         November 6, 2001*           Director
 -------------------------------
         Steven C. Roberts

         November 6, 2001*           Director
 -------------------------------
           Jimmy R. White

By: /s/ David E. Sharbutt
 ----------------------------
 David E. Sharbutt, as
 Attorney-in-Fact for each
 of the persons indicated

                                 EXHIBIT INDEX






 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   ---------------------------------------------------------------------------------------------
1.1*       Form of Underwriting Agreement.
2.1        Amended and Restated Agreement and Plan of Reorganization, dated as of December 14, 2000, by and among Alamosa PCS Holdings, Inc.,
           Alamosa Holdings, Inc., Alamosa (Delaware), Inc. and Alamosa Sub I,
           Inc., filed as Exhibit 2.1 to Amendment No. 1 to the Registration
           Statement on Form S-4, dated January 12, 2001 (Registration No.
           333-47916) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

2.2 Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 2000, by and among Alamosa PCS Holdings, Inc., Alamosa
           Holdings, Inc., Alamosa Sub I, Inc., Roberts Wireless Communications,
           L.L.C., and Members of Roberts Wireless Communications, L.L.C., filed as Exhibit 2.2 to Amendment No. 1 to the Registration Statement on
           Form S-4, dated January 12, 2001 (Registration No. 333-47916) of
           Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

2.3 Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 2000, by and among Alamosa PCS Holdings, Inc., Alamosa
           Holdings, Inc., Alamosa Sub I, Inc., Washington Oregon Wireless, LLC,
           Members of Washington Oregon Wireless, LLC and WOW Holdings, LLC, filed as Exhibit 2.3 to Amendment No. 1 to the Registration Statement on Form S-4, dated January 12, 2001 (Registration No. 333-47916) of
           Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

2.4 Agreement and Plan of Merger, dated as of December 13, 2000, by and among Alamosa PCS Holdings, Inc., Twenty Holdings, Inc. and Ten
           Acquisition, Inc., filed as Exhibit 2.4 to Form 10-K of Alamosa
           Holdings, Inc. for the year ended December 31, 2000, dated March 27,
           2001, which exhibit is incorporated herein by reference.

2.5 Agreement and Plan of Merger, dated as of March 9, 2001, by and among Alamosa PCS Holdings, Inc., Forty Acquisition, Inc., Southwest PCS
           Holdings, Inc. ("Southwest") and the stockholders of Southwest, filed as Exhibit 2.1 to the Current Report on Form 8-K, dated April 5,
           2001, of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

3.1        Amended and Restated Certificate of Incorporation of Alamosa
           Holdings, Inc., filed as Exhibit 1.1 to the Registration Statement on
           Form 8-A, dated February 14, 2001 (SEC File No. 000-32357) of Alamosa
           Holdings, Inc., which exhibit is incorporated herein by reference.

3.2        Amended and Restated Bylaws of Alamosa Holdings, Inc., filed as
           Exhibit 1.2 to the Registration Statement on Form 8-A, dated February
           14, 2001 (SEC File No. 000-32357) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

4.1        Specimen Common Stock Certificate, filed as Exhibit 1.3 to the
           Registration Statement on Form 8-A, dated February 14, 2001 (SEC File
           No. 000-32357) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

4.2 Form of Indenture for 12 7/8% Senior Discount Notes due 2010, by and among Alamosa PCS Holdings, Inc., the Subsidiary Guarantors party thereto and Norwest Bank Minnesota, N.A., as trustee, filed as
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form
           S-1, dated February 1, 2000 (Registration No. 333-93499) of Alamosa
           (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   -----------------------------------------------------------------------------------------------
4.3        Form of Global Note relating to the Senior Discount Notes due 2010, filed as Exhibit 4.2 to Amendment No. 2 to the Registration Statement
           on Form S-1, dated February 1, 2000 (Registration No. 333-93499) of
           Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

4.4        Indenture for 12 1/2% Senior Notes due 2011, dated as of January 31,
           2001, by and among Alamosa (Delaware), Inc., the Subsidiary
           Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.4 to Form 10-K of Alamosa Holdings, Inc.
           for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.5        Form of Global Note relating to the Senior Notes due 2011, filed as
           Exhibit 4.5 to Form 10-K of Alamosa Holdings, Inc. for the year ended
           December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.6        First Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of January 31, 2001, among Alamosa Finance, LLC, LLC,
           Alamosa Limited, LLC and Wells Fargo Bank Minnesota, N.A., (formerly known as Norwest Bank Minnesota, N.A.), as trustee, filed as Exhibit
           4.6 to Form 10-K of Alamosa Holdings, Inc. for the year ended
           December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.7 First Supplemental Indenture for 12 1/2% Senior Notes due 2011, dated as of February 14, 2001, among Roberts Wireless Communications,
           L.L.C., Roberts Wireless Properties, LLC, Washington Oregon Wireless,
           LLC, Alamosa Holdings, LLC, Alamosa Properties, L.P., Alamosa
           (Wisconsin) Properties, LLC, Washington Oregon Wireless Properties,
           LLC, Washington Oregon Wireless Licenses, LLC and Wells Fargo Bank
           Minnesota, N.A., (formerly known as Norwest Bank Minnesota, N.A.), as trustee, filed as Exhibit 4.7 to Form 10-K of Alamosa Holdings, Inc.
           for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.8        Second Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of February 14, 2001, among Roberts Wireless
           Communications, L.L.C., Roberts Wireless Properties, LLC, Washington
           Oregon Wireless, LLC, Alamosa Holdings, LLC, Alamosa Properties,
           L.P., Alamosa (Wisconsin) Properties, LLC, Washington Oregon Wireless
           Properties, LLC, Washington Oregon Wireless Licenses, LLC and Wells
           Fargo Bank Minnesota, N.A., (formerly known as Norwest Bank
           Minnesota, N.A.), as trustee, filed as Exhibit 4.8 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated
           March 27, 2001, which exhibit is incorporated herein by reference.

4.9 Registration Rights Agreement, dated as of January 24, 2001, by and among Alamosa (Delaware), Inc. and Salomon Smith Barney Inc., TD
           Securities (USA) Inc., Credit Suisse First Boston Corporation, First
           Union Securities, Inc., Lehman Brothers Inc., Scotia Capital (USA)
           Inc., filed as Exhibit 4.9 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

4.10 Rights Agreement, dated as of February 14, 2001, by and between Alamosa Holdings, Inc. and Mellon Investors Services LLC, as Rights
           Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock attached as Exhibit A thereto and the form of Rights Certificate attached as Exhibit B thereto, filed as Exhibit 1.4 to the Registration Statement on Form 8-A, dated
           February 14, 2001 (Registration No. 000-32357) of Alamosa Holdings,
           Inc., which exhibit is incorporated herein by reference.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
--------   -----------------------------------------------------------------------------------------------
 4.11      Third Supplemental Indenture for 12 7/8% Senior Discount Notes due
           2010, dated as of March 30, 2001, among SWLP, L.L.C., SWGP, L.L.C.,
           Southwest PCS, L.P., Southwest PCS Properties, LLC, Southwest PCS
           Licenses, LLC and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.10 to the Registration Statement on Form S-4, dated May
           9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc.,
           which exhibit is incorporated herein by reference.

 4.12 Second Supplemental Indenture for 12 1/2% Senior Notes due 2011, dated as of March 30, 2001, among SWLP, L.L.C., SWGP, L.L.C.,
           Southwest PCS, L.P., Southwest PCS Properties, LLC, Southwest PCS
           Licenses, LLC and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit 4.11 to the Registration Statement on Form S-4, dated May
           9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 4.13 Indenture for 13 5/8% Senior Notes due 2011, dated August 15, 2001, among Alamosa (Delaware), the Subsidiary Guarantors party thereto, and Wells Fargo Bank Minnesota, N.A., as trustee, filed as Exhibit
           4.12 to the Registration Statement on Form S-4, dated August 28, 2001
           (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 4.14 Form of Global Note relating to the 13 5/8% Senior Notes due 2011, filed as Exhibit 4.13 to the Registration Statement on Form S-4, dated August 28, 2001 (Registration No. 333-68538) of Alamosa
           (Delaware), Inc., which exhibit is incorporated herein by reference.

 4.15      Registration Rights Agreement, dated August 7, 2001, by and among
           Alamosa (Delaware), Salomon Smith Barney Inc., TD Securities (USA)
           Inc., First Union Securities, Inc., and Scotia Capital (USA) Inc., relating to the 13 5/8% Senior Notes due 2011, filed as Exhibit 4.14 to the Registration Statement on Form S-4, dated August 28, 2001
           (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1       CDMA 1900 SprintCom Additional Affiliate Agreement dated as of
           December 21, 1998 by and between Alamosa PCS, LLC and Northern
           Telecom, Inc., filed as Exhibit 10.1 to Amendment No. 3 to the
           Registration Statement on Form S-1, dated February 1, 2000
           (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
           Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.2       Amendment No. 1 to DMS-MTX Cellular Supply Agreement dated as of
           January 12, 1999 by and between Alamosa PCS, LLC and Nortel Networks
           Inc. as an amendment to Exhibit 10.1 described above, filed as
           Exhibit 10.2 to Amendment No. 3 to the Registration Statement on Form
           S-1, dated February 1, 2000 (Registration No. 333-89995) of Alamosa
           (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.3       Amendment No. 2 to DMS-MTX Cellular Supply Agreement, dated as of
           March 1, 1999 by and between Alamosa PCS, LLC and Nortel Networks
           Inc. as an amendment to Exhibits 10.1 and 10.2 described above, filed as Exhibit 10.3 to Amendment No. 3 to the Registration Statement on
           Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
           Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ------------------------------------------------------------------------------------------
 10.4        Amendment No. 3 to DMS-MTX Cellular Supply Agreement, dated as of
             August 11, 1999 by and between Alamosa PCS, LLC and Nortel Networks
             Inc. as an amendment to Exhibits 10.1, 10.2 and 10.3 described above, filed as Exhibit 10.4 to Amendment No. 1 to the Registration
             Statement on Form S-1, dated December 22, 1999 (Registration No.
             333- 89995) of Alamosa (Delaware), Inc. (formerly Alamosa PCS
             Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.5        Sprint PCS Management Agreement (Wisconsin), as amended by Addendum
             I, dated as of December 6, 1999 by and between Sprint Spectrum, LP,
             WirelessCo, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.10 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.6        Sprint PCS Services Agreement (Wisconsin,) dated as of December 6,
             1999, by and between Sprint Spectrum, LP and Alamosa Wisconsin
             Limited Partnership, filed as Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1, dated February 1, 2000
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.7 Sprint Trademark and Service Mark License Agreement (Wisconsin), dated as of December 6, 1999, by and between Sprint Communications
             Company, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.12 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.8        Sprint Spectrum Trademark and Service Mark License Agreement
             (Wisconsin), dated as of December 6, 1999, by and between Sprint
             Spectrum, LP and Alamosa Wisconsin Limited Partnership, filed as
             Exhibit 10.13 to Amendment No. 3 to the Registration Statement on
             Form S-1, dated February 1, 2000 (Registration No. 333-89995) of
             Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.9        Engineering Service Contract, System Design and Construction
             Inspection, dated as of July 27, 1998, as amended, by and between Alamosa PCS, LLC and Hicks & Ragland Engineering Co., Inc., filed as Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-1, dated December 22, 1999 (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.10 Master Site Development and Lease Agreement, as amended, dated as of August 1998, by and between Alamosa PCS, LLC and Specialty
             Capital Services, Inc., filed as Exhibit 10.15 to Amendment No. 3 to the Registration Statement on Form S-1, dated December 22, 1999
             (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
             Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.11+ Employment Agreement, effective as of October 1, 1999, by and between Alamosa PCS LLC and David E. Sharbutt, filed as Exhibit
             10.20 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of Alamosa
             (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

  EXHIBIT
   NUMBER     EXHIBIT TITLE
-----------   -------------------------------------------------------------------------------------------
10.12+        Employment Agreement, effective as of December 1, 1999, by and between Alamosa PCS, LLC and Kendall W. Cowan, filed as Exhibit
              10.21 to Amendment No. 2 to the Registration Statement on Form
              S-1, dated January 19, 2000 (Registration No. 333-89995) of
              Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.13 Sprint PCS Management Agreement, as amended by Addendum I, dated as of December 23, 1999, by and between Sprint Spectrum, LP,
              WirelessCo, LP, Cox Communications PCS, L.P., Cox CPS License,
              LLC, SprintCom, Inc. and Alamosa PCS, LLC, filed as Exhibit 10.22 to Amendment No. 3 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of Alamosa
              (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.14 Sprint PCS Services Agreement, dated as of December 23, 1999, by and between Sprint Spectrum, LP and Alamosa PCS, LLC, filed as
              Exhibit 10.23 to Amendment No. 2 to the Registration Statement on
              Form S-1, dated January 19, 2000 (Registration No. 333-89995) of
              Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.15        Sprint Trademark and Service Mark License Agreement, dated as of
              December 23, 1999 by and between Sprint Communications Company, LP and Alamosa PCS, LLC, filed as Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000
              (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
              Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.16        Sprint Spectrum Trademark and Service Mark Agreement, dated as of
              December 23, 1999, by and between Sprint Spectrum, LP and Alamosa
              PCS, LLC, filed as Exhibit 10.25 to Amendment No. 2 to the
              Registration Statement on Form S-1, dated January 19, 2000
              (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly
              Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

 10.17 Amendment No. 4 to DMS-MTX Cellular Supply Agreement by and between Alamosa PCS, LLC and Nortel Networks Inc. as an amendment to Exhibits 10.1, 10.2, 10.3 and 10.4 described above, effective as of February 8, 2000, filed as Exhibit 10.20 to Form 10-K of
              Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), for the year ended December 31, 1999, dated March 23, 2000 which exhibit is incorporated herein by reference.

10.18+        Amended and Restated Employment Agreement effective as of October
              1, 1999 by and between Alamosa PCS, LLC and Jerry Brantley, filed as Exhibit 10.29 to Amendment No. 2 to the Registration Statement on Form S-1, dated January 19, 2000 (Registration No. 333-89995) of Alamosa (Delaware), Inc. (formerly Alamosa PCS Holdings, Inc.), which exhibit is incorporated herein by reference.

10.19+        Amended and Restated Employment Agreement, effective as of October
              1, 1999, by and between Alamosa PCS, LLC and W. Don Stull, filed as Exhibit 10.21 to the Registration Statement on Form S-4, dated
              October 12, 2000 (Registration No. 333-47916) of Alamosa Holdings,
              Inc., which exhibit is incorporated herein by reference.

 10.20        Amended and Restated Master Design Build Agreement, dated as of
              March 21, 2000, by and between Texas Telecommunications, L.P. and
              Alamosa Wisconsin Limited Partnership and SBA Towers, Inc., filed as Exhibit 10.23 to Form 10-K of Alamosa (Delaware), Inc.
              (formerly Alamosa PCS Holdings, Inc.), for the year ended December
              31, 1999, dated March 23, 2000, which exhibit is incorporated herein by reference.

  EXHIBIT
   NUMBER     EXHIBIT TITLE
-----------   -------------------------------------------------------------------------------------------------
10.21+        Employment Agreement effective as of June 1, 2000, by and between
              Alamosa, Texas Telecommunications, LP and Loyd Rinehart, filed as
              Exhibit 10.25 to the Registration Statement on Form S-4, dated
              October 12, 2001 (Registration No. 333-47916) of Alamosa Holdings,
              Inc., which exhibit is incorporated herein by reference.

 10.22 Security Agreement, dated as of January 31, 2001, by and among Alamosa (Delaware), Inc., Wells Fargo Bank Minnesota, N.A., as security agent, Wells Fargo Bank Minnesota, N.A., as collateral agent, Wells Fargo Bank Minnesota, N.A., as trustee under the 2001
              Indenture (as to paragraph 6(b) and Wells Fargo Bank Minnesota,
              N.A., as trustee under the 2000 Indenture (as to paragraph 6(b)), filed as Exhibit 10.22 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.23 Amended and Restated Credit Agreement, dated as of March 30, 2001, by and among Alamosa Holdings, LLC, Alamosa Holdings, Inc.,
              Alamosa (Delaware), Inc., the lenders party thereto, Citicorp USA,
              Inc., as administrative and collateral agent, Export Development
              Corporation, as co-documentation agent, First Union National Bank, as documentation agent, Toronto Dominion (Texas), Inc. as syndication agent, Export Development Corporation and First Union
              Securities, Inc., as lead arrangers and Salomon Smith Barney Inc.
              and TD Securities (USA) Inc. as joint lead arrangers and joint book managers, for a $333,000,000 credit facility, as amended by the First Amendment and Waiver dated May 8, 2001 (attached thereto), filed as Exhibit 10.23 to the Amendment No. 1 to the Registration Statement on Form S-4, dated June 8, 2001
              (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.24        Amended and Restated Security Agreement, dated as of March 30,
              2001, by and among Alamosa (Delaware), Inc., Alamosa Holdings,
              LLC, each subsidiary of Alamosa (Delaware), Inc. listed on
              Schedule I thereto, and Citicorp USA, Inc., as collateral agent, filed as Exhibit 10.24 to the Registration Statement on Form S-4, dated May 9, 2001 (Registration No. 333-60572) of Alamosa
              (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.25 Amended and Restated Pledge Agreement, dated as of March 30, 2001, among Alamosa (Delaware), Inc., Alamosa Holdings, LLC, each
              Subsidiary of Alamosa (Delaware), Inc. listed on Schedule I thereto and Citicorp USA, Inc., as collateral agent, filed as
              Exhibit 10.25 to the Registration Statement on Form S-4, dated May
              9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.26        Amended and Restated Consent and Agreement, dated as of March 30,
              2001, by and among Sprint Spectrum L.P., SprintCom, Inc., Sprint
              Communications Company, L.P., Cox Communications PCS, L.P., Cox
              PCS License, LLC, WirelessCo, L.P., and Citicorp USA, Inc., as administrative agent, filed as Exhibit 10.26 to the Registration
              Statement on Form S-4, dated May 9, 2001 (Registration No.
              333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.27 Addendum II to Sprint PCS Management Agreement (Wisconsin), dated as of February 8, 2000, by and between Sprint Spectrum L.P.,
              WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
              Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.27 to Form 10-K of Alamosa Holdings,
              Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
10.28        Addendum III to Sprint PCS Management Agreement (Wisconsin), dated as of April 25, 2000, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.28 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.29 Addendum IV to Sprint PCS Management Agreement (Wisconsin), dated as of June 23, 2000, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.29 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.30 Addendum V to Sprint PCS Management Agreement (Wisconsin), dated as of February 14, 2001, by and between Sprint Spectrum L.P.,
             WirelessCo, L.P., Sprint Communications Company, L.P., and Alamosa
             Wisconsin Limited Partnership as an amendment to Exhibit 10.5 above, filed as Exhibit 10.30 to Form 10-K of Alamosa Holdings,
             Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.31        Addendum II to Sprint PCS Management Agreement, dated as of
             February 8, 2000, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P., and Texas
             Telecommunications, LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.31 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.32        Addendum III to Sprint PCS Management Agreement, dated as of April
             25, 2000, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.32 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.33        Addendum IV to Sprint PCS Management Agreement, dated as of June
             23, 20001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.33 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.34        Addendum V to Sprint PCS Management Agreement, dated as of January
             8, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P., and Texas Telecommunications,
             LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.34 to Form 10-K of Alamosa Holdings, Inc. for the year ended December
             31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.35        Addendum VI to Sprint PCS Management Agreement, dated as of
             February 14, 2001, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P., and Texas
             Telecommunications, LP as an amendment to Exhibit 10.13 above, filed as Exhibit 10.35 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.36 Sprint PCS Management Agreement, dated as of June 8, 1998, as amended by Addendum I -- VIII, between Sprint Spectrum L.P.,
             SprintCom, Inc. and Roberts Wireless Communications, L.L.C., filed as Exhibit 10.36 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ------------------------------------------------------------------------------------------
 10.37       Sprint PCS Services Agreement, dated as of June 8, 1998, between
             Sprint Spectrum L.P. and Roberts Wireless Communications, L.L.C.,
             filed as Exhibit 10.37 to Form 10-K of Alamosa Holdings, Inc. for
             the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.38       Sprint Trademark and Service Mark License Agreement, dated as of
             June 8, 1998, between Sprint Communications Company, L.P. and
             Roberts Wireless Communications, L.L.C., filed as Exhibit 10.38 to
             Form 10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.39 Sprint Spectrum Trademark and Service Mark License Agreement, dated as of June 8, 1998, between Sprint Spectrum L.P. and Roberts
             Wireless Communications, L.L.C., filed as Exhibit 10.39 to Form
             10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.40 Sprint PCS Management Agreement, dated as of January 25, 1999, as amended by Addendum I -- III, between Sprint Spectrum L.P.,
             WirelessCo, L.P. and Washington Oregon Wireless, LLC, filed as
             Exhibit 10.40 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.41 Sprint PCS Services Agreement, dated as of January 25, 1999, between Sprint Spectrum L.P. and Washington Oregon Wireless, LLC, filed as Exhibit 10.41 to Form 10-K of Alamosa Holdings, Inc. for the year ended December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.42       Sprint Trademark and Service Mark License Agreement, dated as of
             January 25, 1999, between Sprint Communications Company, L.P. and
             Washington Oregon Wireless, LLC, filed as Exhibit 10.42 to Form
             10-K of Alamosa Holdings, Inc. for the year ended December 31,
             2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

 10.43 Sprint Spectrum Trademark and Service Mark License Agreement, dated as of January 25, 1999, between Sprint Spectrum L.P. and Washington
             Oregon Wireless, LLC, filed as Exhibit 10.42 to Form 10-K of
             Alamosa Holdings, Inc. for the year ended December 31, 2000, dated
             March 27, 2001, which exhibit is incorporated herein by reference.

10.44+ Employment Agreement, effective as of July 24, 2000, by and between Alamosa PCS Holdings, Inc. and Anthony Sabatino, filed as Exhibit
             10.44 to Form 10-K of Alamosa Holdings, Inc. for the year ended
             December 31, 2000, dated March 27, 2001, which exhibit is incorporated herein by reference.

10.45+       Alamosa Holdings, Inc. 1999 Long Term Incentive Plan, filed as
             Exhibit 4.4 to the Registration Statement on Form S-8, dated March
             2, 2001 (Registration No. 333- 56430) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

10.46+       Alamosa Holdings, Inc. Employee Stock Purchase Plan, filed as
             Exhibit 4.5 to the Registration Statement on Form S-8, dated March
             2, 2001 (Registration No. 333- 56430) of Alamosa Holdings, Inc., which exhibit is incorporated herein by reference.

 10.47       Addendum VI to Sprint PCS Management Agreement (Wisconsin), dated
             March 30, 2001, by and between Sprint Spectrum L.P., WirelessCo,
             L.P., Sprint Communications Company, L.P. and Alamosa Wisconsin
             Limited Partnership, as an amendment to Exhibit 10.5 above, filed as Exhibit 10.45 to the Registration Statement on Form S-4, dated
             May 9, 2001 (Registration No. 333-60572) of Alamosa (Delaware),
             Inc., which exhibit is incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
10.48        Addendum VII to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Texas Telecommunications,
             LP, as an amendment to Exhibit 10.13 above, filed as Exhibit 10.46 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.49        Addendum IX to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Roberts Wireless
             Communications, as an amendment to Exhibit 10.36 above, filed as
             Exhibit 10.47 to the Registration Statement on Form S-4, dated May
             9, 2001 (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.50        Addendum IV to Sprint PCS Management Agreement, dated as of March
             30, 2001, by and between Sprint Spectrum L.P., WirelessCo, L.P.,
             Sprint Communications Company, L.P. and Washington Oregon Wireless,
             LLC, as an amendment to Exhibit 10.40 above, filed as Exhibit 10.48 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.51 Sprint PCS Management Agreement, dated March 30, 2001, as amended by Addendum IV, by and between Sprint Spectrum, L.P., SprintCom,
             Inc. and Southwest PCS, L.P., filed as Exhibit 10.49 to the
             Registration Statement on Form S-4, dated May 9, 2001 (Registration
             No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.52        Sprint PCS Services Agreement, dated July 10, 1998, between Sprint
             Spectrum L.P. and Southwest PCS, L.P., filed as Exhibit 10.50 to the Registration Statement on Form S-4, dated May 9, 2001
             (Registration No. 333-60572) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

10.53        Sprint Trademark and Service Mark License Agreement, dated July 10,
             1998, between Sprint Communications Company, L.P. and Southwest
             PCS, L.P., filed as Exhibit 10.51 to the Registration Statement on
             Form S-4, dated May 9, 2001 (Registration No. 333-60572) of Alamosa
             (Delaware), Inc., which exhibit is incorporated herein by reference.

10.54        Sprint Spectrum Trademark and Service Mark License Agreement, dated
             July 10, 1998, between Sprint Spectrum L.P. and Southwest PCS,
             L.P., filed as Exhibit 10.52 to the Registration Statement on Form
             S-4, dated May 9, 2001 (Registration No. 333-60572) of Alamosa
             (Delaware), Inc., which exhibit is incorporated herein by reference.

10.55        Second Amendment, dated as of June 7, 2001, to the Amended and
             Restated Credit Agreement, among Alamosa Holdings, Inc., Alamosa
             (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto,
             Export Development Corporation, as co-documentation agent, First
             Union National Bank, as documentation agent, Toronto Dominion
             (Texas), Inc. as syndication agent and Citicorp USA, Inc., as administrative and collateral agent, as an amendment to Exhibit
             10.23 above, filed as Exhibit 10.55 to the Registration Statement on Form S-1, dated July 31, 2001 (Registration No. 333-66358) of
             Alamosa Holdings, Inc. and incorporated herein by reference.

  EXHIBIT
  NUMBER     EXHIBIT TITLE
----------   ---------------------------------------------------------------------------------------------
 10.56       Third Amendment and Waiver, dated as of July 19, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, Export
             Development Corporation, as co-documentation agent, First Union
             National Bank, as documentation agent, Toronto Dominion (Texas),
             Inc. as syndication agent and Citicorp USA, Inc., as administrative and collateral agent as an amendment to Exhibit 10.23 above, filed as Exhibit 10.56 to the Registration Statement on Form S-1, dated
             July 31, 2001 (Registration No. 333-66358) of Alamosa Holdings,
             Inc. and incorporated herein by reference.

 10.57       Fourth Amendment and Waiver, dated as of August 6, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto (the "Lenders"), Export co-documentation agent, First
             Union National Bank, as documentation agent, Toronto Dominion
             (Texas), Inc., as syndication agent, and Citicorp USA, Inc., as administrative Agent and collateral Agent, as an amendment to
             Exhibit 10.23 above, filed as Exhibit 10.55 to the Registration
             Statement on Form S-4, dated August 28, 2001 (Registration No.
             333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.58       Fifth Amendment and Consent, dated as of August 7, 2001, to the
             Amended and Restated Credit Agreement, among Alamosa Holdings,
             Inc., Alamosa(Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto (the "Lenders"), Export Development Corporation, as co-documentation agent, First Union National Bank, as documentation agent, Toronto Dominion (Texas), Inc., as syndication agent, and Citicorp USA, Inc., as administrative Agent and collateral Agent, as an amendment to Exhibit 10.23 above, filed as Exhibit 10.56 to the Registration Statement on Form S-4, dated August 28, 2001
             (Registration No. 333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 10.59       Security agreement, dated as of August 15, 2001, among Alamosa
             (Delaware), Inc., a Delaware corporation, Wells Fargo Bank
             Minnesota, N.A., as security agent, Wells Fargo Bank Minnesota,
             N.A., as collateral agent for Wells Fargo Bank Minnesota, N.A., as trustee under the August 2001 Indenture (as to paragraph 6(b)), for Wells Fargo Bank Minnesota, N.A., as trustee under the January 2001
             Indenture (as to paragraph 6(b)), and for Wells Fargo Bank
             Minnesota, N.A., as trustee under the 2000 Indenture (as to paragraph 6(b)), filed as Exhibit 10.57 to the Registration
             Statement on Form S-4, dated August 28, 2001 (Registration No.
             333-68538) of Alamosa (Delaware), Inc., which exhibit is incorporated herein by reference.

 21.1**      Subsidiaries of the Registrant.

 23.1*       Consent of PricewaterhouseCoopers LLP.

 23.2*       Consent of Aldrich, Kilbride & Tatone, LLP.

 23.3*       Consent of Melman, Alton & Co., L.L.C.

 23.4*       Consent of PricewaterhouseCoopers LLP.

 23.5*       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 above).

 24.1**      Powers of Attorney.


+     Exhibit is a management contract or compensatory plan.


*     Filed herewith.

**    Previously filed.